                                            Filed Pursuant to Rule 424(b)(3)
                                            File Nos. 333-59073
                                                      333-59073-01 to
                                                      333-59073-51

PROSPECTUS

                                [LOGO] PEABODY

                         P&L COAL HOLDINGS CORPORATION

                     8 7/8% SERIES B SENIOR NOTES DUE 2008

                                      AND

              9 5/8% SERIES B SENIOR SUBORDINATED NOTES DUE 2008

                               -----------------

  The 8 7/8% Series B Senior Notes due 2008 (the "Senior Exchange Notes") and the 9 5/8% Series B Senior Subordinated Notes due 2008 (the "Senior Subordinated Exchange Notes" and together with the Senior Exchange Notes, the "Exchange Notes") of P&L Coal Holdings Corporation (the "Company" or "Peabody") were issued in exchange for the 8 7/8% Senior Notes due 2008 (the "Old Senior Notes") and for the 9 5/8% Senior Subordinated Notes ("Old Senior Subordinated Notes") respectively (the "Old Senior Notes" together with the "Old Senior Subordinated Notes", the "Old Notes", and together with the Exchange Notes, the "Notes") by the Company.

  Interest on the Exchange Notes is payable semi-annually on May 15 and November 15 of each year, commencing November 15, 1998. Prior to May 15, 2003, each series of the Exchange Notes is redeemable at a redemption price equal to 100% of the principal amount thereof plus either the Senior Notes Make Whole Premium or the Senior Subordinated Notes Make Whole Premium, plus, to the extent not included in either the Senior Notes Make Whole Premium or the Senior Subordinated Notes Make Whole Premium, accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption. On or after May 15, 2003, each series of Exchange Notes is subject to redemption at the option of the Company, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption. In addition, at any time prior to May 15, 2001, the Company may, at its option, redeem up to 35% of the aggregate principal amount of each series of the Exchange Notes at a redemption price equal to (i) 108.875% of the principal amount of the Senior Exchange Notes and (ii) 109.675% of the principal amount of the Senior Subordinated Exchange Notes, in each case plus accrued and unpaid interest and Liquidated Damage, if any, thereon to the date of redemption, with the net proceeds of one or more Equity Offerings (as defined); provided that, in each case, at least 65% of the aggregate principal amount of Senior Exchange Notes and at least 65% of the aggregate principal amount of Senior Subordinated Exchange Notes remain outstanding immediately after the occurrence of each such redemption. See "Description of the Senior Exchange Notes--Optional Redemption and Description of the Senior Subordinated Exchange Notes--Optional Redemption."

  Upon the occurrence of a Change of Control, the holders of each series of the Exchange Notes (the "Holders") will have the right to require the Company to repurchase such series of Exchange Notes, in whole or in part, at a price equal to 101% of the respective principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase. See "Description of the Senior Exchange Notes--Repurchase at the Option of Holders--Change of Control" and "Description of the Senior Subordinated Exchange Notes--Repurchase at the Option of Holders--Change of Control."

  The Senior Exchange Notes are general unsecured obligations of the Company, rank senior in right of payment to all subordinated Indebtedness of the Company and rank pari passu in right of payment with all current and future unsecured senior Indebtedness of the Company. All borrowings under the Senior Credit Facilities are secured by a first priority Lien on certain of the assets of the Company and its Domestic Subsidiaries. Certain of the Company's current and future Restricted Subsidiaries that are Domestic Subsidiaries (the "Guarantors") fully and unconditionally, and jointly and severally, guarantee the Senior Exchange Notes on a senior basis (the "Senior Subsidiary Guarantees"). As of June 30, 1998, approximately $920.0 million was outstanding under the Senior Credit Facilities. See "Capitalization," "Description of the Senior Exchange Notes," "Description of the Senior Subordinated Exchange Notes" and "Description of Certain Indebtedness."

  The Senior Subordinated Exchange Notes are general unsecured obligations of the Company, subordinate in right of payment to all existing and future Senior Debt of the Company, including all borrowings under the Senior Credit Facilities. The Guarantors fully and unconditionally, and jointly and severally, guarantee the Senior Subordinated Exchange Notes on a senior subordinated basis (the "Subordinated Subsidiary Guarantees" and, together with the Senior Subsidiary Guarantees, the "Subsidiary Guarantees"). As of June 30, 1998, the Company had approximately $2,121.5 million of indebtedness outstanding (excluding $290.9 million of non-recourse indebtedness of Citizens Power), of which $1,318.8 million would have been Senior Debt (excluding letters of credit). See "Capitalization" and "Description of the Senior Subordinated Exchange Notes--Subordination."

  FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE EXCHANGE NOTES, SEE "RISK FACTORS" BEGINNING ON PAGE 11.

 THE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
   EXCHANGE  COMMISSION OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS THE
    COMMISSION  OR  ANY   STATE  SECURITIES  COMMISSION  PASSED  UPON  THE
      ACCURACY  OR ADEQUACY  OF THIS  PROSPECTUS. ANY  REPRESENTATION TO
        THE CONTRARY IS A CRIMINAL OFFENSE.

  This Prospectus has been prepared for and is to be used by Lehman Brothers Inc. in connection with offers and sales in market-making transactions of the Exchange Notes. The Company will not receive any of the proceeds of such sales. Lehman Brothers Inc. may act as a principal or agent in such transactions. The Exchange Notes may be offered in negotiated transactions or otherwise.

                               -----------------

                                LEHMAN BROTHERS

                               -----------------

                The date of this Prospectus is October 21, 1998

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. P&L Coal Holdings Corporation and its subsidiaries, including predecessors, are collectively referred to herein as "Peabody" or the "Company" unless the context otherwise requires. The estimates of the Company's proven and probable reserves as of October 1, 1996 set forth herein have been reviewed by the John T. Boyd Company ("Boyd") as of such date. All references to "tons" are references to short tons and all references to low sulfur coal are references to coal with a sulfur content of 1% or less by weight. For definitions of certain coal-related terms see "Coal Industry Overview" and "Glossary of Selected Terms." References to years relate to calendar years, unless otherwise noted. The market data presented herein are based upon estimates by management of the Company, utilizing various third party sources where available. While management believes that such estimates are reasonable and reliable, in certain cases, such estimates cannot be verified by information available from independent sources. Accordingly, no assurance can be given that such market data are accurate in all material respects. Prospective investors should carefully consider the information set forth under the heading "Risk Factors."

                                  THE COMPANY

  Peabody is the largest and one of the fastest growing private sector coal producers in the world. Over the last seven years, management has transformed the Company from a largely high sulfur, high cost domestic coal producer to a predominantly low sulfur, low cost international coal company. In fiscal 1998, the Company sold 167.5 million tons of coal worldwide, which were used to generate more than 9% of the total electricity produced in the United States. Based on the most recent data available, the Company's coal satisfied approximately 2.5% of the world's 1995 electricity demands. Peabody's U.S. market share was approximately 14.4% in 1997, approximately twice the market share of its nearest competitor. Peabody has approximately 9.4 billion tons of proven and probable coal reserves of which 47% is low sulfur and 53% is high sulfur, which is the largest reserve base of any private sector coal producing company in the United States. In fiscal 1998, the Company generated pro forma operating revenues of more than $2.2 billion, pro forma EBITDA of $428.2 million and a pro forma net loss of $22.2 million.

   The Company currently owns and operates 24 mines in the United States and three mines in New South Wales, Australia and also sells coal produced by third-party contractors from reserves controlled by the Company. In addition to its U.S. and Australian coal businesses, the Company is also one of the leading marketers of power in the United States through Citizens Power LLC (together with its direct and indirect subsidiaries, "Citizens Power"), has a small gold and copper exploration concession in Chile and has an equity interest in a southern California landfill project. Peabody also has a 43.3% joint venture interest in Black Beauty Coal Company ("Black Beauty"), Indiana's largest coal producer, a 30% joint venture interest in Dominion Terminal Associates, one of the largest U.S. coal export terminals and interests in certain other coal transportation facilities.

  The Company produces approximately 72% of its coal from the western United States, compared to approximately 23% from the eastern United States and approximately 5% from Australia. Peabody's coal production in the western United States has grown from 37 million tons in 1990 to 114 million tons in fiscal 1998. The Company's highly productive, primarily non-union western operations produce low sulfur coal, which is attractive to utilities operating under restrictions of the Clean Air Act of 1970 (the "Clean Air Act"). Peabody's large and diverse customer base includes more than 150 customers in 17 countries. In 1997, Peabody supplied 92% of its U.S. production to U.S. electric utilities, 5% to the export market and 3% to the U.S. industrial sector.

  Peabody has a large portfolio of long-term coal supply agreements ("CSAs"). In fiscal 1998, 92% of Peabody's sales volume was sold under CSAs. As of March 31, 1998, the Company had CSAs for more than 1.0 billion tons of coal, with terms ranging from one to 17 years and with an average volume-weighted remaining term of 5.7 years. As its CSAs expire, the Company intends to negotiate new contracts in order to maintain its high percentage of volume sold through CSAs and low percentage of volume sold in the spot market.

  Over the last ten years, coal consumption in the United States has generally experienced steady annual growth, reaching a record level of approximately 1.1 billion tons in 1996. This steady growth in coal consumption is correlated to similar growth in the electric generation industry that in 1997 accounted for more than 87% of domestic coal consumption. In 1997, coal-fired power plants generated approximately 57% of the nation's electricity, followed by nuclear (20%), hydroelectric (11%) and gas-fired (9%) facilities. Furthermore, because coal is one of the least expensive and most abundant and reliable resources for the production of electricity, the Company believes coal will become increasingly important as electricity markets are deregulated in the United States and privatized around the world. See "Coal Industry Overview."

  A substantial majority of the Company's equity is owned by Lehman Brothers Merchant Banking Partners II L.P., LB I Group Inc. and their affiliated co-investors (collectively, "Lehman Merchant Banking"), each of which is an affiliate of Lehman Brothers.

THE ACQUISITION AND THE FINANCINGS

  On March 2, 1998, the Company, an affiliate of Lehman Brothers, entered into a purchase agreement (the "Purchase Agreement") with The Energy Group PLC ("The Energy Group"). The Purchase Agreement provides for the purchase by the Company from The Energy Group (the "Acquisition") of all the common stock of Peabody Holding Company, Inc., a New York corporation ("Peabody Holding Company"), and certain other subsidiaries of The Energy Group (as more fully described below, the "Acquired Companies"). The Acquisition was conditioned upon the tender offer by Texas Utilities Company ("TU") to purchase all the outstanding common shares of The Energy Group being declared unconditional in all respects and not at that time being publicly opposed by the board of directors of The Energy Group. See "The Acquisition."

  On May 19, 1998, TU's tender offer was declared unconditional and the Acquisition was consummated.

  The Acquisition was funded by (i) $920.0 million of borrowings by the Company pursuant to a $920.0 million senior secured term facility (the "Term Loan Facility"), (ii) the offerings of $400.0 million aggregate principal amount of Senior Notes and $500.0 million aggregate principal amount of Senior Subordinated Notes (the "Offerings") and (iii) an equity contribution to the Company by Lehman Merchant Banking and members of the Company's management of $480.0 million. Such amounts were used to (a) pay an estimated $2,065.0 million for the equity of the Acquired Companies, (b) pay $73.0 million of Citizens Power Obligations of $92.0 million, (c) capitalize Citizens Power's energy trading operations with $50.0 million, (d) increase cash balances by $34.4 million and (e) pay an estimated $75.0 million in transaction fees and expenses incurred in connection with the Transactions. The Company also entered into a $480.0 million senior revolving credit facility (the "Revolving Credit Facility") to provide for the Company's working capital requirements following the Acquisition. The Company also assumed (i) the 5% Subordinated Note of $201.8 million and (ii) Peabody Resources Debt of $75.0 million. The Revolving Credit Facility and the Term Loan Facility (collectively the "Senior Credit Facilities") are provided by a group of banks led by Lehman Commercial Paper Inc. ("LCPI"), an affiliate of the Initial Purchaser. The Senior Credit Facilities and the Offerings are collectively referred to herein as the "Financings." The Acquisition, the Financings and certain distributions to The Energy Group made prior to the consummation of the Acquisition and the Financings are collectively referred to as the "Transactions." See "The Acquisition," "Use of Proceeds," "Capitalization" and "Description of Certain Indebtedness."

  The sources and uses of the funds for the Transactions, consummated on May 19, 1998, are shown on the table below.

                                SOURCES OF FUNDS

                                                                      AMOUNT
                                                                   -------------
                                                                   (IN MILLIONS)
Senior Credit Facilities(/1/)
  Revolving Credit Facility.......................................   $    --
  Term Loan Facility..............................................      920.0
Senior Notes......................................................      398.8
Senior Subordinated Notes.........................................      498.6
Assumption of 5% Subordinated Note................................      201.8
Assumption of Peabody Resources Debt(/2/).........................       75.0
Equity Contribution(/3/)..........................................      480.0
                                                                     --------
    Total Sources.................................................   $2,574.2
                                                                     ========

                                 USES OF FUNDS

Purchase of Equity of the Acquired Companies......................   $2,065.0
Assumption of Peabody Resources Debt(/2/).........................       75.0
Assumption of 5% Subordinated Note................................      201.8
Capitalization of Citizens Power..................................       50.0
Payment of Citizens Power Obligations(/4/)........................       73.0
Increase in Cash Balance..........................................       34.4
Estimated Transaction Fees and Expenses...........................       75.0
                                                                     --------
    Total Uses....................................................   $2,574.2
                                                                     ========

--------
(1) The Company received commitments of up to $1,400.0 million for the Senior Credit Facilities, of which $920.0 million was borrowed under the Term Loan Facility and $480.0 million is in the form of the Revolving Credit Facility. On a pro forma basis at March 31, 1998, the Company would have drawn $920.0 million under the Term Loan Facility and would have had no amounts outstanding under the Revolving Credit Facility, which is expected to provide working capital going forward. See "Description of Certain Indebtedness."
(2) Peabody Resources' pro rata share of indebtedness incurred in the expansion of the Warkworth mine and the development of the Bengalla mine. Peabody Resources has a 43.75% interest in the Warkworth joint venture and a 35% interest in the Bengalla joint venture and manages both joint ventures. Includes $32.3 million of indebtedness incurred in April 1998. See "Description of Certain Indebtedness."
(3) Equity contribution to the Company by Lehman Merchant Banking and members of the Company's management of $480.0 million.
(4) Payment of remaining purchase price obligations to the former owners of Citizens Power, which was acquired on May 19, 1997. See "Description of Certain Indebtedness" and "Related Party Transactions."

                              RECENT DEVELOPMENTS

  Peabody Natural Resources Company ("PNRC") and another subsidiary of the Company signed an agreement with Chaco Energy Company ("Chaco"), dated September 30, 1998 (the "Prepayment Agreement"), pursuant to which Chaco agreed to prepay the non-recoupable advance royalty payments pursuant to a coal lease between PNRC (formerly called Hanson Natural Resources Company), as lessor, and Chaco, as lessee, regarding certain coal reserves in New Mexico. The amount of the agreed payment was $163.4 million. The Prepayment Agreement also provides that Chaco would convey its interests in the coal lease and its other related mining and contract rights to a subsidiary of the Company for $27.5 million, which would be netted against the prepayment amount owing by Chaco to PNRC. The net amount paid by Chaco to the Company was $135.9 million. The transaction was consummated on September 30, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and Notes to Unaudited Condensed Consolidated Financial Statements.

                          TERMS OF THE EXCHANGE NOTES

                             SENIOR EXCHANGE NOTES

SECURITIES OFFERED:.........    $400.0 million in aggregate principal amount of
                                8 7/8% Series B Senior Notes due 2008 of the
                                Company.

MATURITY DATE:..............    May 15, 2008.

INTEREST PAYMENT DATES:.....    May 15 and November 15, commencing November 15,
                                1998.

MANDATORY REDEMPTION:.......    The Company will not be required to make
                                mandatory redemption or sinking fund payments with respect to the Senior Exchange Notes.

                                Prior to May 15, 2003, the Senior Exchange
OPTIONAL REDEMPTION:........    Notes will be redeemable at a redemption price
                                equal to 100% of the principal amount thereof plus the applicable Senior Notes Make Whole
                                Premium, plus, to the extent not included in the Senior Notes Make Whole Premium, accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption. For purposes of the foregoing, "Senior Notes Make Whole
                                Premium" means, with respect to a Senior Note, an amount equal to the greater of (a) 104.438% of the outstanding principal amount of such Senior Exchange Note and (b) the excess of (i) the present value of the remaining interest, premium, if any, and principal payments due on such Senior Exchange Note as if such Senior
                                Exchange Note were redeemed on May 15, 2003, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (ii) the outstanding principal amount of such Senior
                                Exchange Note.

                                On or after May 15, 2003, the Senior Exchange Notes will be redeemable at the option of the Company, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable date of redemption. In addition, at any time prior to May 15, 2001, on any one or more occasions the Company may, at its option, redeem up to 35% of the aggregate principal amount of the Senior Exchange Notes at a redemption price equal to 108.875% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable date of redemption, with the net cash proceeds of one or more Equity Offerings; provided that at least 65% aggregate principal amount of Senior Exchange Notes remains outstanding immediately after the occurrence of each such redemption. See "Description of the Senior Exchange Notes-- Optional Redemption."

CHANGE OF CONTROL:..........    Upon the occurrence of a Change of Control,
                                each Holder of Senior Exchange Notes will have the right to require the Company, and the Company must offer, to purchase all or any part of such Holder's Senior Exchange Notes at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase. See
                                "Description of the Senior Exchange Notes--
                                Repurchase at the Option of Holders--Change of Control."

RANKING:....................    The Senior Exchange Notes will be general
                                unsecured obligations of the Company, will rank senior in right of payment to all subordinated
                                Indebtedness of the Company and will rank equally in right of payment with all current and future unsecured senior Indebtedness of the Company, including all borrowings under the Senior Credit Facilities. However, all borrowings under the Senior Credit Facilities are secured by a first priority Lien on certain of the assets of the Company and certain of its Domestic Subsidiaries. As of June 30, 1998, the
                                Company had $920.0 million of Indebtedness outstanding under the Senior Credit Facilities.
                                See "Risk Factors--Risks Relating to the
                                Notes--Substantial Leverage," "Capitalization" and "Description of the Senior Exchange Notes."

SENIOR SUBSIDIARY               Certain of the Company's current and future
GUARANTEES:.................    Restricted Subsidiaries that are Domestic
                                Subsidiaries, if any, will fully and
                                unconditionally, and jointly and severally, guarantee the Company's payment obligations under the Senior Exchange Notes on a senior basis. The Senior Subsidiary Guarantees will rank senior to all existing and future subordinated Indebtedness of the Guarantors and equally with all other unsecured senior
                                Indebtedness of the Guarantors, including the guarantees of Indebtedness under the Senior
                                Credit Facilities. Each Guarantor's obligations under the Senior Credit Facilities, however, will be secured by a first priority Lien on certain of the assets of such Guarantor, and the Senior Note Indenture restricts, but does not prohibit, the Guarantors from incurring additional secured Indebtedness. Accordingly, such secured Indebtedness will rank prior to the Senior Subsidiary Guarantees with respect to such assets. See "Risk Factors--Risks
                                Relating to the Notes--Ranking--Secured
                                Indebtedness; Effective Subordination" and
                                "Description of the Senior Exchange Notes--
                                Senior Subsidiary Guarantees."

                                The Senior Exchange Notes will not be
                                guaranteed by certain other of the Company's
                                Domestic Subsidiaries or by any of the
                                Company's current or future Foreign
                                Subsidiaries (the "Non-Guarantor
                                Subsidiaries"). For fiscal 1998, after giving effect to the Transactions, the Non-Guarantor Subsidiaries accounted for 11% and 20% of pro forma revenues and EBITDA, respectively, and, as of March 31, 1998, the Non-Guarantor Subsidiaries accounted for 27% of pro forma assets.

CERTAIN COVENANTS:..........    The Senior Note Indenture contains certain
                                covenants that, among other things, limit the ability of the Company and its Subsidiaries to
                                (i) incur additional Indebtedness and issue preferred stock, (ii) pay dividends or make certain other restricted payments, (iii) create certain Liens, (iv) enter into certain transactions with affiliates, (v) sell assets of the Company or its Restricted Subsidiaries or (vi) enter into certain mergers and consolidations. In addition, under certain circumstances, the Company will be required to offer to purchase the Senior Exchange Notes with the net cash proceeds of certain sales and other dispositions of assets at a price equal to 100% of the principal amount of the Senior
                                Exchange Notes, plus accrued and
                                unpaid interest and Liquidated Damages, if any, thereon to the date of purchase. Citizens Power will be designated as an Unrestricted
                                Subsidiary and will not be subject to many of the covenants under the Senior Note Indenture.
                                See "Description of the Senior Exchange Notes--
                                Certain Covenants" and "--Repurchase at the Option of Holders--Asset Sales."

                       SENIOR SUBORDINATED EXCHANGE NOTES

SECURITIES OFFERED:.........    $500.0 million in aggregate principal amount of
                                9 5/8% Series B Senior Subordinated Notes due
                                2008 of the Company.

MATURITY:...................    May 15, 2008.

INTEREST PAYMENT DATES:.....    May 15 and November 15, commencing November 15,
                                1998.

MANDATORY REDEMPTION:.......    The Company will not be required to make
                                mandatory redemption or sinking fund payments with respect to the Senior Subordinated
                                Exchange Notes.

OPTIONAL REDEMPTION:........    Prior to May 15, 2003, the Senior Subordinated
                                Exchange Notes will be redeemable at a
                                redemption price equal to 100% of the principal amount thereof plus the applicable Senior
                                Subordinated Notes Make Whole Premium, plus, to the extent not included in the Senior
                                Subordinated Notes Make Whole Premium, accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption. For purposes of the foregoing, "Senior Subordinated Notes Make
                                Whole Premium" means, with respect to a Senior
                                Subordinated Exchange Note, an amount equal to the greater of (a) 104.813% of the outstanding principal amount of such Senior Subordinated
                                Exchange Note and (b) the excess of (i) the present value of the remaining interest, premium, if any, and principal payments due on such Senior Subordinated Exchange Note as if such Senior Subordinated Exchange Note were redeemed on May 15, 2003, computed using a discount rate equal to the Treasury Rate plus
                                50 basis points, over (ii) the outstanding principal amount of such Senior Subordinated
                                Note.

                                On or after May 15, 2003, the Senior
                                Subordinated Exchange Notes will be redeemable at the option of Company, in whole or in part, at the redemption prices set forth herein plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable date of redemption. In addition, at any time prior to May 15, 2001, on any one or more occasions the Company may, at its option, redeem up to 35% of the aggregate principal amount of Senior Subordinated Exchange Notes at a redemption price equal to 109.625% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable date of redemption, with the net cash proceeds of one or more Equity Offerings; provided that at least 65% aggregate principal amount of Senior Subordinated Exchange Notes remains outstanding immediately after the occurrence of each such redemption. See "Description of the Senior Subordinated Exchange Notes--Optional Redemption."

                                Upon the occurrence of a Change of Control,
CHANGE OF CONTROL:..........    each Holder of Senior Subordinated Exchange
                                Notes will have the right to require the Company, and the Company must offer, to purchase all or any part of such Holder's
                                Senior Subordinated Exchange Notes at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase. See
                                "Description of the Senior Subordinated
                                Exchange Notes--Repurchase at the Option of Holders--Change of Control."

RANKING:....................    The Senior Subordinated Exchange Notes will be
                                general unsecured obligations of the Company and will rank subordinate in right of payment to all existing and future Senior Debt of the Company and senior in right of payment to or equally with all other indebtedness of the Company. As of June 30, 1998, the Company had
                                $2,121.5 million of indebtedness outstanding
                                (excluding $290.9 million of non-recourse indebtedness of Citizens Power), of which $1,318.8 million would have been Senior Debt under the Senior Credit Facilities (excluding letters of credit) and the Senior Notes as of June 30, 1998. See "Risk Factors--Risks
                                Relating to the Notes--Substantial Leverage,"
                                "Capitalization" and "Description of the Senior
                                Subordinated Exchange Notes--Subordination."

SUBORDINATED SUBSIDIARY
 GUARANTEES:................    The Company's payment obligations under the
                                Senior Subordinated Exchange Notes will be fully and unconditionally, and jointly and severally, guaranteed on a senior subordinated basis by the Guarantors. See "Description of the Senior Subordinated Exchange Notes--
                                Subordinated Subsidiary Guarantees."

                                The Senior Subordinated Exchange Notes will not be guaranteed by certain other of the Company's Domestic Subsidiaries or by any of the Company's current or future Foreign Subsidiaries. For fiscal 1998, after giving effect to the Transactions, the Non-Guarantor Subsidiaries accounted for 11% and 20% of pro forma revenues and EBITDA, respectively, and, as of March 31, 1998, the Non-Guarantor Subsidiaries accounted for 27% of pro forma assets.

CERTAIN COVENANTS:..........    The Senior Subordinated Note Indenture contains
                                certain covenants that, among other things, limit the ability of the Company and its Subsidiaries to (i) incur additional
                                Indebtedness and issue preferred stock, (ii) pay dividends or make certain other restricted payments, (iii) create certain Liens, (iv) enter into certain transactions with affiliates, (v) sell assets of the Company or its Restricted Subsidiaries or (vi) enter into certain mergers and consolidations. In addition, under certain circumstances, the
                                Company will be required to offer to purchase the Senior Subordinated Exchange Notes with the net cash proceeds of certain sales and other dispositions of assets at a price equal to 100% of the principal amount of the Senior
                                Subordinated

                                Exchange Notes, plus accrued and unpaid
                                interest and Liquidated Damages, if any, thereon to the date of purchase. Citizens Power will be designated as an Unrestricted Subsidiary and will not be subject to many of the covenants under the Senior Subordinated
                                Note Indenture. See "Description of the Senior Subordinated Exchange Notes--Certain Covenants" and "--Repurchase at the Option of the Holders--Asset Sales."

  FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN EACH SERIES OF THE EXCHANGE NOTES, SEE "RISK FACTORS."

                             SUMMARY FINANCIAL DATA

  The following table sets forth summary financial data of the Company. The historical combined financial data for the year ended, and as of, March 31, 1998, for the six months ended, and as of, March 31, 1997 and for the years ended, and as of, September 30, 1996, and 1995 have been derived from, and should be read in conjunction with, the audited combined financial statements of the Company included elsewhere in this Prospectus which have been audited by Ernst & Young LLP, the Company's independent auditors. The table reflects the fact that effective with The Energy Group's spin-off from Hanson PLC ("Hanson"), the Company switched from a fiscal year ended September 30 to a fiscal year ended March 31.

  The unaudited summary combined financial data for the twelve months ended, and as of, March 31, 1997 and for the year ended, and as of, September 30, 1994 have been derived from Company records. In the opinion of the Company's management, such unaudited financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial position and results of operations as of the dates and periods indicated.

  The unaudited pro forma financial data have been derived from, and should be read in conjunction with, the Unaudited Pro Forma Condensed Financial Statements and the related notes thereto included elsewhere herein. The Unaudited Pro Forma Condensed Statement of Operations for the periods presented gives pro forma effect to the Transactions as if they had occurred on April 1, 1997. The summary unaudited pro forma combined financial data are intended for informational purposes only and should not be considered indicative of either future results of operations or the results that might have occurred if the Transactions had been consummated on the indicated date or had been in effect for the period presented. See "Unaudited Pro Forma Condensed Financial Statements," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined/Consolidated Financial Statements and related notes included elsewhere in this Prospectus.

                                COMPANY                             PREDECESSOR COMPANY
                          --------------------  ----------------------------------------------------------------
                          PRO FORMA  PRO FORMA
                            THREE     FISCAL                 TWELVE       SIX
                           MONTHS      YEAR     FISCAL YEAR  MONTHS     MONTHS
                            ENDED      ENDED       ENDED      ENDED      ENDED
                          ---------  ---------  ----------- ---------  ---------
                                                                                  FISCAL YEARS ENDED SEPTEMBER
                                                                                              30,
                          JUNE 30,   MARCH 31,   MARCH 31,  MARCH 31,  MARCH 31,  ------------------------------
                            1998     1998(/1/)   1998(/2/)    1997       1997       1996    1995(/3/)  1994(/4/)
                          ---------  ---------  ----------- ---------  ---------  --------  ---------  ---------
                                                    (IN MILLIONS, EXCEPT RATIOS)
RESULTS OF OPERATIONS
 DATA:
Tons Sold...............      43.3      167.5       167.5      167.4       81.4      163.0     151.0      101.6
Revenues................  $  555.1   $2,246.4    $2,244.4   $2,242.3   $1,064.1   $2,193.6  $2,175.8   $1,844.4
Cost of Goods Sold
 (includes depreciation,
 depletion and
 amortization)..........     518.3    1,966.9     1,913.4    1,941.6      924.7    1,891.4   1,861.8    1,631.6
                          --------   --------    --------   --------   --------   --------  --------   --------
Gross Profit............  $   36.8   $  279.5    $  331.0   $  300.7   $  139.4   $  302.2  $  314.0   $  212.8
Impairment of Long-Lived
 Assets(/5/)............        --         --          --      890.8         --      890.8        --         --
Selling and
 Administrative
 Expenses...............      21.0       83.6        83.6       80.7       41.4       75.7      81.3       73.1
Net Loss/(Gain) on
 Property and Equipment
 Disposals..............       (.3)     (21.8)      (21.8)      (8.0)      (4.1)     (13.0)    (12.9)      (5.9)
                          --------   --------    --------   --------   --------   --------  --------   --------
Operating Profit
 (Loss).................  $   16.1   $  217.7    $  269.2   $ (662.8)  $  102.1   $ (651.3) $  245.6   $  145.6
                          ========   ========    ========   ========   ========   ========  ========   ========
Net Income (Loss).......  $  (28.2)  $  (22.2)   $  160.3   $ (449.3)  $   58.4   $ (446.3) $  100.4   $   79.4
                          ========   ========    ========   ========   ========   ========  ========   ========

                           COMPANY               PREDECESSOR COMPANY
                          ---------             ---------------------
                            AS OF                  AS OF      AS OF
                          JUNE 30,               MARCH 31,  MARCH 31,
                            1998                 1998(/2/)    1997
                          ---------             ----------- ---------
BALANCE SHEET DATA:
 Working Capital........  $  372.5               $  535.9   $  167.1
 Total Assets...........   7,643.6                6,355.2    5,025.8
 Recourse Debt..........   2,121.5                  308.4      321.7
 Non-Recourse Debt......     290.9                  293.9        --
 Invested Capital.......     467.0                1,687.8    1,676.8

                                COMPANY                           PREDECESSOR COMPANY
                          -------------------- ---------------------------------------------------------------------
                          PRO FORMA  PRO FORMA
                            THREE     FISCAL                TWELVE           SIX
                           MONTHS      YEAR    FISCAL YEAR  MONTHS         MONTHS
                            ENDED      ENDED      ENDED      ENDED          ENDED
                          ---------  --------- ----------- ---------      ---------
                                                                                        FISCAL YEARS ENDED
                                                                                          SEPTEMBER 30,
                          JUNE 30,   MARCH 31,  MARCH 31,  MARCH 31,      MARCH 31, --------------------------------
                            1998     1998(/1/)  1998(/2/)    1997           1997     1996        1995(/3/) 1994(/4/)
                          ---------  --------- ----------- ---------      --------- ------       --------- ---------
                                                   (IN MILLIONS, EXCEPT RATIOS)
OTHER FINANCIAL DATA:
EBITDA(/6/).............  $   65.6    $428.2     $461.0     $431.6 (/7/)   $203.8   $437.4 (/7/)  $435.9    $315.8
Net cash provided by
 (used in):
 Operating activities...     (11.3)    181.7      181.7      323.2           62.8    211.5         272.5     153.1
 Investing activities...  (2,052.2)   (129.9)    (129.9)    (106.6)         (56.2)  (105.6)       (462.1)   (108.5)
 Financing activities...   2,249.3    (235.4)    (235.4)     (77.4)          94.2     16.0         179.0      (4.0)
Depreciation, Depletion
 and Amortization.......      54.3     221.3      202.6      203.6          101.7    197.9         190.3     170.2
Capital Expenditures
 Replacement of
  Equipment and
  Facilities............  $   20.0    $ 90.9     $ 90.9     $ 89.1         $ 47.3   $ 88.7        $122.9    $ 77.3
 New Mine and Expanded
  Capacity..............     127.2      75.4       75.4       59.4           29.2     63.4          65.1      58.4
                          --------    ------     ------     ------         ------   ------        ------    ------
 Total Capital
  Expenditures..........  $  147.2    $166.3     $166.3     $148.5         $ 76.5   $152.1        $188.0    $135.7
                          ========    ======     ======     ======         ======   ======        ======    ======
Ratio of Earnings to
 Fixed Charges(/8/).....       --       1.06x     5.77x        --            3.63x     --           3.63x     2.13x
Ratio of Net Debt to
 EBITDA(/9/)............      5.00x     4.67x
Ratio of EBITDA to Cash
 Interest
 Expense(/10/)..........      2.09x     2.28x

-------
 (1) Reflects the acquisition of Citizens Power effective April 1, 1997, including $344.2 million of working capital, $1,525.5 million of total assets and $293.9 million of non-recourse indebtedness of Citizens Power as of March 31, 1998 and for the period April 1, 1997 to March 31, 1998.
 (2) Reflects the acquisition of Citizens Power effective May 19, 1997, including $294.2 million of working capital, $1,448.5 million of total assets and $293.9 million of non-recourse indebtedness of Citizens Power as of March 31, 1998 and for the period May 19, 1997 to March 31, 1998.
 (3) Reflects the acquisition of the Caballo and the Rawhide coal mines in the Powder River Basin effective November 1994.
 (4) The Company experienced a United Mine Workers of America ("UMWA") work stoppage from February 2, 1993 to December 16, 1993, which negatively impacted the Company's Peabody Coal Company and Eastern Associated Coal Corp. operations.
 (5) Represents a one-time non-cash charge made pursuant to Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121") which had no effect on the Company's cash flow.
 (6) EBITDA is defined as income before deducting interest expense, income taxes, depreciation, depletion and amortization and excludes any non-cash compensation expense related to management stock transactions. EBITDA has been reduced by costs associated with reclamation, retiree health care and workers' compensation. EBITDA is not a substitute for operating income, net income and cash flow from operating activities as determined in accordance with generally accepted accounting principles as a measure of profitability or liquidity. EBITDA is presented as additional information because management believes it to be a useful indicator of the Company's ability to meet debt service and capital expenditure requirements and because it is expected that certain debt covenants of the Company will utilize EBITDA to measure compliance with such covenants. Because EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to other similarly titled measures of other companies. Excludes $4.8 million, $10.8 million and $10.8 million of EBITDA for Citizens Power for the pro forma three months ended June 30, 1998, pro forma fiscal year ended March 31, 1998, and fiscal year ended March 31, 1998, respectively.
 (7) EBITDA for the twelve months ended March 31, 1997 and September 30, 1996 excluded an $890.8 million charge for Impairment of Long-Lived Assets. This is a one-time non-cash charge made pursuant to SFAS 121 and had no effect on the Company's cash flow.
 (8) For purposes of this computation, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus the interest component of lease rental expense. Earnings were insufficient to cover fixed charges by $32.7 million for the pro forma three months ended June 30, 1998. Earnings were insufficient to cover fixed charges by $702.3 and $702.5 million for the twelve months ended March 31, 1997 and the fiscal year ended September 30, 1996, due to the SFAS 121 charges described above.
 (9) For the purposes of the calculation, net debt consists of total debt less cash and cash equivalents of $164.3 million at June 30, 1998 and $98.9 million at March 31, 1998. Also, excludes $290.9 million of non-recourse indebtedness, $4.9 million of EBITDA and $47.3 million of cash at Citizens Power as of and for the three months ended June 30, 1998. Excludes $293.9 million of non-recourse indebtedness, $10.8 million of EBITDA and $60.4 million of cash as of and for the year ended March 31, 1998 at Citizens Power.
(10) For the purposes of this calculation, cash interest expense represents total interest expense less non-cash interest charges, including amortization of deferred financing costs and imputed interest from the 5% Subordinated Note. Excludes $4.9 million and $10.8 million of EBITDA for Citizens Power for the pro forma three months ended June 30, 1998 and the pro forma fiscal year ended March 31, 1998, respectively.

                                  RISK FACTORS

  Holders of Old Notes should consider carefully, in addition to the other information contained in this Prospectus, the following factors before deciding to tender Old Notes in the Exchange Offers. The risk factors set forth below are generally applicable to the Old Notes as well as the Exchange Notes.
  THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS" WHICH APPEAR IN A NUMBER OF PLACES IN THIS PROSPECTUS AND INCLUDE STATEMENTS REGARDING THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF THE COMPANY OR ITS OFFICERS WITH RESPECT TO, AMONG OTHER THINGS, THE USE OF PROCEEDS OF THE OFFERINGS, THE ABILITY TO ENTER INTO AND BORROW FUNDS UNDER THE SENIOR CREDIT FACILITIES, THE TIMING OF THE COMMENCEMENT OF OPERATIONS AT NEW MINES, THE ABILITY TO SUCCESSFULLY IMPLEMENT A NEW ORGANIZATIONAL STRUCTURE AND OPERATING STRATEGIES, INCLUDING THE ACHIEVEMENT OF COST SAVINGS AND TRENDS AFFECTING THE COMPANY'S FINANCIAL CONDITION OR RESULTS OF OPERATIONS. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, THE STATEMENTS UNDER "PROSPECTUS SUMMARY," "RISK FACTORS," "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "BUSINESS," "COAL INDUSTRY OVERVIEW" AND "REGULATORY MATTERS" LOCATED ELSEWHERE HEREIN REGARDING INDUSTRY PROSPECTS AND THE COMPANY'S FINANCIAL POSITION ARE FORWARD-LOOKING STATEMENTS. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS THE DATE HEREOF. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE COMPANY'S EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, IN CONJUNCTION WITH THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS UNDER "PROSPECTUS SUMMARY," "RISK FACTORS," "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "BUSINESS," "COAL INDUSTRY OVERVIEW" AND "REGULATORY MATTERS."

  ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY OR PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS.

RISKS RELATING TO THE EXCHANGE NOTES

SUBSTANTIAL LEVERAGE

  As a result of the Transactions, the Company is highly leveraged and, at June 30, 1998, the Company had total indebtedness of $2,121.5 million, excluding $290.9 million of Citizens Power non-recourse debt, at June 30, 1998 (of which
(i) $920.0 million consisted of Indebtedness under the Senior Credit Facilities, (ii) $398.8 million consisted of the Senior Notes, (iii) $498.6 million consisted of the Senior Subordinated Notes and (iv) the balance primarily consisted of the 5% Subordinated Note) and equity of $480.0 million. In addition, the Company had available borrowings of up to $480.0 million under the Revolving Credit Facility. Also after giving pro forma effect to the Transactions, the Company's ratio of earnings to fixed charges would have been 1.06x for fiscal 1998. The Company and its Restricted Subsidiaries are permitted to incur substantial additional indebtedness in the future. See "Capitalization," "Selected Combined Financial Data," "Description of the Senior Exchange Notes" and "Description of the Senior Subordinated Exchange Notes."

  The Company's ability to pay principal and interest or Liquidated Damages, if any, on each series of the Notes and to satisfy its other debt service obligations will depend upon the future operating performance of its subsidiaries, which will be affected by prevailing economic conditions in the markets they serve and financial, business and other factors, certain of which are beyond their control. Based upon the current level of operations, management believes that cash flow from operations and available cash, together with available borrowings under the Senior Credit Facilities, will be adequate to meet the Company's future liquidity needs for at least the next several years. There can be no assurance that the Company's business will generate sufficient cash flow from operations or that future borrowings will be available under the Senior Credit Facilities in an amount sufficient to enable the Company to service its indebtedness, including each series of the Notes, or to fund its other liquidity needs. The Company may need to refinance all or a portion of the principal of each series of the Notes on or prior to maturity. There can be no assurance that the Company will be able to effect any such refinancing on commercially reasonable terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The degree to which the Company is leveraged could have important consequences to Holders of each series of the Notes, including, but not limited to: (i) making it more difficult for the Company to satisfy its obligations with respect to each series of the Notes, (ii) increasing the Company's vulnerability to general adverse economic and industry conditions,
(iii) limiting the Company's ability to obtain additional financing to fund future working capital, capital expenditures, research and development or other general corporate requirements, (iv) requiring the dedication of a substantial portion of the Company's cash flow from operations to the payment of principal of, and interest on, its indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, research and development or other general corporate purposes, (v) limiting the Company's flexibility in planning for, or reacting to, changes in its business and the industries in which it competes and (vi) placing the Company at a competitive disadvantage vis-a-vis less leveraged competitors. In addition, the Indentures and the Senior Credit Facilities contain financial and other restrictive covenants that limit the ability of the Company to, among other things, borrow additional funds. Failure by the Company to comply with such covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on the Company. In addition, the degree to which the Company is leveraged could prevent it from repurchasing all of the Notes tendered to it upon the occurrence of a Change of Control. See "Description of Certain Indebtedness--The Senior Credit Facilities," "Description of the Senior Exchange Notes--Repurchase at the Option of Holders--Change of Control," and "Description of the Senior Subordinated Exchange Notes--Repurchase at the Option of Holders--Change of Control."

RANKING

  Secured Indebtedness; Effective Subordination. While Holders of Senior Subordinated Notes are contractually subordinated to Senior Debt, holders of any secured indebtedness of the Company or its subsidiaries have claims that are prior to the claims of the Holders of each series of the Notes with respect to the assets securing such other indebtedness. Notably, the Company and certain of its subsidiaries (including the Guarantors) are parties to the Senior Credit Facilities which are secured by certain Liens on the Guarantors. The Senior Notes are effectively subordinated to all such secured indebtedness. In the event of any distribution or payment of the assets of the Company in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured Indebtedness will have a prior claim to the assets of the Company that constitute their collateral. Holders of the Senior Notes will participate ratably with all holders of unsecured Indebtedness of the Company that is deemed to be of the same class as the Senior Notes, and potentially with all other general creditors of the Company, based upon the respective amounts owed to each holder or creditor, in the remaining assets of the Company. In any of the foregoing events, there can be no assurance that there would be sufficient assets to pay amounts due on the Senior Notes. As a result, Holders of Senior Notes may receive less, ratably, than holders of secured indebtedness.

  Citizens Power and its subsidiaries are currently the only Unrestricted Subsidiaries of the Company. As of June 30, 1998, Citizens Power had an aggregate of $290.9 million of indebtedness which is not recourse to the Company and its other subsidiaries. The covenants under the Indentures do not restrict the ability of Unrestricted Subsidiaries to incur additional non-recourse indebtedness.

  As of June 30, 1998, $920.0 million of secured Indebtedness of the Company and its subsidiaries (all of which are borrowings under the Senior Credit Facilities) was outstanding, and $480.0 million was available for additional borrowing under the Senior Credit Facilities, including letters of credit. The Indentures permit the incurrence of substantial additional secured indebtedness by the Company and its Restricted Subsidiaries in the future.

  Subordination of Senior Subordinated Notes. The Senior Subordinated Notes are subordinated in right of payment to all current and future Senior Debt of the Company and the Guarantors, which includes borrowings under the Senior Credit Facilities and the Senior Notes. However, the Senior Subordinated Note Indenture provides that the Company will not, and will not permit any of the Guarantors to, incur or otherwise become liable for any indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Senior Subordinated Notes or any of the Subordinated Subsidiary Guarantees. Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, the holders of Senior Debt will be entitled to be paid in full in cash or Cash Equivalents before any payment may be made with respect to the Senior Subordinated Notes. In addition, the subordination provisions of the Senior Subordinated Note Indenture provide that payments with respect to the Senior Subordinated Notes will be blocked in the event of a payment default on Senior Debt and may be blocked for up to 179 days each year in the event of certain non-payment defaults on Senior Debt. In the event of a bankruptcy, liquidation or reorganization of the Company, Holders of the Senior Subordinated Notes will participate ratably with all holders of subordinated indebtedness of the Company that are deemed to be of the same class as the Senior Subordinated Notes, and potentially with all other general creditors of the Company, based upon the respective amounts owed to each holder or creditor, in the remaining assets of the Company. In any of the foregoing events, there can be no assurance that there would be sufficient assets to pay amounts due on the Senior Subordinated Notes. As a result, Holders of Senior Subordinated Notes may receive less, ratably, than the holders of Senior Debt.

  As of June 30, 1998, the aggregate amount of Senior Debt of the Company and its subsidiaries (including borrowings under the Senior Credit Facilities) was $1,318.8 million, and $480.0 million was available for additional borrowing under the Senior Credit Facilities, including letters of credit. The Senior Subordinated Note Indenture permits the incurrence of substantial additional indebtedness, including Senior Debt, by the Company and its Restricted Subsidiaries in the future. See "Description of Certain Indebtedness."

HOLDING COMPANY STRUCTURE; EFFECTIVE SUBORDINATION

  The Company has no operations of its own and derives substantially all of its revenue from its subsidiaries. Holders of indebtedness of, and trade creditors of, subsidiaries of the Company would generally be entitled to payment of their claims from the assets of the affected subsidiaries before such assets were made available for distribution to the Company. Each of the Indentures permits the incurrence of substantial additional indebtedness by the Company and its Restricted Subsidiaries and permits significant investments by the Company in Restricted Subsidiaries and requires certain Restricted Subsidiaries that are Domestic Subsidiaries to guarantee each series of the Notes. In the event of a bankruptcy, liquidation or reorganization of a subsidiary, holders of any of such subsidiary's indebtedness will have a claim to the assets of the subsidiary that is prior to the Company's interest in those assets.

  As of June 30, 1998, the aggregate amount of indebtedness and other liabilities of the Company's Restricted Subsidiaries (including trade payables, land reclamation and environmental liabilities, workers' compensation liabilities and retiree health care liabilities) was approximately $5,665.4 million and $480.0 million was available to the subsidiaries for additional borrowings under the Senior Credit Facilities including letters of credit. If any subsidiary indebtedness were to be accelerated, there can be no assurance that the assets of such subsidiary would be sufficient to repay such indebtedness or that the assets of the Company and of the other subsidiaries would be sufficient to repay in full the indebtedness of the Company, including the Notes. See "Description of Certain Indebtedness."

  The Notes are not guaranteed by certain of the Company's Domestic Subsidiaries or by any Foreign Subsidiaries of the Company. In fiscal 1998, after giving effect to the Transactions, the Non-Guarantor Subsidiaries accounted for 11% and 20% of pro forma revenues and EBITDA, respectively, and as of March 31, 1998, the Non-Guarantor Subsidiaries accounted for 27% of pro forma assets. The claims of creditors (including trade creditors) of any Non-Guarantor Subsidiary will generally have priority as to the assets of such subsidiaries over the claims of the holders of the Notes. As of June 30, 1998, the amount of liabilities of such Non-Guarantor Subsidiaries was $1,724.1 million.

RESTRICTIVE DEBT COVENANTS

  Each of the Indentures and the Senior Credit Facilities contains covenants that restrict, among other things, the ability of the Company to incur additional indebtedness, pay dividends, make certain investments and capital expenditures, enter into transactions with affiliates, allow its Restricted Subsidiaries to make certain payments, make certain asset dispositions, merge or consolidate with, or transfer substantially all of its assets to another person, encumber assets under certain circumstances or restrict dividends and other payments from Restricted Subsidiaries. In addition, the Senior Credit Facilities restrict the Company from prepaying certain of its indebtedness, including the Notes. Under the Senior Credit Facilities, the Company is also required to maintain specified financial covenants, including a minimum fixed charge coverage ratio and maximum leverage ratio (each as defined in the Senior Credit Facilities). No assurance can be given that the Company's future operating results will be sufficient to enable compliance with such covenants, or in the event of a default, to remedy such default. In the event of a default under the Senior Credit Facilities, the Company could be prohibited from making payments of principal and interest on the Notes and all amounts due under the Senior Credit Facilities could be declared immediately due and payable. The Indentures and the Senior Credit Facilities contain cross-default provisions pursuant to which defaults under other indebtedness constitute events of default. See "Description of Certain Indebtedness," "Description of the Senior Exchange Notes--Certain Covenants" and "Description of the Senior Subordinated Exchange Notes--Certain Covenants."

LIMITATION ON CHANGE OF CONTROL OFFER

  Upon the occurrence of a Change of Control, each Holder of either series of Notes will have the right to require the Company to purchase all or a portion of such Holder's Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the purchase date. Further, the provisions of the Indentures may not afford Holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company, if such transaction does not result in a Change of Control. A change in control may result in a default under the Senior Credit Facilities. Upon a default under the Senior Credit Facilities or other future Senior Debt, the lenders thereunder could prohibit the Company from repurchasing the Notes or could require the payment in full of all such Senior Debt before repurchase of the Notes. The Senior Subordinated Indenture requires that prior to a repurchase of the Senior Subordinated Notes upon a Change of Control, the Company must either repay all outstanding indebtedness under the Senior Credit Facilities or obtain any required consent to such repurchase. If the Company does not obtain such consent or repay its outstanding indebtedness under the Senior Credit Facilities, the Company would remain effectively prohibited from offering to purchase the Senior Subordinated Notes. In such case, the Company's failure to offer to purchase the Senior Subordinated Notes could become an Event of Default under the Senior Subordinated Indenture. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient financial resources or would be able to arrange financing to repay all of its obligations under the Senior Credit Faculties, the Indentures and other indebtedness that may become payable upon the occurrence of such Change of Control. See "Description of Certain Indebtedness," "Description of the Senior Exchange Notes--Repurchase at the Option of Holders--Change of Control" and "Description of the Senior Subordinated Exchange Notes--Repurchase at the Option of Holders--Change of Control."

TRADING MARKET FOR THE EXCHANGE NOTES

  There is no existing trading market for the Exchange Notes, and there can be no assurance regarding the future development of a market for the Exchange Notes or the ability of the Holders of the Exchange Notes to sell their Exchange Notes or the price at which such Holders may be able to sell their Exchange Notes. If such market were to develop, the Exchange Notes could trade at prices that may be higher or lower than their initial offering price depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. Although it is not obligated to do so, Lehman Brothers Inc. intends to make a market in the Exchange Notes. Any such market-making activity may be discontinued at any time, for any reason, without notice at the sole discretion of Lehman Brothers Inc. No assurance can be given as to the liquidity of or the trading market for the Exchange Notes.

  Lehman Brothers Inc. may be deemed to be an affiliate of the Company and, as such, may be required to deliver a prospectus in connection with its market-making activities in the Exchange Notes. Pursuant to the Registration Rights Agreements, the Company agreed to file and maintain a registration statement that would allow Lehman Brothers Inc. to engage in market-making transactions in the Exchange Notes. Subject to certain exceptions set forth in the Registration Rights Agreements, the registration statement will remain effective for as long as Lehman Brothers Inc. may be required to deliver a prospectus in connection with market-making transactions in the Exchange Notes. The Company has agreed to bear substantially all the costs and expenses related to such registration statement.

FRAUDULENT CONVEYANCE

  Under applicable provisions of federal bankruptcy law or comparable provisions of state fraudulent transfer law, if, among other things, the Company or any Guarantor, at the time it incurred the indebtedness evidenced by each series of the Notes or its Subsidiary Guarantee, (i) (a) was or is insolvent or rendered insolvent by reason of such occurrence or (b) was or is engaged in a business or transaction for which the assets remaining with the Company or such Guarantor constituted unreasonably small capital or (c) intended or intends to incur, or believed or believes that it would incur, debts beyond its ability to pay such debts as they mature and (ii) the Company, or such Guarantor received or receives less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness, then each series of the Notes and the Subsidiary Guarantees, and any pledge or other security interest securing such indebtedness, could be voided, or claims in respect of either series of the Notes or the Subsidiary Guarantees could be subordinated to all other debts of the Company or such Guarantor, as the case may be. In addition, the payment of interest and principal by the Company pursuant to either series of the Notes or the payment of amounts by a Guarantor pursuant to a Subsidiary Guarantee could be voided and required to be returned to the person making such payment, or to a fund for the benefit of the creditors of the Company or such Guarantor, as the case may be.

  The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, the Company or a Guarantor would be considered insolvent if (i) the sum of its debts, including contingent liabilities, were greater than the saleable value of all of its assets at a fair valuation or if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature or (ii) it could not pay its debts as they become due.

  On the basis of historical financial information, recent operating history and other factors, the Company believes that on a consolidated basis after giving effect to the Transactions, it will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not incur debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with the Company's or the Guarantors' conclusions in this regard.

  Certain subsidiaries of the Company that are endorsing Subsidiary Guarantees on each series of the Notes have significant liabilities associated with reclamation, workers' compensation (including black-lung), and retiree health care. See "--Government Regulation of the Mining Industry" and "-- Postretirement Benefits and Pension Plan Liabilities." The Company has not analyzed the solvency of these subsidiaries with respect to the standards a court would apply in making a determination as to the solvency of such subsidiaries on a stand-alone basis. There can be no assurance that funds may be realized on such Subsidiary Guarantees or that the guarantees issued by such Guarantor (if a court were to determine that such Guarantor did not receive fair consideration or reasonably equivalent value for such guarantee) would not be voided or subordinated under constructive fraudulent conveyance laws.

RISKS RELATING TO THE COMPANY

POSSIBILITY OF TERMINATION OF LONG-TERM COAL SUPPLY CONTRACTS

  A substantial portion of the Company's coal is sold pursuant to CSAs, which are important to the stability and profitability of the Company's operations. The execution of a satisfactory CSA is frequently the basis on which the Company undertakes the development of coal reserves required to be supplied under the contract. Peabody has a large portfolio of CSAs. In fiscal 1998, 92% of Peabody's sales volume was sold under CSAs. At March 31, 1998, the Company's CSAs had terms ranging from one to 17 years and had an average volume-weighted remaining term of 5.7 years.

  Many of the Company's CSAs contain price reopener provisions which provide for the contract price to be adjusted upward or downward at specified times. Failure of the parties to agree on a price pursuant to such reopener provisions may lead to early termination of the contracts. Over the last few years, several of the Company's CSAs have been renegotiated, bringing the contract prices closer to the then current market prices, thus leading to a reduction in the revenues from such contracts. A similar reduction in contract prices has also been experienced in relation to the replacement of expiring contracts. The CSAs also typically contain force majeure provisions allowing temporary suspension of performance by the Company or the customer during the duration of certain events beyond the control of the affected party. Most CSAs contain provisions requiring the Company to deliver coal within certain ranges for specific coal characteristics such as Btus, sulfur, ash, grindability and ash fusion temperature. Failure to meet these specifications could result in economic penalties or termination of the contracts.

  The Company restructures its CSAs in the normal course of business. In connection with such restructurings, the Company recognized gains ranging from $4.4 million in fiscal 1993 to $49.3 million in fiscal 1998. There can be no assurance that the Company will be able to realize such gains in connection with future CSA restructurings.

  The operating profit margins realized by the Company under its CSAs depend on a variety of factors. In addition, price adjustment, price reopener and other provisions may reduce the insulation from any short-term coal price volatility provided by such contracts. If a substantial portion of the Company's CSAs were modified or terminated, the Company could be materially adversely affected to the extent that it is unable to find alternate buyers for its coal at the same level of profitability. Because the price of coal has declined in recent years, many of the Company's CSAs are for prices above current spot market prices. There can be no assurance that the Company will be able to replace these contracts at the same prices or with similar profit margins when they expire. In addition, certain CSAs are the subject of ongoing litigation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Long-Term Coal Contracts" and "Business--Legal Proceedings."

TRANSPORTATION RISKS

  Coal producers depend upon rail, barge, trucking, overland conveyor and other systems to provide access to markets. While customers typically arrange and pay for transportation of coal from the mine to the point of use, disruption of these transportation services because of weather-related problems, strikes, lock-outs or other events could temporarily impair the Company's ability to supply coal to its customers and thus could adversely affect the Company's business, financial condition and results of operations. For example, the high volume of coal shipped from all southern Powder River Basin mines (approximately 270 million tons in 1997, or 25% of all U.S. coal shipments) could create temporary congestion on the rail system accessing that region.

  Transportation costs represent a significant portion of the total cost of coal, and as a result, the cost of delivery is a critical factor in a customer's purchasing decision. Increases in transportation costs could make coal a less competitive source of energy or could make certain of the Company's operations less competitive than other sources of coal. Such increases could have a material adverse effect on the Company's ability to compete and on its business, financial condition and results of operations.

  In Australia, the Company transports coal using the Hunter River Valley Railroad and the coal loading terminal at the Port of Newcastle. The Port of Newcastle has had problems with ship congestion in the past. Such congestion could delay shipments from Peabody Resources' Warkworth mine and the Bengalla mine, currently under construction.

RISKS INHERENT TO MINING

  The Company's mining operations are subject to conditions beyond the Company's control which can increase the cost of mining at particular mines for varying lengths of time. These conditions include weather and natural disasters, unexpected maintenance problems, key equipment failures, variations in coal seam thickness, variations in the amount of rock and soil overlying the coal deposit, variations in rock and other natural materials and variations in geological and other conditions.

RESTRUCTURING OF AUSTRALIAN COAL INDUSTRY

  The coal mining industry in Australia is going through a process of restructuring in an effort to improve the industry's international competitiveness. This restructuring is directed at improving workforce flexibility through training workers to perform multiple tasks and eliminating existing inflexibilities in work practices. Certain major coal mining companies have also attempted to employ non-union labor and to move away from negotiated collective bargaining awards to individual contracts of employment. While to date these changes have been accomplished without major industrial disruption, there can be no assurance that this state of affairs will continue or that further restructuring will not cause major work stoppages in the future.

GOVERNMENT REGULATION OF THE MINING INDUSTRY

  General. The coal mining industry is subject to regulation by federal, state and local authorities on matters such as employee health and safety, permitting and licensing requirements, air quality standards, water pollution, plant and wildlife protection, reclamation and restoration of mining properties after mining is completed, the discharge of materials into the environment, surface subsidence from underground mining and the effects that mining has on groundwater quality and availability. In addition, the industry is affected by significant legislation mandating certain benefits for current and retired coal miners. Numerous governmental permits and approvals are required for mining operations. The Company may be required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that any proposed exploration for or production of coal may have upon the environment. All requirements imposed by any such authority may be costly and time-consuming and may delay commencement or continuation of exploration or production operations. The possibility exists that new legislation and/or regulations and orders may be adopted which may materially adversely affect the Company's mining operations, its cost structure and/or its customers' ability to use coal. New legislation, including proposals related to the protection of the environment which would further regulate and tax the coal industry, may also require the Company or its customers to change their operations significantly or incur increased costs. Such factors and legislation, if enacted, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Regulatory Matters."

  Reclamation and Mine Closure Accruals. The Federal Surface Mining Control and Reclamation Act of 1977 ("SMCRA") and similar state statutes require that mine property be restored in accordance with specified standards and an approved reclamation plan and require that the Company obtain and periodically renew permits for mining operations. The Company accrues for the costs of final mine closure over the estimated useful mining life of the property and expenses current mine disturbance as part of the ongoing mining process. The establishment of the final mine closure reclamation liability and the current disturbance is based upon permit requirements and requires various estimates and assumptions, principally associated with costs and production levels. Annually, the Company reviews its entire environmental liability under SMCRA and makes necessary adjustments, including mine reclamation plan and permit changes and revisions to costs and production levels to optimize mining and reclamation efficiency. The economic impact of such adjustments is recorded to the cost of coal sales. The long-term reclamation costs, mine-closing costs and other environmental liability accruals totaled approximately $485.5 million on the Company's balance sheet as of June 30, 1998, $19.0 million of which is categorized as Other Noncurrent Liabilities and $7.9 million of which is a current liability. The amount that was included as an operating expense for the pro forma twelve month period ended March 31, 1998 was $12.4 million, while the related cash expense for such liability in such period was $39.1 million. For the quarter ended June 30, 1998, $3.4 million was included in operating expense and $7.4 million of cash was expended for such liability. Although the Company's management believes it is making adequate provisions for all expected reclamation and other costs associated with mine closures, future operating results would be adversely affected if such accruals were later determined to be insufficient.

  Impact of Clean Air Act Amendments on Coal Consumption. The Clean Air Act and the Clean Air Act Amendments, and corresponding state laws that regulate the emissions of materials into the air, affect coal mining operations both directly and indirectly. Direct impacts on coal mining and processing operations may occur through Clean Air Act permitting requirements and/or emissions control requirements relating to particulate matter (e.g., "fugitive dust"), including future regulation of fine particulate matter measuring 2.5 micrometers in diameter or smaller. In July 1997, the U.S. Environmental Protection Agency ("EPA") adopted new, more stringent National Ambient Air Quality Standards ("NAAQS") for particulate matter and ozone. As a result, some states will be required to change their existing implementation plans to attain and maintain compliance with the new NAAQS. Because coal mining operations emit particulate matter, the Company's mining operations are likely to be affected directly when the revisions to the NAAQS are implemented by the states. State and federal regulations relating to implementation of the new NAAQS may restrict the Company's ability to develop new mines or could require the Company to modify its existing operations. The extent of the potential direct impact of the new NAAQS on the coal industry will depend on the policies and control strategies associated with the state implementation process under the Clean Air Act, but could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Clean Air Act indirectly affects coal mining operations by extensively regulating the air emissions of SO/2/ and other compounds including nitrogen oxides emitted by coal-fueled utility power plants. Title IV of the Clean Air Act Amendments places limits on SO/2/ emissions from electric power generation plants. The limits set baseline emission standards for such facilities. Reductions in such emissions under Title IV of the Clean Air Act Amendments will occur in two phases: (i) Phase I began in 1995 and applies only to certain identified facilities; and (ii) Phase II is scheduled to begin in 2000 and will apply to all coal-fired power plants, including those subject to the 1995 restrictions. The affected utilities have been and may be able to meet these requirements by, among other methods, switching to lower sulfur coal or other low sulfur fuels, installing pollution control devices such as scrubbers, reducing electricity generating levels or purchasing excess emission allowances from other facilities. See "Coal Industry Overview--Coal Markets." The effect of these provisions of the Clean Air Act Amendments on the Company cannot be fully determined at this time. The Company believes that implementation of Phase II will likely exert a downward pressure on the price of higher sulfur coal, as additional coal-burning utility power plants become subject to the restrictions of Title IV. This price effect is expected to result after the large surplus of emission allowances which has accumulated in connection with Phase I has been reduced, and before utilities electing to comply with Phase II by installing sulfur-reduction technologies are able to implement such a compliance strategy. The extent to which this expected price decrease will materially adversely affect the Company will depend upon a number of factors, including the Company's ability to secure CSAs for its coal reserves with higher sulfur content.

  The Clean Air Act Amendments also indirectly affect coal mining operations by requiring utilities that currently are major sources of nitrogen oxides in moderate or higher ozone nonattainment areas to install reasonably available control technology ("RACT") for nitrogen oxides, which are precursors of ozone. In addition, the recently issued, stricter ozone NAAQS standards, as discussed above, are expected to be implemented by EPA by 2003. On September 24, 1998, EPA announced final rules (the "SIP call") governing NOx emissions intended to reduce ozone concentrations in northeastern cities. The new rules require additional NOx reductions in 22 states, including reductions in NOx emissions from coal-fueled power plants located in midwestern and southern states, sources purported to impact ozone in urban areas in the northeast. Installation of

RACT and additional control measures required under the SIP call will make it more costly to operate coal-fired plants and, depending on the requirements of individual state attainment plans and the development of revised new source performance standards, could make coal a less attractive fuel alternative in the planning and building of utility power plants in the future. On September 16, 1998, EPA issued a new rule governing NOx emissions from new sources. The rule, which is likely to face legal challenge, would limit NOx emissions from new, significantly modified or reconstructed boilers to amounts per megawatt-hour of gross electric output. The new rule would require expensive NOx emission control technology for such coal-fired boilers, which could affect the competitiveness of coal as a fuel for electricity generation in the future. Any reduction in coal's share of the capacity for power generation could have a material adverse effect on the Company's business, financial condition and results of operations. The effect such regulations or other requirements that may be imposed in the future could have on the coal industry in general and on the Company in particular cannot be predicted with certainty. No assurance can be given that the implementation of the Clean Air Act Amendments, the new NAAQS or any other future regulatory provisions will not materially adversely affect the Company.

  Impact of the Framework Convention on Global Climate Change on the Coal Industry. The United States, Australia and more than 160 other nations are signatories to the 1992 Framework Convention on Global Climate Change (the "Convention") which is intended to limit or capture emissions of greenhouse gases, such as carbon dioxide. In December 1997 in Kyoto, Japan, the signatories to the Convention established a binding set of emissions targets for developed nations (the "Kyoto Protocol"). Although the specific limits vary from country to country, under the terms of the Kyoto Protocol, the United States would be required to reduce emissions to 93% of 1990 levels over a five-year budget period from 2008 through 2012. Although the United States has not ratified the Kyoto Protocol and no comprehensive regulations focusing on greenhouse gas emissions are in place, efforts to control greenhouse gas emissions could result in reduced use of coal if electric power generators switch to lower carbon sources of fuel. It is unclear what impact, if any, greenhouse gas restrictions may have on the Company's operations. There is no guarantee, however, that such restrictions, if established through regulation or legislation, will not have a material adverse effect on the Company's business, financial condition and results of operations.

  Impact of Federal and State Superfund Statutes on Coal Mining Operations and Past Hard Rock Mining Operations. Risks of environmental liability are inherent with respect to both current and past coal mining and hard rock mining activities. The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA" or "Superfund") and similar state laws create liability for investigation and remediation in response to releases of substances hazardous to the environment and for damages to natural resources. Under CERCLA and many state Superfund statutes, joint and several liability may be imposed on waste generators, site owners and operators and others regardless of fault.

  In connection with the spin-off of The Energy Group from Hanson, The Energy Group assumed environmental obligations associated with certain former non-coal mining operations of Gold Fields Mining Corporation ("Gold Fields") and its former parent company. Gold Fields, its predecessors and its former parent company are or may become parties to environmental proceedings which have commenced or may commence in the United States in relation to certain sites previously owned or operated by those entities or companies associated with them. The Company has agreed to indemnify Gold Field's former parent company for any environmental claims resulting from any activities, operations or conditions that occurred prior to the sale of Gold Fields to the Company. Gold Fields is currently involved in environmental investigation or remediation at six sites and is a defendant in litigation with private parties involving three other sites. These nine sites were formerly owned or operated by Gold Fields. EPA has placed three of these sites on the National Priorities List, promulgated pursuant to CERCLA, and one of the sites is on a similar state priority list. There are a number of other sites in the United States which were previously owned or operated by such companies and which could give rise to environmental proceedings in which Gold Fields could incur liabilities.

  Where such sites were identified, the directors of The Energy Group commissioned, in connection with the spin-off of The Energy Group, a review of publicly available information by independent environmental consultants in order to assess the estimated total amount of the liability per site and the proportion of those liabilities which Gold Fields is likely to bear. The available information on which to base this review was very limited since all of the sites (except for three sites on which no remediation is currently taking place) are no longer owned by Gold Fields.

  On the basis of that review, The Energy Group has provided for the above environmental liabilities relating to Gold Fields in the total sum of $73.6 million as of March 31, 1997. Significant uncertainty exists as to whether these claims will be pursued against Gold Fields in all cases, and where they are pursued, the amount of the eventual costs and liabilities, which could be greater or less than this provision. As of June 30, 1998, the provision was reduced to $68.0 million to reflect expenditures incurred during the period. The Company believes that the remaining amount of the provision is adequate to cover these environmental liabilities.

  Although waste substances generated by coal mining and processing are generally not regarded as hazardous substances for the purposes of CERCLA, some products used by coal companies in operations, such as chemicals, and the disposal of such products are governed by the statute. Thus, coal mines currently or previously owned or operated by the Company, and sites to which the Company sent waste materials, may be subject to liability under CERCLA and similar state laws. In addition to the Gold Fields liabilities associated with CERCLA and similar state laws, the Company's current and former coal mining operations presently incur, and will continue to incur, expenditures associated with the investigation and remediation of environmental matters, including acid mine drainage, land subsidence, underground storage tanks, solid and hazardous waste disposal and other matters.

  While the Company believes that it has identified costs likely to be incurred for these environmental matters, and that those costs are not likely to have a material adverse effect upon its business, financial condition and results of operations, there can be no assurance that total costs and liabilities for these environmental matters will not increase in the future. The magnitude of such additional liabilities and the costs of complying with these environmental laws cannot be predicted with certainty due to the lack of specific information available with respect to many sites, the potential for new or changed laws and regulations and for the development of new remediation technologies and the uncertainty regarding the timing of work with respect to particular sites. As a result, there can be no assurance that material liabilities or costs related to environmental matters will not be incurred in the future or that the Company's liquidity will not be adversely impacted by such environmental liabilities or costs.

  Black Lung and Workers' Compensation Obligations. Under the Black Lung Benefits Revenue Act of 1977 and the Black Lung Benefits Reform Act of 1977, as amended in 1981, each coal mine operator is required to secure payment of federal black lung benefits to claimants who are current and former employees and to a trust fund for the payment of benefits and medical expenses to claimants who last worked in the coal industry prior to July 1, 1973. Less than 7% of the miners currently seeking federal black lung benefits are awarded such benefits by the federal government. The trust fund is funded by an excise tax on production of up to $1.10 per ton for deep-mined coal and up to $0.55 per ton for surface-mined coal, neither amount to exceed 4.4% of the per ton sales price. This tax is passed on to the purchaser under many of the Company's CSAs.

  Legislation on black lung reform was introduced but not enacted in the last Congress. It is possible that such legislation will be reintroduced for consideration by the current Congress. Such legislation could restrict the evidence that can be offered by a mining company, establish a standard for evaluation of evidence that greatly favors black lung claimants, allow claimants who have been denied benefits at any time since 1981 to refile their claims for consideration under the new law, make surviving spouse benefits significantly easier to obtain and retroactively waive repayment of preliminarily awarded benefits that are later determined to have been improperly paid. If this or similar legislation is passed, the number of claimants who are awarded benefits could significantly increase. There can be no assurance that such proposed legislation or other proposed changes in black lung legislation will not have an adverse effect on the Company.

  The U.S. Department of Labor has issued proposed amendments to the regulations implementing the federal black lung laws which, among other things, establish a presumption in favor of a claimant's treating physician and limit a coal operator's ability to introduce medical evidence regarding the claimant's medical condition. If adopted, the amendments could have an adverse impact on the Company, the extent of which cannot be accurately predicted.

  Additionally, the Company is required to compensate employees for work-related injuries. The Company's workers' compensation liabilities (including black lung claims) totaled approximately $261.6 million on the Company's balance sheet as of June 30, 1998, $39.7 million of which is a current liability. The amount that was included as an operating expense for the pro forma twelve month period ended March 31, 1998 was $25.2 million, while the related cash expense for such liability was $41.9 million. For the quarter ended June 30, 1998, $8.8 million was included in operating expense and $11.3 million of cash was expended for such liability.

POSTRETIREMENT BENEFITS AND PENSION PLAN LIABILITIES

  The Company provides postretirement health and life insurance benefits to eligible union and non-union employees. The Company has calculated the total accumulated postretirement benefit obligation under SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS 106") and estimates that at June 30, 1998, the present value of such future obligation was approximately $1,040.6 million, $48.9 million of which is a current liability. These obligations have been estimated by the Company based on assumptions described in the notes to the financial statements. If the Company's assumptions do not materialize as expected, cash expenditures and costs that the Company would incur could be materially higher than those reflected in the Company's Unaudited Pro Forma Condensed Combined Financial Statements.

REPLACEMENT AND RECOVERABILITY OF RESERVES

  The Company's future success depends upon its ability to find, develop or acquire additional coal reserves that are economically recoverable. The recoverable reserves of the Company will generally decline as reserves are depleted, except to the extent that the Company conducts successful exploration and development activities or acquires properties containing recoverable reserves. To increase reserves and production, the Company must continue its development, exploration and acquisition activities or undertake other replacement activities. The Company's current strategy includes increasing its reserve base through acquisitions of government leases and other leases and producing properties and continuing to exploit its existing properties. The federal government continually leases coal reserves through a competitive bidding process. Companies such as Peabody may nominate specific areas to be leased by the government by application. Companies that have operations adjacent to these nominated lease areas have advantages in the bid process since their mining infrastructure is in place and they could avoid the cost of developing a new mine. Through this process, in June 1998, the Company acquired an additional 532 million tons of low sulfur coal reserves in a lease auction in the Powder River Basin adjacent to its Rochelle Mine. There can be no assurance that the Company will be able to continue successfully leasing additional reserves from the government. Additionally, there can be no assurance that the Company's planned development and exploration projects and acquisition activities will result in significant additional reserves or that the Company will have continuing success developing additional mines. For a discussion of the Company's reserves, see "Business--Coal Reserves." Most of the Company's mining operations are conducted on properties owned or leased by the Company. Because title to most of the Company's leased properties and mineral rights is not thoroughly verified until a permit to mine the property is obtained, the Company's right to mine certain of its reserves may be materially adversely affected if defects in title or boundaries exist. In addition, there is no assurance that the Company can successfully negotiate new leases from the government or private parties or mining contracts for properties containing additional reserves or maintain its leasehold interest in properties on which mining operations are not commenced during the term of the lease. See "Business--Coal Reserves."

SURETY BONDS

  Federal and state laws require bonds to secure the Company's obligations to reclaim lands disturbed for mining, to pay federal and state workers' compensation and to satisfy other miscellaneous obligations (the

"Surety Bonds"). As of June 30, 1998, the Company had outstanding Surety Bonds with third parties for post-mining reclamation totaling $369.3 million, with an additional $269.1 million in self-bonding obligations. Furthermore, Surety Bonds valued at an additional $233.1 million are in place for federal and state workers' compensation obligations and other miscellaneous obligations. These bonds are typically renewable on a yearly basis. No assurance can be given that the Surety Bond holders will continue to renew the bonds or refrain from demanding additional collateral upon such renewals. Furthermore, as a result of the Financings, the Company is highly leveraged, making it unlikely that the Company will be able to continue its self-bonding program and thus requiring it to obtain additional third-party Surety Bonds. The failure to maintain or the inability to acquire sufficient Surety Bonds, as required by state and federal law, would have a material adverse effect on the Company and therefore create certain risks for the purchasers of the Notes. Such failure could result from a variety of factors including the following: (i) lack of availability, higher expense or unreasonable terms of new Surety Bonds, (ii) restrictions on the demand for collateral by current and future third-party Surety Bond holders due to the terms of the Indentures or the Senior Credit Facilities and (iii) the exercise by third-party Surety Bond holders of their right to refuse to renew the surety.

PRICE FLUCTUATIONS AND MARKETS

  The Company's results of operations are highly dependent upon the prices received for the Company's coal. Although in fiscal 1998, 92% of the Company's sales were made pursuant to CSAs, many of the Company's CSAs contain price reopener provisions which provide for the contract price to be adjusted upward or downward at specified times. See "Business--Long-Term Coal Contracts." Any significant decline in prices for coal could have a material adverse effect on the Company's business, financial condition, results of operations and quantities of reserves recoverable on an economic basis. Should the industry experience significant price declines from current levels or other adverse market conditions, the Company may not be able to generate sufficient cash flow from operations to meet its obligations, including debt service obligations under the Notes, and make planned capital expenditures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The availability of a ready market for the Company's coal production also depends on a number of factors, including the demand and supply of low sulfur coal and the availability of emission allowances.
See "--Government Regulation of the Mining Industry--Impact of Clean Air Act Amendments on Coal Consumption."

COMPETITION

  The coal industry is highly competitive, with numerous producers in all coal producing regions. The Company competes with other large producers and hundreds of small producers in the United States and abroad. Many of the Company's customers are also customers of the Company's competitors. The markets in which the Company sells its coal are highly competitive and affected by factors beyond the Company's control. Continued demand for the Company's coal and the prices that the Company will be able to obtain will depend primarily on coal consumption patterns of the domestic electric utility industry, which in turn are affected by the demand for electricity, coal transportation costs, environmental and other governmental regulations and orders, technological developments and the availability and price of competing alternative energy sources such as oil, natural gas, nuclear energy and hydroelectric energy. See "Regulatory Matters." In addition, during the mid-1970s and early 1980s, a growing coal market and increased demand for coal attracted new investors to the coal industry and spurred the development of new mines and added production capacity throughout the industry. Although demand for coal has grown over the recent past, the industry has since been faced with over-capacity, which in turn has increased competition and lowered prevailing coal prices. Moreover, because of greater competition for electricity and increased pressure from customers and regulators to lower electricity prices, public utilities are lowering fuel costs and requiring competitive prices on their purchases of coal.

UNIONIZATION OF LABOR FORCE

  Approximately 56% of the Company's U.S. coal employees, who accounted for 35% of Peabody's U.S. coal production in 1997, are represented by the UMWA. The Australian coal mining industry is highly unionized and the majority of workers employed at Peabody Resources are members of trade unions. Certain of the Company's competitors have non-union work forces. Because of the increased risk of strikes and other work-related stoppages in addition to higher labor costs which may be associated with union operations in the coal industry, the Company's non-unionized competitors may have a competitive advantage in areas where they compete with the Company's unionized operations. If some or all of the Company's current non-union operations were to become unionized, the Company could incur an increased risk of work stoppages and higher labor costs. The ten month long UMWA strike in 1993 had a material adverse effect on the Company. The Company's Peabody Coal Company ("PCC") and Eastern Associated Coal Corp. ("Eastern Associated") subsidiaries operate under a union contract which is in effect through December 31, 2002 and the Company's Peabody Western Coal Company ("Peabody Western") subsidiary operates under a union contract which is in effect through August 31, 2000. Peabody Resources' Warkworth mine operates under a labor agreement which expires in September 1999. Peabody Resources' Ravensworth and Namara mines operated under a labor agreement which expired in March 1998, and while negotiations on a new labor agreement are ongoing and there have been no resulting work stoppages since the expiration of the agreement, there can be no assurance that such negotiations will be successful. There can be no assurance that the Company's unionized labor will not go on strike upon expiration of existing contracts. See "Business--Employees of the Company."

CONTROL BY LEHMAN MERCHANT BANKING

  As a result of the Transactions, a substantial majority of the Company's outstanding equity is owned by Lehman Merchant Banking. Lehman Merchant Banking is able to control the election of the directors of the Company and to determine the corporate and management policies of the Company, including decisions relating to any mergers or acquisitions of the Company, sales of all or substantially all of the Company's assets and other significant corporate transactions, which transactions may result in a Change of Control under the Indentures. See "Ownership of Capital Stock."

DEPENDENCE ON KEY PERSONNEL

  The Company's business is managed by a number of key personnel, the loss of which could have a material adverse effect on the Company. In addition, as the Company's business develops and expands, the Company believes that its future success will depend greatly on its continued ability to attract and retain highly skilled and qualified personnel. The Company is negotiating employment agreements with certain senior executive officers. There can be no assurance that key personnel will continue to be employed by the Company or that the Company will be able to attract and retain qualified personnel in the future. The Company currently has not obtained key person life insurance to cover its executive officers. Failure by the Company to retain or attract such key personnel could have a material adverse effect on the Company. See "Management."

LIMITED RIGHTS OF RECOVERY AGAINST SELLERS

  The Acquisition is part of the acquisition of The Energy Group by TU. TU acquired The Energy Group pursuant to a competitive bidding process in the United Kingdom. As a result, the Company was subject to certain restrictions on access to information imposed by U.K. law, as well as practical restrictions imposed by the competitive process on its ability to obtain representations, warranties and indemnity rights. Generally, the Company only received representations, warranties and indemnities related to the seller's authority to sell the Acquired Companies, its ownership of the Acquired Companies and certain assignments of the benefit of certain limited tax indemnities from Hanson. Consequently, there may be liabilities and contingencies, such as environmental, tax, employee benefit or other items, relating to the business of the Company for which the Company may not be entitled to indemnification and which could have a material adverse effect on the financial condition of the Company.

ABILITY TO IMPROVE PRODUCTIVITY AND REDUCE COSTS

  The Company has historically improved productivity and reduced costs of its operations. There can be no assurance that the Company will continue to achieve comparable improvements in the future. In addition, while the Company intends to implement plans to reduce operating costs and improve efficiencies, there can be no assurance that such efforts will be successful.

IMPACT OF YEAR 2000 ISSUE

  An issue exists for all companies that rely on computers as the year 2000 approaches. The year 2000 issue (the "Year 2000 Issue") is the result of the past practice in the computer industry of using two digits rather than four to identify the applicable year. This practice may result in incorrect results when computers perform arithmetic operations, comparisons or data field sorting and some non-information systems functions that rely on computers involving years later than 1999. The Company has implemented a program that it anticipates will be able to test its entire system using its internal programming staff and outside computer consultants and intends to make any necessary modifications to prevent disruption to its operations. Costs in connection with any such modifications are not expected to be material. However, if such modifications are not completed in a timely manner, the Year 2000 Issue may have a material adverse effect on the operations of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of Year 2000 Issue."

                                USE OF PROCEEDS

  This Prospectus is delivered in connection with the sale of the Exchange Notes by Lehman Brothers Inc. in market-making transactions. The Company will not receive any of the proceeds from such transactions.

                                CAPITALIZATION

  The following table sets forth the historical and pro forma capitalization of the Company, excluding non-recourse long-term debt of Citizens Power of $290.9 million as of June 30, 1998 and $293.9 million, as of May 19, 1998 and March 31, 1998.

                                         AS OF        AS OF         AS OF
                                     JUNE 30, 1998 MAY 19, 1998 MARCH 31, 1998
                                        ACTUAL        ACTUAL        ACTUAL
                                     ------------- ------------ --------------
                                                   (IN MILLIONS)
   Senior Credit Facilities
     Revolving Credit Facility......   $    --       $    --       $    --
     Term Loan Facility.............      920.0         920.0           --
   Senior Notes.....................      398.8         398.8           --
   Senior Subordinated Notes........      498.6         498.6           --
   Existing U.S. Long-Term Debt.....        5.6           5.8           6.1
   Peabody Resources Debt...........       76.6          75.0          44.7
   5% Subordinated Note.............      202.9         201.8         192.6
   Citizens Power Obligations.......       19.0          19.0          65.0
                                       --------      --------      --------
     Total Debt.....................   $2,121.5      $2,119.0      $  308.4
   Stockholder equity/Invested
    Capital.........................      467.0         480.0       1,687.8
                                       --------      --------      --------
         Total Capitalization.......   $2,588.5      $2,599.0      $1,996.2
                                       ========      ========      ========

              UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

  The following Unaudited Pro Forma Condensed Financial Statements of the Company are based on the audited and unaudited financial statements of the Company appearing elsewhere in this Prospectus as adjusted to illustrate the estimated pro forma effects of the Transactions. The unaudited pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The Unaudited Pro Forma Condensed Financial Statements and accompanying notes should be read in conjunction with the historical Financial Statements of the Company and other financial information pertaining to the Company appearing elsewhere in this Prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The Unaudited Pro Forma Condensed Financial Statements for the year ended March 31, 1998 are presented on a combined basis, as the entities previously were held under common ownership by The Energy Group. The Unaudited Pro Forma Condensed Financial Statements for the three months ended June 30, 1998 are presented on a consolidated basis, reflecting the Company's acquisition of the entities previously owned by The Energy Group.

  The Unaudited Pro Forma Condensed Financial Statements have been prepared to give pro forma effect to the Transactions as if such transactions had occurred on April 1, 1997 for the statement of operations for the three months ended June 30, 1998 and for the statement of operations for the year ended March 31, 1998 (the "Unaudited Pro Forma Condensed Statements of Operations"). Together the Unaudited Pro Forma Condensed Statements of Operations comprise the "Unaudited Pro Forma Condensed Financial Statements." Note, the purchase transaction is reflected in the June 30, 1998 balance sheet appearing elsewhere, and accordingly, presentation of a pro forma balance sheet is not required.

  The unaudited pro forma adjustments are based upon preliminary estimates. Actual adjustments will be based on the final purchase price subject to purchase price adjustments and other analyses of fair values. The Unaudited Pro Forma Condensed Financial Statements should be read in conjunction with the historical Financial Statements and notes of the Company included elsewhere in this Prospectus. The unaudited pro forma data are for informational purposes only and may not be indicative of the results that actually would have occurred had the Transactions been in effect on the dates indicated or results that may be obtained in the future. Moreover, the Unaudited Pro Forma Condensed Statements of Operations do not reflect any cost reductions associated with any reorganization plans currently under consideration.

  The Unaudited Pro Forma Condensed Financial Statements reflect the Acquisition with an estimated equity purchase price of $2,065.0 million plus estimated transaction costs of $75.0 million. The Acquisition was financed with $480.0 million of equity contributed by Lehman Merchant Banking and borrowings of $1,817.4 million, of which $123.0 million was used to repay existing debt and to capitalize Citizens Power.

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                           YEAR ENDED MARCH 31, 1998

                                                  HISTORICAL                                   PRO FORMA
                                                     YEAR                                        YEAR
                                                    ENDED        PURCHASE                        ENDED
                                                  MARCH 31,     ACCOUNTING       FINANCING     MARCH 31,
                                                  1998(/1/)  ADJUSTMENTS(/2/) ADJUSTMENTS(/2/) 1998(/1/)
                                                  ---------- ---------------- ---------------- ---------
                                                               (IN MILLIONS, EXCEPT RATIOS)
REVENUES
  Sales..........................................  $2,077.1       $  --           $   --       $2,077.1
  Other Revenue..................................     169.3          --               --          169.3
                                                   --------       ------          -------      --------
    Total Revenues...............................  $2,246.4       $  --           $   --       $2,246.4
OPERATING COSTS AND EXPENSES
  Operating Costs and Expenses...................   1,712.8         32.8a             --        1,745.6
  Depreciation, Depletion and Amortization.......     202.6         18.7b                         221.3
  Selling and Administrative Expenses............      83.6          --               --           83.6
  Net Loss/(Gain) on Property and Equipment
   Disposals.....................................     (21.8)         --               --          (21.8)
                                                   --------       ------          -------      --------
OPERATING PROFIT (LOSS)..........................  $  269.2       $(51.5)         $   --       $  217.7
  Interest Expense...............................     (33.6)         --              (8.3)d      (207.7)
                                                        --           --            (165.8)e         --
  Interest Income................................      14.9          --             (12.3)f         2.6
                                                   --------       ------          -------      --------
INCOME (LOSS) BEFORE INCOME TAX..................  $  250.5       $(51.5)         $(186.4)     $   12.6
  Income Tax Provision (Benefit) ................      90.2         (6.9)c          (48.5)c        34.8
                                                   --------       ------          -------      --------
NET INCOME (LOSS)................................  $  160.3       $(44.6)         $(137.9)     $  (22.2)
                                                   ========       ======          =======      ========
Other Data:
  EBITDA(/3/)....................................                                              $  428.2
  Depreciation, Depletion and Amortization.......                                                 221.3
  Capital Expenditures...........................                                                 166.3
  Ratio of Earnings to Fixed Charges(/4/)........                                                  1.06x
  Ratio of Net Debt to EBITDA(/5/)...............                                                  4.67x
  Ratio of EBITDA to Cash Interest Expense(/6/)..                                                  2.28x


      See Notes to Unaudited Pro Forma Condensed Statement of Operations.

        NOTES TO UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED MARCH 31, 1998

  1. Includes the results of Citizens Power, which had revenues of $28.4 million and EBITDA of $10.8 million for the period April 1, 1997 to March 31, 1998.

  2. Reflects the Statement of Operations as if the Transactions had taken place effective April 1, 1997.

  (a) Reflects the impact of adjusting employee-related liabilities to their estimated fair value at the beginning of plan year based on a discount rate of 7.25%. The increased cost primarily relates to the elimination of unrecognized actuarial gains included in the historical combined financial statements.

  (b) Reflects an increase in depreciation depletion, and amortization expense due to the impact of fair valuing certain assets at purchase date. The expected useful lives on amortization periods of significant assets have not changed from those disclosed in the footnotes to the historical financial statements.

  (c) Reflects the tax effects of the pro forma adjustments at a combined federal and state income tax rate of approximately 25% because the Company expects to be an alternative minimum tax ("AMT") tax payer for the forseeable future.

  (d) Reflects the additional interest expense resulting from the capitalization of fees and other deferred financing costs in conjunction with the Financings totaling $75.0 million, which will be amortized over approximately nine years.

  (e) Reflects the increase in interest expense associated with the Senior Credit Facilities, the Senior Notes and the Senior Subordinated Notes and other debt amortization costs related to the Transactions. For purposes of this calculation, the assumed interest rate is 8.00% for the Senior Credit Facilities and the yield interest rates of 8.92% for the Senior Notes and 9.67% for the Senior Subordinated Notes applied to the discounted value of the respective Notes. If the interest rate on the Senior Credit Facilities changed by ( 1/8) percent, the effect on interest expense would be $1.15 million per year.

  (f) Reflects the decrease in interest income, assuming no excess cash for investment.

  3. EBITDA is defined as income before deducting interest expense, income taxes, depreciation, depletion and amortization and excludes any non-cash compensation expense related to management stock transactions. EBITDA has been reduced by costs associated with reclamation, retiree health care and workers' compensation. EBITDA is not a substitute for operating income, net income and cash flow from operating activities as determined in accordance with generally accepted accounting principles as a measure of profitability or liquidity. EBITDA is presented as additional information because management believes it to be a useful indicator of the Company's ability to meet debt service and capital expenditure requirements and because it is expected that certain debt covenants of the Company will utilize EBITDA to measure compliance with such covenants. Because EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to other similarly titled measures of other companies. Excludes $10.8 million EBITDA for Citizens Power.

  4. For purposes of this computation, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest on indebtedness plus the interest component of lease rental expense.

  5. For the purpose of this calculation, net debt consists of total debt less cash and cash equivalents of $98.9 million. Excludes $293.9 million of non-recourse indebtedness, $10.8 million of EBITDA and $60.4 million of cash of Citizens Power.

  6. For the purpose of this calculation, cash interest expense represents total interest expense less non-cash interest charges, including amortization of deferred financing costs and imputed interest from the 5% Subordinated Note. Excludes $10.8 million of EBITDA for Citizens Power.

  7. The Unaudited Pro Forma Condensed Statement of Operations excludes nonrecurring compensation expense of approximately $5.3 million for a stock grant representing approximately 3% ownership of the Company, to be provided to Company's key management. The Company will be required to recognize compensation expense related to this stock grant in the period management and Lehman Merchant Banking complete employment contract negotiations.

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                        THREE MONTHS ENDED JUNE 30, 1998

                                    PREDECESSOR
                                      COMPANY       COMPANY
                                                                                               PRO FORMA
                                    HISTORICAL       ACTUAL                                   THREE MONTHS
                                   PERIOD 4/1/98 PERIOD 5/20/98    PURCHASE                      ENDED
                                      THROUGH       THROUGH       ACCOUNTING     FINANCING      JUNE 30,
                                      5/19/98       6/30/98     ADJUSTMENTS(1) ADJUSTMENTS(1)     1998
                                   ------------- -------------- -------------- -------------- ------------
                                                         (IN MILLIONS EXCEPT RATIO)
REVENUES
  Sales..........................     $280.7         $253.7                                      $534.4
  Other revenue..................       11.7            9.0                                        20.7
                                      ------         ------         -----          ------        ------
    Total revenues...............      292.4          262.7           --              --          555.1
OPERATING COSTS AND EXPENSES
  Operating costs and expenses...      246.8          213.1           4.1 a                       464.0
  Depreciation, depletion and
   amortization..................       26.2           25.7           2.4 b                        54.3
  Selling and administrative
   expenses......................       12.1            8.9                                        21.0
  Net gain on property
   disposals.....................        --            (0.3)                                       (0.3)
                                      ------         ------         -----          ------        ------
OPERATING PROFIT (LOSS)..........        7.3           15.3          (6.5)            --           16.1
  Interest expense...............       (4.2)         (23.2)                         (1.5) d      (51.5)
                                                                                    (22.6) e
  Interest income................        1.7            1.0                                         2.7
                                      ------         ------         -----          ------        ------
INCOME (LOSS) BEFORE INCOME TAX..        4.8           (6.9)         (6.5)          (24.1)        (32.7)
  Provision (Benefit) For Income
   Taxes.........................        4.3           (1.6)         (0.9) c         (6.3) c       (4.5)
                                      ------         ------         -----          ------        ------
NET INCOME (LOSS)................     $  0.5         $ (5.3)        $(5.6)         $(17.8)       $(28.2)
                                      ======         ======         =====          ======        ======
Other Data:
  EBITDA (2).....................                                                                $ 65.6
  Depreciation, Depletion and
   Amortization..................                                                                  54.3
  Capital Expenditures...........                                                                 147.2
  Ratio of Earnings to Fixed
   Charges(3)....................                                                                   --
  Ratio of Net Debt to
   EBITDA(4).....................                                                                  5.00x
  Ratio of EBITDA to Cash
   Interest Expense(5)...........                                                                  2.09x


       See Notes to Unaudited Pro Forma Condensed Statement of Operations

        NOTES TO UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED JUNE 30, 1998

  1. Reflects the Statement of Operations as if the Transactions had taken place effective April 1, 1997.

  (a) Reflects the impact of adjusting employee-related liabilities to their estimated fair value at the beginning of plan year based on a discount rate of 7.25%. The increased cost primarily relates to the elimination of unrecognized actuarial gains included in the historical combined financial statements.

  (b) Reflects an increase in depreciation depletion, and amortization expense due to the impact of fair valuing certain assets at purchase date. The expected useful lives on amortization periods of significant assets have not changed from those disclosed in the footnotes to the historical financial statements.

  (c) Reflects the tax effects of the pro forma adjustments at a combined federal and state income tax rate of approximately 25% because the Company expects to be an alternative minimum tax ("AMT") tax payer for the forseeable future.

  (d) Reflects the additional interest expense resulting from the capitalization of fees and other deferred financing costs in conjunction with the Financings totaling $75.0 million, which will be amortized over approximately nine years.

  (e) Reflects the increase in interest expense associated with the Senior Credit Facilities, the Senior Notes and the Senior Subordinated Notes and other debt amortization costs related to the Transactions. For purposes of this calculation, the assumed interest rate is 8.00% for the Senior Credit Facilities and the yield interest rates of 8.92% for the Senior Notes and 9.67% for the Senior Subordinated Notes applied to the discounted value of the respective Notes. If the interest rate on the Senior Credit Facilities changed by ( 1/8) percent, the effect on interest expense would be $1.15 million per year.

  2. EBITDA is defined as income before deducting interest expense, income taxes, depreciation, depletion and amortization and excludes any non-cash compensation expense related to management stock transactions. EBITDA has been reduced by costs associated with reclamation, retiree health care and workers' compensation. EBITDA is not a substitute for operating income, net income and cash flow from operating activities as determined in accordance with generally accepted accounting principles as a measure of profitability or liquidity. EBITDA is presented as additional information because management believes it to be a useful indicator of the Company's ability to meet debt service and capital expenditure requirements and because it is expected that certain debt covenants of the Company will utilize EBITDA to measure compliance with such covenants. Because EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to other similarly titled measures of other companies. Excludes $4.8 million EBITDA for Citizens Power.

  3. For purposes of this computation, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest on indebtedness plus the interest component of lease rental expense. Earnings were insufficient to cover fixed charges by $32.7 million.

  4. For the purpose of this calculation, net debt consists of total debt less cash and cash equivalents of $164.3 million. Excludes $290.9 million of non-recourse indebtedness, $4.8 million of EBITDA and $47.3 million of cash of Citizens Power.

  5. For the purpose of this calculation, cash interest expense represents total interest expense less non-cash interest charges, including amortization of deferred financing costs and imputed interest from the 5% Subordinated Note. Excludes $4.8 million of EBITDA for Citizens Power.

  6. The Unaudited Pro Forma Condensed Statement of Operations excludes nonrecurring compensation expense of approximately $5.3 million for a stock grant representing approximately 3% ownership of the Company, to be provided to Company's key management. The Company will be required to recognize compensation expense related to this stock grant in the period management and Lehman Merchant Banking complete employment contract negotiations.

                            SELECTED FINANCIAL DATA

  The following selected historical financial data for the year ended, and as of, March 31, 1998, for the six months ended, and as of, March 31, 1997 and for the years ended, and as of, September 30, 1996 and 1995 have been derived from, and should be read in conjunction with, the audited combined financial statements of the Company included elsewhere in this Prospectus which have been audited by Ernst & Young LLP, the Company's independent auditors. The table reflects the fact that effective with The Energy Group's spin-off from Hanson, the Company switched from a fiscal year ended September 30 to a fiscal year ended March 31.

  The unaudited selected financial data for the period May 20, 1998 through June 30, 1998 and for the period April 1, 1998 through May 19, 1998 and for the year ended, and as of, September 30, 1994 and 1993 and for the twelve months ended, and as of, March 31, 1997 have been derived from the Company's records. In the opinion of the Company's management, such unaudited financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial position and results of operations as of the dates and periods indicated. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined/Consolidated Financial Statements of the Company and related notes included elsewhere in this Prospectus.

                             COMPANY                                         PREDECESSOR COMPANY
                          ------------- -----------------------------------------------------------------------------------------
                                                      FISCAL YEAR TWELVE MONTHS    SIX MONTHS             FISCAL YEARS ENDED
                             PERIOD        PERIOD        ENDED        ENDED          ENDED                   SEPTEMBER 30,
                          MAY 20, 1998  APRIL 1, 1998 ----------- -------------    ---------- -----------------------------------
                             THROUGH       THROUGH     MARCH 31,    MARCH 31,      MARCH 31,
                          JUNE 30, 1998 MAY 19, 1998   1998(/1/)      1997            1997      1996        1995(/2/)  1994(/4/)
                          ------------- ------------- ----------- -------------    ---------- --------      ---------  ---------
                                                                  (IN MILLIONS, EXCEPT RATIO)
RESULTS OF OPERA-
 TIONS DATA:
Tons Sold.........              20.6          22.7        167.5        167.4            81.4     163.0         151.0      101.6
Revenues..........             262.7         292.4     $2,244.4     $2,242.3        $1,064.1  $2,193.6      $2,175.8   $1,844.4
Cost of Goods Sold
 (includes
 depreciation,
 depletion and
 amortization)....             238.4         273.0      1,913.4      1,941.6           924.7   1,891.4       1,861.8    1,631.6
                            --------      --------     --------     --------        --------  --------      --------   --------
Gross Profit......              24.3          19.4     $  331.0     $  300.7        $  139.4  $  302.2      $  314.0   $  212.8
Impairment of
 Long-Lived As-
 sets(/5/)........               --            --            --        890.8              --     890.8            --         --
Selling and Admin-
 istrative Ex-
 penses...........               9.0          12.0         83.6         80.7            41.4      75.7          81.3       73.1
Net Loss/(Gain) on
 Property and
 Equipment
 Disposals........               --            --         (21.8)        (8.0)           (4.1)    (13.0)        (12.9)      (5.9)
                            --------      --------     --------     --------        --------  --------      --------   --------
Operating Profit
 (Loss)...........              15.3           7.4     $  269.2     $ (662.8)       $  102.1  $ (651.3)     $  245.6   $  145.6
                            ========      ========     ========     ========        ========  ========      ========   ========
Net Income
 (Loss)...........              (5.3)           .5     $  160.3     $ (449.3)       $   58.4  $ (446.3)     $  100.4   $   79.4
                            ========      ========     ========     ========        ========  ========      ========   ========
                          1993(/3/)(/4/)
                          --------------
RESULTS OF OPERA-
 TIONS DATA:
Tons Sold.........               85.7
Revenues..........           $1,580.1
Cost of Goods Sold
 (includes
 depreciation,
 depletion and
 amortization)....            1,482.8
                          --------------
Gross Profit......           $   97.3
Impairment of
 Long-Lived As-
 sets(/5/)........                 --
Selling and Admin-
 istrative Ex-
 penses...........               69.0
Net Loss/(Gain) on
 Property and
 Equipment
 Disposals........               (6.8)
                          --------------
Operating Profit
 (Loss)...........           $   35.1
                          ==============
Net Income
 (Loss)...........           $  (40.7)
                          ==============
                             COMPANY                             PREDECESSOR COMPANY
                          ------------- -----------------------------------------------------------------------------
                              AS OF         AS OF        AS OF
                            JUNE 30,      MARCH 31,    MARCH 31,              AS OF SEPTEMBER 30,
                          ------------- ------------- ----------- ---------------------------------------------------
                              1998        1998(/1/)      1997         1996            1995      1994          1993
                          ------------- ------------- ----------- -------------    ---------- --------      ---------
BALANCE SHEET DA-
 TA:
 Working Capital
  (deficiency)....             372.5      $  535.9     $  167.1     $ (129.5)       $ (104.3) $  280.5      $   99.7
 Total Assets.....           7,643.6       6,355.2      5,025.8      4,916.7         5,676.9   5,560.1       5,263.3
 Recourse Debt....           2,121.5         308.4        321.7        456.9           600.8     578.4         550.0
 Non-Recourse
  Debt............             290.9         293.9           --           --              --        --            --
 Invested Capi-
  tal.............             467.0       1,687.8      1,676.8      1,383.7         1,651.0   1,656.6       1,376.9

                             COMPANY                                         PREDECESSOR COMPANY
                          ------------- -----------------------------------------------------------------------------------------
                                                      FISCAL YEAR TWELVE MONTHS    SIX MONTHS             FISCAL YEARS ENDED
                             PERIOD        PERIOD        ENDED        ENDED          ENDED                   SEPTEMBER 30,
                          MAY 20, 1998  APRIL 1, 1998 ----------- -------------    ---------- -----------------------------------
                             THROUGH       THROUGH     MARCH 31,    MARCH 31,      MARCH 31,
                          JUNE 30, 1998 MAY 19, 1998   1998(/1/)      1997            1997      1996        1995(/2/)  1994(/4/)
                          ------------- ------------- ----------- -------------    ---------- --------      ---------  ---------
                                                                  (IN MILLIONS, EXCEPT RATIO)
OTHER FINANCIAL
 DATA:
 EBITDA(/6/)......              34.9          34.8     $  461.0     $  431.6(/7/)   $  203.8  $  437.4(/7/) $  435.9   $  315.8
 Net cash provided
  by (used in):
 Operating activi-
  ties............              19.3         (30.6)       181.7        323.2            62.8     211.5         272.5      153.1
 Investing activi-
  ties............          (2,033.0)        (19.2)      (129.9)      (106.6)          (56.2)   (105.6)       (462.1)    (108.5)
 Financing activi-
  ties............           2,225.7          23.6       (235.4)       (77.4)           94.2      16.0         179.0       (4.0)
 Depreciation,
  Depletion and
  Amortization....              25.7          26.2        202.6        203.6           101.7     197.9         190.3      170.2
 Capital Expendi-
  tures
 Replacement of
  Equipment and
  Facilities......              10.6          10.4     $   90.9     $   89.1        $   47.3  $   88.7      $  122.9   $   77.3
 New Mine and
  Expanded
  Capacity........              10.4          29.1         75.4         59.4            29.2      63.4          65.1       58.4
                            --------      --------     --------     --------        --------  --------      --------   --------
  Total Capital
   Expenditures...          $   21.0      $   39.5     $  166.3     $  148.5        $   76.5  $  152.1      $  188.0   $  135.7
                            ========      ========     ========     ========        ========  ========      ========   ========
Ratio of Earnings
 to Fixed Charges(/8/)..         --           1.72x        5.77x          --            3.63x       --          3.63x      2.13x
                          1993(/3/)(/4/)
                          --------------
OTHER FINANCIAL
 DATA:
 EBITDA(/6/)......           $  163.3
 Net cash provided
  by (used in):
 Operating activi-
  ties............              126.9
 Investing activi-
  ties............             (131.8)
 Financing activi-
  ties............              (10.7)
 Depreciation,
  Depletion and
  Amortization....              128.2
 Capital Expendi-
  tures
 Replacement of
  Equipment and
  Facilities......           $   63.7
 New Mine and
  Expanded
  Capacity........               96.6
                          --------------
  Total Capital
   Expenditures...           $  160.3
                          ==============
Ratio of Earnings
 to Fixed Charges(/8/)..           --

                                                  (footnotes on following page)

--------
(1) Reflects the acquisition of Citizens Power effective May 19, 1997, including $10.8 million of EBITDA, $294.2 million of working capital, $1,448.5 million of total assets and $293.9 million of non-recourse indebtedness of Citizens Power as of March 31, 1998 and for the period May 19, 1997 to March 31, 1998.
(2) Reflects the acquisition of the Caballo and the Rawhide coal mines in the Powder River Basin effective November 1994.
(3) Reflects the acquisition of the Company's Australian and Lee Ranch operations effective April 1993 and June 1993, respectively.
(4) The Company experienced a UMWA work stoppage from February 2, 1993 to December 16, 1993, which negatively impacted the Company's Peabody Coal Company and Eastern Associated Coal Corp. operations.
(5) Represents a one-time non-cash charge made pursuant to SFAS 121, which had no effect on the Company's cash flow.
(6) EBITDA is defined as income before deducting interest expense, income taxes, depreciation, depletion and amortization and excludes any non-cash compensation expense related to management stock transactions. EBITDA has been reduced by costs associated with reclamation, retiree health care and workers' compensation. EBITDA is not a substitute for operating income, net income and cash flow from operating activities as determined in accordance with generally accepted accounting principles as a measure of profitability or liquidity. EBITDA is presented as additional information because management believes it to be a useful indicator of the Company's ability to meet debt service and capital expenditure requirements and because it is expected that certain debt covenants of the Company will utilize EBITDA to measure compliance with such covenants. Because EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to other similarly titled measures of other companies. Excludes EBITDA of $6.1 million for the period May 20, 1998 through June 30, 1998, ($1.2 million) for the period April 1, 1998 through May 19, 1998 and $10.8 million for the fiscal year ended March 31, 1998 for Citizens Power.
(7) EBITDA for twelve months ended March 31, 1997 and the twelve months ended September 30, 1996 excluded an $890.8 million charge for Impairment of Long-Lived Assets. This is a one-time non-cash charge made pursuant to SFAS 121 which had no effect on the Company's cash flow.
(8) For purposes of this computation, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus the interest component of lease rental expense. Earnings were insufficient to cover fixed charges by $6.9 million, $702.3 million, $702.5 million and $21.8 million for the period May 20, 1998 through June 30, 1998, for the twelve months ended March 31, 1997, the fiscal year ended September 30, 1996 and the fiscal year ended September 30, 1993, respectively, due to the SFAS 121 charges described above.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with "Selected Financial Data" and the audited and unaudited Combined/Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus. The financial statements contained in this Prospectus are of the Company's predecessors.

  Prior to March 7, 1997, the Company was a wholly-owned indirect subsidiary of Hanson. During 1996 and 1997, Hanson spun-off its operations into four separate companies. As part of this tax-free distribution plan, on February 24, 1997 Hanson spun off The Energy Group to hold the energy business of Hanson. In addition, on March 7, 1997, a subsidiary of Hanson sold the outstanding common stock of Peabody Holding Company to a subsidiary of The Energy Group and combined it with other Hanson energy companies, including Peabody Resources, in The Energy Group.

GENERAL

  Peabody is the largest and one of the fastest growing private sector coal producers in the world. The Company currently owns and operates 24 mines in the United States and three mines in New South Wales, Australia and also sells coal produced by third-party contractors from reserves controlled by the Company. The Company's total U.S. and Australian annual sales have increased from 93.3 million tons in the year ended September 30, 1990 to 167.5 million tons in the year ended March 31, 1998 (81.4 million tons in the six months ended March 31, 1997). Management estimates the Company's U.S. market share has grown from 9% in the year ended September 30, 1990. For the year ended March 31, 1998, the Company's estimated U.S. market share was 14.4%.

  The Company's U.S. operations are managed through six principal units:
Powder River Coal Company ("Powder River"), Peabody Western, Eastern Associated, PCC, Lee Ranch Coal Company ("Lee Ranch") and Patriot Coal Company ("Patriot Coal"). In 1997, the Company's 24 U.S. mines sold coal to more than 150 U.S. power plants, including many of the largest U.S. utilities. The Company's Australian subsidiary, Peabody Resources, is one of Australia's ten largest coal producers. Peabody Resources manages and owns or holds joint venture interests in three surface mines in New South Wales, Australia and the Company believes that it is well positioned to serve the growing market in the Pacific Rim. A fourth mine, Bengalla, is currently under development and is scheduled to begin operations in calendar year 1999. For the year ended March 31, 1998, the Company's share of sales from these mines totaled 7.3 million tons, and its share of the proven and probable reserves associated with these operations totaled 290 million tons.

  As of October 1, 1996, Peabody owned or controlled approximately 9.4 billion tons of proven and probable coal reserves, an increase from approximately 7.0 billion tons in 1990. The Company has the largest coal reserve base of any private sector coal producing company in the United States. The Company has a substantial base of low sulfur coal reserves, which consisted of approximately
4.4 billion tons as of October 1, 1996, and additional low sulfur coal reserves are available for lease from private parties or federal, state or tribal governments, especially in the Powder River Basin. A substantial portion of the remaining high sulfur coal reserves are located near coal-fired power stations which the Company believes may make them attractive for development because of lower transportation costs. The Clean Air Act Amendments limit the ability of some of the Company's customers to burn higher sulfur coals unless they install scrubbers or purchase emission allowances. The development of the Company's high sulfur coal reserves is dependent on the cost of such emission allowances, the cost and availability of low sulfur coal and whether electric utilities install scrubbers to meet the more stringent SO/2/ emissions requirements of Phase II of the Clean Air Act Amendment in 2000. Approximately 50% of the Company's current high sulfur coal production was sold to power plants which have already installed scrubbers.

  Approximately 92% of the Company's U.S. coal sales volume for the twelve months ended March 31, 1998 was sold to domestic electric utilities, approximately 5% was exported to electric utility and steel making customers and approximately 3% was sold to U.S. industrial customers. For the year ended March 31, 1998,

92% of Peabody's sales volume was sold under CSAs and as of March 31, 1998 the Company had CSAs for approximately 1.0 billion tons of coal. At March 31, 1998, Peabody's CSAs had terms ranging from one to 17 years, with an average volume-weighted remaining term of 5.7 years. Such contracts are negotiated in the ordinary course of business. Most of the Company's U.S. coal supply contracts which have terms greater than three years are subject to periodic price adjustments or "reopener" provisions under which the contract price is subject to periodic adjustment by either party to reflect the changes in the market price of coal. Furthermore, a majority of the Company's coal supply contracts with terms greater than one year currently have prices which exceed the price at which such coal could be sold in the spot market. Over the last few years, several of these contracts have been renegotiated, bringing the contract prices closer to the then current spot market prices, thus leading to a reduction in the revenues from such contracts. A similar reduction in contract prices has also been experienced in relation to the replacement of expiring contracts.

  The Company restructures its CSAs in the normal course of business. In connection with such restructurings, the Company recognized gains ranging from $4.4 million in fiscal 1993 to $49.3 million for the fiscal year ended March 31, 1998. There can be no assurance that the Company will be able to realize such gains in connection with future restructurings of CSAs.

  For the fiscal year ended March 31, 1998, approximately 73% of Peabody Resources' 7.3 million-ton share of coal produced by the Australian mines was sold under CSAs to the New South Wales power utility, Macquarie Generation. The remainder was exported to Pacific Rim countries. Coal from the Ravensworth and Narama mines is sold to Macquarie Generation under contracts which expire in 2000 and 2012, respectively. The contracts have price adjustment provisions which are based on the qualities of coal delivered and changes in indices of mining costs. All of the output from the Warkworth mine is exported; approximately 75% is sold under contracts, including contracts with the other joint venture partners in Warkworth, and approximately 25% is sold on the spot market. Peabody Resources' Australian export contracts normally provide for annual price renegotiations.

  To date, the effect of expiring and repriced contracts has been mitigated by lower operating costs and expansions and acquisitions that increased sales volumes. The Company believes that based on RDI's estimates of future coal prices and the Company's portfolio of CSAs, the adverse impact of expiring and repriced contracts will be smaller in the next five years than it was in the past five years. There can be no assurance that any reductions in revenues resulting therefrom will continue to be mitigated by improvements in productivity or increased sales volumes or will not be affected by greater than expected declines in coal prices. The following table indicates the recent historical trends in spot market pricing by supply region in the United States for the coal industry.

                       HISTORICAL STEAM COAL SPOT PRICES
               (Nominal Dollars per Ton, Free on Board at Mine)

                                                                   POUNDS
                                           BTUS                SO/2/ PER MILLION                                    ESTIMATED
REGION/BASIN                             PER POUND                  BTUS                         1995       1996      1997
---------------------------------        ---------             -----------------                ------    ------    ---------
Central Appalachia...............     Greater than 12,500     Less than but equal to 1.2        $25.00    $26.78      $27.16
                                      Greater than 12,500         1.21-1.70                      24.63     25.04       25.53
                                      Greater than 12,500          1.71-2.5                      24.27     24.81       25.42
                                      Less than 12,500        Less than but equal to 1.2        22.06     23.98       24.42
                                      Less than 12,500            1.21-1.70                      21.17     22.93       23.35
                                      Less than 12,500            1.71-2.5                       21.13     21.80       22.18

Northeastern Appalachia..........     Greater than 12,750          1.2-2.5                      $22.62    $22.70      $23.20
                                      Greater than 12,750       Greater than 2.5                 21.92     21.28       21.46

Illinois Basin...................     Greater than 11,000       Greater than 2.5                $18.62    $18.65      $18.99
                                      Less than 11,000          Greater than 2.5                 17.17     17.15       17.22

Southern Powder River Basin......     Greater than 8,800     Less than but equal to 1.2         $ 4.34    $ 4.00      $ 4.00
                                      Less than 8,800        Less than but equal to 1.2           3.27      3.14        3.12

Northern Powder River Basin......     Greater than 8,800     Less than but equal to 1.2         $ 6.09    $ 6.25      $ 6.25

Four Corners.....................     Greater than 9,500     Less than but equal to 1.2         $13.79    $13.81      $14.14

--------
Source: RDI, Outlook for Coal, Winter 1996 -1997.

  The current Asian financial crisis may impact the Company in fiscal 1999 by lowering export prices and volumes. Export sales to Asia are likely to be lower than anticipated with expected growth being somewhat moderated over the next several years. With the oversupply situation, export prices have also fallen from previous years. This situation may also lead to an oversupply and downward pricing pressure on domestic coal markets as well. A large percentage of the Company's Australian production is sold to domestic utilities under CSAs, and is not expected to be impacted by the Asian situation. The total percentage of the Company's export sales was 6% of which only 37% was exported to Asia. The impact of the fluctuation in the Australian dollar is discussed in detail in "--Liquidity and Capital Resources."

ACQUISITION OF CITIZENS POWER

  In May 1997, all of the common membership interests in Citizens Power and its subsidiaries were acquired. Citizens Power markets and trades electric power, other energy-related commodities and power-related commodity risk management products. Citizens Power also provides energy contract restructuring services to the electric power industry. The acquisition of Citizens Power was accounted for as a purchase and, accordingly, the Company's combined financial statements include the operating results of Citizens Power from the closing date forward.

  Citizens Power, as a licensed power marketer, markets and trades electric power and energy-related commodity products, including forwards, futures, options and swaps. Pricing for such products may be variable or fixed. Variable pricing is generally tied to published indices. Citizens Power also provides services and price risk management capabilities to the electric power industry. Price risk management activities include the restructuring of power sales and power supply agreements. The Company generally balances forward sales and purchase contracts to mitigate market risk and secure cash flow streams.

  Citizens Power accounts for these trading and price risk management activities using the fair value method, such that forwards, futures, swaps and other financial instruments with third parties are reflected at market value and are included in "Assets or liabilities from trading and price risk management activities" in the consolidated and combined balance sheets. In the absence of quoted value, financial instruments are valued at fair value, considering the net present value of the underlying sales and purchase obligations, the volatility of the underlying commodity, appropriate reserves for market and credit risks and other factors, as determined by the Company's management. Subsequent changes to fair value, resulting gains and losses are included in "Sales" in the statements of consolidated and combined income.

RESULTS OF OPERATIONS

  The tables presented below summarize the results of operations and cash flows for the Company and the "Predecessor Company" ("P&L Coal Group") for the periods indicated. The discussion is based on a comparison of the results for the three months ended June 30, 1998 versus the P&L Coal Group results for the quarter ended June 30, 1997. The results of operations and cash flows for the three months ended June 30, 1998 reflect the results of the Company from April 1 to June 30, 1998 and the results of P&L Coal Group for April 1 to May 19, 1998 (collectively referred to in the discussion as the "Company"). The Company acquired P&L Coal Group on May 19, 1998 and prior to such date had no separate operations.

  The results of operations and cash flows for the period ended June 30, 1998 may not be directly comparable to the other periods indicated as a result of the effects of valuation of assets and liabilities recorded in accordance with Accounting Principles Board Opinion No. 16.

 Results of Operations

                                       COMPANY         PREDECESSOR COMPANY
                                   --------------- ----------------------------
                                                                    UNAUDITED
                                      UNAUDITED      UNAUDITED       FOR THE
                                   FOR THE PERIOD  FOR THE PERIOD QUARTER ENDED
                                   5/20/98-6/30/98 4/1/98-5/19/98    6/30/97
                                   --------------- -------------- -------------
                                                  (IN THOUSANDS)
TONS SOLD.........................        20.6            22.7          41.3
REVENUES
  Sales...........................    $253,747        $280,680      $519,565
  Other Revenue...................       8,920          11,728        67,975
                                      --------        --------      --------
    Total Revenues................     262,667         292,408       587,540
OPERATING COSTS AND EXPENSES
  Operating costs and expenses....     212,747         246,801       444,589
  Depreciation, depletion and
   amortization...................      25,691          26,218        51,232
  Selling and administrative
   expenses.......................       8,958          12,017        24,264
                                      --------        --------      --------
OPERATING PROFIT..................    $ 15,271        $  7,372      $ 67,455
                                      ========        ========      ========

 Three Months Ended June 30, 1998 Compared with Three Months Ended June 30,
1997

  For the first quarter ended June 30, 1998, the Company had sales of $534.4 million, an increase of $14.9 million, or 2.9%, compared to the first quarter ended June 30, 1997. This increase resulted largely from higher sales volumes in the Powder River Basin and the Southern Appalachia region and favorable electricity and trading revenues from Citizens Power ($6.2 million), partially offset by lower pricing from Australian customers and the impact of unfavorable foreign exchange rates. Other revenues, however, decreased by $47.3 million compared to the same quarter in the prior year, primarily due to the inclusion in the prior year's first quarter of a $29.0 million gain related to the restructuring of a coal supply contract combined with $20.0 million of decreased revenues from Australia's mining services projects which completed several large projects in last year's first quarter.

  Operating profit of $22.6 million for the quarter ended June 30, 1998 was $44.8 million less than the prior year's quarter, which included $29.0 million from the gain on the CSA restructuring, $10.1 million from the elimination of actuarial gains associated with certain employee related liabilities as a result of purchase accounting, and $4.0 million in profits from completed construction projects in Australia and Malaysia. The purchase accounting adjustments reflected as of June 30, 1998 are preliminary and subject to adjustment once requested information to value assets and measure liabilities is obtained. These preliminary values were based upon management's initial estimates, including extrapolations of certain actuarially determined employee related obligations. Although not expected to be material, the full impact of the final allocation is not known. The results for the quarter ended June 30, 1998 reflect a $10.0 million increase in "Operating costs and expenses" compared to the prior year's quarter ended June 30, 1997 due to the elimination of actuarial gains that were being amortized as reduced cost accruals. The results for the quarter ended June 30, 1998 also reflect a $1.8 million increase in "Depreciation, depletion and amortization" based upon the preliminary purchase price allocation. The current quarter's results were also impacted by decreased gains on property sales, unfavorable foreign exchange rates and operating difficulties at the Company's Midwest mines partially offset by slightly increased earnings from Citizens Power's power trading and price risk management activities. Selling and administrative expenses were $21.0 million for the first quarter of 1999, down $3.3 million or 13.6% from the same quarter of 1998. Savings from the organizational restructuring contributed to these favorable results. The Company's productivity in the United States increased 4.5% (weighted average) over the same period last year.

 Financial Condition/Cash Flows

                                      COMPANY         PREDECESSOR COMPANY
                                  --------------- ----------------------------
                                     UNAUDITED      UNAUDITED      UNAUDITED
                                      FOR THE        FOR THE        FOR THE
                                      PERIOD          PERIOD     QUARTER ENDED
                                  5/20/98-6/30/98 4/1/98-5/19/98    6/30/97
                                  --------------- -------------- -------------
(IN THOUSANDS)
Net cash provided by (used in)
 operating activities............   $    19,273     $ (30,558)     $ (45,835)
Net cash used in investing
 activities......................    (2,103,392)      (19,248)       (39,407)
Net cash provided by financing
 activities......................     2,225,650        23,636         18,682

 Three Months Ended June 30, 1998 Compared with Three Months Ended June 30,
1997

  Net cash used in operating activities for the quarter ended June 30, 1998 was $11.3 million, an increase of $34.6 million from net cash used in operating activities for the quarter ended June 30, 1997 primarily due to favorable working capital.

  Net cash used in investing activities for the quarter ended June 30, 1998 was $57.6 million (excluding the acquisition of P&L Coal Subsidiaries for $2,065.0 million) compared to $39.4 million for the quarter ended June 30, 1997. Proceeds of $30.0 million from the contract restructuring impacted the prior year's quarter. The Company made capital expenditures of $60.5 million and $55.0 million for the quarters ended June 30, 1998 and 1997, respectively.

  Net cash provided by financing activities for the quarter ended June 30, 1998 was $2,249.3 million, which included $1,817.4 million in borrowings and a $480.0 million capital contribution to fund the P&L Coal acquisition.

  The following table summarizes the results of operations for the fiscal years ended September 30, 1996 and 1995, the six months ended March 31, 1997 and 1996 and the fiscal year ended March 31, 1998 and the twelve months ended March 31, 1997.

                                                                            FISCAL YEARS
                                        UNAUDITED    SIX MONTHS ENDED           ENDED
                                      TWELVE MONTHS --------------------    SEPTEMBER 30,
                          FISCAL YEAR     ENDED                UNAUDITED  ------------------
                          ENDED MARCH   MARCH 31,   MARCH 31,  MARCH 31,
                           31, 1998       1997        1997       1996         1996      1995
                          ----------- ------------- ---------  ---------  --------  --------
                                                   (IN MILLIONS)
Tons Sold...............      167.5        167.4        81.4       77.0      163.0     151.0
Revenues................   $2,244.4     $2,242.3    $1,064.1   $1,069.9   $2,193.6  $2,175.8
Cost of Goods Sold (in-
 cludes depreciation,
 depletion and amortiza-
 tion)..................    1,913.4      1,941.6       924.7      933.1    1,891.4   1,861.8
                           --------     --------    --------   --------   --------  --------
Gross Profit............   $  331.0     $  300.7    $  139.4   $  136.8   $  302.2  $  314.0
Impairment of Long-Lived
 Assets(/1/)............         --        890.8          --         --      890.8        --
Selling and Administra-
 tive Expenses..........       83.6         80.7        41.4       39.9       75.7      81.3
Net Loss/(Gain) on Prop-
 erty and Equipment
 Disposals..............      (21.8)        (8.0)       (4.1)      (9.1)     (13.0)    (12.9)
                           --------     --------    --------   --------   --------  --------
Operating Profit
 (Loss).................   $  269.2     $ (662.8)   $  102.1   $  106.0   $ (651.3) $  245.6
                           ========     ========    ========   ========   ========  ========

--------
(1)Represents a one-time non-cash charge pursuant to SFAS 121 which had no effect on the Company's cash flow.

 Fiscal Year Ended March 31, 1998 Compared with Twelve Months Ended March 31,
1997

  For the year ended March 31, 1998, the Company had revenues of $2.2 billion and operating profit of $269.2 million. The 1998 revenues were $2.1 million higher and operating profit increased $932.0 million compared to the same period in the prior year. The lower earnings in 1997 primarily resulted from a one-time non-cash charge of $890.8 million due to the adoption of the valuation methodology of SFAS 121, which related to the impairment of certain inactive and undeveloped coal reserves. Most of the impairment write-down resulted from reduced values for specific properties with indications of unfavorable market conditions primarily relating to various properties containing coal reserves with a sulfur content that does not meet the air emissions limitations under the Clean Air Act Amendments. Excluding the impact of this charge, operating income would have been $228.0 million for the twelve months ended March 31, 1997.

  Coal sales of 167.5 million tons for the fiscal year ended March 31, 1998 approximated volume for the year ended March 31, 1997. Low sulfur coal sales represented 81% of total sales volume for the fiscal year ended March 31, 1998 and sales under CSAs of one year or more represented 92% of sales volume for the same period. Management estimates the Company had a U.S. market share of approximately 14.4% during the period. The Company's mines in Australia had coal sales of 7.3 million tons for both the fiscal year ended March 31, 1998 and the twelve months ended March 31, 1997.

  Revenues of $2.2 billion for the fiscal year ended March 31, 1998 increased $2.1 million compared to the prior year, primarily as a result of restructuring the Tucson Electric Power ("TEPCo") contract at the Company's Lee Ranch operation ($49.3 million additional revenue in that period) partially offset by lower export pricing and softer markets in Australia and the Powder River Basin. The Company also realized $11.6 million in gains from a CSA restructuring for the twelve months ended March 31, 1997. The TEPCo contract restructuring consisted of up-front payments in exchange for terminating the existing CSA and the subsequent agreement to a new long-term contract. The Company was able to realize a gain on the restructuring of this CSA since the termination fee required no future performance. The new contract, containing provisions at prevailing market terms, met the customer's desire for a reduced price of coal in the future. The Company determined that this payment was adequate compensation after considering the risk-adjusted discounted net present values, the impact of relaxed quality standards on mining costs and the benefits of a new agreement with a longer term.

  Operating profit of $269.2 million for the fiscal year ended March 31, 1998 was $41.2 million more than the prior year, excluding the $890.8 million SFAS 121 charge. The improved earnings were primarily due to recognizing $49.3 million gain on the Tucson Electric Power contract restructuring combined with $8.4 million of operating profit contributed by Citizens Power from power trading and price risk management activities during the period and increased gains on property sales. Operating difficulties at the Eastern Associated mines, lower export pricing and lower prices in the Powder River Basin adversely impacted operating income. The Company's productivity in the United States remained strong, with an average of almost 92 tons per manshift for the period, while the Australian operations increased productivity by approximately 7% over the prior year. This had the effect of increasing gross profit margins (excluding Citizens Power) to 14.5% of revenues for the fiscal year ended March 31, 1998 as compared to 13.3% for the prior year. Selling and administrative expenses were 3.7% of revenues in 1998 compared to 3.6% in the prior year. The net gain on property and equipment disposals was $15.8 million favorable to the prior year primarily due to a $14.7 million gain on a sale of property. The Company's Australian operations contributed $44.8 million of operating profit for the fiscal year ended March 31, 1998 and $47.4 million in the prior year.

  Effective January 1998, a subsidiary of the Company purchased an additional 10% interest in Black Beauty Coal Company for $37.7 million in cash and as a result, increased its ownership in the partnership to 43.3%.

 Six Months Ended March 31, 1997 Compared with Six Months Ended March 31, 1996

  For the six months ended March 31, 1997, the Company had revenues of $1.1 billion and operating profit of $102.1 million. Revenues and operating profit were slightly lower ($5.8 million and $3.9 million, respectively) compared to the six months ended March 31, 1996. The impact of the increased sales volume of 4.4 million tons during the six months ended March 31, 1997 was more than offset by unfavorable pricing variances and lower gains from surplus property sales as compared to the prior period.

  Coal sales of 81.4 million tons for the six months ended March 31, 1997 increased 6% from 77.0 million tons for the six months ended March 31, 1996. The higher volume was primarily from the Powder River operations, as volumes were increased over 10% due to improved customer demand and the installation of a crusher conveyor system. The Company's mines in Australia had coal sales of 3.5 million tons for the six months ended March 31, 1997, an increase of 19% from the previous period, resulting from favorable customer demand. Low sulfur coal sales represented 81% of total sales volume for the six months ended March 31, 1997 and sales under CSAs represented 89% of total sales volume in that period.

  Revenues of $1.1 billion for the six months ended March 31, 1997 decreased slightly from the six months ended March 31, 1996. The positive impact of a 6% growth in sales volume was more than offset by a decline in pricing during the period. The decline in pricing was primarily at Powder River as expiring and repriced contracts and a soft spot market reduced the average price per ton. The Company also realized gains from CSA restructurings were $11.6 million and $22.0 million for the six month period ended March 31, 1997 and 1996, respectively.

  Operating profit of $102.1 million was $3.9 million lower than for the six months ended March 31, 1996. The Company's cost reduction measures and productivity (i.e. tons per manshift) enhancements continued to have a positive impact on operating profit which was more than offset by a decline in coal prices and lower gains from surplus property sales. The success of the cost reduction initiative improved productivity approximately 13%, with the Company's U.S. operating companies averaging 93 tons per employee per manshift for the six month period which represented a Company record. The Company's Australian productivity also showed significant improvement increasing more than 17% from the equivalent period in the previous year. This had the impact of improving gross profit margins to 13.1% of revenues for the six months ended March 31, 1997 as compared to 12.8% of revenues for the six months ended March 31, 1996. Selling and administrative expenses remained substantially stable at 3.9% and 3.7% of revenues for 1997 and 1996, respectively. The Company's Australian operations contributed $22.3 million of operating profit in the six months ended March 31, 1997, up from $16.1 million for the comparable period in 1996.

 Fiscal Year Ended September 30, 1996 Compared with Fiscal Year Ended September 30, 1995

  For the fiscal year ended September 30, 1996, the Company had revenues of $2.2 billion and an operating loss of $651.3 million. The 1996 revenues increased $17.8 million from 1995 levels, while operating profit decreased $896.9 million from 1995. The lower earnings in 1996 were primarily due to a one-time, non-cash charge of $890.8 million as a result of adopting the valuation methodology of SFAS 121, principally related to the impairment of certain inactive and undeveloped coal reserves, primarily high sulfur coal reserves affected by the Clear Air Act Amendments. See note 1 to Combined Financial Statements. Excluding the impact of this charge, operating income would have been $239.5 million for the fiscal year ended September 30, 1996.

  Coal sales of 163.0 million tons in the fiscal year ended September 30, 1996 increased 8% from 151.0 million tons in the fiscal year ended September 30, 1995. The higher volume was primarily attributable to an 18.5% increase in the Company's Powder River Basin production volume including a full year's contribution from the Caballo and Rawhide mines acquired in November 1994. The Company's Australian operations sold 6.7 million tons of coal in the fiscal year ended September 30, 1996, compared to 7.3 million tons in 1995. The Company's overall production reflected the impact of its continued investment aimed at improving productivity, in particular at Powder River. Low sulfur coal sales represented 82% of total sales volume in the year ended September 30, 1996, up from 80% in 1995. Sales under long-term contracts represented 88% of sales volume in 1996 and management estimates the Company's market share in the United States rose from 14% in the fiscal year ended September 30, 1995 to 15% in the fiscal year ended September 30, 1996.

  Revenues were $2.2 billion in the fiscal year ended September 30, 1996, which were $17.8 million higher than revenues for the fiscal year ended September 30, 1995. The positive impact of higher sales volumes in 1996 was offset by lower pricing of three high sulfur coal contracts at PCC (estimated at $25 to $30 million) as price per ton was 10% lower than the prior year. Revenues were also adversely affected by reduced demand at the Company's western operations, as customers purchased lower priced hydro-electric generation that was available due to unusually high rain and snowfall in the western United States. Stabilizing spot prices in the higher sulfur markets in the last six months of the year also favorably impacted profits. The Company also realized gains from CSA restructurings totaling $22.0 million and $23.9 million for the fiscal years ended September 30, 1996 and 1995, respectively.

  Excluding the one-time, non-cash charge of $890.8 million arising from the implementation of SFAS 121, operating income of $239.5 million for the fiscal year ended September 30, 1996 decreased $6.1 million from $245.6 million for the fiscal year ended September 30, 1995. The 1996 operating results were affected by lower customer demand at the Company's western operations, the re-pricing of certain high sulfur coal contracts (which management estimates accounted for a decrease in profit of $25 to $30 million) and operational difficulties at PCC and Eastern Associated during the first nine months of the year. Offsetting the above impacts was a reduction in costs due to measures implemented during 1996 as part of continuing efforts to reduce production costs. These included employee reductions, improvements in working practices permitted under new union contracts and the effects of investment in more efficient equipment. The success of the Company's cost reduction initiatives was evidenced by an improvement in productivity, as tons per manshift improved 17% in absolute terms over 1995 and 3% on a weighted average mine by mine basis taking into account the shift in sources of production. Operating profit in 1996 also included the benefit of $23.3 million related to the reversal of an excess accrual of the Company's liability for the UMWA Combined Fund established under the Coal Industry Retiree Health Benefit Act of 1992 (the "Coal Act"). This reversal resulted from the Company's successful appeal of U.S. government beneficiary assignments and its active participation in the administrative process with respect to this fund. The effect of these items was to reduce gross profit margins to 13.8% in 1996 from 14.4% of revenues for 1995. Selling and administrative costs were $5.6 million lower than in 1995 as the Company continued to streamline and consolidate support functions. As a percentage of revenues, selling and administrative expenses were 3.5% in 1996 and 3.7% in 1995.

  The Company's Australian operating profits of $48.5 million for the fiscal year ended September 30, 1996 increased from $37.9 million for the fiscal year ended September 30, 1995. The improved earnings were primarily related to increased volume of mining services projects during 1996.

ROYALTIES--INCOME AND EXPENSE

  Royalty income generally results from the lease or sub-lease of mineral rights to third parties. These agreements generally provide for payments based upon a percentage of the selling price or an amount per ton of coal produced. Certain agreements require minimum annual lease payments regardless of the extent to which minerals are produced from the leasehold. The term of these agreements generally ranges from specified periods of five to twenty years or can be for an unspecified period until all reserves are depleted.

  A substantial amount of the coal mined by the Company is produced from reserves leased from the owner of the coal. One of the major lessors is the U.S. Government, from whom the Company leases substantially all of the coal mined in Wyoming, Montana and Colorado under terms set by Congress and administered by the U.S. Bureau of Land Management. The terms of these leases are generally for an initial term of 10 years but may be extended by diligent development and mining of the reserve until all economically recoverable reserves are depleted. The Company has met the diligent development requirements for substantially all of these federal leases either directly through production or by including the lease as a part of a logical mining unit with other leases upon which development has occurred. Annual production on these federal leases must total at least 1% of the original amount of coal in the entire logical mining unit. Royalties are payable monthly at a rate of 12.5% of the gross realization from the sale of the coal mined using surface mining methods and at the rate of 8% of the gross realization for coal produced using underground mining methods. The Company also leases the coal production at its Arizona mines from The Navajo Nation and the Hopi Tribe under leases that are administered by the U.S Department of the Interior. These leases expire once mining activities cease. The royalty rates are also generally based upon a percentage of the gross realization from the sale of coal. These rates are subject to redetermination every ten years under the terms of the leases. The remainder of the leased coal is generally leased from state governments, land holding companies and various individuals. The duration of these leases varies greatly. Typically, the lease terms are automatically extended as long as active mining continues. Royalty payments are generally based upon a specified rate per ton or a percentage of the gross realization from the sale of the coal. Many of these leases require the Company to pay minimum annual rental payments.

INCOME TAXES

  Since March 7, 1997, the Company has filed one consolidated U.S. federal income tax return with its subsidiaries. At March 31, 1998, U.S. federal and state income taxes were determined on that basis. Prior to March 7, 1997, the Company consisted of two separate U.S. federal consolidated groups, Peabody Holding Company and Peabody Investments, Inc., parent of Gold Fields ("Peabody Investments").

  For the fiscal years ended September 30, 1996 and 1995, Peabody Holding Company and its subsidiaries were included in a consolidated federal income tax return with other Hanson affiliates. Peabody Holding Company had a tax sharing arrangement with Hanson whereby federal income taxes were computed as part of a consolidated group of companies. For purposes of these financial statements, Peabody Holding Company determined its federal tax provision (benefit) based on its expected allocated share of the consolidated group tax position. State taxes were determined on a separate return basis. Under the tax sharing arrangement, Hanson allocated the consolidated federal income tax liability to the members of the consolidated group by applying a ratio of each member's separate taxable income to the sum of the separate taxable incomes of all members having taxable income for the years. If the consolidated group had taxable income, a member having a taxable loss did not receive a benefit for that loss. If the consolidated group had a taxable loss, only members having a taxable loss received a benefit for that loss.

  Peabody Investments was the common parent of a separate consolidated tax group. The group included its interest in the operations of Hanson Natural Resources Company ("HNRC"). HNRC was a partnership which historically included the operations of Lee Ranch, Cavenham Timber and Western Rock Quarries. For purposes of these statements, Peabody Investments determined its federal and state tax provision as if Lee Ranch was the only operation included for the fiscal years ended September 30, 1996 and 1995.

  The following summarizes the Company's effective tax rates for the periods indicated:

        Quarter ended June 30, 1998....................................... 23.0%
        Fiscal year ended March 31, 1998.................................. 36.0%
        Six months ended March 31, 1997................................... 32.0%
        Fiscal years ended:
          September 30, 1996.............................................. 36.5%
          September 30, 1995.............................................. 47.9%

  As indicated in the notes to the Combined Financial Statements, the effective tax rates are impacted significantly by changes in valuation allowances, statutory depletion in excess of book depletion and the effect of tax sharing agreements.

  The Company and its U.S. subsidiaries are expected to be AMT taxpayers prospectively due primarily to the percentage depletion tax deduction. As a result of its AMT status, the Company and its subsidiaries' expected federal and state current income tax provision rate is 12%. The expected federal and state deferred income tax provision rate is 13% for a projected combined federal and state gross income tax provision rate of 25%.

  Pursuant to The Energy Group spin-off from Hanson in February 1997, The Energy Group entered into Tax Sharing Agreements (each, a "TSA") with both Hanson and Millennium Chemicals Inc. ("Millennium"), a former Hanson company. Hanson has agreed to indemnify The Energy Group for all Peabody Investments' federal and state income tax liabilities arising prior to February 25, 1997, with the exception of those liabilities arising from the operations of Lee Ranch subsequent to its acquisition in June 1993.

  The Millennium TSA requires Millennium to indemnify The Energy Group and its subsidiaries for all federal income tax liabilities arising from tax years in which Peabody Holding Company and its subsidiaries were members of Hanson's Anglo-American affiliated group (July 3, 1990 through September 30, 1996). With respect to state income taxes, the Millennium TSA indemnifies The Energy Group for Arizona income taxes in the years in which Peabody Holding Company and subsidiaries filed a consolidated return with the Anglo-American group (fiscal years 1994 to 1996).

  Peabody Holding Company and its subsidiaries have AMT credit carryforwards of approximately $50.6 million (as of the tax year ending June 30, 1997) but are limited to utilization against regular tax liabilities generated by Peabody Holding Company and its subsidiaries' members. As a result, the deferred asset representing the AMT credits is fully offset with a valuation allowance.

  Peabody Holding Company and its subsidiaries currently have regular tax net operating loss ("NOL") carryforwards of $48.7 million and AMT NOL's of $18.9 million (as of the tax year ending June 30, 1997). All except $4.7 million of the regular tax NOL and $0.7 million of the AMT NOL are limited to utilization against income generated by Peabody Holding Company and its subsidiaries. Deferred tax assets representing the NOLs are fully offset with valuation allowances.

LIQUIDITY AND CAPITAL RESOURCES

  Net cash provided by operating activities for the year ended March 31, 1998 was $181.7 million, a decrease of $141.6 million from net cash provided by operating activities for the twelve months ended March 31, 1997. This decrease was primarily due to lower earnings from mining activities and increased working capital requirements due to Citizens Power. Net cash provided by operating activities was $62.8 million for the six months ended March 31, 1997. Net cash provided by operating activities was $211.5 million for the year ended September 30, 1996, compared to $272.5 for the year ended September 30, 1995. The decrease between 1996 and 1995 resulted principally from an increase in working capital requirements.

  Net cash used in investing activities for the year ended March 31, 1998 was $129.9 million compared to $106.6 million for the year ended March 31, 1997. This increase was primarily the result of increased capital expenditures of $27.8 million, a $20.8 million cash payment for the acquisition of Citizens Power and the $37.7 million cash payment for the additional interest in Black Beauty Coal Company which was partially offset by $57.5 million in proceeds from CSA restructurings. Net cash used in investing activities was $56.2 million for the six months ended March 31, 1997. In the year ended September 30, 1996, net cash used in investing activities was $105.6 million, a decrease of $356.5 million compared to the year ended September 30, 1995. The decrease between 1996 and 1995 was primarily the result of the acquisition of the Caballo and Rawhide coal mines in 1995 for $356.2 million. In addition, approximately $59.6 million in proceeds from contract renegotiations and the sale of a business unit were received in 1995, which was partially offset by a cash settlement received totaling $6.1 million for an arbitrated dispute with a customer for payment of retiree health care and reclamation liabilities under a CSA in 1994.

  The Company made capital expenditures of $166.3 million and $148.5 million for the years ended March 31, 1998 and 1997, respectively, and $76.5 million in the six months ended March 31, 1997. Capital expenditures totaled $152.1 million and $188.0 million for the years ended September 30, 1996 and 1995, respectively. Of the $166.3 million in capital expenditures for the year ended March 31, 1998, $90.9 million was for replacement capital and $75.4 million was for expanding capacity and developing mines. The Company expects to make $208.1 million of capital expenditures in the twelve months ending March 31, 1999, of which $89.5 million will be for replacement of equipment and facilities and $118.6 million will be for expanding capacity and developing new mines, primarily the new Bengalla mine in Australia.

  Net cash used in financing activities for the year ended March 31, 1998 was $235.4 million, primarily for dividends and loans to The Energy Group. Net cash provided by financing activities was $94.2 million for the six months ended March 31, 1997. Net cash provided by financing activities was $16.0 million for the year ended September 30, 1996, compared with $179.0 million provided by financing activities for the year ended September 30, 1995, principally representing the contribution to invested capital by Hanson for the acquisition of the Caballo and the Rawhide coal mines in 1995.

  The Company has five qualified single employer defined benefit pension plans, which the Pension Benefit Guaranty Corporation ("PBGC") calculated as being underfunded. As a result, the Company has entered into an agreement with the PBGC to alleviate the underfunding of Peabody Holdings' pension plans, pursuant to which the Company has agreed to: (i) accelerate minimum funding payments that the Company would otherwise be required to make during 1998,
(ii) make certain contributions in excess of such minimum funding and (iii) provide a letter of credit to support a fraction of the pension plans' unfunded liabilities.

  On September 30, 1998, the Company received $135.9 million as prepayment of non-recoupable advance royalty payments related to certain leased coal reserves in New Mexico from Chaco pursuant to a Prepayment Agreement signed on the same date. Chaco also conveyed to the Company its interest in the coal reserve lease and other related mining and contracts rights for $27.5 million. No gain or loss will be recognized from the transaction since the net present value of the future royalties was previously recognized as an asset.

FINANCING ARRANGEMENTS

  Prior to the Acquisition, the Company financed its operations and capital and other expenditures through a combination of cash generated from operations, external borrowings, operating leases and loans and invested capital provided most recently by The Energy Group, and prior to February 1997, from Hanson or its U.S. affiliates. The Company's ability to generate cash from operations depends upon numerous factors, some of which are outside the control of the Company, including economic, climatic and geological conditions and changes in taxation regimes in the United States, Australia and other countries in which the Company operates.

  Historical interest expense, net of interest income, was as follows for the periods indicated (in millions):

         Fiscal year ended March 31, 1998................................ $18.7
         Six months ended March 31, 1997.................................  16.1
         Fiscal years ended: September 30, 1996..........................  51.2
               September 30, 1995........................................  52.9

  Third-party long-term debt has remained relatively stable throughout the periods, with the exception of 1997, when Citizens Power, through its subsidiaries, incurred substantial indebtedness in its operations, primarily on a non-recourse basis. In 1996 debt owed to Hanson was converted into equity, resulting in a reduction of interest expense. In addition, the Company received a cash contribution in 1995 which resulted in substantial cash balances on which the Company earned income.

  As a result of the Acquisition, the Company has substantial indebtedness and significant debt service obligations. As of March 31, 1998, after giving pro forma effect to the Transactions, the Company would have had total indebtedness of approximately $2,098.0 million of which (i) $920.0 million consists of indebtedness under the Senior Credit Facilities, (ii) $398.8 million consists of the Senior Notes, (iii) $498.6 million consists of the Senior Subordinated Notes and (iv) $280.6 million consists of existing indebtedness. The Indentures governing the Senior Notes and Senior Subordinated Notes permit the Company and its Restricted Subsidiaries to incur additional indebtedness, including secured indebtedness, subject to certain limitations. In addition, among other customary restrictive covenants, the Indentures prohibit the Company and its Restricted Subsidiaries from creating or otherwise causing any encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to pay dividends or to make certain other upstream payments to the Company or any of its Restricted Subsidiaries. As of March 31, 1998, after giving pro forma effect to the Transactions, the aggregate of Citizens Power's indebtedness that is non recourse and Peabody Resources' Australian indebtedness was $370.8 million. In addition, the Senior Credit Facilities contain additional and more restrictive covenants and will require the Company to maintain specified financial ratios and satisfy certain tests relating to its financial condition. See "Risk Factors" and "Description of Certain Indebtedness." After giving pro forma effect to the Transactions as of March 31, 1998, the Company's ratio of earnings to fixed charges would have been 1.06x.

  The Company is continually engaged in evaluating potential acquisitions. The Company expects that funding for future acquisitions may come from a variety of sources, depending on the size and nature of any such acquisitions. None of the potential acquisitions under review are considered probable. Potential sources of capital include cash generated from operations, borrowings under the Revolving Credit Facility, additional equity investments from Lehman Merchant Banking and other external debt or equity financing. There can be no assurance that such additional capital sources will be available to the Company on terms which the Company finds acceptable, or at all.

  In connection with the Acquisition, the Company entered into the Senior Credit Facilities which include a Revolving Credit Facility, providing for aggregate borrowings of up to $480.0 million including letters of credit of $330.0 million. Interest rates on the revolving loans under the Revolving Credit Facility are based on the Base Rate (as defined in the Senior Credit Facilities), or LIBOR (as defined in the Senior Credit Facilities) at the Company's option. The Revolving Credit Facility commitment matures six years after the consummation of the Financings. The Revolving Credit Facility and related Term Loan Facility contain certain restrictions and limitations including but not limited to financial covenants that will require the Company to maintain and achieve certain levels of financial performance and limit the payment of cash dividends and similar restricted payments.

In addition, the Senior Credit Facilities prohibit the Company from allowing its Restricted Subsidiaries (which include all Guarantors) to create or otherwise cause any encumbrance or restriction on the ability of any such Restricted Subsidiary to pay any dividends or make certain other upstream payments subject to certain exceptions.

  The following table sets forth the amortization schedule for the Senior Credit Facilities:

            AMORTIZATION                 TERM LOAN A                             TERM LOAN B
            ------------                 -----------                             -----------
                                                     (IN MILLIONS)
               Year 1                      $ 10.0                                  $  6.5
               Year 2                        15.0                                     6.5
               Year 3                        20.0                                     6.5
               Year 4                        50.0                                     6.5
               Year 5                        75.0                                     6.5
               Year 6                       100.0                                     6.5
               Year 7                          --                                   100.0
               Year 8                          --                                   511.0
                                           ------                                  ------
                                           $270.0                                  $650.0
                                           ======                                  ======

  The Company's ability to pay principal and interest or Liquidated Damages, if any, on each series of the Notes and to satisfy its other debt service obligations or to fund planned capital expenditures will depend upon the future operating performance of its subsidiaries, which will be affected by prevailing economic conditions in the markets they serve and financial, business and other factors, certain of which are beyond their control. Based upon the current level of operations, management believes that cash flow from operations and available cash, together with available borrowings under the Revolving Credit Facility, will be adequate to meet the Company's future liquidity needs for at least the next several years. Certain of the Guarantors are subject to existing agreements which could, in certain circumstances, restrict the ability of such guarantors to pay dividends or make certain other upstream payments to the Borrower. However, the Borrower believes as of the date hereof, that the terms of such agreements will not restrict such upstream payments in a manner that would adversely affect the Borrower's ability to perform its obligations. There can be no assurance that the Company's business will generate sufficient cash flow from operations or that future borrowings will be available under the Senior Credit Facilities in an amount sufficient to enable the Company to service its indebtedness, including each series of the Notes, or to fund its other liquidity needs. The Company may need to refinance all or a portion of the principal of each series of the Notes on or prior to maturity. There can be no assurance that the Company will be able to effect any such refinancing on commercially reasonable terms or at all. See "Risk Factors."

CONTINGENCIES--CERTAIN ENVIRONMENTAL MATTERS

  The Company's operations are subject to extensive and changing regulations in the United States and Australia regarding environmental matters. As of June 30, 1998, the Company had accrued $485.5 million for reclamation and environmental obligations. The Company's expenditures relating to reclamation and environmental matters were approximately $7.4 million for the quarter ended June 30, 1998, $39.1 million for the year ended March 31, 1998, $20.4 million for the six months ended March 31, 1997, and $70.5 million and $64.4 million for the years ended September 30, 1996 and 1995, respectively.

  Gold Fields, its predecessors and its former parent company are or may become parties to environmental proceedings which have commenced or may commence in the United States in relation to certain sites previously owned or operated by those entities or companies associated with them. The Company has agreed to indemnify Gold Fields' former parent company for any environmental claims resulting from any activities, operations or conditions that occurred prior to the sale of Gold Fields to the Company. Gold Fields is currently involved in environmental investigation or remediation at six sites and is a defendant in litigation with private parties involving three other sites. These nine sites were formerly owned or operated by Gold Fields. The EPA has placed three of these sites on the National Priorities List, promulgated pursuant to CERCLA, and one of the sites is on a similar state priority list. There are a number of further sites in the United States which were previously owned or operated by such companies and which could give rise to environmental proceedings in which Gold Fields could incur liabilities.

  Where such sites were identified, the directors of The Energy Group commissioned, in connection with the spin-off of The Energy Group, a review of publicly available information by independent environmental consultants in order to assess the estimated total amount of the liability per site and the proportion of those liabilities which Gold Fields is likely to bear. The available information on which to base this review was very limited because all of the sites except for three (on which no remediation is currently taking place) are no longer owned by Gold Fields.

  On the basis of that review, The Energy Group provided for an aggregate of $73.6 million as of March 31, 1997 for the above environmental liabilities relating to Gold Fields. Significant uncertainty exists as to whether these claims will be pursued against Gold Fields in all cases, and if they are pursued, the amount of the eventual costs and liabilities, which could be greater or less than this provision. As of June 30, 1998, the provision was reduced to $68.0 million (which is included in the overall liability of $485.5 million) to reflect expenditures incurred during such period. The Company believes that the remaining amount of the provision is adequate to cover these environmental liabilities. See note 18 to the Combined Financial Statements included herein.

  Although waste substances generated by coal mining and processing are generally not regarded as hazardous substances for the purposes of CERCLA, some products used by coal companies in operations, such as chemicals, and the disposal of such products, are governed by the statute. Thus, coal mines currently or previously owned or operated by the Company, and sites to which the Company sent waste materials, may be subject to liability under CERCLA and similar state laws.

  While the Company believes that it has identified costs likely to be incurred for environmental matters and that those costs are not likely to have a material adverse effect upon the Company's business or financial position, there can be no assurance that the Company's total costs and liabilities for environmental matters will not increase in the future. The magnitude of such additional liabilities and the costs of complying with environmental laws and containing or remediating contamination cannot be predicted with certainty due to the lack of specific information available with respect to many sites, the potential for new or changed laws and regulations and for the development of new remediation technologies and the uncertainty regarding the timing of work with respect to particular sites. As a result, there can be no assurance that material liabilities or costs related to environmental matters will not be incurred in the future or that the Company's liquidity will not be adversely impacted by such environmental liabilities or costs.

FOREIGN CURRENCY

  The functional currency of the Company's Australian operations is the local currency except that all export sales, which accounted for 25% of the Company's Australian sales by volume in 1998, were priced in U.S. dollars. Assets and liabilities of the Company's Australian operations are generally translated at current exchange rates and related translation adjustments are reported as a component of invested capital. Income statement accounts are translated at the average rates during the period. In recent years, the value of the Australian Dollar versus the U.S. Dollar has declined as summarized below:

                        AUSTRALIAN DOLLAR VS. US DOLLAR

                                                                 AVERAGE CURRENT
                                                                 ------- -------
August 1998.....................................................  .6207   .5680
June 1998.......................................................  .6324   .6025
March 1998......................................................  .7188   .6720
March 1997......................................................  .7863   .7838
September 1996..................................................  .7703   .7548

  The impact of the currency translation in combining the results of operations and financial position of such operations has not been material to the financial position of the Company.

INFLATION

  Inflation in the United States has been relatively low in recent years and did not have a material impact on the Company's results of operations for the quarter ended June 30, 1998, the year ended March 31, 1998, the twelve months ended March 31, 1997, the six months ended March 31, 1997, or the years ended September 30, 1996 or 1995.

IMPACT OF YEAR 2000 ISSUE

  Some of the Company's older computer programs were written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognizes a date using "00" as the year 1900 rather than the Year 2000. This could cause a system failure or miscalculations resulting in disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

  The Company has completed an assessment and will have to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the Year 2000 and thereafter. The Company has undertaken a company-wide Year 2000 compliance project, staffed with a diverse team of personnel representing all levels of the organization. The Company also retained an outside consulting firm to assist in the assessment and assist in ensuring the proper project structure to address the Year 2000 issue. With respect to information technology ("IT") systems, the assessment is complete. The Company is now in the remediation phase of the project whereby it is updating or replacing existing applications. The testing and implementation phases of the project will occur in calendar 1998 and 1999.

  Additionally, the Company is also conducting an assessment of its non-IT technology which consists primarily of embedded technology at the Company's mining facilities (e.g., security systems, mine monitoring systems, plant operating systems, coal loading and scale facilities, equipment, etc.). The Company has also established another task force to address the Year 2000 embedded technology concerns for those applications outside the main frame systems. The Company is in the assessment phase and plans to have site readiness action plans for remediation and testing completed by June 1999.

  In addition, the Company is conducting an assessment of Year 2000 exposures related to the Company's suppliers and customers. The Company has identified its key suppliers and customers and has sent out a request for information on their Year 2000 compliance status. The Company has dedicated resources to monitor these parties' progress as they address the Year 2000 issue. Additional requests will be sent, responses will be tracked and contingency plans will be developed as required to address potential failures of these parties to be prepared for the Year 2000.

  The total cost of the project associated with the Year 2000 issue is estimated at approximately $6.5 million (21% of the IT budget for fiscal year
1999), which includes $1.4 million for the purchase of new software and hardware that will be capitalized and $5.1 million that will be expensed as incurred. To date, the Company has incurred approximately $1.1 million primarily for assessment of the Year 2000 issue and development of a modification plan. The Company believes that the total costs associated with modifying its current systems will not have a material adverse effect on its results of operations or financial position.

  The project is estimated to be 25% complete and the goal of management is to have all systems and equipment Year 2000 ready by October 1999. The Company believes that with modifications to existing software and conversion to new software, the Year 2000 issue will not present significant operational problems for its computer systems. However, if such modifications and conversions are not made, or are not completed in a timely fashion, the Year 2000 issue could have a material impact on the operations of the Company.

  The costs of the project and the date on which the Company believes it will complete the appropriate modifications to deal with the Year 2000 Issue are based on management's best estimates, which were derived utilizing numerous assumptions of future events. However, there can be no assurance that these estimates will be achieved. The Company currently does not have a Year 2000 contingency plan; however, the Company intends to develop one in 1999.

REORGANIZATION PLANS

  The Company has recently announced a new organizational structure for its U.S. operations. The objective of the new structure is to become a more innovative, agile organization to reduce costs, and to assure that the administrative and support function reside at the appropriate levels of the organization.

  Under the new organizational structure, operating units (single mines or groups of mines) will report to group executives by region, under the leadership of the President and Chief Operating Officer. Commercial activities, including sales and marketing, mining business development, land and resource management and commercial services will be under the Chief Commercial Officer. Technical, transactional and administrative support functions will be consolidated as shared services in St. Louis with some functions residing in Charleston, West Virginia, and Gillette, Wyoming.

  The new structure, which the Company intends to implement by September 30, 1998, is expected to streamline decision making and reporting. It is also expected to result in a reduction of approximately 100 administrative and other support positions throughout the Company, in the closing of offices in Flagstaff, Arizona, and reductions in staffing in the Charleston, Gillette and Henderson offices.

RECENT ACCOUNTING PRONOUNCEMENTS

  In June 1997, SFAS No. 130, "Reporting Comprehensive Income" was issued which establishes new rules for the reporting and display of comprehensive income and its components. The Company intends to adopt this statement for its 1999 fiscal year.

  Also in June 1997, SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") was issued which establishes standards for disclosure about operating segments in annual financial statements and selected information in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." The new standard becomes effective for the Company's 1999 fiscal year and requires comparative information from earlier years be restated to conform to requirements of this standard. The Company is evaluating the requirements of SFAS 131 and the effects, if any, on the Company's current reporting and disclosures.

  In February 1998, SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" was issued which improves and standardizes disclosures by eliminating certain existing reporting requirements and adding new disclosures. The statement addresses disclosure issues only and does not change the measurement of recognition provisions specified in previous statements. The statement supersedes SFAS No. 87, "Employers' Accounting for Pensions," SFAS No. 88, "Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits" and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The Company intends to adopt this statement for its 1999 fiscal year.

  In June 1998, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133") was issued which establishes accounting and reporting standards for derivative instruments and for hedging activities. This Statements amends FASB Statement No. 52, Foreign Currency Translation, to permit special accounting for a hedge of a foreign currency forecasted transaction with a derivative. It supersedes FASB Statements No. 80, Accounting for Future Contracts, No. 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, and No. 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments. It amends FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, to include in Statement 107 the disclosure provisions about concentrations of credit risk from FASB Statement No. 105. This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company is evaluating the requirements of SFAS 133 and the effect, if any, on the Company's current reporting and disclosures.

  With respect to the recent accounting pronouncements outlined above, only SFAS No. 133 is expected to impact the Company's financial position and results of operations. The Company is evaluating the requirements of this pronouncement, and the impact of adoption on the financial statements is not known at this time. The other pronouncements are expected to impact the Company's reporting and disclosure requirements only.

                            COAL INDUSTRY OVERVIEW

  The information provided in "Coal Industry Overview" regarding future coal consumption was obtained from the Energy Information Administration ("EIA"), the independent statistical and analytical agency within the U.S. Department of Energy, and RDI. The assumptions upon which EIA's forecasts are based include, among other things, assumptions regarding trends in various economic sectors (residential, transportation, industrial, etc.), economic growth rates, technological improvements and demand for other energy sources and are described more fully in EIA's Annual Energy Outlook 1997. RDI does not set forth the assumptions upon which their projections are based. Although the Company believes that these sources are reliable, it can give no assurance that such projections will prove to have been correct. See "Risk Factors."

INTRODUCTION

  Coal is one of the world's major energy sources whose primary role is to provide fuel for the generation of electricity. According to the EIA, in 1995 26% of the world's primary energy supply came in the form of coal and coal was responsible for approximately 37% of the world's electricity generation. In the United States, coal's share of the domestic primary energy supply was 31% in 1995, while coal's share of U.S. electricity generation has risen consistently to a record level of 57% in 1997.

  The major coal producers in the world are China, the United States, Russia, Ukraine, India and Australia, although coal is produced in some 60 countries worldwide. The United States enjoys the world's largest reserve base, with an estimated 29% of the world's recoverable bituminous and subbituminous coal reserves, followed by the former Soviet Union, China, India, South Africa and Australia. An estimated 70% of the world's fossil energy resources are in the form of coal.

  The U.S. coal industry operates under a highly developed regulatory regime which governs all mining and mine safety activities, including environmental issues and land reclamation after completion of mining activities. These include laws requiring that mined lands be restored to a condition equal to or better than that existing before mining. While inherently dangerous, coal mining in the United States has become a relatively safe occupation, relying on sophisticated technology and a skilled work force to become one of the safest, most productive coal markets in the world. See "Regulatory Matters."

  The coal industry has been heavily influenced in recent years by significant gains in coal mine productivity, changes in air quality laws, growth in utility coal consumption and industry consolidation. According to the U.S. Department of Labor, the number of operating mines declined 51% over the last ten years, while overall coal production increased approximately 20%. During the same period, average coal mine productivity has nearly doubled due to changes in work practices, new technologies and an increase in production in Wyoming's Powder River Basin coal region, where thick, easily accessible coal seams result in high productivity. The overall productivity gains have contributed to stability in coal prices in recent years. A major trend in the industry has been the shift to low sulfur coal production, driven by the Clean Air Act Amendments, which imposed significant restrictions on SO/2/ emissions from coal-fired power plants.

COAL CHARACTERISTICS

  There are four types of coal: lignite, subbituminous, bituminous and anthracite. Each has characteristics that make it more or less qualified for different end uses. In general, coal of all geological composition is characterized by end use as either "steam coal" or "metallurgical coal," sometimes known as "met coal." Steam coal is used by utilities for electricity generation and by industrial facilities to produce steam, electricity or both. Metallurgical coal is refined into coking coal, which is used in the production of steel. Heat value and sulfur content, the most important variables in the profitable marketing and transportation of coal, determine the best end use of a particular type of coal.

 Heat Value

  The heat value of coal is commonly measured in British thermal units. A British thermal unit ("Btu") is the amount of heat needed to raise one pound of water one degree Fahrenheit. Coal found in the eastern and midwestern regions of the United States tends to have a heat content ranging from 10,000 to 13,400 Btus per pound. Most coal found in the western United States ranges from 8,000 to 10,000 Btus per pound.

  Lignite is a brownish-black coal with a heat content that generally ranges from 6,500 to 8,300 Btus per pound. Major lignite operations are located in Texas, North Dakota, Montana and Louisiana. Lignite is used almost exclusively in power plants located adjacent to or near such mines because any transportation costs, coupled with mining costs, would render its use uneconomical. The Company does not have any lignite reserves.

  Subbituminous coal is a black coal with a heat content that ranges from 7,800 to 9,500 Btus per pound. Most subbituminous reserves are located in Montana, Wyoming, Colorado, New Mexico, Washington and Alaska. Subbituminous coal is used almost exclusively by electric utilities and some industrial consumers. The Company has extensive subbituminous reserves in the Powder River Basin of Wyoming.

  Bituminous coal is a "soft" black coal with a heat content that ranges from 10,500 to 14,000 Btus per pound. This coal is located primarily in Appalachia, Arizona, the Midwest, Colorado and Utah, and is the type most commonly used for electric power generation in the United States. Bituminous coal is used for utility and industrial steam purposes, and as a feed stock for coke, which is used in steel production. All of the Company's reserves in Arizona, Colorado, Illinois, Indiana, Kentucky and West Virginia, as well as its reserves in New South Wales, Australia, are ranked as bituminous coal.

  Anthracite coal is a "hard" coal with a heat content that can be as high as 15,000 Btus per pound. A limited amount of anthracite deposits is located primarily in the Appalachian region of Pennsylvania, and is used primarily for industrial and home heating purposes. The Company does not have any anthracite reserves.

 Sulfur Content

  Sulfur content can vary from seam to seam and sometimes within each seam. When coal is burned, it produces SO/2/, the amount of which varies depending on the chemical composition and the concentration of sulfur in the coal. Low sulfur coal has a variety of definitions, but it is used in this document to refer to coal with a sulfur content of 1% or less by weight. Demand for low sulfur coal has increased, and is expected to continue to increase, as electric utilities strive to reduce SO/2/ emissions. Phase II requirements are expected to create additional demand for low sulfur coal. As of October 1, 1996, 47% of Peabody's coal reserves and 81% of its fiscal 1998 coal sales were low sulfur. U.S. SO/2/ emissions from electric power generation have decreased 28% from 1980 levels, while U.S. coal consumption has increased 46%. See "Risk Factors--Risks Relating to the Company--Government Regulation of the Mining Industry--Impact of Clean Air Act Amendments on Coal Consumption."

  Subbituminous coal typically has a lower sulfur content than bituminous coal, but some bituminous coal in southern West Virginia, eastern Kentucky, Colorado and Utah, also has low sulfur content.

  Higher sulfur coal can be burned in plants equipped with sulfur-reduction technology, as the scrubbing process reduces SO/2/ emissions by 50% to 90%. Plants without scrubbers can burn high sulfur coal by purchasing emission allowances on the open market, which allow the user to emit a ton of SO/2/. Some older coal-fired plants have been retrofitted with scrubbers. Any new coal-fired generation built in the United States will likely use clean coal burning technology.

 Other Important Characteristics

  Ash. Ash is the inorganic residue remaining after combustion of coal. As with sulfur content, ash content varies from seam to seam. Ash content is also an important characteristic of coal because power plants must handle and dispose of ash following combustion.

  Moisture. Moisture content of coal varies by the type of coal, the region where it is mined and the location of coal within a seam. In general, high moisture content decreases the heat value and increases the weight of the coal, thereby making it more expensive to transport.

  Location/Ease of Extraction. It is generally easier to mine a coal seam that is thick and close to the surface. Typically, coal mining operations will begin at the part of the coal seam that is easiest and most economical to mine. In the coal industry, this characteristic is referred to as "low ratio." As the seam is mined, it becomes more difficult and expensive to mine because the seam either becomes thinner or protrudes more deeply into the earth, requiring removal of the material over the seam (the "overburden"). For example, many seams of coal in the Midwest are 5 to 10 feet thick and hundreds of feet below the surface. In contrast, seams in the Powder River Basin of Wyoming may be 80 feet thick and only 50 feet below the surface.

  Coking Properties of Metallurgical Coal. When some types of coal are super-heated in the absence of oxygen, they form a hard, dry, caking form of coal called coke, which is chiefly used in the steel production process as a fuel and reducing agent to smelt iron ore in a blast furnace.

COAL COSTS

 Cost Comparison of Fuel Types

  Coal generated 57% of the electricity in the United States in 1997. Coal attained this dominant market share because of its relatively low cost and its availability throughout the United States. On an average, all-in cost per megawatt-hour ("MWh") basis, coal-fired generation is less expensive than electricity generated from natural gas or nuclear power. Hydroelectric power is inexpensive but is limited geographically and there are few suitable sites for new hydroelectric power dams.

  The table below illustrates the relative cost advantage of coal over certain other power generation sources.

                      AVERAGE TOTAL GENERATING COSTS(/1/)

                                                             1990(/2/) 1997(/3/)
                                                             --------- ---------
Coal........................................................  $20.06    $17.24
Nuclear.....................................................   22.36     18.98
Hydro.......................................................    3.04      5.86
Natural Gas.................................................   28.84     35.12

--------
(1) Average annual generating costs per MWh produced for all U.S. power plants; costs are all-in and include the cost of fuel, depreciation of plant, and overhead and maintenance.
(2)  Source: RDI PowerData, 1996, FERC Form 1 Data.
(3)  Source: Monthly operating data from RDI, 1998 from FERC reports.

 Cost Structure

 Coal Prices

  Coal prices vary dramatically and are affected by a number of factors. Two general characteristics are particularly important; first, coal prices vary widely depending upon the region in which the coal is produced, and second, utility purchases of coal, in which both mine-mouth coal prices and transportation are considered, strongly influence other coal prices. Other factors that influence coal prices are geological characteristics such as seam thickness, overburden ratios and depth of underground reserves, transportation costs, regional coal production capacity relative to demand and coal quality characteristics such as heat value, ash, moisture and sulfur content. Powder River Basin coal is relatively inexpensive to mine ($3 to $5 per ton, based on Company estimates) because the seams are thick and typically close to the surface. As a result, open-cast mining methods are used. The large capital costs associated with dragline mining and truck and shovel mining (a dragline can cost up to $50 million) are amortized over millions of tons of coal produced. Powder River Basin mines are highly productive and labor is a much smaller component of the cost structure. Eastern U.S. coal is more expensive to mine ($15 to $25 per ton, based on Company estimates) than western U.S. coal because it has a high percentage of underground coal and its surface coal tends to have thinner coal seams. Additionally, underground mining has higher labor (including reserves for labor benefits and health care) and capital costs

(including modern mining equipment and construction of extensive ventilation systems) than those of surface mining.

  Industrial coal generally costs more to produce and is shipped in smaller volumes and therefore is priced $3 to $5 per ton more than steam coal used by utilities. Metallurgical coal has higher carbon and lower ash content and is usually priced $4 to $10 per ton higher than steam coal produced in the same regions. Even higher prices are paid for special coking coal with low volatility characteristics. The following chart summarizes recent steam coal prices by supply region. As indicated, in 1997 steam coal prices ranged from $3 to $27 per ton, depending upon the quality and source region of the coal. The chart also indicates generally stable prices over the past three years, after a period in which average coal prices declined by 12% from 1990 to 1995, in nominal dollars.

                       HISTORICAL STEAM COAL SPOT PRICES
               (Nominal Dollars per Ton, Free on Board at Mine)

                                                                         POUNDS SO/2/
                                                   BTUS PER              PER MILLION                                 ESTIMATED
REGION/BASIN                                         POUND                   BTUS                 1995      1996        1997
----------------------------------                 --------              ------------             ----      ----        ----
Central Appalachia................          Greater than 12,500     Less than but equal to 1.2   $25.00    $26.78      $27.16
                                            Greater than 12,500             1.21-1.70             24.63     25.04       25.53
                                            Greater than 12,500             1.71-2.5              24.27     24.81       25.42
                                            Less than 12,500        Less than but equal to 1.2    22.06     23.98       24.42
                                            Less than 12,500                1.21-1.70             21.17     22.93       23.35
                                            Less than 12,500                1.71-2.5              21.13     21.80       22.18

Northeastern Appalachia...........          Greater than 12,750             1.2-2.5              $22.62    $22.70      $23.20
                                            Greater than 12,750           Less than 2.5           21.92     21.28       21.46

Illinois Basin....................          Greater than 11,000          Greater than 2.5        $18.62    $18.65      $18.99
                                            Less than 11,000             Greater than 2.5         17.17     17.15       17.22

Southern Powder River Basin.......          Less than 8,800         Less than but equal to 1.2   $ 4.34    $ 4.00      $ 4.00
                                            Greater than 8,800      Less than but equal to 1.2     3.27      3.14        3.12

Northern Powder River Basin.......          Less than 8,800         Less than but equal to 1.2   $ 6.09    $ 6.25      $ 6.25

Four Corners......................          Greater than 9,500      Less than but equal to 1.2   $13.79    $13.81      $14.14

--------
Source:RDI, Outlook for Coal, Winter 1996-1997.

 Transportation

  Coal for domestic consumption is generally sold at the mine and transportation costs are normally borne by the purchaser. Export coal is usually sold at the loading port, and coal producers are responsible for shipment to the export coal-loading facility and the buyer pays the ocean freight. Coal for electricity generation is purchased on the basis of its delivered cost per million Btus. Most utilities arrange long-term shipping contracts with rail or barge companies to assure stable delivered costs.

  Transportation is often a large component of the buyer's cost. Although the customer pays the freight, transportation cost is still important to coal mining companies because the customer may choose a supplier largely on the cost of transportation. According to RDI, in 1995, transportation costs represented 69%, 28% and 25% of the overall cost of coal produced in the western United States, eastern United States and mid-western United States, respectively.

  According to the National Mining Association, in 1996, approximately 75% of all U.S. coal was shipped by rail or barge, making these modes the keys to domestic coal distribution. Trucks and overland conveyors are used to haul coal over shorter distances, while lake carriers and ocean colliers move coal to export markets, although some domestic coal is shipped over the Great Lakes. Railroads move more coal than any other commodity, and in 1996 coal accounted for 22% of total U.S. rail freight revenue and 44% of total freight tonnage. Most coal mines are served by a single rail company, but much of the Powder River Basin is served by two competing rail carriers, the BNSF (Burlington Northern/Santa
Fe) and the Union Pacific. Rail competition in this major coal producing region is important, since rail costs constitute up to 75% of the delivered cost of Powder River Basin coal in remote markets. Rail rates for the Powder River Basin are lower when evaluated on a ton per mile basis because the relatively flat and straight rail routes out of the region allow heavily loaded trains to operate with less manpower and locomotive power than rail routes in other regions.

COAL REGIONS

  Coal is mined from coalfields throughout the United States, with the major production centers located in the Powder River Basin (PRB), Central Appalachia, Northern Appalachia, the Illinois Basin and in other western coalfields. The Company operates mines in all of these major coal producing regions. The map below shows the significant U.S. coal supply regions.

                           U.S. COAL SUPPLY REGIONS

                              [MAP APPEARS HERE]




__________________
Source:  RDI.

 Powder River Basin

  The Powder River Basin contains some of the most attractive coal reserves in the world. The Powder River Basin covers more than 12,000 square miles in northeastern Wyoming and 7,000 square miles in southeastern Montana. Demonstrated coal reserves total approximately 165 billion tons. Quality varies between lignite and subbituminous, with current production of subbituminous coal averaging 9,100 Btus per pound and 0.5% sulfur in Montana, to 8,600 Btus per pound and 0.3% sulfur in Wyoming. The mines just north and south of Gillette, Wyoming, are categorized as southern Powder River Basin mines. The coal in the southern Powder River Basin is ranked as subbituminous with an extremely favorable sulfur content.

  Production in the southern Powder River Basin has increased from approximately 7 million tons in 1970 to 270 million tons in 1997, and now accounts for 30% of U.S. electric utility coal consumption by volume. The southern Powder River Basin has grown into the largest coal supply region in the United States. From 1989 to 1996, the region's compounded annual production growth rate was 6.2% compared to an overall compounded annual production growth rate of 1.2% for the total U.S. coal industry. The southern Powder River Basin markets 98% of its coal to U.S. electric utilities, principally in the region between the Rocky Mountains and the Appalachian Mountains. The Company has five active mining operations in the Powder River
Basin: one in Montana and four in northeastern Wyoming.

 Central Appalachia

  Central Appalachia contains coalfields in eastern Kentucky, southwestern Virginia and central and southern West Virginia. Production in Central Appalachia has decreased slightly from approximately 289 million tons in 1990 to 281 million tons in 1996. Production declined in all major sections of Central Appalachia except for southern West Virginia, which has grown due to the expansion of more economically attractive surface mines. The region has experienced significant consolidation in the last several years due to modest demand growth and strong competition from western coal. Central Appalachian operations market approximately 58% of their coal to electrical utilities, principally in the South Atlantic region. Central Appalachia also sells extensively to the export market and industrial customers. Geologic conditions in Central Appalachia led to the creation of over 100 significant coal-beds, 60 of which are currently mined. A variety of mining techniques are used as seams are found on mountaintops and below valley floors. The coal of Central Appalachia has an average heat content of 12,500 Btus per pound and is generally low sulfur. The Company operates five underground mines in southern West Virginia producing low sulfur steam and metallurgical coal.

 Northern Appalachia

  High and medium sulfur coal is found in the Northern Appalachian coalfields of western Pennsylvania, southeastern Ohio and northern West Virginia. Coal demand in the region has increased slightly in recent years and, according to RDI, is expected to remain stable. Production in the region was approximately 156 million tons in 1997, up from 145 million tons in 1995. Much of the production in this region is concentrated in a few highly productive longwall mining operations in southeastern Pennsylvania and northern West Virginia. Despite its medium sulfur content (1.5% to 2.0% sulfur), coal from the Pittsburgh seam produced from these mines is considered attractive to utility coal customers because of its high heat content (approximately 13,000 Btus per pound). The Company operates one mine in this region.

 Illinois Basin

  The Illinois Basin is approximately 48,000 square miles in aerial extent under most of Illinois, western Indiana and western Kentucky. The area has experienced significant consolidation in the last several years. The Illinois Basin is a declining production center due to the region's relatively high sulfur coal and competition from lower sulfur western coal. Production in the Illinois Basin peaked at 141 million tons in both 1984 and 1990. Since 1990, production has decreased by 20% due to displacement by lower sulfur, lower cost coal. In 1996, production stabilized in several of the Illinois Basin's sub-regions, including Central Illinois, due to stabilizing demand and limited capacity. Illinois Basin production is marketed primarily to local utility and industrial customers. The Southwestern Illinois sub-region has an expanded customer base, including "scrubbed" utilities in Indiana and Florida. Demonstrated reserves total an estimated 120 billion tons of bituminous coal. The coal seams dip toward the center of the basin and outcrop along its border. Approximately 20 coal seams have been identified in the region. Current production quality ranges from 10,000 to 12,500 Btus per pound and 1% to 4% sulfur, with production averaging 11,300 Btus per pound and 2.6% sulfur. The Company has extensive reserves and nine active mining operations (four surface mines and five underground mines) in the Illinois Basin coal region: six in western Kentucky, two in Indiana and one in Illinois. In addition, the Company has a 43.3% interest in Black Beauty, Indiana's largest coal producer.

 Western Bituminous Coal Regions

  The western bituminous coal regions include the Hanna Basin in Wyoming, the Uinta Basin of northwestern Colorado and Utah, the Four Corners Region in New Mexico and Arizona and the Raton Basin in southern

Colorado. These regions produce high quality, low sulfur steam coal for selected markets in the region, for export through West Coast ports and for shipments to some Midwestern power plants for which Powder River Basin's subbituminous coals are not suitable. Production in these regions has increased from 104 million tons in 1995 to 108 million tons in 1997. The Company has extensive reserves in these regions, as well as four operating mines.

 Lignite Production Regions

  Lignite is mined in North Dakota, Texas and Louisiana. The Company does not have any lignite reserves.

 Australia

  The location and quantity of coal reserves in Australia are also well established, and economical coalfields have been identified in all states in Australia except Tasmania and the Northern Territory. The majority of Australia's coal reserves have high heat content, are low sulfur and are located near ocean ports, making Australia the world's leading coal exporter, exporting primarily to the Pacific Rim. The majority of Australian coal production is concentrated in the Bowen Basin in Queensland, in the Hunter River Valley and Southern coalfields of New South Wales and in Northern Victoria. The Company operates three mines and is developing a fourth mine in the Hunter River Valley in New South Wales.

 World Coal Production

  Global coal production was approximately 5.1 billion tons in 1995, according to the Organization for Economic Cooperation and Development ("OECD") and the International Energy Agency ("IEA"). The leading producers (in order of volume) are China, the United States, the former Soviet Union (primarily Russia and Ukraine), India and Australia, although coal is produced in many countries. According to the OECD/IEA, world coal consumption will increase 45% between 1995 and 2015. Because coal is used primarily as a fuel for the generation of electricity (coal is currently responsible for 37% of worldwide electricity generation), the growth in coal demand is being driven by worldwide electricity demand, which is projected to increase by 54% between 1995 and 2015, according to the OECD/IEA. Much of this growth is projected to occur in the developing countries of Asia and the Pacific Rim.

COAL MINING TECHNIQUES

  Coal mining operations commonly use four distinct techniques to extract coal from the ground. The most appropriate technique is determined by coal seam characteristics such as location, logistics and recoverable reserve base. Drill hole data are used initially to define the size, depth and quality of the coal reserve area before committing to a specific extraction technique. All coal mining techniques rely heavily on technology; consequently, technological improvements have resulted in increased productivity. The four most common mining techniques are continuous mining, longwall mining, truck and shovel mining and dragline mining.

  Continuous Mining. Continuous mining is an underground mining method in which main airways and transportation entries are evacuated and remote-controlled continuous miners extract coal from "rooms," leaving "pillars" to support the roof. Shuttle cars are used to transport coal from the face to the conveyor belt for transport to the surface. This method is often used to mine smaller coal blocks or thin seams and seam recovery is typically approximately 50%. Productivity for continuous mining averages 25 to 50 tons per manshift.

  Longwall Mining. Longwall mining is an underground mining method that uses hydraulic jacks or shields, varying from five feet to 12 feet in height, to support the roof of the mine while a mobile cutting sheerer advances through the coal. Chain belts then move the coal to a standard deep mine conveyer system for delivery to the surface. Continuous mining is used to develop access to long rectangular panels of coal which are then mined with longwall equipment, allowing controlled subsidence behind the advancing machinery. Longwall mining is highly productive, but it is effective only for large blocks of medium to thick coal seams. High capital costs associated with longwall mining demand a large, contiguous reserve base. Seam recovery using longwall mining is typically 70% and productivity averages 48 to 80 tons per manshift.

  Truck and Shovel Mining. Truck and shovel mining is an open-cast method which uses large electric- powered shovels to remove overburden which is used to backfill pits after the coal is removed. Shovels load coal in haul trucks for transportation to the preparation plant or rail loadout. Seam recovery using the truck and shovel method is typically 90%. Productivity depends on equipment, geological composition and mining ratios and varies between 250 to 400 tons per manshift in the Powder River Basin and 30 to 80 tons per manshift in eastern U.S. regions.

  Dragline Mining. Dragline mining is an open-cast method which uses large capacity electric-powered draglines to remove overburden to expose the coal seams. Shovels load coal in haul trucks for transportation to the preparation plant and then to the rail loadout. Truck capacity can range from 80 to 300 tons per load. Seam recovery using the dragline method is typically 90% or more and productivity levels are similar to those for truck and shovel mining.

  Once the raw coal is mined, it is often crushed, sized and washed in preparation plants where the product consistency and heat content are improved. This process involves crushing the coal to the required size, removing impurities and, where necessary, blending with other coal to match customer specification. A coal mine's yield is defined as the ratio of clean output tonnage to raw material tonnage.

TECHNOLOGY

  Coal mining technology is continually evolving, improving, among other things, underground mining systems and larger earth-moving equipment for surface mines. For example, longwall mining technology has increased the average recovery of coal from large blocks of underground coal from 50% to 70%. At larger surface mines, haul trucks have capacities of 240 to 320 tons, which is nearly double the maximum capacity of the largest haul trucks used a decade ago. This increase in capacity, along with larger shovels and draglines, has increased overall mine productivity. According to EIA data, overall coal mine productivity, measured in tons produced per manshift, has increased 96% from 1985 to 1995.

COAL MARKETS

 World Coal Market

  Approximately 5.1 billion tons of coal were consumed worldwide in 1995. According to EIA's International Energy Outlook 1997, demand is expected to grow at 1.9% per annum through 2015. Coal demand in developing nations is expected to grow at roughly eight times that in industrialized nations. The chart below illustrates historical and projected coal demand.

                      TOTAL WORLD CONSUMPTION, 1995-2015

                                                                      1995-2015
REGION                                  1995  2000P 2005P 2010P 2015P   CAGR
--------------------------------------- ----- ----- ----- ----- ----- ---------
                                             (TONS IN MILLIONS)
Industrialized......................... 2,866 2,971 3,017 3,057 3,096    0.4%
Developing............................. 2,238 2,648 3,118 3,672 4,285    3.3%
                                        ----- ----- ----- ----- -----
      Total............................ 5,104 5,619 6,135 6,729 7,381    1.9%
                                        ===== ===== ===== ===== =====

--------
Source:EIA, International Energy Outlook 1997.

 U.S. Market

  Approximately 1.1 billion tons of coal were consumed in the United States in 1997 and, according to RDI's Outlook for Coal, Winter 1996-1997, domestic consumption is expected to grow at 1.8% annually from 1995 through 2015. Domestic utility demand for coal, currently 87% of domestic consumption, is projected to increase at an average annual rate of 1.9% from 1995 to 1.2 billion tons in 2015. Coal use at industrial/commercial facilities and at non-utility generators is projected to grow by 16.1 million tons and 4.9 million tons, respectively, from 1997 to 2015. Overall, coal use at coke plants and steel mills is projected to decrease, but steam coal consumption at these plants is expected to increase by 10.6 million tons as a result of deregulation in the market for electricity.

           HISTORICAL AND PROJECTED U.S. COAL CONSUMPTION, 1995-2015

                                                                            CAGR
SECTOR                     1995    1997P   2000P   2005P   2010P   2015P  1995-2015
------------------------  ------- ------- ------- ------- ------- ------- ---------
                                        (TONS IN MILLIONS)
Utility.................    826.9   890.2   944.8 1,002.1 1,084.5 1,209.7    1.9 %
Industrial..............     79.5    82.3    81.3    82.4    92.2    98.4    1.1 %
Non-Utility Generators..     15.9    17.2    21.9    21.9    22.2    22.1    1.7 %
Coke Plants/Steel Mills
  Met Quality...........     30.1    27.8    28.4    24.7    18.5    14.7   (3.5)%
  Steam Quality.........      5.1     7.0    10.0    12.4    16.9    17.6    6.4 %
                          ------- ------- ------- ------- ------- -------
    Total Domestic......    957.5 1,024.5 1,086.4 1,143.5 1,234.3 1,362.5    1.8 %
Export..................     89.6    95.9   100.8   105.1   109.6   116.0    1.3 %
                          ------- ------- ------- ------- ------- -------
    Total...............  1,047.1 1,120.4 1,187.2 1,248.6 1,343.9 1,478.5    1.7 %
                          ======= ======= ======= ======= ======= =======

--------
Source:RDI, Outlook for Coal, Winter 1996-1997.

 U.S. Electricity Market

  As the table below indicates, coal generated 57% of the electricity in the United States in 1997.

                 DOMESTIC ELECTRICITY FUEL SOURCES COMPARISON

                                                               1990  1996  1997
                                                               ----- ----- -----
   Coal.......................................................  55%   56%   57%
   Nuclear....................................................  21    22    20
   Hydro......................................................  10    11    11
   Natural Gas................................................   9     9     9
   Other......................................................   5     2     3
                                                               ----- ----- -----
       Total.................................................. 100%  100%  100%
                                                               ===== ===== =====

--------
Source:EIA Monthly Energy Review, February 1998.

  The domestic coal industry's principal end market users are domestic electric utilities. According to RDI, these utilities are expected to experience a growing demand for coal as demand for electricity increases. Coal-fired generation is used in most cases to meet base-load requirements, so coal use generally grows at the pace of electricity growth. However, in recent years, coal's share of the generation market has gradually increased due to its relative low cost. Although it is anticipated that few, if any, new coal-fired generation plants will be built, coal-fired plants can still take market share (or at least maintain market share in a growing market) due to the potential for increased capacity utilization. In aggregate, domestic coal-fired plants currently run at 65% capacity utilization (optimal sustainable capacity utilization is 85% for a typical plant, though most can run at higher rates for short periods). By 2010, coal-fired plants would have to run at approximately 82% of capacity, assuming all the same plants were running at today's efficiency levels and that market share remains constant. Gas-fired electricity generation, which is used for intermediate and peak-load demand, is anticipated to gain market share at the expense of nuclear generation, or where peak-load capacity is needed.

  Over the past several years, largely as a result of SO/2/ gas emissions limitations mandated by the Clean Air Act, demand has shifted toward lower sulfur coal.

 Regional Coal Markets

  In 1995, Phase I of the Clean Air Act required high sulfur coal plants to reduce their emissions of SO/2/. As a result of large-scale switching to very low sulfur Powder River Basin coal, many Phase I-affected plants overcomplied with the SO/2/ requirements, creating a surplus of emission allowances. This industry-wide surplus led to the formation of a market for SO/2/ emissions credits. In 2000, Phase II of the Clean Air Act will tighten restrictions on sulfur emissions from 2.5 to 1.2 lbs. of SO/2/ per million Btus or lower. Surplus emission credits from Phase I will allow some generators to delay retrofitting old plants with expensive scrubbers. Eventually, owners of these plants will have to retrofit or switch to Phase II compliance coal, most likely Powder River Basin or other western low sulfur coal, as the following exhibit indicates.

                  U.S. COAL DEMAND BY PRODUCTION REGION(/1/)

                                                                       1996-2015
                                   1996  1997P 2000P 2005P 2010P 2015P   CAGR
                                   ----- ----- ----- ----- ----- ----- ---------
                                           (TONS IN MILLIONS)
Northern Appalachia...............   155   156   154   150   156   176    0.7 %
Central/Southern Appalachia.......   310   324   330   341   369   407    1.4 %
Illinois Basin....................   116   113   102    99   106   116    0.0 %
Southern Powder River Basin.......   253   273   306   329   376   421    2.7 %
Northern Powder River Basin.......    37    43    58    67    69    75    3.8 %
Other Western United States.......   101   108   145   165   184   201    3.7 %
Lignite...........................    90    90    80    84    71    69   (1.4)%
Other.............................    11     8     8     9     9     9   (1.1)%
                                   ----- ----- ----- ----- ----- -----
      Total....................... 1,073 1,115 1,183 1,244 1,340 1,474    1.7 %
                                   ===== ===== ===== ===== ===== =====

--------
Source:RDI Outlook for Coal, Winter 1996-1997.
(1) Does not equal consumption due to imports and changes in stockpiles.

  According to Standard & Poor's DRI World Energy Service--U.S. Outlook Fall 1997, to date, the majority of the utilities affected by the Clean Air Act Amendments have chosen to switch to low sulfur coals at the expense of high sulfur coal due to the high cost of scrubbers and the availability of low cost, low sulfur coal in the Powder River Basin.

 Export Market

  The international coal trade outlook for exporters is shown below.

       EXPORT MARKET--THE INTERNATIONAL COAL TRADE OUTLOOK FOR EXPORTERS

                                                    IMPORTERS
                                 -----------------------------------------------
                                       1995 ACTUAL           2015 PROJECTED
                                 ----------------------- -----------------------
EXPORTERS                        EUROPE ASIA OTHER TOTAL EUROPE ASIA OTHER TOTAL
-------------------------------- ------ ---- ----- ----- ------ ---- ----- -----
                                               (TONS IN MILLIONS)
Australia.......................    22   120    8   150     18   194    8   220
United States...................    53    18   18    89     72    22   27   121
South Africa....................    41    21    4    66     36    50    5    91
South America...................    17     0    9    26     55     0   17    72
Canada..........................     5    27    6    38      8    30    1    39
China...........................     3    24    1    28      0    41    0    41
Other...........................    39    38   11    88     29    57    0    86
                                  ----  ---- ----  ----   ----  ---- ----  ----
      Total.....................   180   248   57   485    218   394   58   670
                                  ====  ==== ====  ====   ====  ==== ====  ====

--------
Source:EIA International Energy Outlook, 1997.

  As shown in the above table, according to the EIA, the international market for coal is predicted to expand. The primary beneficiaries from this expansion will be Australia (which serves the growing Asian markets), and the new, low sulfur coal producers such as Indonesia, Colombia and Venezuela. The largest growth in coal use is projected to come from Indonesia, India and China, which have extensive coal reserves and are currently investing heavily in new generating plants. The Pacific Rim countries, namely Japan, Taiwan and Korea, are forecast to have some of the fastest growing import demand for coal through 2015; consequently, the countries supplying this area will benefit from this growth. Australia's exports are expected to increase by over 47% during this period, linked primarily to this demand. The demand for metallurgical coal in the international export market has historically been higher than the demand for steam coal. However, metallurgical coal's share of total world coal export market is projected to fall from its 1995 level of 40% to 28% by 2015 as the demand for steam coal by electric utilities is projected to increase more rapidly than the demand for metallurgical coal.

  The Company is not aware of any new studies that attempt to reflect the impact of the current Asian financial crisis on the long-term growth of coal demand. While growth near term may be negatively impacted, the need for industrial expansion and electricity generation may not change and the projected long-term coal demands may remain strong. The Asian market has been one of the fastest growing regions for electricity and coal.

DEREGULATION OF THE ELECTRIC UTILITY INDUSTRY

  In October 1992, the National Energy Policy Act was signed in the United States, giving wholesale suppliers access to the transmission lines of power generators. In April 1996, the Federal Energy Regulatory Commission ("FERC") issued orders establishing rules providing for open access to electricity transmission systems, thereby initiating consumer choice in electricity purchasing and encouraging competition in the generation of electricity. While the underlying deregulation process is still proceeding at a federal level, the detailed implementation and planning has been left to the individual states.

  As the timing of deregulation has been left to the states, the pace of change differs significantly from state to state. To date, ten states have enacted programs leading to the full deregulation of the retail electricity market; 39 other states are considering such programs. Due to the uncertainty around timing and implementation of deregulation in each state, it is difficult to predict the impact on the electric utilities.

  Full-scale deregulation of the power industry, when implemented, will enable both industrial and residential customers to shop for the lowest cost supply of power and the best service available. This fundamental change in the power industry is expected to compel electric utilities to be more aggressive in developing and defending market share, to be more focused on their pricing and cost structures and to be more flexible in reacting to changes in the market.

  A possible consequence of the deregulation is anticipated downward pressure on fuel prices. In addition, there has been a move by the utility companies towards shorter-term contracts compared to the relatively long-term contracts of the recent past that locked in volume and pricing terms. However, because coal-fired generation is competitive with most other forms of generation, a competitive electricity market may stimulate greater demand for coal to be burned in plants with currently unused capacity. The Company estimates that as much as 200 million tons of additional coal could be consumed annually if the electricity market were rationalized and the most efficient coal-fired power plants were used to their full capacity.

                                   BUSINESS

OVERVIEW

  Peabody is the largest and one of the fastest growing private sector coal producers in the world. Over the last seven years, management has transformed the Company from a largely high sulfur, high cost domestic coal producer to a predominantly low sulfur, low cost international coal company. In fiscal 1998, the Company sold 167.5 million tons of coal worldwide, which were used to generate more than 9% of the total electricity produced in the United States. Based on the most recent data available, the Company's coal satisfied approximately 2.5% of the world's 1995 electricity demands. Peabody's U.S. market share was approximately 14.4% in 1997, approximately twice the market share of its nearest competitor. Peabody has approximately 9.4 billion tons of proven and probable coal reserves, which is the largest reserve base of any private sector coal producing company in the United States. In fiscal 1998, the Company generated pro forma operating revenues of more than $2.2 billion and pro forma EBITDA of $439.0 million.

  The Company currently owns and operates 24 mines in the United States and three mines in New South Wales, Australia and also sells coal produced by third-party contractors from reserves controlled by the Company. In addition to its U.S. and Australian coal businesses, the Company is also one of the leading marketers of power in the United States through Citizens Power, has a small gold and copper exploration concession in Chile and has an equity interest in a southern California landfill project. Peabody also has joint venture interests in Black Beauty, Indiana's largest coal producer, in Dominion Terminal Associates, one of the largest U.S. coal export terminals and in certain other coal transportation facilities.

  The Company produces approximately 72% of its coal from the western United States, compared to approximately 23% from the eastern United States and approximately 5% from Australia. Peabody's coal production in the western United States has grown from 37 million tons in 1990 to 114 million tons in fiscal 1998. The Company's highly productive, primarily non-union western operations produce low sulfur coal, which is attractive to utilities operating under restrictions of the Clean Air Act. Peabody's large and diverse customer base includes more than 150 customers in 17 countries. In 1997, Peabody supplied 92% of its U.S. production to U.S. electric utilities, 5% to the export market and 3% to the U.S. industrial sector.

  Peabody has a large portfolio of CSAs. In fiscal 1998, 92% of Peabody's sales volume was sold under CSAs. As of March 31, 1998, the Company had CSAs for more than 1.0 billion tons of coal with terms ranging from one to 17 years and with an average volume-weighted remaining term of 5.7 years. As its CSAs expire, the Company intends to negotiate new contracts in order to maintain its high percentage of volume sold through CSAs and low percentage of volume sold in the spot market.

COMPANY HISTORY

  Peabody, Daniels and Co. was founded in 1883 by Francis S. Peabody as a small Chicago retail coal business. Two years later, Daniels sold his interest and the name changed to Peabody & Co. In 1895, Peabody & Co. entered the mining business when it opened its first mine located in Illinois. In 1929, Peabody Coal Company was listed on the Chicago Stock Exchange and later, in 1949, on the New York Stock Exchange. In 1955, Peabody Coal Company, which was still primarily an underground mine operator, merged with Sinclair Coal Company of Kansas City, Missouri, a major surface mining company.

  By 1968, Peabody Coal Company was operating 37 mines, producing approximately 54 million tons per annum, and had coal reserves exceeding 5 billion tons. Peabody Coal Company entered the Australian market for the first time in 1962 through a joint venture agreement with an Australian construction company and a Japanese trading company.

  In 1968, Kennecott Copper Corporation acquired Peabody Coal Company, a move that the U.S. Federal Trade Commission ruled in violation of the Clayton Anti-Trust Act. In 1977, after an adverse legal ruling against Kennecott, it sold Peabody Coal Company for $1.1 billion to Peabody Holding Company, a highly leveraged holding company formed by a consortium consisting of Newmont Mining Corp., Williams Cos., Bechtel Group Inc., Boeing Corporation, Fluor Corp. and The Equitable Life Assurance Society.

  Peabody Holding Company continued to grow during the 1980s through expansion and acquisition. In 1983, Peabody Holding Company opened the North Antelope mine, its first mine in the Powder River Basin and the following year it acquired the West Virginia coal properties of ARMCO Steel to expand both its low sulfur operations and its geographical base. In 1987, Peabody Holding Company purchased Coal Properties Corp. and Eastern Associated, which included seven operating mines and substantial low sulfur reserves.

  In July 1990, Peabody Holding Company was acquired by Hanson and since then the Company has made ten major acquisitions totaling more than $1.1 billion. In 1993, Hanson acquired the Lee Ranch mine in New Mexico and the following year acquired a one third interest in Black Beauty, which was subsequently increased to a 43.3% interest in February 1998. The Company strengthened its position in the Powder River Basin in 1994 with the acquisitions of the Caballo and Rawhide mines from Exxon Coal USA Inc.

  In 1993, a major coal operation in Australia, Peabody Resources, was acquired from Costain Group in anticipation of the growing Pacific Rim market for coal.

  In February 1997, Hanson spun off The Energy Group with its subsidiaries, Eastern Group and Peabody Holding Company, and became a publicly traded company in the United Kingdom.

  On May 19, 1997, The Energy Group purchased Citizens Power from Lehman Brothers and certain other parties initiating its entry into the rapidly growing power marketing industry. Citizens Power obtained the first marketing license from FERC in 1989. Since that time, it has continued to solidify its position as an innovator in the U.S. power marketing industry.

  The Company was incorporated under the laws of Delaware on February 27, 1998, in anticipation of consummation of the Acquisition. On May 19, 1997, the Company consummated the Acquisition. See "The Acquisition."

  The Company's principal executive office is located at 701 Market Street, St. Louis, Missouri 63101-1826, telephone: (314) 342-3400.

COMPETITIVE STRENGTHS

  The Company believes that it benefits from the following competitive strengths, which have enabled it to become the largest private sector producer of coal in the world:

  Market Leader. The Company is the largest private sector producer of coal in the world with a market share of 14.4% in the United States in fiscal 1998 and a market share of approximately 3.0% worldwide in 1995, according to the latest available data. In 1997, the Company had a 35% market share in the Powder River Basin, the largest and fastest growing U.S. coal production region and the United States' largest known source of low cost, low sulfur coal. The Company also has the largest reserve base of any U.S. coal producer, with approximately 9.4 billion tons of proven and probable coal reserves which based on current rates of production, the Company believes could last for more than 50 years.

  Diversity of Operations and Customers. The Company's mining operations are broad and diverse and serve a wide range of customers. The Company owns and operates 24 U.S. mines and sells coal to more than 150 U.S. power plants, including many of the largest U.S. utilities. The Company also exports coal to customers in 15 foreign countries. Approximately 72% of the Company's coal production comes from the western United States, while 10% comes from Appalachia, 13% from the Illinois Basin and 5% from Australia. Because of the geographical mix of its reserves, the Company can source coal from several regions, increasing its ability to meet the various needs of its customers and reducing customers' transportation costs. Through Citizens Power, the Company engages in power and energy sales and trading, transaction and asset restructuring and fuel and power integration.

  High Percentage of Low Sulfur Coal. The Clean Air Act Amendments require electric utilities to reduce SO/2/ and other acidic emissions from coal-fired power plants in a two-phase process that began in 1995 with

Phase I. Phase II requires further emission reductions by 2000. Utilities may choose to meet these standards by (i) burning low sulfur coal or other low sulfur fuels, (ii) installing scrubbers or (iii) purchasing or trading emission allowances. Power plants that do not use their full allotment of emission allowances provided under the Clean Air Act Amendments can sell their extra emission allowances on the open market or use them at their other facilities to offset emissions from higher sulfur coal. To date, the majority of affected utilities have chosen to switch to low sulfur coal at the expense of high sulfur coal due to the high cost of scrubbers and the availability of low cost, low sulfur coal from the Powder River Basin. According to the Department of Energy, high sulfur coal production declined 17.6% from 1990 to 1996, while low sulfur coal production increased 18.0% over the same period. The Company has increased its sales of low sulfur coal from 52.6 million tons to 135.5 million tons during the same period of time. As of October 1, 1996, 47% of Peabody's proven and probable coal reserves was of low sulfur coal and 81% of its 1998 coal sales was of low sulfur coal. As a result of its significant presence in the Powder River Basin, which has very low sulfur coal, Peabody is well positioned to benefit from the impact of the Clean Air Act Amendments. Over 57% of Peabody's total production and 55% of sales come from the Powder River Basin, where Peabody has a 35% market share. RDI estimates that production from coal mines in the Powder River Basin is expected to grow from 272.7 million tons to 421.3 million tons between 1997 and 2015.

  Portfolio of Long-Term Contracts. Peabody has a large portfolio of CSAs. As of March 31, 1998, the Company had CSAs for more than 1.0 billion tons of coal, with terms ranging from one to 17 years and with an average volume-weighted average remaining term of 5.7 years. As a result, its exposure to any fluctuation in spot market prices is relatively limited. The Company has historically replaced CSAs as they have expired.

  Efficient Operations. Through its production volume, centralized information technology system, marketing programs and land management functions, the Company is able to achieve operating and corporate efficiencies. From fiscal 1990 to fiscal 1998, the Company has increased its sales volume from 93.3 million tons to 167.5 million tons (including recent acquisitions) while simultaneously reducing the number of employees in its coal operations from 10,700 to 7,500. During this period, the Company increased its average productivity (in terms of coal production per manshift) by 179% in the United States and, since the acquisition of Peabody Resources in 1993, by 37% in Australia. According to the U.S. Department of Labor, the Company's four Powder River Basin mines were the four most productive coal mines in the United States in 1996 as measured in tons per manshift.

  Innovative Research and Development. The Company emphasizes research and development of new technologies in the coal industry. Since the Company is one of the largest users of equipment in the industry, manufacturers work with it to design and to produce equipment that will bring added value to the coal industry. Some of the Company's recent efforts have led to several innovations, including state-of-the-art haul trucks, the adaptation of global positioning satellite technology and nuclear quality analysis equipment. As a result of these efforts, many of the Company's mines have become among the most productive in the industry.

  Experienced Management. Irl F. Engelhardt, who became Chief Executive Officer of the Company in 1991, and other members of the senior management team have a proven record of increasing productivity, making strategic acquisitions and developing and maintaining strong customer relations. The management team, whose members have an average of 19 years experience in the coal industry and 15 years experience with the Company, has transformed the Company into a predominantly low sulfur, low cost international coal company.

STRATEGY

  Anticipating the effect of the Clean Air Act Amendments, the Company endeavored to become the leading low sulfur coal producer in the United States. In 1990, low sulfur coal constituted only 56% of the Company's sales volume; by 1998, it had increased to 81%. In 1990, 77% of the Company's U.S. coal production came from union mines; by 1998, the percentage had dropped to 35%. The Company has concentrated on controlling costs, and the average cost per ton declined 25% during the same period, aided by the expansion of its low cost Powder River Basin operations. The Company also anticipated the growth in international coal demand, primarily in Asia and the Pacific Rim. This anticipated growth was the impetus for the acquisition of Peabody

Resources in 1993. To capitalize on U.S. electricity deregulation and the convergence of U.S. energy markets, the Company acquired Citizens Power, a leading power trading and energy contract restructuring firm in 1997.

  As the chart below shows, the Company has demonstrated the ability to transform itself in response to changing market conditions.

                  TRANSFORMATION OF PEABODY 1990 TO 1998(/1/)

                                                      1990   1998       % CHANGE
                                                      -----  -----      --------
Sales Volume (mm tons)...............................  93.3  167.5         80%
U.S. Market Share(/2/)...............................   9.1%  14.4%        58
Low Sulfur Sales Volume (mm tons)....................  52.6  135.5        158
Coal Reserve Base (mm tons).......................... 7,000  9,365(/3/)    34
Low Sulfur Reserves (mm tons)........................ 2,500  4,392(/3/)    76
Productivity tons/manshift (U.S. mines)..............  32.9   91.8        179
Average Cost(/4/)/Ton Sold ($)....................... 19.33  10.21        (47)
Non-Union Production (mm tons).......................  20.9   98.1        369

--------
Source: Peabody.
(1)Fiscal year 1990 and fiscal 1998.
(2)Market share is calculated by dividing Peabody's U.S. sales volume by total demand for coal in the United States.
(3)As of October 1, 1996.
(4) Operating costs and expenses, excluding Depreciation, Depletion and Amortization, Selling and Administrative Expenses and Net Loss/(Gain).

  In the future, the Company's strategy will concentrate on the following five principal objectives:

  Capitalize on U.S. Electricity Deregulation. Using its extensive customer base, portfolio of CSAs and its access to the energy trading and contract restructuring capabilities of Citizens Power, the Company intends to build on the opportunities presented by electricity deregulation. The Company estimates that as much as 200 million tons of additional coal could be consumed annually if the electricity market were rationalized and the most efficient coal-fired power plants were used to their full capacity. The Company believes that its ability to furnish low cost fuel and/or low cost electricity from generating sources with access to low cost fuel will allow it to capitalize on these opportunities.

  Expand Low Sulfur and International Operations. In a deregulated environment, coal-fired generation will remain a competitive source of power and the Company intends to continue expanding into growing segments of the coal market. The Company expects growth to come from expansion of its low sulfur, low cost coal operations in the Powder River Basin, as well as expansion of its international operations. The Company believes increased participation in the rapidly expanding Black Beauty joint venture, and possible development of new "greenfield" mining operations on low sulfur reserves in the western United States will provide the opportunity to enhance the size and profitability of the Company.

  Further Reduce Costs. Peabody continues its focus on cost reductions at its current operations. The Company believes that prudent capital investment in new production technologies and the adoption of innovative labor-management practices under the Labor Management Positive Change Program, a program designed to improve the competitiveness of its unionized mines, will enable it to continue to increase productivity. The Labor Management Positive Change Program has improved productivity and lowered production cost at several locations in the Eastern and Midwest regions of the U.S. The Labor Management Positive Change Program has achieved this by implementing changes such as alternative work scheduling, elimination of certain restrictive past practices, implementation of new incentive programs and joint identification of productivity enhancements and cost savings ideas. The Company intends to continue the program in the future. Streamlining of the Company's selling and administrative functions will further reduce expenses, which the Company believes to be among the lowest among major coal producers on a per ton basis, as will careful management of the Company's workers' compensation, retiree, reclamation and health care liability costs and a continued focus on worker safety.

  Leverage Energy Marketing With Citizens Power. The Company will focus on the strategic integration of its extensive coal customer base with the power trading and contract restructuring capabilities of Citizens Power. Through Citizens Power, the Company expects to offer a variety of innovative coal sales transactions and energy contract restructuring products to help electric utility customers remain competitive in a deregulated environment. For example, coal contracts may be restructured with power off-takes to compensate for lower coal prices, or NUG contracts may be restructured using low-priced generation from coal tolling agreements as a replacement. As energy markets converge, the Company is prepared to offer a variety of energy products to suit these changing market circumstances.

  Pursue Strategic Acquisitions. The Company may pursue strategic acquisitions and/or joint ventures within the U.S. and Australian coal industries, and as appropriate opportunities arise, the Company may acquire other strategic energy assets including electric generating facilities, natural gas and energy production assets.

COAL RESERVES

  The Company had an estimated 9.4 billion tons of proven and probable reserves as of October 1, 1996, approximately 47% of which was low sulfur coal. The Company's non-operational reserves are generally held by Peabody Development which is responsible for acquiring coal assets for future development and disposing of non-strategic coal interests. Of the Company's reserves, approximately 48% is owned by the Company and approximately 52% is leased.

  Below is a table summarizing the locations and reserves of the Company's major operating units.

                                                                           PROVEN AND PROBABLE
                                                                   RESERVES AS OF OCTOBER 1, 1996(/1/)
                                                                   -----------------------------------
                                                                            (TONS IN MILLIONS)
                                                                      OWNED       LEASED       TOTAL
OPERATING COMPANIES                  LOCATIONS                        TONS         TONS        TONS
------------------------------------ ----------------------------- ----------- ------------ -----------
Eastern Associated.................. West Virginia                         256         720          976
PCC................................. Illinois Basin                        638         240          878
Peabody Western..................... Arizona, Colorado and Montana           2         665          667
Powder River........................ Powder River Basin                     90       2,413        2,503
Lee Ranch........................... New Mexico                            727           7          734
Peabody Resources................... Australia                             --          290          290
Peabody Development................. Throughout United States            2,784         437        3,221
Other............................... Throughout United States                8          88           96
                                                                   ----------- -----------  -----------
  Total...........................                                       4,505       4,860        9,365
                                                                   =========== ===========  ===========

--------
(1) Reserves have been adjusted to take account of losses involved in producing a saleable product.

  Reserve estimates are based on geological data assembled and analyzed by the Company's staff, which includes more than 100 geologists and engineers, located both at the individual mines and at the Company's headquarters. The reserve estimates are reviewed periodically to reflect new drilling or other data received and production of coal from the reserves. Accordingly, reserve estimates will change from time to time reflecting mining activities, analysis of new engineering and geological data, changes in reserve holdings, modification of mining methods and other factors. Reserve information, including the quantity and quality (where available) of reserves as well as production rates, surface ownership, lease payments and other information relating to the Company's coal reserve and land holdings, is maintained through a computerized land management system developed by the Company.

  The Company's reserve estimates are predicated on information obtained from its extensive drilling program, which totals nearly 500,000 individual drill holes. Data from individual drill holes is input into a computerized drill hole system from which the depth, thickness and, where core drilling is used, the quality of the coal, are determined. The density of the drill pattern determines whether the reserves will be calculated as proven or probable. The drill hole data is then input into the computerized land management system which overlays the geological data with data on ownership or control of the mineral and surface interests to determine the extent of the reserves in a given area. In addition, the Company periodically engages Boyd, independent mining and geological consultants, to review the Company's estimates of its coal reserves. The most recent of these reviews, which was completed October 1, 1996, includes a review of the procedures used by the Company to prepare its internal reserve estimates, verifying the accuracy of selected property reserve estimates and retabulating reserve groups according to standard classifications of reliability.

  The private leases normally have terms of between 10 and 20 years, and usually give the Company the right to renew the lease for a stated period or to maintain the lease in force until the exhaustion of minable and merchantable coal contained on the relevant site. These private leases provide for royalties to be paid to the lessor either as a fixed amount per ton or as a percentage of the sales price. Many leases also require payment of a lease bonus or minimum royalty, payable either at the time of execution of the lease or in periodic installments.

  Private leases are invariably maintained by active production. Leases containing unassigned reserves may expire or such leases may be renewed periodically. As mines deplete or reserves are assigned, production is often commenced in a new mine to replace the depleted capacity. With a portfolio of approximately 9.4 billion tons, the Company believes that it has sufficient reserves to replace capacity from depleting mines for the foreseeable future and that its reserve base is one of the Company's strengths. The Company believes that the current level of production at its major mines is sustainable.

  As of April 1, 1998, the Company held 22 federal coal leases which are administered by the U.S. Department of the Interior pursuant to the Federal Coal Leasing Amendments Act of 1976. These leases cover the Company's principal reserves in Wyoming and other reserves in Montana and Colorado. Each of these leases continues indefinitely provided that there is diligent development of the lease and continued operation of the related mine or mines. The Bureau of Land Management has asserted the right to adjust the terms and conditions of these leases, including rent and royalties, after the first 20 years of their life and at ten yearly intervals thereafter. Annual rents under the Company's federal coal leases are now set at $3.08 per acre. Production royalties on federal leases are set by statute at 12.5% of the gross proceeds of coal mined and sold for surface mined coal and 8% for underground mined coal. Similar provisions govern three coal leases with the Navajo and Hopi Indian tribes. These leases cover coal contained in 65,000 acres of land in northern Arizona lying within the boundaries of the Navajo National and Hopi Indian reservations.

  Consistent with industry practice, the Company conducts only limited investigation of title to its coal properties prior to leasing. Title to lands and reserves of the lessors or grantors and the boundaries of the Company's leased properties are not completely verified until such time as the Company prepares to mine such reserves.

MINING OPERATIONS

  The following provides a description of the operating characteristics of the principal mines and reserves of each of the Company's U.S. and Australian mining units. Production figures are for fiscal 1998.

                           THE COMPANY'S MINING UNITS

                   [MAPS OF THE UNITED STATES APPEARS HERE]


 UNITED STATES

  Within the United States, the Company has six principal operating companies:
Powder River, Peabody Western, Eastern Associated, PCC, Lee Ranch and Patriot Coal.

 POWDER RIVER

  Powder River owns and manages four low sulfur, non-union surface mines in Wyoming that produced approximately 91.7 million tons of coal in 1998, or approximately 35% of total coal production in the southern Powder River Basin, the largest U.S. coal producing region. As of March 31, 1998, Powder River employed 1,024 people. According to the U.S. Department of Labor, in 1996 Powder River had the four most productive and efficient mines, as measured in tons per manshift, in the United States: the North Antelope, Rochelle, Caballo and Rawhide mines. In 1997, Powder River shipped approximately 57% of the total coal produced by the Company. The Rochelle, Caballo and North Antelope mines are serviced by the BNSF and Union Pacific railroads, while the Rawhide mine is serviced by the BNSF. The Company's significant reserves in the Powder River Basin enable it to increase and decrease production among Powder River's mines to respond to market conditions. The Company recently announced that it will reduce production at the Rawhide mine and shift production under certain CSAs to its other Powder River Basin mines.

  Powder River's coal reserves are classified as surface minable and subbituminous with seam thicknesses varying from 70 to 105 feet. The sulfur content of the coal in current production ranges from 0.2% to 0.5% and the heat value ranges from 8,250 to 8,850 Btus per pound.

  The following table provides a summary of the main characteristics of the principal mines of Powder River:

                                                             AVERAGE
                                             TYPE   SULFUR    SEAM       1998
MINE                              MINE TYPE OF COAL CONTENT THICKNESS PRODUCTION
--------------------------------- --------- ------- ------- --------- ----------
                                                             (FEET)    (TONS IN
                                                                      MILLIONS)

POWDER RIVER
 North Antelope/Rochelle.........  surface   steam    low   76.0/75.5    60.6
 Caballo.........................  surface   steam    low        70.0    20.6
 Rawhide.........................  surface   steam    low       105.0    10.5
                                                                       -------
  Total..........................                                        91.7
                                                                       =======

  North Antelope/Rochelle

  The North Antelope/Rochelle Business Unit is composed of two mines: the North Antelope mine and the Rochelle mine which produced approximately 60.6 million tons of coal in 1998.

  The North Antelope mine is located 65 miles south of Gillette, Wyoming. In 1996 it was ranked as the most productive mine in the United States and is currently among the five largest U.S. coal mines. The mine uses a dragline along with truck and shovel methods to mine coal.

  The Rochelle mine is located next to the North Antelope mine and was the second largest coal mine in the United States in 1996. In 1996, it was ranked as the second most productive mine in the United States. It uses modern truck and shovel methods and has two 15,000-ton silos and a 55,000-ton slot storage facility. The Rochelle mine produces premium quality coal with a sulfur content averaging 0.22% and a heat value ranging from 8,500 to 8,800 Btus per pound.

  Raw coal is crushed, sized and stored in three 15,000-ton storage silos and bunkers in preparation for the automatic batch loading system, which can load coal into 100-ton rail cars in 100 to 115 car unit trains at a rate of 6,000 tons per hour. The business unit has dual railroad tracks, capable of loading two trains simultaneously and in an efficient manner.

  Caballo

  The Caballo mine is located 20 miles south of Gillette, Wyoming. In 1998, it produced approximately 20.6 million tons of coal. Caballo is a truck and shovel operation with a coal handling system which includes two 12,000-ton silos and two 11,000-ton silos.

  Rawhide

  The Rawhide mine is located ten miles north of Gillette, Wyoming. In 1998, it produced approximately 10.5 million tons of low sulfur coal using truck and shovel mining methods. Rawhide has four 11,000-ton silos and two 12,000-ton silos.

 PEABODY WESTERN

  Peabody Western, based in Flagstaff, Arizona, manages two surface mines in Arizona, one in Colorado and one in Montana, which together ship approximately
17.8 million tons of low sulfur coal annually and employed 1,027 people as of March 31, 1998. All of Peabody Western's coal is sold to electricity generating plants.

  The following table provides a summary of the main characteristics of the principal mines of Peabody Western:

                                                           AVERAGE
                                          TYPE    SULFUR    SEAM          1998
MINE                           MINE TYPE OF COAL CONTENT  THICKNESS    PRODUCTION
------------------------------ --------- ------- -------- ---------    ----------
                                                           (FEET)       (TONS IN
                                                                       MILLIONS)

PEABODY WESTERN
 Black Mesa...................  surface   steam       low    6.6(/1/)      4.5
 Kayenta......................  surface   steam       low    5.9(/1/)      7.4
 Big Sky......................  surface   steam  low/high   21.4           4.3
 Seneca.......................  surface   steam       low    9.9           1.6
                                                                        -------
  Total.......................                                            17.8
                                                                        =======

--------
(1) Up to six seams mined.

  Black Mesa

  The Black Mesa mine, located on the Navajo and Hopi Indian reservations in Arizona, produced approximately 4.5 million tons of steam coal in 1998 using two draglines. The mine sells its coal under a CSA. Its coal is crushed, mixed with water and then transported 273 miles through the underground Black Mesa Pipeline to Southern California Edison's Mohave Generating Station near Laughlin, Nevada. The mine and the pipeline were designed to deliver coal exclusively to the power plant, which has no other source of coal.

  Kayenta

  The Kayenta mine is adjacent to the Black Mesa mine. Approximately 7.4 million tons of steam coal were produced in 1998 using three draglines in three mining areas. It sells all of its coal under a CSA. The coal is crushed, then carried 17 miles by conveyor belt to storage silos where it is loaded on to a private rail link and transported 83 miles to the Navajo Generating Station, operated by The Salt River Project near Page, Arizona. The mine and the railroad were designed to deliver coal exclusively to the power plant, which has no other source of coal.

  Big Sky

  The Big Sky mine is located in the northern end of the Powder River Basin near Colstrip, Montana. The mine produces 4.3 million tons of steam coal annually with one dragline. The coal is shipped by rail to several major electric utility customers in the upper midwestern United States.

  Seneca

  The Seneca mine near Hayden, Colorado ships about 1.6 million tons of low sulfur steam coal annually and operates two draglines in two mining areas. The Seneca mine's coal is hauled by truck to a nearby generating station where it is sold under a CSA.

 EASTERN ASSOCIATED

  Eastern Associated, based in Charleston, West Virginia, owns or manages four business units consisting of six mines and related facilities in West Virginia and employed 1,618 people as of March 31, 1998. Eastern Associated also controls two mining sites at which coal is produced by contractors and processed at the Company's facilities. These operations produced approximately
16.2 million tons of metallurgical and steam coal in 1998 which was sold to customers in the United States and abroad.

  Approximately 40% of Eastern Associated's coal is exported to customers in Canada and 12 other countries worldwide. The remainder is sold to customers in the United States. Approximately 55% of Eastern Associated's production is sold to domestic electric utilities under CSAs.

  The following table provides a summary of the main characteristics of the principal mines of Eastern Associated:

                                                             AVERAGE
                                            TYPE    SULFUR    SEAM       1998
MINE                           MINE TYPE   OF COAL  CONTENT THICKNESS PRODUCTION
----------------------------- ----------- --------- ------- --------- ----------
                                                             (FEET)    (TONS IN
                                                                      MILLIONS)

EASTERN ASSOCIATED
 Big Mountain
 Robin Hood                   underground     steam   low    4.8/5.6      1.8
           .......................
 Federal No. 2............... underground     steam  high        6.8      4.4
 Pond Fork Business Unit..... underground steam/met   low        5.2      2.5
 Contract Mines.............. underground       met   low    2.5/5.6      5.8
 Wells Business Unit(/1/).... underground steam/met   low        5.2      1.7
                                                                        -----
  Total......................                                            16.2
                                                                        =====

--------
(1) The Wells Business Unit consists of the Lightfoot No. 1 and No. 2 mines.

  Big Mountain/Robin Hood

  The Big Mountain/Robin Hood Business Unit is based near Prenter, West Virginia. Big Mountain No. 16 mine uses continuous miners, which produced 1.3 million tons of steam coal in 1998. Robin Hood No. 9 mine uses continuous miners which produced 500,000 tons of steam and metallurgical coal in 1998.

  Federal No. 2

  The Federal No. 2 mine, near Fairview, West Virginia, produced 4.4 million tons of steam coal in 1998 using longwall mining. Coal produced from the Federal No. 2 mine has a sulfur content only slightly above that of low sulfur coal and, as a result, is more marketable than most high sulfur coal.

  Pond Fork Business Unit and Contract Mines

  The Pond Fork Business Unit consists of the Harris No. 1 mine and the Rocklick preparation plant. The Harris No. 1 mine, near Bald Knob, West Virginia, produced approximately 2.5 million tons of low sulfur steam coal in 1998. This business unit uses a longwall and two continuous miner sections. The Harris preparation plant has the capability to load coal on two competing rail systems thereby enabling it to minimize transportation costs. The Rocklick preparation plants process coal produced from Eastern Associated reserves by contract mining companies. This preparation plant, located in West Virginia, along with the Kopperston preparation plant which closed in June 1998, processed approximately 5.8 million tons of steam and metallurgical coal in 1998.

  Wells

  The Wells Business Unit in Boone County, West Virginia, produced 1.7 million tons of metallurgical and steam coal during 1998. The business unit consists of the Lightfoot No. 1 and No. 2 mines and the Wells preparation plant. The Lightfoot No. 1 mine, near Wharton, West Virginia, produced approximately 700,000 tons of steam and metallurgical coal in 1998 with two continuous miner sections. The Lightfoot No. 2 mine, also near Wharton, operates two continuous miner sections and produced 1.0 million tons of steam and metallurgical coal during the same year.

 PEABODY COAL COMPANY ("PCC")

  PCC, based in Charleston, West Virginia, operates six mines in the midwestern United States which collectively produced 19.4 million tons of coal in 1998. PCC's four underground and two surface mines, along with five preparation plants and three barge loading facilities, are located in Kentucky, Illinois and Indiana and employed 1,893 people as of March 31, 1998.

  More than 90% of PCC's coal is shipped to 12 electric utilities in seven states, principally in the Midwest. Most of this coal is sold under CSAs of five or more years in length. Eight percent of sales are to U.S. industrial customers who use the coal to produce their own electricity and steam power. About 49% of PCC's coal is transported to customers by river barge, 49% by rail and most of the balance is carried on overland conveyor belts to nearby power plants.

  The following table provides a summary of the main characteristics of the principal mines of PCC:

                                                            AVERAGE
                                            TYPE   SULFUR    SEAM       1998
MINE                            MINE TYPE  OF COAL CONTENT THICKNESS PRODUCTION
------------------------------ ----------- ------- ------- --------- ----------
                                                            (FEET)    (TONS IN
                                                                     MILLIONS)

PCC
 Camp No. 1 and No. 11........ underground  steam   high    5.1/4.9      6.5
 Hawthorn.....................     surface  steam   high        3.0      3.3
 Marissa...................... underground  steam   high        6.5      4.0
 Midwest Business Unit
  (Ken(/1/) and Martwick)..... underground  steam   high    4.5/4.8      1.6
 Lynnville                                                      9.0      4.0
 Squaw Creek(/1/)                  surface  steam   high        6.0
             .........................
                                                                       -----
  Total.......................                                          19.4
                                                                       =====

--------
(1)  The Ken and Squaw Creek mines were depleted in 1997.

  Camp

  The Camp Business Unit, near Morganfield, Kentucky, produced 6.5 million tons of coal in 1998. The Camp No. 1 mine has five continuous miner sections using both continuous haulage systems and shuttle car haulage. The Camp No. 11 mine uses PCC's one longwall mining machine and three continuous miners for development.

  Hawthorn

  The Hawthorn mine near Carlisle, Indiana, produced 3.3 million tons of steam coal in 1998 using three draglines.

  Marissa

  The Marissa Business Unit, located near Marissa, Illinois, produced 4.0 million tons of coal. It consists of the Marissa underground mine, the Randolph Preparation Plant and associated transportation facilities. The Marissa mine uses six continuous miners.

  Midwest

  The Midwest Business Unit near Graham, Kentucky, produced 1.6 million tons of coal in 1998. The business unit consists of the Ken surface mine, which closed in 1997, the Martwick underground mine and the Gibraltar Preparation Plant and Dock. The business unit is also responsible for reclaiming PCC's closed or suspended mining operations throughout the midwest.

  Lynnville/Squaw Creek

  The Lynnville/Squaw Creek Business Unit, near Lynnville, Indiana, produced approximately 4.0 million tons of coal in 1998. The Squaw Creek mine, which produced approximately 1.4 million tons of coal, closed in 1997 due to depletion of its reserves. The Lynnville mine uses two draglines and an electric shovel and produced 3.0 million tons of coal in 1998.

 LEE RANCH

  The Lee Ranch mine located near Grants, New Mexico, produced 4.7 million tons of low sulfur coal in 1998 and employed 252 people as of March 31, 1998. Lee Ranch shipped its coal to two customers in Arizona and New Mexico under CSAs. It is a surface mine and uses truck and shovel mining.

 PATRIOT COAL

  Patriot Coal operates one surface mine and one underground mine in Henderson County, Kentucky and one surface mine in Ohio County, Kentucky. Patriot Coal produced approximately 1.7 million tons of coal in 1998. The underground mine has two continuous miner sections and the surface mines use truck and shovel equipment. The business unit also has a preparation plant and dock. There were 151 persons employed at the three mines and related facilities as of March 31, 1998.

 AUSTRALIA

 PEABODY RESOURCES

  Peabody Resources, headquartered in Sydney, New South Wales, manages and operates the Ravensworth, Narama and Warkworth mines in the Hunter River Valley, New South Wales which together shipped 10.8 million tons of low sulfur coal in 1998. Peabody Resources' share of this production is more than 7.3 million tons, of which 73% is sold domestically under CSAs and 25% is exported to Pacific Rim countries, principally under CSAs. Peabody Resources owns 100% of Ravensworth, 50% of Narama and 43.75% of Warkworth. Peabody Resources employed 1,013 people as of March 31, 1998.

  Peabody Resources manages and holds a 35% interest in Bengalla, a joint venture which is developing a new surface mine in the upper Hunter River Valley. Peabody Resources also operates a Mining Services Division, based in Brisbane, Queensland, which provides specialist tunneling and underground contract mining services to the mining and civil engineering industries.

  The following table provides a summary of the main characteristics of Peabody Resources' mines:

                                                                     COMPANY
                                                                     SHARE OF
                                     TYPE    SULFUR   AVERAGE SEAM     1998     EQUITY
MINE                     MINE TYPE  OF COAL  CONTENT THICKNESS(/1/) PRODUCTION INTEREST
------------------------ --------- --------- ------- -------------- ---------- --------
                                                         (FEET)      (TONS IN
                                                                    MILLIONS)
PEABODY RESOURCES
 Ravensworth............  surface      steam   low        5.5           4.4    100.00%
 Narama.................  surface      steam   low        4.8           1.1     50.00%
 Warkworth..............  surface  steam/met   low        8.0           1.8     43.75%
 Bengalla(/2/)..........  surface         --   low         --            --     35.00%
                                                                      -----
  Total.................                                                7.3
                                                                      =====

--------
(1) Includes multiple seams.
(2) Under development. It is scheduled to begin production in 1999.

  Ravensworth/Narama

  The Ravensworth mine, 12 miles northwest of Singleton, New South Wales, is managed by Peabody Resources under a CSA which expires in 2001 and requires the Company to produce about 4.5 million tons per year from coal reserves owned by Macquarie Generation, one of New South Wales' state electric utilities. The eight coal seams at the Ravensworth mine range from one to 26 feet thick. The overburden is pre-stripped using trucks and power shovels, followed by draglines to uncover the lower two seams. The coal is trucked from the pit to a crushing plant and then shipped raw by overland conveyor belt to Macquarie Generation's nearby Bayswater and Liddell power stations.

  The Narama mine opened in January 1993 and is operated as an extension of the adjacent Ravensworth facility using similar mining techniques in the same coal seams. The Narama joint venture, of which Peabody Resources owns 50%, holds a 20-year contract running to the year 2012 to supply about 2.3 million tons annually to Macquarie Generation.

  Warkworth

  The Warkworth mine, seven miles southwest of Singleton, New South Wales, produced approximately 4.1 million tons of steam and metallurgical coals in 1998 (the Company's portion of which is approximately 1.8 million tons), primarily for export. Peabody Resources manages and owns 43.75% of the Warkworth Associates Joint Venture which owns the mine.

  Coal at the Warkworth mine is produced from three pits using truck and shovel pre-stripping and dragline stripping techniques to uncover four to six seams. This diverse range of products is processed at Warkworth's preparation plant and blended to customer specifications before being carried by overland conveyor to the Mount Thorley rail loop and then by rail to the port of Newcastle. Warkworth owns 13.9% of the Mount Thorley facility and 4.2% of a coal loading terminal at the port.

  Bengalla

  Peabody Resources also manages and holds a 35% interest in the Bengalla joint venture which has been awarded mineral rights and a permit to develop a new surface mine near Muswellbrook, New South Wales, in the upper Hunter River Valley. The Company expects the new mine to produce up to six million tons of steam coal per year for export beginning in 1999. The joint venture partners include Taiwanese and Korean electric utilities and Japanese and Korean trading companies.

PEABODY DEVELOPMENT COMPANY

  As of October 1, 1996, Peabody Development owned or controlled approximately
3.2 billion tons of the Company's unassigned proven and probable reserves and managed over 100,000 acres of land. Peabody Development also operates a computerized land management system which maintains a record of the Company's U.S. coal reserves and coal-related land holdings, and is responsible for the disposal of surplus lands and non-strategic reserves.

OTHER

  Peabody holds a 43.3% interest in Black Beauty, which is Indiana's largest coal producer and which operates ten mines in Indiana and two mines in southern Illinois. Black Beauty is a non-union (except for one of the Illinois operations), relatively low cost producer of high and low sulfur coal which is attractive to midwestern utilities, particularly in Indiana. The other participants are Pittsburg and Midway Coal Mining Co., with a 33.3% interest, and Black Beauty Resources, Inc., with a 23.3% interest. Black Beauty operates 13 mines which shipped 12.6 million tons of coal in 1997.

  Dominion Terminal Associates is one of the largest U.S. coal export facilities with throughput capacity of approximately 24.0 million tons annually. Dominion Terminal Associates, located in Newport News, Virginia, is 30% owned by the Company. The other participants are Arch Coal, Inc., with a 17.5% interest, The Pittston Company, with a 32.5% interest and Westmoreland Coal Company, with a 20% interest. In addition, the Company owns a 28% interest in LRCS Limited Partnership, which owns a rail spur to the Lee Ranch mine.

LONG-TERM COAL CONTRACTS

 United States

   Peabody has a large portfolio of CSAs. For the year ended March 31, 1998, 92% of Peabody's sales volume was sold under CSAs. As of March 31, 1998, the Company had CSAs for more than 1.0 billion tons of coal with terms ranging from one to 17 years and with an average volume-weighted remaining term of 5.7 years.

Typically, customers enter into CSAs to secure reliable sources of coal at predictable prices, while the Company seeks stable sources of revenue to support the investments required to open, expand, maintain or improve productivity at mines needed to supply such contracts. Such contracts are negotiated in the ordinary course of business. See "--Legal Proceedings."

 Contract Terms

  The terms of CSAs result from bidding and extensive negotiations with customers. Consequently, the terms of such contracts typically vary significantly in many respects, including price adjustment features, price reopener terms, coal quality requirements, quantity parameters, flexibility and adjustment mechanics, permitted sources of supply, treatment of environmental constraints, options to extend and force majeure, termination and assignment provisions.

  Price reopeners are present in most of the recently negotiated contracts over three years in duration and usually occur midway through a contract or every two to three years, depending upon the length of the contract. Reopeners allow the contract price to be renegotiated in order to be in line with the market price prevailing at the time. In some circumstances, the utilities have an option to terminate the contract if prices have increased by over 10% from the price at the commencement of the contract or if the parties do not agree on a new price. The Company attempts to have similar termination rights if the price falls by 10% or if the parties do not agree on a new price.

  Base prices are set at the start of a contract and are then adjusted at intervals for changes due to inflation and, in many cases, changes in costs such as taxes, reclamation fees, black lung charges and royalties. The inflation adjustments are measured by public indices, the most common of which is the implicit price deflator for the gross domestic product as published by the U.S. Department of Commerce. The base price is then adjusted to a negotiated market price when there is a price reopener.

  Quality and volumes for the coal are stipulated in CSAs, although buyers normally have the option to vary volume by up to 10% if necessary. Variations to the quality and volumes of coal may lead to adjustments in the contract price. CSAs typically stipulate procedures for quality control, sampling and weighing. Most CSAs contain provisions requiring the Company to deliver coal within certain ranges for specific coal characteristics such as Btus, sulfur, ash, grindability and ash fusion temperature. Failure to meet these specifications could result in economic penalties or termination of the contracts.

  Contract provisions in some cases set out how coal volumes will be made up in the event of a force majeure, including such events as strikes, adverse mining conditions or serious transportation problems. More recent contracts stipulate that this tonnage can be made up by mutual agreement or at the discretion of the buyer. Buyers often insert similar clauses covering changes in environmental laws. The Company has negotiated the right to supply coal that complies with any new environmental requirements rather than allowing the contract to terminate if the customer claims that the coal type supplied previously may no longer be used. CSAs typically contain termination clauses if either party fails to comply with the terms and conditions of the contract.

  In certain contracts, the Company has a right of substitution, allowing it to provide coal from different mines as long as it is of a certain specified quality and will be sold at the same delivered cost.

  The terms set out above are common to most contracts. There are certain contracting terms that differ between a standard "eastern U.S." contract and a standard "western U.S." contract. One difference relates to the sampling locations: in the eastern U.S. region, approximately 50% of customers require that the coal is sampled and weighed at the destination whereas in the western United States all samples are still taken at source. Also, historically, the duration of contracts has been shorter in eastern U.S. regions; they are now more of a similar length, although a larger percentage of eastern U.S. coal is purchased on the spot market compared to western U.S. coal. Traditionally, the eastern U.S. market is a short-term market as there are a larger number of smaller mining operations in the eastern U.S. coal market and customers can therefore negotiate new contracts more frequently in order to obtain a better price. This has also led to a larger number of spot market transactions in eastern U.S. regions. Western U.S. contracts normally stipulate that certain production taxes and coal royalties are reimbursed in full by the buyer rather than being a pricing component within the contract. These items are a significant portion of the western U.S. coal price while they are a less material portion of the eastern U.S. coal price.

  Historically, CSAs were priced above the spot prices for coal. However, in the past several years the price of coal has been very competitive, with new contracts being priced at or near existing spot rates.

  The length of sales contracts has decreased significantly over the last two decades as competition in the coal industry has increased and, more recently, as the electricity generators have prepared themselves for the Clean Air Act Amendments and the impending deregulation of their industry. The Company believes that the average length of CSAs was 20 years in the 1970s and 10 years in the 1980s but it fell to one to two years in the early 1990s. However, in the last three years, there has been a return to longer term contracts of five to ten years in length, but customers have insisted on price reopeners every two or three years, which provide them with the security of having coal under contract and knowing that the price will not significantly exceed market.

  The Company's portfolio of utility coal sales is more heavily weighted towards contract sales, while the coal industry generally has a greater reliance on spot sales. These CSAs tend to limit the Company's exposure to any fluctuation in spot market prices and the uncertainty of marketing its production capacity. The premiums that the Company gains on these contracts allow it to price incrementally on other deals with additional sales being made on the spot market at the market price prevailing at the time of the sale, helping the Company increase its market share.

 Contract Expirations

  Peabody's CSAs have an average volume-weighted remaining term of 5.7 years. As the Company's CSAs expire, the Company intends to negotiate new contracts in order to maintain its high percentage of volume sold through CSAs and low percentage of volume sold into the spot market. When a coal company's contracts expire, that company is exposed to the risk of having to sell coal into the spot market, which may be subject to lower and more volatile prices.

  The total sales commitments corresponding to the contracts set out above are approximately 1.0 billion tons of coal, assuming all the contracts run through to their expiration date. Powder River contracts comprise approximately 53% of this total commitment. This tonnage commitment may vary depending on future performance, buyer contractual elections and other contractual provisions.

  The Company's profits could decline as its major contracts are repriced from the existing prices to the estimated future spot rates at the contract reopener or expiration dates. The Company has assumed that the volume of coal sales will remain unchanged and new sales outlets will be found as current contracts expire. The challenge for the Company is to negotiate prices at above-spot rates to lessen the potential loss of profits.

 Australia

  In fiscal 1998, approximately 73% of Peabody Resources' 7.3 million-ton share of coal produced by the Australian mines was sold under CSAs to the New South Wales power utility, Macquarie Generation. The remainder was exported to Pacific Rim countries. Coal from the Ravensworth and the Narama mines is sold to Macquarie Generation under contracts which expire in 2000 and 2012, respectively. The contracts have price adjustment provisions which are based on the qualities of coal delivered and changes in indices of mining costs. All of the output from the Warkworth mine is exported: 75% is sold under contracts, including contracts with the other joint venture partners in Warkworth, and the remaining 25% is sold on the spot market. Peabody Resources' export contracts normally provide for annual price renegotiations. See "--Legal Proceedings."

TRANSPORTATION

  Coal for domestic consumption is usually sold at the mine and transportation costs are normally borne by the purchaser. Export coal is usually sold at the loading port. The ocean freight is paid by the purchaser. Shipping costs from the mine to the port are usually borne by the producer.

  The majority of the Company's sales volume is shipped by rail, but a portion of the Company's production is shipped by other modes. For example, coal from the Company's Camp complex in Kentucky is shipped by barge to its customer, TVA's Cumberland plant in Tennessee. Coal from the Black Mesa mine in Arizona is transported by a 273-mile coal-water pipeline to the Mohave Power Station in southern Nevada. Coal from the Seneca mine in Colorado is transported by truck to a nearby power plant. Other mines transport coal by rail and barge or by rail and lake carrier on the Great Lakes. The Company shipped approximately
3.5 million tons in fiscal 1998 to Dominion Terminals Associates' loading port in Newport News, Virginia, a coal loading port in which the Company has a 30% interest. From this facility, one of the largest coal export facilities in the United States, the coal is exported to customers in Japan, Europe and South America. All coal from the Company's Powder River Basin mines is shipped by rail, and two competing railroads, the BNSF and the Union Pacific, serve three of the Company's four southern Powder River Basin mines. Approximately 8,000 unit trains are loaded each year to accommodate the coal shipped by the Company's four mines in the southern Powder River Basin which totaled 91.7 million tons in fiscal 1998. A unit train generally consists of 100 to 110 rail hopper cars, each car capable of holding 100 to 120 tons of coal.

  Managing the loading of trains and barges is the responsibility of the Company's two transportation departments, with one responsible for the western U.S. coal mines and the other for the eastern U.S. mines. Due to its modern coal-loading facilities and the experience of its transportation coordinators, management believes the Company enjoys good relationships with the rail carriers and barge companies.

  Peabody Resources ships all of its coal production from the Ravensworth and Narama mines, which account for 75% of its total sales, by overland conveyer to the nearby Macquarie Generation's Bayswater and Liddell power stations. Coal from Peabody Resources' Warkworth operations is shipped to Newcastle by rail, where it is sold to export customers. Peabody Resources owns 13.9% of the Mount Thorley railroad load out facility and 4.2% of the coal loading facility at the port.

SALES AND MARKETING

  COALSALES and COALTRADE undertake the sales and marketing functions for the Company's U.S. operating subsidiaries, including exports from the United States. COALSALES charges each mining subsidiary for acting as an agent in the sale and marketing of the coal produced, and it generates profits through its brokering and agency activities. COALTRADE buys and resells coal produced by a number of third parties. As of March 31, 1998, they had 53 employees located at five sites.

  The Company annually prepares a marketing plan that sets out the sales targets for the next five years by region, coal type and markets. The strategic plan formulates and concentrates the ongoing work carried out by the sales and marketing teams to increase the Company's sales in different markets and to expand present markets through different sales and marketing initiatives. The sales teams at each location are responsible for formulating the marketing plan for their region. This regional plan is reviewed by the president of each company and then passed on to the marketing services team. The overall group plan is then formalized and authorized.

  The majority of sales contracts won by the Company are through competitive tenders; although, where the Company is aware of an opportunity, it may approach its customers or potential customers with a sales proposal. The pricing process for these approaches is similar, although pricing for tenders is usually more competitive.

COMPETITION

  The markets in which the Company sells its coal are highly competitive. The top twenty producers in the U.S. coal industry produce approximately 70% of total U.S. coal, although there are approximately 1,000 coal producers in the United States. The Company's principal competitors in its coal operations are other large coal producers. The Company's largest competitors are Cyprus Amax Coal Company, CONSOL Coal Group, ARCO Coal Co., Kennecott Energy Co., Arch Coal, Inc., Zeigler Coal Holding Company, Kerr-McGee Coal Corp. and A.T. Massey Coal Company, which collectively produced approximately 36% of total U.S. coal production in 1996.

             1996 U.S. PRODUCTION VOLUMES OF MAJOR COAL PRODUCERS

                                                    PRODUCTION
COMPANY                           TOTAL PRODUCTION    SHARE    GEOGRAPHIC FOCUS
-------------------------------- ------------------ ---------- ----------------
                                 (TONS IN MILLIONS)
PEABODY.........................        156.7          14.7%   NATIONAL
Cyprus Amax.....................         75.4           7.1    National
CONSOL..........................         71.6           6.7    NAPP, CAPP, ILB
ARCO Coal(/1/)..................         50.9           4.8    SPRB, WB
Arch Coal.......................         47.4           4.5    CAPP, ILB
Kennecott.......................         45.1           4.2    SPRB, NPRB, WB
A.T. Massey.....................         31.9           3.0    CAPP
Zeigler Coal(/2/)...............         31.4           3.0    National
Kerr-McGee(/3/).................         31.3           2.9    SPRB, ILB
Texas Utilities.................         29.2           2.7    Texas Lignite
                                      -------         -----
 Top 10 Total...................        570.9          53.6%
Other Producers.................        493.0          46.4
                                      -------         -----
 U.S. Total.....................      1,063.9         100.0%

--------
Source:NMA, Facts About Coal, 1997-98 (for individual production); EIA for
    U.S. total production.
Key: NAPP=Northern Appalachia; CAPP=Central Appalachia; SAPP=Southern
     Appalachia; ILB=Illinois Basin; WB=Western Bituminous; SPRB=Southern Powder River Basin; and NPRB=Northern Powder River Basin.
(1) Arch Coal acquired ARCO Coal's U.S. coal reserves in June 1998.
(2) Zeigler Coal was acquired by AEI Resources Holding Inc. in September 1998.
(3) Kennecott acquired Kerr-McGee's Powder River Basin coal reserves, which represented approximately 24.5 million tons of coal production in 1996, in June 1998.

  The markets in which the Company sells its coal are affected by a number of factors beyond the Company's control. Continued demand for the Company's coal and the prices obtained by the Company depend primarily on the coal consumption patterns of the electricity industries in the United States and the Pacific Rim countries, the availability, location (and therefore the cost of transportation), price of competing coal and alternative electricity generation and fuel supply sources such as natural gas, oil, nuclear and hydroelectric. Coal consumption patterns are affected primarily by the demand for electricity, environmental and other governmental regulations and technological developments. In recent years there has been excess coal production capacity in the United States due to increased development of large surface mining operations in the western United States, more efficient mining equipment and techniques and reduced consumption of high sulfur coal. Competition resulting from excess capacity tends to cause producers to reduce prices and to pass productivity gains achieved at the mines through to customers. The Company competes on the basis of coal quality, delivered price, customer service and support and reliability.

  In the six years ended December 31, 1996, Australian saleable coal production increased by 18% or 3.4% per annum. Total Australian coal production rose 3.1% in 1996. The Company's principal Australian competitors are coal companies owned by large mineral or oil producing companies, although one of the top ten competitors is a state-owned enterprise.

SUPPLIERS

  The main types of goods purchased by the Company are mining equipment and replacement parts, explosives, fuel, tires and lubricants. The Company also purchases coal from third parties to satisfy some of its customer contracts. Purchases of capital goods, materials and services are approximately $550 million per annum, which is approximately 25% of the Company's annual revenue. The supplier base providing these goods has been relatively consistent in recent years as the Company has many long established relationships with its key suppliers.

  Between 25% and 30% of goods and services are supplied by the top ten suppliers, and some 70% of goods are provided by the top 100 suppliers. It is with these main suppliers that the large contracts are held. The Company does not have any supply arrangements with related parties and all transactions are carried out on an arm's length basis. Peabody considers all suppliers of a particular category of supplies to be interchangeable and does not consider the Company to be vulnerable to over-dependence on any one supplier.

  Since 1990, the Company has invested approximately $400 million to replace depleting mines with new, more profitable production capacity and to position the Company for continued earnings growth in high growth markets. Approximately $900 million was invested to replace assets at existing operations. Long term planning is essential since there are long lead times between order and delivery for most of the large capital items. A new stripping shovel, for example, may take up to a year to obtain, and a truck between four and six months. Capital equipment suppliers deliver the goods to the mines and help the Company install the equipment.

CERTAIN LIABILITIES

  The Company's long-term liabilities in the United States for pensions, retiree health care, work-related injuries and illnesses, and mine reclamation reflect the Company's commitment to its employees and to environmental stewardship. The total amount of these liabilities reflects the size, diversity and changing nature of the Company, which has been transformed from a historically midwestern, union-oriented, high sulfur producer into a much larger, predominantly low sulfur producer from nearly every U.S. coal region and Australia. The majority of these liabilities relate to the past operations of operating subsidiaries, which used to have a greater number of employees and mines than exist today in the transformed Company.

  All U.S. coal companies are subject to laws and regulations governing mine reclamation and other environmental liabilities for work-related injuries and illnesses. In addition, labor contracts with the UMWA and voluntary arrangements with non-union employees include long-term benefits, notably health care coverage for retired and future retirees and their dependents. The Company provides reserves for a substantial portion of these obligations. These obligations fall into four principal categories: reclamation, workers' compensation (including black lung), pensions and retiree health care.

  Reclamation. All coal mining companies must return the land on which they mine to its original state. Reclamation liabilities primarily represent the future costs to restore surface lands to productivity levels equal to or greater than pre-mining conditions, as required by SMCRA. In limited instances, this liability is recoverable from customers under the terms of CSAs. Short-term ongoing reclamation activities are undertaken as areas are disturbed in the mining process. Long-term reclamation and mine closing costs are projected and accrued for during the mine life. Other environmental liabilities such as air and water quality are also recorded. The long-term reclamation costs, mine-closing costs and other environmental liability accruals totaled approximately $485.5 million on the Company's pro forma balance sheet as of June 30, 1998, $19.0 million of which is categorized as Other Noncurrent Liabilities and $7.9 million of which is a current liability. The amount that is included as an operating expense for the pro forma year ended March 31, 1998 was $12.4 million, while the related cash expense for such liability was $39.1 million. For the quarter ended June 30, 1998, $3.4 million was included in operating expense and $7.4 million of cash was expended for such liability. See "--Environmental" and "Regulatory Matters."

  Workers' Compensation. These liabilities represent the actuarial estimates for compensable, work-related injuries (traumatic claims) and occupational disease, primarily black lung disease (pneumoconiosis). The Federal Black Lung Benefits Act requires employers to pay black lung awards to former employees who filed claims after July 1, 1973. Prior claims are paid from the Black Lung Trust Fund, which is supported by an excise tax on all U.S. coal production. On a pro forma basis, these liabilities will be discounted at 7.25%. These liabilities totaled approximately $261.6 million on the Company's balance sheet as of June 30, 1998, $39.7 million of which is a current liability. The amount that was included as an operating expense for the pro forma year ended March 31, 1998 was $25.2 million, while the related cash expense for such liability was $41.9 million. For the quarter ended June 30, 1998, $8.8 million was included in operating expense and $11.3 million of cash was expended for such liability.

  Pension Related Provisions. These costs represent the unfunded actuarially-estimated cost of paying pension benefits to current active employees when they retire. Provisions for active employees reflect their service to date and additional amounts are provided so that the total liability is accrued when the employee actually retires. Annual contributions to the pension plans are determined by consulting actuaries based on ERISA minimum funding standards. On a pro forma basis, these liabilities will be discounted at 7.25%. These liabilities totaled approximately $1.8 million on the Company's balance sheet as of June 30, 1998, $4.4 million of which is a current liability. The amount that was included as an operating expense for the pro forma year ended March 31, 1998 was $7.3 million, while the related cash expense for such liability was $5.5 million. For the quarter ended June 30, 1998, $1.0 million was included in operating expense and $11.2 million of cash was expended for such liability.

  Retiree Health Care. Consistent with SFAS 106, the Company records a liability representing the estimated cost of providing retiree health care benefits to current retirees and active employees who will retire in the future. Provisions for active employees represent the amount recognized to date, based on their service to date; additional amounts are provided periodically so that the total liability is accrued when the employee retires. On a pro forma basis, these liabilities will be discounted at 7.25%.

  A second category of retiree health care obligations represents the liability for future contributions to the UMWA Combined Fund created by federal law in 1992. This multi-employer fund provides health care benefits to a closed group of former employees who retired prior to 1977; no new retirees will be added to this group. The liability is subject to increases or decreases in per capita health care costs, offset by the mortality curve in this aging population of beneficiaries.

  The retiree health care liabilities totaled approximately $1,040.6 million on the Company's balance sheet as of June 30, 1998, $48.9 million of which is a current liability. The amount that was included as an operating expense in the pro forma year ended March 31, 1998 was $76.2 million, while the related cash expense for such liability was $49.1 million. For the quarter ended June 30, 1998, $19.7 million was included in operating expense and $15.3 million of cash was expended for such liability. Obligations to the Combined Fund totaled $72.4 million on the Company's balance sheet as of June 30, 1998, $8.8 million of which is a current liability. The amount that was credited to operating income for the pro forma year ended March 31, 1998 was $0.5 million, while the related cash expense for such liability was $11.8 million. For the quarter ended June 30, 1998, $0.3 million was credited to operating expense and $2.1 million of cash was expended for such liability.

  The active management of these liabilities is a key focus of senior executives. While variances have occurred within a category of liability, as a whole cash expenses for these liabilities has approximated the amounts charged to earnings. Provisions for these liabilities reflect standard U.S. coal industry accounting practices. These costs are borne by the operating subsidiaries from which the obligations arose.

RESEARCH AND DEVELOPMENT

  The Company places great emphasis on research and development of new technologies in the coal industry. The Company's engineering staff and purchasing departments work with manufacturers to design and produce equipment that management believes will add value to the business. For example, the Company has worked with a manufacturer to design larger trucks to haul overburden and coal at various mines throughout the Company. The Company was the first to use 265-ton haul trucks, which are now standard in the industry. In Arizona, the Company helped to design custom-built 300-ton haul trucks.

  The Company also conducts research and development in-house. For example, the Company helped develop a remote controlled continuous miner. Previously, continuous miners were driven manually and, due to the difficulty of obtaining a clear view of the coal seam, were not always accurate. Remote controlled continuous miners are now standard throughout the industry.

  The Company is the largest user of nuclear analyzers among coal producers, according to the manufacturer of this sophisticated equipment. Nuclear quality analyzers allow continuous analysis of certain coal quality parameters such as sulfur content. Their use ensures consistent product quality and helps customers meet stringent air emission requirements.

  The Company also uses GPS (global positioning satellite) technology extensively in its larger surface mining operations to ensure proper mine layout.

CITIZENS POWER

 Industry Overview

  Electricity is the most prevalent commodity sold in the U.S. economy, with retail volume in 1997 exceeding $214 billion according to EIA. While the independent power marketing industry is in a developmental stage, in 1997 the volume of megawatt hours traded grew 418% from the volume traded in 1996, according to FERC.

  The U.S. electricity market is highly fragmented with more than 3,000 entities selling power on a wholesale and retail basis, including more than 200 investor-owned utilities, 50 major federal and municipally-owned utilities and hundreds of municipal power entities and rural co-operatives. Historically, these entities have been highly-regulated, but with the onset of deregulation, the Company expects the role of power marketing companies to continue to grow. The Company believes that deregulation will create new market opportunities for power and fuel trading, energy contract restructuring and for new products, such as options, to facilitate the rationalization of the electricity market.

 Citizens Power Overview

  Citizens Power is a licensed power marketer that trades and markets electric power and other energy commodities and related commodity risk management products. According to FERC, for the quarter ended December 31, 1997, Citizens Power was among the top ten of more than 200 FERC-licensed power marketers as measured by number of megawatt hours bought and sold. Citizens Power also structures and trades electricity and fuel-related risk management products and provides services related to the restructuring of generation and transmission assets.

  Citizens Power obtained the first power marketing license from FERC in 1989. Since that time, the Company has continued to solidify its position as an innovator in the U.S. power marketing industry. At present, Citizens Power is an integrated energy company with business activities in three main areas: (i) power/energy sales and trading, (ii) transaction/asset restructuring and (iii) fuel/power integration.

 Power/Energy Sales and Trading

  The Company executes short-term, intermediate-term and long-term trades of both physically and financially settled electricity and natural gas contracts and the Company is also preparing to enter the oil and coal trading markets. The Company's trading activities provide transmission coverage throughout the United States, maximizing access to counterparties and increasing liquidity. The Company uses its trading activities as a platform to develop higher margin structured risk management products and to support its asset restructurings. The Company manages its trading exposure with a value-at-risk measurement, limiting the exposure to certain defined limits.

 Transaction/Asset Restructuring

  Transaction restructuring creates value by correcting inefficiencies in ownership, operation, dispatching, pricing, risk allocation, regulation of power supply assets and contractual relationships. The transactions enhance value by using financial leverage and tax-advantaged structures, managing and reducing the forward curve of power costs, reallocating transactional risks and arbitraging supply costs and discount rates.

  There is approximately 35,000MW of NUG capacity in the United States. This capacity is purchased through long-term contracts which are priced significantly above the current market rates. The Company uses its expertise to restructure these assets, creating solutions for all participants. Each transaction is unique and requires an established trading infrastructure, strong industry-wide relationships and complex negotiations with multiple parties. Although many competitors have attempted to structure their own transactions, the Company believes it is the only power marketer which has successfully closed this type of transaction.

 Fuel/Power Integration

  Through Citizens Power's Powerfuels group, the Company restructures fuel contracts by replacing long-term above-market coal contracts with higher profit integrated power/coal/gas transactions. In addition, the

Company aggressively pursues coal switching opportunities to obtain new markets by packaging coal, power, technical assistance and financing. Cross-commodity swaps, coal tolling and other structured products provide opportunities to increase overall market share, profitability and risk mitigation. The Company also pursues long-term Orimulsion(R) conversion supply contracts and plant conversion/acquisition projects. Orimulsion is a Venezuelan fuel oil that burns cleanly if scrubbed. Florida is currently examining the use of Orimulsion and, if accepted, the Company believes other states will follow.

 Information Technology

  Citizens Power has made significant investments in an integrated information technology infrastructure. The Power Trade System ("PTS") links the risk management, trading and accounting functions providing for integrated market, credit and operational risk management. PTS was designed from the existing infrastructure and developed using the latest client-server technology, allowing for flexible in-house customization and expansion. The system has significant capacity for increasing trading volumes.

EMPLOYEES OF THE COMPANY

  As of March 31, 1998, the Company had a total of 7,344 employees, 5,466 of whom worked in coal production, 1,878 of whom worked in the management of its coal business and 116 of whom worked in Citizens Power. Of these employees, 6,331 worked in the United States and 1,013 worked in foreign countries.

  Approximately 56% of the Company's U.S. coal employees are affiliated with unions. Relations with organized labor are extremely important to the viability of the Company. Union labor west of the Mississippi is represented by the UMWA and falls under the Western Surface Agreement, which was ratified in 1996 and is effective through August 31, 2000. Union labor east of the Mississippi is also represented by the UMWA but falls under the National Bituminous Coal Wage Agreement ("NBCWA"). On December 16, 1997, the NBCWA, a five-year labor agreement effective from January 1, 1998 to December 31, 2002, was ratified by the UMWA. The agreement, which was ratified 10 months prior to expiration of the current agreement, sets forth terms that both sides felt were positive.

  The Australian coal mining industry is highly unionized and the majority of workers employed at Peabody Resources are members of trade unions. These employees are represented by three unions: the United Mine Workers, which represents the production employees, and two unions that represent the other staff. Since the Company acquired Peabody Resources in 1993, there have not been any significant disputes or stoppages at mines operated by Peabody Resources. The miners at Warkworth mine signed a three year labor agreement which expires in September 1999. The miners at the Ravensworth and Narama mines signed a two year labor agreement which expired in March 1998, but negotiations are ongoing and there have been no resulting work stoppages to date.

LEGAL PROCEEDINGS

  From time to time, the Company is involved in legal proceedings arising in the ordinary course of its business. Management believes it is adequately reserved for these liabilities and that there is no individual case pending that could have a material adverse effect on the Company or its financial condition or results of operations. The Company's significant legal proceedings are discussed below. Concurrent adverse resolution of such proceedings could have a material effect on the results of operations for a particular interim or annual period.

 Eastern Enterprises

  On November 1, 1993, Eastern Enterprises filed suit in the U.S. District Court for the District of Massachusetts against the Social Security Administration and the Combined Fund claiming that the Coal Act, as applied to Eastern Enterprises, violated the due process and taking clauses of the Fifth Amendment. See "Regulatory Matters." In 1994, Eastern Enterprises filed a third party complaint against Peabody Holding Company, Eastern Associated and Eastern Associated's parent company, Coal Properties Corp., seeking indemnification or contribution with respect to any liability that Eastern Enterprises may have under the Coal Act. Eastern Enterprises claimed that the amount of its Coal Act liabilities was approximately $100 million.

  The District Court held in 1996 that the Coal Act was constitutional. Eastern Enterprises filed an appeal with the First Circuit Court of Appeals, which affirmed the district court's decision. The U.S. Supreme Court accepted Eastern Enterprises' petition for certiorari on the constitutional claims. In a plurality decision issued on June 26, 1998, the Supreme Court found that the Coal Act as applied to Eastern Enterprises violated the takings clause of the Fifth Amendment. The UMWA beneficiaries that were assigned to Eastern Enterprises will continue to receive retiree health care benefits from the Combined Fund. The cost of providing benefits to these "orphans" should be borne by the AML fund, which is provided for in the Coal Act.

  Peabody Holding Company and its subsidiaries will seek to have the third-party complaint dismissed because Eastern Enterprises now has no liability under the Coal Act.

  The Company has asserted substantial defenses, but based on the Company's preliminary evaluation of the issues and the potential impact, the Company believes that the matter will be resolved without a material adverse effect on its financial condition or results of operations.

 Salt River Project Agricultural Improvement and Power District

  The Salt River Agricultural Improvement and Power District and the other owners of the Navajo Generating Station (collectively "Salt River") filed a lawsuit on September 27, 1996 in the Superior Court of Maricopa County in Arizona seeking a declaratory judgment that certain costs relating to final reclamation, environmental monitoring work and mine decommissioning ("Mine Decommissioning Costs"), and costs relating to life insurance and retiree health care benefits ("Retiree Health Care Costs") are not recoverable by Peabody Western under the terms of a CSA dated February 18, 1977. The contract expires in 2011.

  Peabody Western filed a Motion to Compel Arbitration of these claims, which was partially granted by the trial court. The trial court ruled that the Mine Decommissioning Costs were subject to arbitration but that the Retiree Health Care Costs were not subject to arbitration. Peabody Western has filed an appeal of the order denying arbitration of the Retiree Health Care Costs with the Arizona Court of Appeals which was denied by the Court. Peabody Western then filed an appeal with the Arizona Supreme Court, which was recently denied. Peabody Western and Salt River are proceeding to arbitrate the Mine Decommissioning Costs issue.

  If Salt River is successful in the arbitration and litigation, the Company's financial condition and results of operations may be adversely affected. However, based on the Company's preliminary evaluation of the issues and the potential impact on the Company, and while the outcome of litigation and arbitration is subject to uncertainties, the Company believes that the matter will be resolved without a material adverse affect on its financial condition or results of operations.

 Southern California Edison Company

  In response to a demand for arbitration by Peabody Western, Southern California Edison Company and the other owners of the Mohave Generating Station (collectively "Edison") filed a lawsuit on June 20, 1996 in the Superior Court of Maricopa County, Arizona. The lawsuit sought a declaratory judgment that Mine Decommissioning Costs and Retiree Health Care Costs are not recoverable by Peabody Western under the terms of a CSA dated May 26, 1976. The contract will expire in 2005.

  Peabody Western filed a Motion to Compel Arbitration, which was granted, by the trial court. Edison appealed this order to the Arizona Court of Appeals, which denied its appeal. The Arizona Supreme Court recently heard an appeal by Edison on whether these issues are arbitrable under the CSA. The parties have agreed to a stay of the arbitration until the Arizona Supreme Court determines whether the issues are the subject of arbitration under the CSA.

  If Edison is successful in the matter, the Company's financial condition and results of operations may be adversely affected. However, based on the Company's preliminary evaluation of the issues and the potential impact on the Company, and while the outcome of litigation is subject to uncertainties, the Company believes that the matter will be resolved without a material adverse affect on its financial condition or results of operations.

 Public Service Company of Colorado

  In August 1996, Seneca Coal Company ("Seneca") filed a demand for arbitration in accordance with the terms of an Amended Revised Coal Supply Agreement dated December 1, 1971 (the "1971 Agreement") between Seneca and three electric utilities, Public Service Company of Colorado, Salt River Project Agricultural Improvement District and PacifiCorp (the "Hayden Participants"). The Hayden Participants own the Hayden Electric Generating Station at Hayden, Colorado. The arbitration demand requested the entry of an award for Seneca and against the Hayden Participants for amounts attributable to final reclamation, mine decommissioning and environmental monitoring of the Seneca mine and life insurance and post-retirement health care costs ("post-mine closure costs").

  In September 1996, the Hayden Participants filed a complaint for declaratory judgment in the District Court for the City and County of Denver seeking a judicial declaration that they were not responsible for post-mine closure costs as a matter of law. The Hayden Participants also requested declaratory and other relief with respect to other claims against Seneca.

  The arbitration provision in the 1971 Agreement limits the jurisdiction of the arbitrators to resolution of disputed issues of fact but the arbitrators are to determine the arbitrability of any dispute in the first instance. Accordingly, Seneca filed a motion to stay the judicial proceedings with respect to the issue of responsibility under the 1971 Agreement for post-mine closure costs pending the outcome of the arbitration. The District Court granted the motion in January 1997.

  Seneca has furnished the Hayden Participants with reports prepared by experts regarding estimated post-mine closure costs. Pre-hearing discovery is under way in the arbitration and hearings will take place late in calendar 1998. A decision from the arbitrators is expected in early 1999. The District Court's application of legal principles to the facts as found by the arbitrators will take place thereafter.

  The outcome of the arbitration and the subsequent judicial proceeding is uncertain. Entry of a judgment that the Hayden Participants are not responsible for post-mine closure costs may adversely affect the Company's financial condition and results of operations. Based on the Company's preliminary evaluation of the issues, and while the outcome of litigation is subject to uncertainties, the Company believes that the dispute will be resolved without a material adverse effect on its financial condition or results of operations.

 Macquarie Generation

  In September 1997, Peabody Resources filed a lawsuit against Macquarie Generation in the Supreme Court of New South Wales, Commercial Division, seeking damages for certain coal deliveries which were not paid by Macquarie Generation and for a declaratory judgment regarding the assignment to Macquarie Generation of two long-term CSAs for the Ravensworth and Narama mines. The contracts expire in 2001 and 2012, respectively. Macquarie Generation later agreed that the two contracts were properly assigned to it. Macquarie Generation subsequently filed a cross-claim against Peabody Resources alleging that Peabody Resources breached the labor escalation provisions in the CSAs, committed misrepresentations regarding the labor costs and violated the Australian trade practices and fair trading laws in relation to the Narama contract. Macquarie Generation sought to terminate or rescind the Narama CSA and has sought damages from Peabody Resources for alleged breaches of both contracts. Even though the Company continues delivering coal, Macquarie Generation has unilaterally reduced the price that it is paying for coal deliveries under the Narama contract. Peabody Resources has vigorously opposed Macquarie Generation's claims and will seek to enforce Macquarie Generation's obligations under the contracts. A trial regarding these issues began on September 7, 1998 and concluded on September 25, 1998. On September 22, 1998, Macquarie Generation withdrew its breach of contract claims.

  If Macquarie Generation is successful in the litigation, the Company's earnings and cash flow may be adversely affected depending on other sales opportunities. However, based on the Company's preliminary evaluation of the issues and the potential impact on the Company, and while the outcome of litigation is subject to uncertainties, the Company believes that the matter will be resolved without a material adverse effect on its financial condition or results of operations.

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

 Minerals Management Services

  The Minerals Management Service issued a preliminary administrative decision in August 1992, determining that Powder River had underpaid royalties owed to the federal government. Since that time, no further action has been taken by the agency to issue a final, appealable decision. Pending such decision, the Company plans to appeal. Criminal and civil investigations were begun by the federal government in 1993 and 1996, respectively, to examine Powder River's activities with respect to the transactions at issue in the administrative matter. Powder River has fully cooperated with these investigations by providing documents and witnesses for interview. To date, no civil or criminal charges have been brought against the Company. If such claims are made and a case is successfully argued against the Company, the Company's financial condition and results of operations may be adversely affected. However, based on the Company's preliminary evaluation of the issues and the potential impact on the Company, and while the outcome of any potential litigation is subject to uncertainties, the Company believes that the matter will be resolved without a material adverse affect on its financial condition or results of operations.

ENVIRONMENTAL

 Federal and State Superfund Statutes

  The Comprehensive Environmental Response, Compensation and Liability Act and similar state laws create liability for investigation and remediation in response to releases of hazardous substances in the environment and for damages to natural resources. Under CERCLA and many state Superfund statutes, joint and several liability may be imposed on waste generators, site owners and operators and others regardless of fault.

  Gold Fields, its predecessors and its former parent company are or may become parties to environmental proceedings which have commenced or may commence in the United States in relation to certain sites previously owned or operated by those entities or companies associated with them. The Company has agreed to indemnify Gold Fields' former parent company for any environmental claims resulting from any activities, operations or conditions that occurred prior to the sale of Gold Fields to the Company. Gold Fields is currently involved in environmental investigation or remediation at six sites and is a defendant in litigation with private parties involving three other sites. These nine sites were formerly owned or operated by Gold Fields. EPA has placed three of these sites on the National Priorities List, promulgated pursuant to the CERCLA and one of the sites is on a similar state priority list. There are a number of further sites in the United States which were previously owned or operated by such companies which could give rise to environmental proceedings in which Gold Fields could incur liabilities.

  Where such sites were identified, the directors of The Energy Group commissioned, in connection with the spin-off of The Energy Group, a review of publicly available information by independent environmental consultants in order to assess the estimated total amount of the liability per site and the proportion of those liabilities which Gold Fields is likely to bear. The available information on which to base this review was very limited since all of the sites except for three sites (on which no remediation is currently taking place) are no longer owned by Gold Fields.

  On the basis of that review, The Energy Group provided for the above environmental liabilities relating to Gold Fields in the total sum of $73.6 million as of March 31, 1997. Significant uncertainty exists as to whether these claims will be pursued against Gold Fields in all cases, and where they are pursued, the amount of the eventual costs and liabilities, which could be greater or less than this provision. As of June 30, 1998, the provision was reduced to $68.0 million to reflect expenditures incurred during the period. The Company believes that the remaining amount of the provision is adequate to cover these environmental liabilities.

  Although waste substances generated by coal mining and processing are generally not regarded as hazardous substances for the purposes of CERCLA, some products used by coal companies in operations, such as chemicals, and the disposal of such products are governed by the statute. Thus, coal mines currently or previously owned or operated by the Company, and sites to which the Company sent waste materials, may be subject to liability under CERCLA and similar state laws. See "Risk Factors--Risks Relating to the Company-- Government Regulation of the Mining Industry" and "Regulatory Matters."

                              REGULATORY MATTERS

  The Company's operations are subject to extensive regulation in the United States and Australia regarding production, sale, distribution, health and safety and environmental matters.

UNITED STATES

  The U.S. coal mining industry is subject to regulation by federal, state and local authorities on matters such as employee health and safety, permitting and licensing requirements, air quality standards, water pollution, plant and wildlife protection, the reclamation and restoration of mining properties after mining has been completed, the discharge of materials into the environment, surface subsidence from underground mining and the effects of mining on groundwater quality and availability. In addition, the industry is affected by significant legislation mandating certain benefits for current and retired coal miners. Numerous federal, state and local governmental permits and approvals are required for mining operations. The Company believes that all permits currently required to conduct its present mining operations have been obtained. The Company may be required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that a proposed exploration for or production of coal may have on the environment. Such requirements could prove costly and time-consuming, and could delay commencement or continuation of exploration or production operations. Future legislation and administrative regulations may emphasize the protection of the environment and, as a consequence, the activities of the Company may be more closely regulated. Such legislation and regulations, as well as future interpretations and more rigorous enforcement of existing laws, may require substantial increases in equipment and operating costs to the Company and delays, interruptions or a termination of operations, the extent of which cannot be predicted. See "Risk Factors--Risks Relating to the Company-- Government Regulation of the Mining Industry."

  The Company's independent operating subsidiaries endeavor to conduct mining operations in compliance with all applicable federal, state and local laws and regulations. However, because of extensive and comprehensive regulatory requirements, violations during mining operations occur from time to time in the industry. None of the violations to date or the monetary penalties assessed upon the Company's subsidiaries has been material.

 Mine Health and Safety

  Stringent health and safety standards have been imposed by federal legislation since the Coal Mine Health and Safety Act of 1969 was adopted. That legislation resulted in increased operating costs and reduced productivity. The Federal Mine Health and Safety Act of 1977 significantly expanded the enforcement of health and safety standards and imposed health and safety standards on all aspects of mining operations.

  Most of the states in which the Company operates have state programs for mine health and safety regulation and enforcement. In combination, federal and state health and safety regulation in the coal mining industry is perhaps the most comprehensive and pervasive system for protection of employee health and safety affecting any segment of U.S. industry. While regulation has a significant effect on the Company's operating costs, its U.S. competitors are subject to the same degree of regulation.

  One of the Company's long-term goals is to achieve excellent health and safety performance as measured by accident frequency rates and other measures. The Company believes that attainment of this goal is inherently tied to the attainment of productivity and financial goals. The Company seeks to implement this goal by: training employees in safe work practices; openly communicating with employees; establishing, following and improving safety standards; involving employees in establishing safety standards; and recording, reporting and investigating all accidents, incidents and losses to avoid reoccurrences. As evidence of the effectiveness of the Company's safety program, the Company's accident rate has fallen by 80% during the period from October 1, 1990 to March 31, 1998.


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     INJURY & ILLNESS RATE /(1)/: MINING VS. OTHER U.S. INDUSTRIES, 1995
                                    [CHART]


                       Mining                      6.2

                       Services                    6.4

                       Wholesale & Retail
                         Trade                     7.5

                       Transportation & Public
                         Utilities                 9.1

                       Agriculture, Forestry
                         & Fishing                 9.7

                       Nondurable Goods            9.9

                       Manufacturing              10.6

                       Construction               11.6

                       Durable Goods              12.8
-------------------
Source: U.S. Bureau of Labor Statistics.
(1) Incidence rates per 100 full-time employees; total cases.

 Black Lung

  Under the Black Lung Benefits Revenue Act of 1977 and the Black Lung Benefits Reform Act of 1977, as amended in 1981, each coal mine operator is required to secure payment of federal black lung benefits to claimants who are current and former employees and to a trust fund for the payment of benefits and medical expenses to claimants who last worked in the coal industry prior to July 1, 1973. Less than 7% of the miners currently seeking federal black lung benefits are awarded such benefits by the federal government. The trust fund is funded by an excise tax on production of up to $1.10 per ton for deep-mined coal and up to $0.55 per ton for surface-mined coal, neither amount to exceed 4.4% of the sales price. This tax is passed on to the purchaser under many of the Company's coal sales agreements.

  Legislation was introduced in the last Congress on black lung reform. Although this legislation died when Congress adjourned in 1997, it is expected that such legislation will be reintroduced for consideration by the current Congress. The legislation, which is expected to be introduced, would restrict the evidence that can be offered by a mining company, establish a standard for evaluation of evidence that greatly favors black lung claimants, allow claimants who have been denied benefits at any time since 1981 to refile their claims for consideration under the new law, make surviving spouse benefits significantly easier to obtain and retroactively waive repayment of preliminarily awarded benefits that are later determined to have been improperly paid. If this or similar legislation is passed, the number of claimants who are awarded benefits could significantly increase. There can be no assurance that such proposed legislation or other proposed changes in black lung legislation will not have an adverse effect on the Company.

  The U.S. Department of Labor has issued proposed amendments to the regulations implementing the federal black lung laws which, among other things, establish a presumption in favor of a claimant's treating physician and limit a coal operator's ability to introduce medical evidence regarding the claimant's medical condition. If adopted, the amendments could have an adverse impact on the Company, the extent of which cannot be accurately predicted.

 Coal Industry Retiree Health Benefit Act of 1992

  The Coal Act was enacted to provide for the funding of health benefits for certain UMWA retirees. The Coal Act established the Combined Fund into which "signatory operators" and "related persons" are obligated to pay annual premiums for beneficiaries. The Coal Act also created a second benefit fund ("1992 Fund") for miners who retired between July 21, 1992 and September 30, 1994 and whose former employers are no longer in business. Companies which are liable under the Coal Act must pay premiums to the Combined Fund. Annual payments made by PCC and Eastern Associated under the Coal Act are less than half of the amounts paid prior to the enactment of that Act. Liabilities associated with the Coal Act totaled $72.4 million on the Company's balance sheet as of June 30, 1998, $8.8 million of which is a current liability. The amount that was credited to operating income for the pro forma twelve month period ended March 31, 1998 was $0.5 million, while the related cash expense for such liability was $11.8 million. For the quarter ended June 30, 1998, $0.3 million was credited to operating expense and $2.1 million of cash was expended for such liability.

 Environmental Laws

  The Company is subject to various federal, state and foreign environmental laws. These laws require approval of many aspects of coal mining operations, and both federal and state inspectors regularly visit the Company's mines and other facilities to ensure compliance.

  Surface Mining Control and Reclamation Act. SMCRA, which is administered by the Office of Surface Mining Reclamation and Enforcement ("OSM"), establishes mining and reclamation standards for all aspects of surface mining as well as many aspects of deep mining. SMCRA and similar state statutes, among other things, require that mined property be restored in accordance with specified standards and an approved reclamation plan. In addition, the Abandoned Mine Land Fund, which is part of SMCRA, imposes a fee on all current mining operations the proceeds of which are used to restore mines closed before 1977. The maximum tax is $0.35 per ton on surface-mined coal and $0.15 per ton on deep-mined coal. Under many of the CSAs to which the Company is a party, the fee is passed on to the purchaser. The Company accrues for the liability associated with all end of mine reclamation on a rateable basis as the coal reserve is being mined.

  SMCRA also requires that comprehensive environmental protection and reclamation standards be met during the course of and upon completion of mining activities. For example, SMCRA requires the Company to restore a surface mine to approximate original contour as contemporaneously as practicable with surface coal mining operations. The mine operator must submit a bond or otherwise secure the performance of these reclamation obligations. The issuance and renewal of permits for surface mining operations must be obtained from OSM or, where state regulatory agencies have adopted federally approved state programs under SMCRA, the appropriate state regulatory authority. The Company accrues for the liability associated with all end of mine reclamation on a ratable basis as the coal reserve is being mined. The estimated cost of reclamation, and the corresponding accrual on the Company's financial statements, is restated annually. The earliest a reclamation bond can be released is five years after reclamation to the approximate original contour has been achieved.

  All states in which the Company's active mining operations are located have achieved primary jurisdiction for SMCRA enforcement through approved state programs. Although the Company does not anticipate significant permit issuance or renewal problems, there can be no assurance that the Company's permits will be renewed or granted in the future or that permit issues will not adversely affect operations. Under previous SMCRA regulations, responsibility for any coal operator currently in violation of SMCRA could be imputed to other companies deemed, according to regulations, to "own or control" the coal operator. Sanctions included being blocked from receiving new permits and rescission or suspension of existing permits. Because of a recent federal court action invalidating these SMCRA ownership and control regulations, the scope and potential impact of the "ownership and control" requirements on the Company are unclear. OSM has responded to the court action by promulgating interim regulations, which more narrowly apply the ownership and control standards to coal companies. Although the federal action should have by analogy a precedential effect on state regulations dealing with "ownership and control," which are in many instances similar to the invalidated federal regulations, it is not certain what impact the federal court decision will have on these state regulations.

  The Clean Air Act. The Clean Air Act and the Clean Air Act Amendments, and corresponding state laws that regulate the emissions of materials into the air, affect coal mining operations both directly and indirectly. Direct impacts on coal mining and processing operations may occur through Clean Air Act permitting requirements and/or emissions control requirements relating to particulate matter (e.g., "fugitive dust") including future regulation of fine particulate matter measuring 2.5 micrometers in diameter or smaller. In July 1997, EPA adopted new, more stringent NAAQS for particulate matter and ozone. As a result, some states will be required to change their existing implementation plans to attain and maintain compliance with the new NAAQS. Because coal mining operations emit particulate matter, the Company's mining operations and utility customers are likely to be directly affected when the revisions to the NAAQS are implemented by the states. State and federal regulations relating to implementation of the new NAAQS may restrict the Company's ability to develop new mines or could require the Company to modify its existing operations. The extent of the potential direct impact of the new NAAQS on the coal industry will depend on the policies and control strategies associated with the state implementation process under the Clean Air Act, but could have a material adverse effect on the Company's financial condition and results of operations.

  The Clean Air Act indirectly affects coal mining operations by extensively regulating the air emissions of SO/2/ and other compounds including nitrogen oxides emitted by coal-fueled utility power plants. Title IV of the Clean Air Act Amendments places limits on SO/2/ emissions from electric power generation plants. The limits set baseline emission standards for such facilities. Reductions in such emissions occurred in Phase I in 1995 and additional reductions will occur in Phase II in 2000 and will apply to all coal-fired power plants, including those subject to the 1995 restrictions. The affected utilities have been and may be able to meet these requirements by, among other ways, switching to lower sulfur fuels, installing pollution control devices such as scrubbers, reducing electricity generating levels or purchasing or trading emission allowances. Specific emission sources will receive these emission allowances, which utilities and industrial concerns can trade or sell to allow other units to emit higher levels of SO/2/. The effect of these provisions of the Clean Air Act Amendments on the Company cannot be completely ascertained at this time. The Company believes that implementation of Phase II will likely exert a downward pressure on the price of higher sulfur coal, as additional coal-burning utility power plants become subject to the restrictions of Title IV. This price effect is expected to result after the large surplus of emission allowances which has accumulated in connection with Phase I has been reduced, and before utilities electing to comply with Phase II by installing sulfur-reduction technologies are able to implement such a compliance strategy.

  The Clean Air Act Amendments also require that utilities that currently are major sources of nitrogen oxides in moderate or higher ozone nonattainment areas install RACT for nitrogen oxides, which are precursors of ozone. In addition, the recently issued, stricter ozone standards, as discussed above, are expected to be implemented by EPA by 2003. The Ozone Transport Assessment Group ("OTAG"), formed to make recommendations to EPA for addressing ozone problems in the eastern United States, submitted its final recommendations to EPA in June 1997. Based on the OTAG's recommendations, EPA recently announced a SIP call, that would require 22 eastern states to make substantial reductions in nitrogen oxide emissions. Under this proposal, EPA expects that states will achieve these reductions by requiring power plants to make substantial reductions in their nitrogen oxide emissions. Installation of RACT and additional control measures required under the SIP call will make it more costly to operate coal-fired utility power plants and, depending on the requirements of individual state attainment plans and the development of revised new source performance standards, could make coal a less attractive fuel alternative in the planning and building of utility power plants in the future.

  In addition, the Clean Air Act Amendments require a study of utility power plant emissions of certain toxic substances, including mercury, and direct EPA to regulate these substances, if warranted. In a recent report, EPA indicated that although it plans to further study the issue, it does not plan to propose regulations in the near future. However, future federal or state regulatory or legislative activity may seek to reduce mercury emissions and such requirements, if enacted, could result in reduced use of coal if utilities switch to other sources of fuel.

  Clean Water Act. The Clean Water Act of 1972 affects coal mining operations by imposing restrictions on effluent discharge into water. Regular monitoring, reporting requirements and performance standards are preconditions for the issuance and renewal of permits governing the discharge of pollutants into water.

  Resource Conservation and Recovery Act. The Resource Conservation and Recovery Act ("RCRA"), which was enacted in 1976, affects coal mining operations by imposing requirements for the treatment, storage and disposal of hazardous wastes. Coal mining operations covered by SMCRA permits are exempted from regulation under RCRA by statute; however the Company cannot predict whether this exclusion will continue.

  Federal and State Superfund Statutes. CERCLA and similar state laws affect coal mining and hard rock operations by creating liability for investigation and remediation in response to releases of hazardous substances to the environment and for damages to natural resources. Under CERCLA, joint and several liability may be imposed on waste generators, site owners and operators and others regardless of fault. See "Business--Environmental-- Federal and State Superfund Statutes."

  Global Climate Change. The United States, Australia and over 160 other nations are signatories to the Convention which is intended to limit or capture emissions of greenhouse gases such as carbon dioxide. In December 1997 in Kyoto, Japan, the signatories to the Convention established a binding set of emissions targets for developed nations in the Kyoto Protocol. Although the specific limits under the terms of the Kyoto Protocol vary from country to country, under the terms of the Kyoto Protocol, the United States would be required to reduce emissions to 93% of 1990 levels over a five-year budget period from 2008 through 2012. Although the United States has not ratified the Kyoto Protocol and no comprehensive regulations focusing on greenhouse gas emissions are in place, such restrictions, whether through ratification of the Kyoto Protocol or other efforts to stabilize or reduce greenhouse gas emissions, could adversely impact the price and demand for coal. According to EIA's Annual Energy Outlook for 1998, coal accounts for 34% of greenhouse gas emissions in the United States, and efforts to control greenhouse gas emissions could result in reduced use of coal if electric generators switch to lower carbon sources of fuel.

AUSTRALIA

  The Australian mining industry is regulated by Australian federal, state and local governments with respect to environmental issues such as land reclamation, water quality, air quality, dust control and noise, planning issues such as approvals to expand existing mines or to develop new mines and health and safety issues. The Australian federal government retains control over the level of foreign investment and export approvals. Industrial relations are regulated under both federal and state laws. Australian state governments also require coal companies to post deposits or give other security against land which is being used for mining, with those deposits being returned or security released after satisfactory rehabilitation.

  Mining and exploration in Australia is generally carried on under leases or licenses granted by state governments. Mining leases, which are typically for an initial term of up to 21 years (but which may be renewed), contain conditions relating to such matters as minimum annual expenditures, restoration and rehabilitation. Surface rights are typically acquired direct from landowners and, in the absence of agreement, there is an arbitration provision in the mining law.

 Environmental

  Primary responsibility for environmental regulation in Australia is vested in the state, rather than the federal system. Each state and territory in Australia has its own environmental and planning regime for the development of mines. In addition, each state and territory also has a specific act dealing with mining in particular, regulating the granting of mining licenses and leases. The mining legislation in each state and territory operates concurrently with environmental and planning legislation. The mining legislation governs mining licenses and leases, including the restoration of land, following the completion of mining activities. Apart from the grant of the rights to mine itself (which are covered by the mining statutes), all licensing, permitting, consent and approval requirements are contained in the various state and territory environmental and planning statutes.

  The particular provisions of the various state and territory environmental and planning statutes vary depending upon the jurisdiction. Despite the variation in particulars, each state and territory has a system involving at least two major phases: obtaining the developmental application and, if that is granted, obtaining the detailed operational pollution control licenses (which authorize emissions up to a maximum level) and pollution control approvals (which authorize the installation of pollution control equipment and devices). In the first regulatory phase, an application to a regulatory authority (be it a local council or a specially constituted planning tribunal) is filed. The relevant authority will either grant a conditional consent, an unconditional consent, or deny the application based on the details of the application and on any submissions or objections lodged by members of the public. If the developmental application is granted, the detailed pollution control license may then be issued and such license may regulate: emissions to atmosphere; emissions in waters; noise impacts (including impacts from blasting); dust impacts; the generation, handling, storage and transportation of waste; and requirements for rehabilitation/restoration of land.

  Each state and territory in Australia also has either a specific statute or certain sections in other environmental and planning statutes relating to the contamination of land and vesting powers in the various regulatory authorities in respect of the remediation of contaminated land. Those statutes are based on varying policies--the primary difference between the statutes is that in certain states and territories, liability for remediation is placed upon the occupier of land, regardless of the culpability of that occupier for the contamination. In other states and territories, primary liability for remediation is placed on the original polluter, whether or not the polluter still occupies the land. If the original polluter cannot itself carry out the remediation, then a number of the statutes contain provisions which enable recovery of the costs of remediation from the polluter as a debt.

  Many of the environmental planning statutes across the states and territories contain "third party" appeal rights in relation, particularly, to the first regulatory phase. This means that any party has a right to take proceedings for a threatened or actual breach of the statute, without first having to establish that any particular interest of that person (other than a member of the public) stands to be affected by the threatened or actual breach. As a result, this makes third party challenges to consents for the carrying out of development relatively common.

  Accordingly, in most states and territories throughout Australia, the carrying out of mining activities involves a number of regulatory phases. Following exploratory investigations pursuant to a mining license, the activity proposed to be carried out must be the subject of an application for the activity or development. This phase of the regulatory process, as noted above, usually involves the preparation of extensive documents to constitute the application, addressing all of the environmental impacts of the proposed activity. It also generally involves extensive notification and consultation with other relevant statutory authorities and members of the public. Once a decision is made that the development can proceed (by the grant of a development consent, permit or other approval) then a formal mining lease can be obtained under the mining statute. In addition, operational licenses and approvals can then be applied for and obtained in relation to pollution control devices and emissions to the atmosphere, to waters and for noise. The obtaining of licenses and approvals, during the operational phase, generally does not involve any extensive notification or consultation with members of the public, as most of these issues are anticipated to be resolved in the first regulatory phase.

 Occupational Health and Safety

  The combined effect of various state and federal statutes requires an employer to ensure that persons employed in a mine are safe from injury risks by providing a safe working environment and systems of work; safe machinery, equipment, plant and substances; and appropriate information, instruction, training and supervision.

  In recognition of the specialized nature of mining and mining activities, specific occupational health and safety obligations have been mandated under state legislation that deals specifically with the coal mining industry. Company employers, owners, directors and managers, persons in control of work places, mine managers, supervisors and employees are all subject to these duties.

  It is mandatory for an employer to have insurance coverage in respect of the compensation of injured workers; similar schemes are in effect throughout Australia which are of a no fault nature and which provide for benefits up to a prescribed level. The specific benefits vary from jurisdiction to jurisdiction, but generally include the payment of weekly compensation to an incapacitated employee, together with payment of medical, hospital and related expenses. The injured employee has a right to sue his or her employer for further damages if a case in negligence can be established.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

  Set forth below are the names, ages as of March 1, 1998 and current positions with the Company and its subsidiaries of the Company's executive officers and Directors. The terms of the Directors of the Company will expire upon the election and qualification of successors at the annual meetings of stockholders.

NAME                      AGE POSITION
------------------------  --- --------------------------------------------------
Irl F. Engelhardt.......   51 Chairman, Chief Executive Officer and Director
Richard M. Whiting......   43 President, Chief Operating Officer and Director
William E. James........   52 Chairman, Citizens Power
Roger B. Walcott, Jr. ..   42 Executive Vice President
W. Howard Carson........   47 Chief Commercial Officer
Robert D. Humphris......   55 Managing Director--Australia
Mark Maisto.............   42 Chief Executive Officer and President, Citizens
                              Power
Larry H. Fox............   57 Vice President--Powder River Basin Operations
George J. Holway........   48 Vice President, Chief Financial Officer
Christopher G. Farrand..   56 Vice President, Corporate Affairs
Jeffery L. Klinger......   50 Vice President, Legal Services and Secretary
Richard A. Navarre......   37 Vice President, Sales & Marketing and President of
                              Peabody
                               COALSALES Company
Sharon K. Schergen......   42 Vice President--Human Resources
Alan H. Washkowitz......   57 Director
Henry E. Lentz..........   53 Director
Roger H. Goodspeed......   47 Director

  Irl F. Engelhardt served as President and Chief Executive Officer of Peabody Group from 1990 to 1995 and Chairman and Chief Executive Officer of the Company since 1993 and has been a Director of the Company since June 1998. Since joining Peabody in 1979, he has held various officer level positions at the Company in the executive, sales, business development and administrative areas, including serving as Chairman of Peabody Resources Ltd. (Australia) and Chairman of Citizens Power. Mr. Engelhardt also served as an executive director of The Energy Group from February 1997 to May 1998, Chairman of Cornerstone Construction & Materials, Inc. from September 1994 to May 1995 and Chairman of Suburban Propane Company from May 1995 to February 1996. He also served as a Director and Group Vice President of Hanson Industries from 1995 to 1996. Mr. Engelhardt is past chairman of the National Mining Association, Chairman of the Coal Industry Advisory Board of the International Energy Agency, Chairman of the Center for Energy and Economic Development and a director of Mercantile Bank of St. Louis, N.A.

  Richard M. Whiting was promoted to President and Chief Operating Officer of the Company in January 1998 and has been a Director of the Company and a member of the Management Committee since June 1998. He served as President of Peabody COALSALES Company from June 1992 to January 1998. Since joining the Company in 1976, Mr. Whiting has held a number of operations, sales and engineering positions both at the corporate offices and at field locations. From 1989 to 1990, Mr. Whiting served as Vice President of Engineering and Operations Support. Mr. Whiting had previously served on the Transportation Committee of the National Mining Association and is currently Chairman of the National Mining Association's Safety and Health Committee.

  William E. James resigned as Chief Executive Officer of Citizens Power in September 1998 but will remain as Chairman. He was Chief Executive Officer of Citizens Power since May 1997, and was Chief Executive Officer from September 1994 of its predecessor, Citizens Lehman Power L.L.C., a joint venture with Lehman Brothers. He also served on the Executive Management Committee of Peabody. He was the co-founder of Citizens Energy Corporation in 1979, and from 1987 to 1996, served as the Chairman and Chief Executive

Officer of Citizens Corporation, a diversified international energy holding company. Mr. James is currently a director of Tempus Fugit Corporation and Apanage Corporation.

  Roger B. Walcott, Jr. joined Peabody in June 1998 as Executive Vice President and a member of Peabody's Management Committee. From 1981 to 1998, he was a Senior Vice President & Director with The Boston Consulting Group where he served a variety of clients in strategy and operational assignments. He was also Chairman of The Boston Consulting Group's Human Resource Capabilities Committee. Mr. Walcott holds an MBA with high distinction from the Harvard Business School and a BA in economics from Duke University.

  W. Howard Carson was named Chief Commercial Officer and a member of Peabody's Management Committee in June 1998. Prior to that, he had been President of Peabody Western since 1993. Previously, he has served as Vice President of Finance and Administration for PCC from 1991 to 1993. He joined the Company in 1979 from Arthur Andersen and has held numerous financial positions including Vice President of Accounting and Vice President of Corporate Planning for Peabody.

  Robert D. Humphris has been Managing Director--Australia and a member of Peabody's Management Committee since May 1998. Prior to that, he had been Managing Director of Peabody Resources since April 1993. He has held management positions at various mining companies in the United Kingdom and Australia, including Managing Director of mining operations for Costain Australia Limited, which was subsequently acquired by Hanson. He was actively involved in Costain's real estate and construction activities in Australia. Mr. Humphris is a past chairman of the New South Wales Minerals Council of the Australian Coal Association. He is a member of the Coal Industry Advisory Board of the International Energy Agency, the Business Council of Australia and the State Minerals Advisory Council. He has been named to the managing board of the Port of Newcastle in Australia.

  Mark Maisto was named Chief Executive Officer of Citizens Power in September 1998. He was also named a member of Peabody's Management Committee at that time. He has been President of Citizens Power since February 1998. He joined the Company in 1997 as Executive Vice President of Citizens Power. Prior to joining Citizens Power he was a Senior Vice President at Lehman Brothers. At Lehman Brothers, he specialized in corporate and project finance working with electric utility companies. Prior to joining Lehman Brothers in 1987, Mr. Maisto was employed at GE Capital, where he was Director--Utility Finance. Mr. Maisto holds an M.B.A. from New York University.

  Larry H. Fox was named Vice President--Powder River Basin Operations in June 1998. Prior to that, he was President of Powder River since 1989. Mr. Fox previously served as Vice President of Powder River and General Manager of North Antelope Coal Company. Prior to that he also held several mine operations positions within the Company, including Mine Superintendent at the Big Sky mine in Montana and Director of Operations for the Rocky Mountain Division. He joined the Company in 1962. Mr. Fox currently serves as President of the Wyoming Mining Association and is a member of the Wyoming Coal Operators Committee.

  George J. Holway was appointed to his current position as Vice President and Chief Financial Officer in June 1998. Prior to that, he had been Vice President of Corporate Development with responsibilities for the Company's mining business development and land functions. After first joining the Company in 1980, Mr. Holway served in several financial positions at Peabody Holding Company including Vice President and Controller of Peabody Holding Company from 1990 to 1992. In 1992, he left the Company to become Chief Financial Officer of Zeigler Coal Holding Company, a position he held until he rejoined the Company in November 1996. Prior to joining the Company in 1980, Mr. Holway was employed by Arthur Andersen & Co..

  Christopher G. Farrand has been Vice President of Corporate Affairs of the Company since June 1992. From April 1991 to June 1992, he served as President of Peabody Development Company. Between 1981 and 1992 he worked as Vice President of Government Relations for both PCC and Peabody Holding Company. Mr. Farrand joined the Company as Director of Corporate Planning for PCC in 1978. Prior to working for the Company, Mr. Farrand held several positions in the U.S. Department of Interior, including Deputy Under Secretary in 1977 and 1978 and Deputy Assistant Secretary from 1974 to 1976. He currently serves on the board of directors of the National Coal Association and the Keystone Energy Board.

  Jeffery L. Klinger was named as Vice President of Legal Services and Secretary in May 1998. Prior to that, he had been Vice President, Secretary and Chief Legal Officer since October 1990. From 1986 to October 1990, he served as Eastern Regional Counsel for Peabody Holding Company and from 1982 to 1986 as Director of Legal and Public Affairs, Eastern Division of PCC and joined the Company as Director of Legal and Public Affairs, Indiana Division of PCC from 1978 to 1982. He is a past President of the Indiana Coal Council and is currently a trustee and member of the Executive Committee of the Eastern Mineral Law Foundation.

  Richard A. Navarre was named as Vice President of Sales & Marketing in May 1998, and has also been President of Peabody COALSALES Company since January of 1998. He previously served as President of Peabody Energy Solutions, Inc. From 1996 to 1997, he was Vice President of Finance and prior to that served as Vice President and Controller of the Company. He joined the Company in 1993 as Director of Financial Planning. Prior to joining Peabody, Mr. Navarre was with KPMG Peat Marwick. Mr. Navarre is a member of the Trade and International Affairs Committee and the Transportation Committee of the National Mining Association.

  Sharon K. Schergen has been Vice President--Human Resources since 1991 with executive responsibility for employee development, benefits, compensation, employee relations and affirmative action programs. She joined the Company in 1981 as Manager--Salary Administration and has held a series of employee relations, compensation, and salaried benefits positions. Prior to joining Peabody, Ms. Schergen, who earned degrees in social work and psychology and an MBA, was a personnel representative for Ford Motor. Ms. Schergen is a member of the National Mining Association's Human Resource Committee.

  Alan H. Washkowitz became a Director in May 1998. He is also a Managing Director of Lehman Brothers and the head of the firm's Merchant Banking Group, responsible for the oversight of Lehman Brothers Merchant Banking Portfolio Partnership L.P. Mr. Washkowitz joined Kuhn Loeb & Co. in 1968 and became a general partner of Lehman Brothers in 1978 when Kuhn Loeb & Co. was acquired. Prior to joining the Merchant Banking Group, Mr. Washkowitz headed Lehman Brothers's Financial Restructuring Group. He is currently a director of Illinois Central Corporation, L-3 Communications Corporation, K&F Industries, Inc. and McBride plc. Mr. Washkowitz holds an M.B.A. from Harvard University and a J.D. from Columbia University.

  Henry E. Lentz became a Director in February 1998. He is also a Managing Director of Lehman Brothers and a principal of the firm's Merchant Banking Group. Mr. Lentz joined Lehman Brothers in 1971 and became a Managing Director in 1976. In 1988, Mr. Lentz left Lehman Brothers to serve as Vice Chairman of Wasserstein Perella Group, Inc. In 1993, he returned to Lehman Brothers as a Managing Director and, prior to joining the Merchant Banking Group, served as head of the firm's worldwide energy practice. Mr. Lentz is currently a director of Rowan Companies, Inc. and Imperial Holly Corporation. Mr. Lentz holds an M.B.A., with honors, from the Wharton School of the University of Pennsylvania.

  Roger H. Goodspeed became a Director in May 1998. He is also a Managing Director of Lehman Brothers. He joined Lehman Brothers in 1974 and became a Managing Director in 1984. During his tenure at Lehman Brothers, he has served in management positions for several different groups. In 1994, he became Chairman of Citizens Lehman Power, an electric power marketing joint venture 50% owned by Lehman Brothers until the joint venture was sold to The Energy Group in 1997. Mr. Goodspeed remains a director of the ongoing entity, Citizens Power. Mr. Goodspeed received an M.B.A. from the University of California, Los Angeles.

COMPENSATION OF DIRECTORS

  The directors of the Company do not receive compensation for their services as directors.

COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth the compensation paid by the predecessors of the Company for the account of each of the chief executive officer and the five most highly compensated executive officers (the "Named Executive Officers") for their services in all capacities to the predecessors of the Company during the fiscal year ended March 31, 1998.

                  SUMMARY COMPENSATION TABLE FOR FISCAL 1998

SALARY AND INCENTIVE COMPENSATION

                              ANNUAL COMPENSATION                  LONG-TERM COMPENSATION
                         ------------------------------ ---------------------------------------------
NAME AND PRINCIPAL                                      RESTRICTED  SECURITIES
POSITION DURING FISCAL                     OTHER ANNUAL   STOCK     UNDERLYING    LTIP    ALL OTHER
1998                      SALARY   BONUS   COMPENSATION  AWARD(S)  OPTIONS/SARS PAYMENTS COMPENSATION
----------------------   -------- -------- ------------ ---------- ------------ -------- ------------
Irl F. Engelhardt....... $550,000 $412,500  $   --       $  --      $   --      $42,644   $   --
 Chairman and Chief
 Executive Officer
Peter B. Lilly..........  333,463  247,715      --          --          --       32,264    2,498,381(/1/)
William E. James........  300,000  540,000      --          --          --           --       --
 Chief Executive
 Officer--Electric &
 Natural Gas and Chief
 Executive Officer of
 Citizens Power
Robert D.                 273,225  163,946      --          --          --       45,304       --
 Humphris(/2/)..........
 Managing Director
 Peabody Resources
Mark Maisto.............  250,000  300,000      --          --          --           --       --
 President and Chief
 Operating Officer of
 Citizens Power
Richard M. Whiting......  244,851  182,501      --          --          --       12,326       --
 President and Chief
 Operating Officer

--------
(1) Mr. Lilly's last date of employment was January 19, 1998. All Other Compensation of $2,498,381 relates to Mr. Lilly's departure from the Company.
(2) Mr. Humphris' compensation was converted to U.S. dollars using an exchange rate of $0.75 U.S. per Australian dollar. The exchange rate on March 26, 1998 was $0.6692 U.S. per Australian dollar (for adjustment purposes).

PENSION BENEFITS

  The Company's Salaried Employees Retirement Plan (the "Pension Plan") is a "defined benefit" plan. The Pension Plan provides a monthly annuity to salaried employees when they retire. A salaried employee must have at least five years of service to be vested in the Pension Plan. A full benefit is available to a retiree at age 62. A retiree can begin receiving a benefit as early as age 55; however, a 4% reduction factor applies for each year a retiree receives a benefit prior to age 62.

  An individual's retirement benefit under the Pension Plan is equal to the sum of (A) 1.112% of the average monthly earnings over 60 consecutive months up to the "covered compensation limit" multiplied by the employee's years of service (not to exceed 35 years) and (B) 1.5% of the average monthly earnings over 60 consecutive months over the "covered compensation limit" multiplied by the employee's years of service (not to exceed 35 years).

  The estimated annual benefits payable upon retirement at age 62, the normal retirement age, for the Named Executive Officers are as follows:

   Irl. F. Engelhardt.................................................. $314,460
   Richard M. Whiting..................................................  152,817

  Messrs. James, Maisto and Humphris are not eligible for the Pension Plan.

  The Company has three supplemental retirement plans, which provide pension benefits to executives whose pay exceeds legislative limits for qualified pension plans.

BENEFIT PLANS

  The Company intends to establish or maintain benefit plans for its employees, which will provide substantially similar benefits to those provided by The Energy Group and its affiliates and subsidiaries for the Company's employees prior to the Acquisition.

MANAGEMENT INCENTIVE COMPENSATION PLANS

  The Company expects to establish an incentive compensation plan that will provide a bonus to selected employees based on the participant's base salary, target level, individual performance rating and organizational performance rating.

STOCK OPTION PLAN

  The Company intends to adopt an option plan for key employees of the Company, pursuant to which the Company expects to grant options to purchase shares of Common Stock (inclusive of the grants under the Employment Agreements, see below under "Employment Agreements"). It is expected that the options will have terms as discussed below under "Employment Agreements."

EMPLOYMENT AGREEMENTS

  The Company expects to enter into employment agreements (the "Employment Agreements") with Mr. Engelhardt, the Chairman and Chief Executive Officer (the "CEO"), Messrs. Maisto, Walcott, Whiting, Humphris and approximately eight other key executive officers (collectively, the "Executives"). The CEO's Employment Agreement will provide for an initial term of three years and the other Executives' Employment Agreements will provide for initial terms of two years, each of which shall extend thereafter on a day-to-day basis such that the CEO's Employment Agreement will continually have a three year term and the other Executives, subsequent to their initial one year of employment, will continually have a one-year term. Upon a termination without cause or resignation for good reason, the Executive will be entitled to the following benefits during the Continuation Period (as defined below): (i) base salary,
(ii) bonus actually paid in the year prior to such termination, except that, instead of such actual bonus amount, the CEO shall receive an amount equal to 100% of his final base salary in each of the three years following such termination, (iii) a one-time prorated bonus for the year of termination (based on actual performance multiplied by a fraction, the numerator of which is the number of business days such Executive was employed during the year of termination and the denominator of which is the total number of business days during such year) and (iv) continuation of qualified and nonqualified pension, life insurance, medical, hospitalization and other benefits; provided, however, that the Company shall not be obligated to provide any benefits under tax qualified plans which are not permitted by the terms of each such plan or by applicable law or could jeopardize the plan's tax status; provided, further, that any such coverage shall terminate to the extent that Executive is offered or obtains comparable coverage from any other employer. The "Continuation Period" shall be (i) for the CEO, a period of three years and
(ii) for the other Executives, the balance of the initial two-year term if termination occurs during the first year of such initial term, or for a period of one year thereafter. The Employment Agreements will provide for confidentiality during employment and at all times thereafter. It is also expected that the Employment Agreements will include a noncompetition and nonsolicitation covenant which will be effective during the employment term and for one year thereafter.

  The Executives acquired, in the aggregate, 3% of the Company's initial fully-diluted equity (the "Class B Shares"), issued as Class B Common Stock in connection with the Acquisition. With respect to the Class B Shares, the Company shall provide a full recourse loan for the amount of the tax liability to each Executive, and to certain of these Executives, an additional full recourse loan for the amount of the value of the stock, with a five-year principal balloon payment which accelerates to the date which is six months following any termination of employment or disposition of the stock, with interest payable throughout the term of the loan at the applicable federal rate.

  The Company expects to grant the Executives and other employees options (the "Options") exercisable for common stock to purchase an aggregate of 7% of the Company's initial fully-diluted equity; 50% of the Options shall be granted as "Time Options" in the form of Incentive Stock Options (as defined in Section 422 of the Code), to the extent permitted, and 50% of the Options shall be granted in the form of nonqualified stock options as "Performance Options." Time Options shall become exercisable with respect to 20% of the shares subject to such Options on each of the first five anniversaries of the date of the closing of the transaction if the Executive's employment continues through and including such date, subject to acceleration upon (i) death, (ii) disability (iii) a Change of Control or (iv) a Recapitalization Event. Performance Options shall become exercisable at the end of nine and one-half years, whether or not the applicable performance targets are achieved, but become exercisable earlier with respect to up to 20% of the shares subject to the Performance Options, on each of the first five anniversaries of the date of the closing of the Transactions, to the extent certain performance targets, as determined by the Board of Directors and based on net debt and EBITDA, are met or exceeded. Performance Options accelerate upon (i) a Change of Control,
(ii) a Recapitalization Event or (iii) an initial public offering. "Change of Control," for the purposes of this section, shall mean an acquisition of all or substantially all of the direct and indirect assets of the Company and its subsidiaries (by merger, consolidation, recapitalization event, stock or asset sale or otherwise), whereby immediately following any such transaction (i) Lehman Merchant Banking owns less than 50% of the Company's outstanding voting securities that Lehman Merchant Banking owned (excluding the sell down of approximately $75 million anticipated to occur after the closing of the Acquisition) after the closing of the Acquisition or (ii) any person individually owns more of the Company's then outstanding voting securities entitled to vote generally than Lehman Merchant Banking. "Recapitalization Event" shall mean a recapitalization, reorganization, stock dividend or other special corporate restructuring which results in an extraordinary distribution to the stockholders of cash and/or securities through the use of leveraging or otherwise but which does not result in a Change of Control.

  The Company also expects to grant the Executives performance-based options (the "Superperformance Options") exercisable for common stock to purchase an aggregate of 7% of the Company's initial fully-diluted equity. Superperformance Options shall vest upon the earlier of (i) achievement of certain financial performance targets and the earliest of completion of (x) an initial public offering, (y) a Change of Control or (z) a Recapitalization Event; and (ii) nine and one-half years from the date of grant. Vesting of Superperformance Options shall accelerate as follows: (i) upon completion of an initial public offering during the first 36 months following the closing of the Acquisition, at least 2.5% of the Superperformance Options shall vest and the balance shall vest in accordance with the achievement of certain financial performance targets, or (ii) upon a Change of Control or a Recapitalization Event during the first 36 months following the closing of the Acquisition, at least 5.0% of the Superperformance Options shall vest.

  The Options and the Superperformance Options will have an exercise price equal to the price per share of the Class A Common Stock paid by Lehman Merchant Banking.

  The Options and the Superperformance Options shall have a 10-year term; provided, however, that exercisable Options shall expire earlier upon termination of employment as follows: (i) upon termination for cause or a resignation without good reason, immediately upon such termination; (ii) upon termination without cause, resignation for good reason, death, disability or retirement, one year after termination of employment. Unexercisable Options and Superperformance Options will terminate upon termination of employment, unless acceleration in connection with such termination is explicitly provided for.

  Upon a Change of Control, the Board of Directors may terminate the Options and Superperformance Options, so long as the Executives are cashed out at the Change of Control price or are permitted to exercise their Options and Superperformance Options prior to the Change of Control (except as otherwise provided).

STOCKHOLDERS AGREEMENTS

  The Company intends to enter into stockholders agreements with employees of the Company who own shares, or have options to purchase shares, of Common Stock. Such stockholders agreements are expected to contain, among other things, puts/calls, drag-along, tag-along, voting, corporate governance and registration rights provisions.

                          OWNERSHIP OF CAPITAL STOCK

  The following table sets forth certain information concerning ownership of the capital stock as of July 8, 1998: (i) persons who beneficially own more than 5% of the outstanding shares of capital stock; (ii) each person who is a director of the Company; (iii) each person who is a Named Executive Officer; and (iv) all directors and executive officers of the Company as a group. The Company's capital stock consists of its Class A common stock (the "Class A Common Stock"), its Class B Common Stock, ("Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock") and its Non-Convertible, Exchangeable Preferred Stock (the "Preferred Stock"). Class B Common Stock has voting rights and other attributes similar to Class A Common Stock (except that Class A Common Stock will have a liquidation preference) and will convert to Class A Common Stock upon consummation of a Change of Control, an initial public offering or a Recapitalization Event or, in any event, after nine years. Of the $480.0 million equity contribution made in connection with the Acquisition, $100.0 million was in the form of Preferred Stock. The Preferred Stock bears the same voting powers, dividend rights and other rights as, and votes as a single class with, the Common Stock, except for the following: (i) upon the occurrence of any merger, consolidation, sale of all or substantially all assets, liquidation, dissolution or winding up of the Company, the holders of the Preferred Stock will receive a preferential distribution of available assets equal to the cost per share before the holders of the Common Stock receive any distributions (following which the holders of Common Stock will receive a similar preferential distribution of any remaining available assets equal to the same cost per share, and thereafter the shares of Common Stock and Preferred Stock will receive equal distributions per share of any remaining available assets), (ii) the Company may, at any time at its discretion, exchange all or part of the shares of Preferred Stock for an equal number of shares of Common Stock and (iii) the Company may, at its discretion and only for the first six months after the issuance of shares of the Preferred Stock, redeem all or part of the shares of Preferred Stock for an amount equal to the cost per share.

                                            NUMBER OF SHARES
                                           BENEFICIALLY OWNED
                                      -------------------------------
                                       CLASS A   CLASS B              PERCENTAGE
                                        COMMON   COMMON     PREFERRED  OF STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER    STOCK     STOCK       STOCK   OUTSTANDING
------------------------------------  ---------- -------    --------- -----------
Lehman Brothers Merchant Banking
 Partners II L.P., LB I Group
 Inc. and their affiliated            19,000,000   --       5,000,000      97%
 co-investors....................
 c/o Lehman Brothers Holdings
 Inc.
 3 World Financial Center
 200 Vesey Street
 New York, NY 10285
Named Executive Officers.........        --        -- (/1/)               -- (/1/)
All executive officers and direc-
 tors as a group
 (33 persons)....................        --        -- (/1/)    --         -- (/1/)
                                      ----------   ---      ---------     ---
                                      19,000,000   -- (/1/) 5,000,000      97%(/1/)
                                      ==========   ===      =========     ===

--------
(1) Certain employees of the Company will acquire, in the aggregate, 3% of the Company's initial fully-diluted capital stock in the form of 742,268 shares of Class B Common Stock. As of the date hereof, the allocation of the Class B Shares among such employees has not been approved by the Board of Directors.

                                THE ACQUISITION

THE ACQUISITION

  The statements made under this heading relating to the Acquisition are summaries of the agreements described therein. While the Company believes that these summaries include the material terms of the Acquisition, they are qualified in their entirety by reference to such agreements.

THE PURCHASE AGREEMENT

  The Company and The Energy Group entered into the Purchase Agreement dated March 2, 1998. The Purchase Agreement provides, among other things, for the purchase by the Company from The Energy Group of the Acquired Companies, consisting of the equity interests described below. As consideration for such interests, the Company paid $2,065.0 million (the "Purchase Price"), subject to further adjustment as described below, to The Energy Group. Pursuant to the Purchase Agreement, upon the consummation of the purchase (the "Closing"), the Company acquired: (i) all of the common stock of Peabody Holding Company, (ii) all of the common stock of Gold Fields, (iii) all of the membership interests of Citizens Power, (iv) the 1% interests in CL Hartford, L.L.C., a Delaware limited liability company, and Citizens Power Sales, a Delaware general partnership ("CP Sales"), both subsidiaries of Citizens Power, (v) all of the shares of Darex Capital Inc., a company incorporated in the Republic of Panama, and (vi) all of the ordinary shares of Peabody Australia Limited, which together with Darex Capital Inc. owns Peabody Resources.

  The Acquisition was conditioned upon the tender offer by TU to purchase all the outstanding common shares of The Energy Group (the "TU Offer") becoming or being declared unconditional in all respects (see "The Participation Agreement" below) and not at that time being publicly opposed by the board of directors of The Energy Group. For additional information regarding the relationship between the Acquisition and the TU Offer, as well as among Lehman Merchant Banking, the Company and TU, see "The Participation Agreement" below. The Acquisition was further conditioned upon satisfaction or waiver of the following conditions: (i) the consent to the Acquisition by the Australian Foreign Investment Review Board ("FIRB"), (ii) the issuance of an approval order by FERC and (iii) the absence of any statute, rule, regulation, court or executive order, decree, or other order of any kind that would prohibit, restrain or restrict the Acquisition (all aforementioned conditions, the "Purchase Conditions"). FIRB provided its consent to the Acquisition on April 1, 1998 and FERC provided its consent to the Acquisition on April 24, 1998. On May 19, 1998, the TU's tender offer was declared unconditional and the Acquisition was consummated.

  The Purchase Agreement contains only limited representations from each party relating to corporate authorization, due execution and lack of conflict with organizational documents, material agreements and laws. In addition, The Energy Group has made further representations regarding title to equity interests in the Acquired Companies and capitalization of the Acquired Companies and their subsidiaries (collectively, the "Acquired Group"). See "Risk Factors--Risks Relating to the Company--Limited Rights of Recovery Against Sellers."

THE PARTICIPATION AGREEMENT

  Lehman Merchant Banking and TU entered into the Participation Agreement, dated March 1, 1998 (the "Participation Agreement"), which, among other things, governs the basis on which TU made the TU Offer and the Company agreed to consummate the Acquisition, and also governs the relationship between The Energy Group and the Acquired Group after the Acquisition. Pursuant to the terms of the Participation Agreement, Lehman Merchant Banking agreed to cause the Company to consummate the Acquisition upon satisfaction of the Purchase Conditions according to the terms of the Purchase Agreement. In addition, at the Closing, Lehman Merchant Banking caused the Company to pay a portion of the Citizens Power Obligations and to assume all outstanding indebtedness of the Acquired Group, provided that non-recourse debt will remain non-recourse. TU also agreed to cause The Energy Group to provide credit support for certain of Citizens Power's asset restructuring debt in order to make effective consents to the Acquisition by Citizens Power's note holders.

  Lehman Merchant Banking and TU further agreed that the Purchase Price would be adjusted (i) to the extent the total assets less current liabilities and long-term debt of the Acquired Group shown on an audited balance sheet as of March 31, 1998 differ from agreed-upon projections and (ii) to the extent of any dividends or distributions from, or contributions to, the Acquired Group after March 31, 1998 and before the Closing. The Participation Agreement contains a Company representation and warranty to TU that, for U.S. federal income taxation purposes, The Energy Group's adjusted tax basis in the shares of Peabody Holding Company as of January 31, 1998 was equal to the portion of the Purchase Price allocated to such shares (up to $1.8 billion). Following the Closing, the Company will cause the rest of the Acquired Group to assume such warranty.

  TU agreed not to revise or amend the terms and conditions of the TU Offer in a manner that could reasonably be expected to materially and adversely affect Lehman Merchant Banking, the Acquired Group, the Acquisition or the Financings and not to waive any conditions of the TU Offer without Lehman Merchant Banking's consent where Lehman Merchant Banking demonstrates that the matter or circumstance giving rise to the right to invoke the condition arose after the date of the Participation Agreement, could reasonably be expected to materially and adversely affect the Acquired Group or the purchase of the equity of the Acquired Companies (including the financing thereof) and is of material significance in the context of the TU Offer. TU has also agreed not to extend the TU Offer to an expiration date beyond four months from the announcement date of the TU Offer.

  The Company will indemnify TU and its affiliates and subsidiaries (including The Energy Group and its subsidiaries) against all past, present and future claims, suits or liabilities arising from or out of the Acquired Group, including environmental and employee benefits claims or liabilities against PII and Peabody Global Investment, Inc. ("PGII," collectively with PII, the former holding companies for the U.S. Peabody coal business) arising from events occurring prior to the Closing. Similarly, TU has agreed to indemnify Lehman Merchant Banking, the Company and their affiliates and subsidiaries against all past, present and future claims, suits or liabilities relating to The Energy Group, except for those relating to the Acquired Group.

  The parties have agreed that the Acquired Group will not be liable for any U.S., Australian or United Kingdom tax liability (including subdivisions thereof) of the portion of The Energy Group purchased by TU, and The Energy Group will similarly not be liable for such tax liability of the Acquired Group. The parties have further agreed that TU and The Energy Group, on the one hand and Lehman Merchant Banking, on the other hand, will not be liable to the other for any tax imposed by any jurisdiction as a result of the allocation of the Purchase Price as between the U.S. and Australian tax jurisdictions. In conjunction with the signing of the Participation Agreement, the parties also agreed upon a Tax Allocation Agreement that was entered into among PII, the Company and certain of their affiliates (collectively, the "PII Group") at the Closing and, among other things, allocates the tax liabilities among the entities in the PII Group on the basis of the taxes that would have been incurred if they were stand-alone entities.

                          RELATED PARTY TRANSACTIONS

  Messrs. Washkowitz, Lentz and Goodspeed, directors of the Company, are investors in Lehman Merchant Banking. Lehman Merchant Banking owns a substantial majority of the Company's outstanding shares of capital stock after the Acquisition. Lehman Brothers and its affiliates received aggregate fees of approximately $90 million in cash for advising on the Acquisition and arranging the financing therefor and were reimbursed for its expenses in connection therewith. In addition, Lehman Brothers received customary fees in connection with advising on and arranging financing for the purchase of The Energy Group by Texas Utilities. From time to time in the future, Lehman Merchant Banking or its affiliates may receive customary fees for services rendered to the Company in connection with financings, divestitures, acquisitions and certain other transactions. See "Management--Directors and Executive Officers of the Company" and "Ownership of Capital Stock."

  Lehman Brothers and LCPI, the Syndication Agent, Arranger and Administrative Agent for the Senior Credit Facilities, are both affiliates of Lehman Merchant Banking, and both received customary fees for their services in connection with the Financings. See "Description of Certain Indebtedness" and "Plan of Distribution."

  The Citizens Power Obligations relate to the continuing payment obligations resulting from the May 19, 1997 acquisition of Citizens Power. The Energy Group purchased Citizens Power from Lehman Brothers Holdings Inc. ("LBHI") (which owned 50%), Citizens Energy Corporation (14%), Mr. James (16%) and certain employees of Citizens Power (20%) (collectively, the "Selling Shareholders") for $120 million, which was divided into two parts: (i) an upfront cash payment of $20 million; and (ii) the Citizens Power Obligations, comprised of: (a) a payment based upon the net asset value of Citizens Power ("NAV") as of the date of sale (subject to certain adjustments based upon events between the date of sale and June 30, 1997) up to a maximum of $30 million; and (b) NAV increase payments with respect to the fiscal years ending March 31, 2000, 2001 and 2002, which when combined with initial NAV payment would be no greater than $100 million. The agreement among The Energy Group and the Selling Shareholders protected the Selling Shareholders in the event of any material change, including a change of control at The Energy Group, which would adversely affect Citizens Power's ability to attain the expected NAV increases. As of January 1, 1998, due to the high likelihood of a change of control of The Energy Group, Peabody guaranteed the selling shareholders $65 million of the future payments as follows: (i) $30 million for the initial NAV payment; and (ii) $35 million for the NAV increase payments. As a result of the Transactions, the Company has agreed to indemnify The Energy Group in respect of the Citizens Power Obligations. The Company negotiated to pay the Selling Shareholders $72.96 million on May 19, 1998 and $20.0 million plus interest on April 3, 2000 in consideration of the Citizens Power Obligations. Mr. Goodspeed, a director of the Company, and certain employees of Citizens Power received a portion of the proceeds received by LBHI. See "Description of Certain Indebtedness."

  LBHI, an affiliate of Lehman Brothers, agreed to provide a guarantee facility (the "Guaranty Facility") to trading counterparties of CP Sales, a trading subsidiary of Citizens Power, for trades initiated after the Acquisition. The Guaranty Facility will be available for 364 days after the date of the Acquisition. LBHI will be paid a minimum fee to establish the Guaranty Facility and will be reimbursed for the legal and out-of-pocket costs associated with establishing and documenting the Guaranty Facility. An additional fee will be calculated based on the trading volumes of CP Sales and, to the extent such volume-based fee exceeds the minimum, such additional amount will be paid to LBHI. The volume based fee will increase should CP Sales continue to use the Guaranty Facility after six months. LBHI will benefit from cash collateral relative to its exposure on the trading book and financial covenants on Citizens Power and CP Sales, any violation of which would cause the Guaranty Facility to terminate.

TRANSACTIONS WITH AFFILIATES

  COALSALES purchased 126,601 tons of coal from Black Beauty for $3.0 million in fiscal 1998 and continues to purchase coal from Black Beauty in the ordinary course of business. The terms of these transactions are comparable to those negotiated with independent third parties. Certain executive officers of the Company, which is a non-controlling general partner of Black Beauty, serve on the partnership committee of Black Beauty. Partnership committee members of Black Beauty do not receive a fee for their services.

STOCKHOLDERS AGREEMENTS

  The Company will enter into stockholders agreements which are expected to contain, among other things, drag-along, tag-along, voting, corporate governance and registration rights provisions.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

  The following are summaries of the material terms and conditions of the Senior Credit Facilities and certain indebtedness and are qualified in their entirety by reference to the Senior Credit Facilities and the other agreements summarized below.

THE SENIOR CREDIT FACILITIES

  The Senior Credit Facilities are provided by a syndicate of banks and other financial institutions led by LCPI, as Arranger and Syndication Agent and by the First National Bank of Chicago as Administrative Agent. The Senior Credit Facilities provide for $920.0 million of term loans and for $480.0 million in revolving credit loans. The Revolving Credit Facility will includes borrowing capacity available for letters of credit and for borrowings on same-day notice (the "Swingline Loans"). The Term Loan Facility is comprised of a $270.0 million Tranche A Term Loan, which has a maturity of six years and a $650.0 million Tranche B Term Loan, which has a maturity of eight years. The Revolving Credit Facility commitment terminates six years after the date of initial funding of the Senior Credit Facilities.

  All borrowings under the Senior Credit Facilities bear interest, at the Company's option, at either: (A) a "base rate" equal to, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent under the Senior Credit Facilities, as such bank's "corporate base rate," "reference rate," "prime rate" or the substantial equivalent thereof plus (i) in the case of the Tranche A Term Loan, the Revolving Credit Facility and the Swingline Loans, a debt to EBITDA-dependent rate ranging from 1.250% to 0.500% per annum or (ii) in the case of the Tranche B Term Loan, a debt to EBITDA-dependent rate ranging from 1.375% to 1.000% per annum or (B) a "LIBOR rate" equal to, for any Interest Period (as in the Senior Credit Facilities), with respect to LIBOR Loans comprising part of the same borrowing, the London Interbank Offered Rate of interest per annum for such Interest Period as determined by the Administrative Agent, plus
(i) in the case of the Tranche A Term Loan and the Revolving Credit Facility, a debt to EBITDA-dependent rate ranging from 2.250% to 1.500% per annum or
(ii) in the case of the Tranche B Term Loan, a debt to EBITDA-dependent rate ranging from 2.375% to 2.000% per annum.

  The Company must pay a commitment fee calculated at a debt to EBITDA-dependent rate ranging from .500% to .375% per annum of the available unused commitment under the Revolving Credit Facility, in each case in effect on each day. Such fees are payable quarterly in arrears and upon termination of the Revolving Credit Facility.

  The Company must pay a letter of credit fee calculated at a debt to EBITDA-dependent rate ranging from 2.250% to 1.500% per annum of the face amount of each letter of credit and a fronting fee calculated at a rate equal to 0.250% per annum of the aggregate face amount of each letter of credit. Such fees are payable quarterly in arrears and upon the termination of the Revolving Credit Facility. In addition, the Company is required to pay customary transaction charges in connection with any letters of credit.

  The foregoing debt to EBITDA-dependent rates range from the high rate specified if the ratio of debt to EBITDA is greater than 4.75 to 1.0 to the low rate specified if such ratio is less than 3.75 to 1.0.

  The Term Loans are subject to the following amortization schedule:

            AMORTIZATION                 TERM LOAN A                             TERM LOAN B
            ------------                 -----------                             -----------
                                                     (IN MILLIONS)
               Year 1                      $ 10.0                                  $  6.5
               Year 2                        15.0                                     6.5
               Year 3                        20.0                                     6.5
               Year 4                        50.0                                     6.5
               Year 5                        75.0                                     6.5
               Year 6                       100.0                                     6.5
               Year 7                          --                                   100.0
               Year 8                          --                                   511.0
                                           ------                                  ------
                                           $270.0                                  $650.0
                                           ======                                  ======

  Borrowings under the Senior Credit Facilities will be subject to mandatory prepayment (i) with the net proceeds of any incurrence of indebtedness (other than indebtedness permitted therein), (ii) with the proceeds of certain asset sales and (iii) on an annual basis with (A) 75% of the Company's excess cash flow (as defined in the Senior Credit Facilities) if the ratio of the Company's debt to EBITDA is greater than 4.0 to 1.0 or (B) 50% of such excess cash flow if such ratio is less than or equal to 4.0 to 1.0.

  The Company's obligations under the Senior Credit Facilities are secured by a lien on certain of the tangible and intangible assets of the Company and its direct and indirect domestic subsidiaries (other than Citizens Power and its subsidiaries), including: (i) a pledge by the Company and its direct and indirect domestic subsidiaries (other than Citizens Power and its subsidiaries) of all of the capital stock of their respective domestic subsidiaries and 65% of the capital stock of the Company's first-tier foreign subsidiaries, (ii) certain coal reserves of the Company and its direct and indirect domestic subsidiaries, (iii) certain CSAs and other material contracts to which the Company or any of its direct or indirect domestic subsidiaries (other than Citizens Power and its subsidiaries) is a party and
(iv) substantially all other personal property of the Company. In addition, indebtedness under the Senior Credit Facilities will be guaranteed by the Company's direct and indirect domestic subsidiaries (other than Citizens Power and its subsidiaries). See "Description of the Senior Subordinated Notes-- Subordination" and "Risk Factors--Risks Relating to the Notes--Ranking."

  The Senior Credit Facilities contain customary covenants and restrictions on the Company's ability to engage in certain activities. In addition, the Senior Credit Facilities provide that the Company must meet or exceed certain interest coverage ratios and must not exceed a leverage ratio. The Senior Credit Facilities also include customary events of default.

5% SUBORDINATED NOTE

  A note (the "5% Subordinated Note") which matures on March 1, 2007 is held by Prudential Insurance Company of America. As of June 30, 1998, $202.9 million of aggregate principal amount was outstanding under the note. The note is a subordinated and unsecured obligation of the Company's subsidiary, Peabody Holding Company. The terms of the note permit the merger, consolidation or the sale of assets of Peabody Holding Company, as long as the successor corporation following the merger or consolidation (if Peabody Holding Company does not survive) expressly assumes payment of principal and interest on and performance of the covenants and conditions of the note.

CITIZENS POWER OBLIGATIONS

  On May 19, 1997, The Energy Group purchased Citizens Power from LBHI (which owned 50%), Citizens Energy Corporation (14%), Mr. James (16%) and certain employees of Citizens Power (20%) for $120 million, which was divided into two parts: (i) an upfront cash payment of $20 million; and (ii) future payments (the "Citizens Power Obligations"), comprised of: (a) a NAV payment based upon the NAV as of the date of sale (subject to certain adjustments based upon events between the date of sale and June 30, 1997) up to a maximum of $30 million; and (b) NAV increase payments with respect to the fiscal years ending March 31, 2000, 2001 and 2002, which when combined with the initial NAV payment would be no greater than $100 million. The agreement among The Energy Group and the Selling Shareholders protected the Selling Shareholders in the event of any material change, including a change of control at The Energy Group, which would adversely affect Citizens Power's ability to attain the expected NAV increases. As of January 1, 1998, due to the high likelihood of a change of control of The Energy Group, Peabody guaranteed the Selling Shareholders $65 million of the future payments as follows: (i) $30 million for the initial NAV payment; and (ii) $35 million for the NAV increase payments. As a result of the Transactions, the Company has agreed to indemnify The Energy Group in respect of the Citizens Power Obligations. The Company has negotiated to pay the Selling Shareholders $72.96 million on May 19, 1998 and $20.0 million plus interest on April 3, 2000 in consideration of the Citizens Power Obligations. Mr. Goodspeed, who will be a director of the Company after the Acquisition, and certain employees of Citizens Power will receive a portion of the proceeds received by LBHI.

CITIZENS POWER NON-RECOURSE INDEBTEDNESS

  Citizens Power issued non-recourse notes to finance four asset restructuring transactions. Four special purpose limited liability companies were formed to carry out these transactions. Notes issued in connection with these transactions had an aggregate principal amount outstanding of $290.9 million at June 30, 1998.

SURETY BONDS

  Federal and state laws require Surety Bonds to secure the Company's obligations to reclaim lands disturbed for mining, to pay federal and state workers' compensation and to satisfy other miscellaneous obligations. The amount of these bonds varies constantly, depending upon the amount of acreage disturbed and the degree to which each property has been reclaimed. Under federal law, partial bond release is provided as mined lands (i) are backfilled and graded to approximate original contour, (ii) are re-vegetated and (iii) achieve pre-mining vegetative productivity levels on a sustained basis for a period of five to ten years.

  As of June 30, 1998, the Company had outstanding surety bonds with third parties for post-mining reclamation totaling $369.3 million, with an additional $269.1 million in self-bonding obligations. Surety bonds valued at an additional $233.1 million are in place for federal and state workers' compensation obligations and other miscellaneous obligations.

PEABODY RESOURCES PERFORMANCE BONDS

  Peabody Finance Limited, a subsidiary of Peabody Resources, has A$80.0 million outstanding in performance bonds (the "Performance Bonds") associated with the mining operations in Australia. Each of the Performance Bonds is guaranteed by The Energy Group. In each case, the guarantee is an unconditional and irrevocable guarantee of Peabody Finance Limited's obligations under the relevant bond facility, to be released only when all amounts under the facility have been repaid or all outstanding Performance Bonds issued under the facility have expired and the facility itself has expired or been cancelled. The Company expects that these guarantees will be replaced by letters of credit under the Senior Credit Facilities.

PEABODY RESOURCES DEBT

  Peabody Resources has incurred obligations in connection with its joint venture interests in the Warkworth and Bengalla mines. Its proportionate share of incurred debt incurred in connection with a project finance loan for the ongoing construction and development of its share of the Bengalla Mine amounted to $20.4 million as of June 30, 1998. At the Warkworth Mine, Peabody Resources has finance and operating leases in connection with its share of the operation and expansion of the mine, which totaled $20 million as of June 30, 1998.

  At June 30, 1998, Peabody Resources also had a $120.5 million (A$200 Million) standby commercial paper facility under which it borrowed short-term funds for working capital purposes. The facility was administered by a local Australian bank and was supported by a guarantee from The Energy Group. At June 30, 1998, borrowings under the facility totaled approximately $36.2 million (A$60 million), with a maturity date of August 6, 1998. The average interest rate on such borrowings was 5.1%.

  In August of 1998, Peabody Resources entered into a borrowing agreement with three Australian banks which provided up to $63.3 million (A$105 million) of borrowing facilities for working capital purposes and up to $24.7 million (A$41 million) for bank guarantees. Short-term borrowings under these facilities were used to repay all outstanding indebtedness under the commercial paper facility, and that facility was terminated.

  Peabody Resources joint venture indebtedness, commercial paper obligations and short-term bank borrowings are collectively referred to as "Peabody Resources Debt."

                   DESCRIPTION OF THE SENIOR EXCHANGE NOTES

  The following is a summary of the material terms of the Senior Exchange Notes and is qualified in its entirety by reference to the Indenture (the "Senior Notes Indenture") between the Company and State Street Bank and Trust Company, as trustee (the "Senior Note Trustee").

GENERAL

  The Old Senior Notes were issued and the Senior Exchange Notes will be issued pursuant to the Senior Note Indenture. The terms of the Senior Exchange Notes include those stated in the Senior Note Indenture and those made part of the Senior Note Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Senior Exchange Notes are subject to all such terms, and Holders of Senior Exchange Notes are referred to the Senior Note Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Senior Note Indenture does not purport to be complete and is qualified in its entirety by reference to the Senior Note Indenture, including the definitions therein of certain terms used below. Copies of the proposed form of Senior Note Indenture and Senior Registration Rights Agreement are available as set forth below under "Available Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this summary, the term "Company" refers only to P&L Coal Holdings Corporation and not to any of its Subsidiaries.

  On May 18, 1998, the Company issued $400.0 million aggregate principal amount of Old Senior Notes under the Senior Note Indenture. The terms of the Senior Exchange Notes are identical in all material respects to the Old Senior Notes, except for certain transfer restrictions and registration and other rights relating to the exchange of the Old Senior Notes for Senior Exchange Notes. The Senior Note Trustee will authenticate and deliver Senior Exchange Notes for original issue only in exchange for a like principal amount of Old Senior Notes. Any Old Senior Notes that remain outstanding after the consummation of the Senior Exchange Offer, together with the Senior Exchange Notes, will be treated as a single class of securities under the Senior Note Indenture. Accordingly, all references herein to specified percentages in aggregate principal amount of the outstanding Senior Exchange Notes shall be deemed to mean, at any time after the Senior Exchange Offer is consummated, such percentage in aggregate principal amount of the Old Senior Notes and Senior Exchange Notes then outstanding.

  The Senior Exchange Notes will be general unsecured obligations of the Company and will rank equally in right of payment with all current and future senior Indebtedness of the Company, including the Senior Credit Facilities. However, the Company and its Restricted Subsidiaries are parties to Senior Credit Facilities and all borrowings thereunder are secured by a first priority Lien on certain of the assets of the Company and its Restricted Subsidiaries. As a result, the Senior Exchange Notes are effectively subordinated to the Senior Credit Facilities to the extent of such collateral. As of June 30, 1998, $920.0 million was outstanding under the Senior Credit Facilities. The Senior Note Indenture permits substantial additional borrowings under the Senior Credit Facilities in the future. See "Risk Factors--Risks Relating to the Notes--Ranking--Secured Indebtedness; Effective Subordination."

  The operations of the Company are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Senior Exchange Notes. The Senior Exchange Notes will be effectively subordinated to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's Subsidiaries. Any right of the Company to receive assets of any of its Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Holders of the Senior Exchange Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company. As of June 30, 1998, the Company's Subsidiaries had approximately $5,665.4 million of Indebtedness (including trade payables, land reclamation and environmental liabilities, workers' compensation liabilities and retiree health care liabilities). See "Risk Factors--Risks Relating to the Notes--Holding Company Structure; Effective Subordination."

  All of the Company's Subsidiaries other than Citizens Power and its Subsidiaries are Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Senior Note Indenture.

PRINCIPAL, MATURITY AND INTEREST

  The Senior Notes are limited in aggregate principal amount to $550.0 million, of which $400.0 million was issued in the Offering, and will mature on May 15, 2008. Interest on the Senior Exchange Notes will accrue at the rate of 8 7/8% per annum and will be payable semi-annually in arrears on May 15 and November 15, commencing on November 15, 1998, to Holders of record on the immediately preceding May 1 and November 1. Additional Senior Notes may be issued from time to time after the Offering, subject to the provisions of the Senior Note Indenture described below under the caption "--Certain Covenants-- Incurrence of Indebtedness and Issuance of Preferred Stock." Interest on the Senior Exchange Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from May 18, 1998. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest and Liquidated Damages, if any, on the Senior Exchange Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the Senior Exchange Notes at their respective addresses set forth in the register of Holders of Senior Exchange Notes; provided that all payments of principal, premium, interest and Liquidated Damages, if any, with respect to Senior Exchange Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Senior Note Trustee maintained for such purpose. The Senior Exchange Notes will be issued in denominations of $1,000 and integral multiples thereof.

SENIOR SUBSIDIARY GUARANTEES

  The Company's payment obligations under the Senior Exchange Notes are fully and unconditionally, and jointly and severally, guaranteed (the "Senior Subsidiary Guarantees") by the Senior Note Guarantors. The obligations of each Senior Note Guarantor under its Senior Subsidiary Guarantee will be limited to the maximum amount that would not constitute a fraudulent conveyance under applicable law. See "Risk Factors--Risks Relating to the Notes--Fraudulent Conveyance Matters." Notwithstanding the foregoing, no Subsidiary of the Company will be required to endorse a Senior Subsidiary Guarantee unless such Subsidiary is required to, and does, simultaneously execute a Guarantee of the Senior Credit Facilities.

  As of October 6, 1998, the Senior Subsidiary Guarantors were: Affinity Mining Company, Arid Operations Inc., Big Sky Coal Company, Blackrock First Capital Corporation, Bluegrass Coal Company, Caballo Coal Company, Charles Coal Company, Coal Properties Corp., Colony Bay Coal Company, Cook Mountain Coal Company, Cottonwood Land Company, Darius Gold Mine, Inc., EACC Camps, Inc., Eastern Associated Coal Corp., Eastern Royalty Corp., Gold Fields Chile, S.A., Gold Fields Mining Corporation , Gold Fields Operating Co.--Oritz, Grand Eagle Mining, Inc., Hayden Gulch Terminal, Inc., Independence Material Handling Company, Interior Holdings Corp., James River Coal Terminal Company, Juniper Coal Company, Kayenta Mobile Home Park, Inc., Martinka Coal Company, Midco Supply and Equipment Corporation, Mountain View Coal Company, North Page Coal Corp., Ohio County Coal Company, Patriot Coal Company L.P., Peabody America, Inc., Peabody COALSALES Company, Peabody COALTRADE, Inc., Peabody Coal Company, Peabody Development Company, Peabody Energy Solutions, Inc., Peabody Holding Company, Inc., Peabody Natural Resources Company, Peabody Terminals, Inc., Peabody Venezuela Coal Corp., Peabody Western Coal Company, Pine Ridge Coal Company, Power River Coal Company, Rio Escondido Coal Corp., Seneca Coal Company, Sentry Mining Company, Snowberry Land Company, Sterling Smokeless Coal Company, and Thoroughbred, L.L.C.

  The Senior Exchange Notes will not be guaranteed by certain of the Company's Domestic Subsidiaries or by any Foreign Subsidiaries of the Company. For the fiscal year ended March 31, 1998, after giving effect to the Transactions, the Non-Guarantor Subsidiaries accounted for 11% and 20% of pro forma revenues and EBITDA, respectively, and, as of March 31, 1998, the Non-Guarantor Subsidiaries accounted for 27% of pro forma assets. The claims of creditors (including trade creditors) of any Non-Guarantor Subsidiary will generally have priority as to the assets of such Subsidiaries over the claims of the holders of the Senior Exchange Notes. As of June 30, 1998, the amount of liabilities of such Non-Guarantor Subsidiaries was approximately $1,724.1 million.

  The Senior Note Indenture provides that no Senior Note Guarantor may consolidate with or merge with or into (whether or not such Senior Note Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Senior Note Guarantor unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Senior Note Guarantor) assumes all the obligations of such Senior Note Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Senior Note Trustee, under the Senior Exchange Notes, the Senior Note Indenture and the Senior Registration Rights Agreement; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and
(iii) the Company would be permitted by virtue of the Company's pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

  The Senior Note Indenture provides that in the event of (a) a sale or other disposition of all of the assets of any Senior Note Guarantor, by way of merger, consolidation or otherwise, (b) a sale or other disposition of all of the capital stock of any Senior Note Guarantor or (c) the designation of a Senior Note Guarantor as an Unrestricted Subsidiary in accordance with the terms of the Senior Note Indenture, then such Senior Note Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Senior Note Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Senior Note Guarantor) will be released and relieved of any obligations under its Senior Subsidiary Guarantee; provided that the Net Proceeds of any such sale or other disposition are applied in accordance with the applicable provisions of the Senior Note Indenture and any such designation of a Senior Note Guarantor as an Unrestricted Subsidiary complies with all applicable covenants. See "Repurchase at the Option of Holders--Asset Sales."

  "Senior Note Guarantors" means each of (i) the Company's Domestic Subsidiaries at the date of the closing of the Acquisition, other than Citizens Power and the Subsidiaries of Citizens Power at the date of the Senior Note Indenture and (ii) any other subsidiary that executes a Senior Subsidiary Guarantee in accordance with the provisions of the Senior Note Indenture, and their respective successors and assigns.

OPTIONAL REDEMPTION

  The Senior Exchange Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice.

  Prior to May 15, 2003, the Senior Exchange Notes will be redeemable at a redemption price equal to 100% of the principal amount thereof plus the applicable Senior Notes Make Whole Premium, plus, to the extent not included in the Senior Notes Make Whole Premium, accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption. For purposes of the foregoing, "Senior Notes Make Whole Premium" means, with respect to a Senior Exchange Note, an amount equal to the greater of (a) 104.438% of the outstanding principal amount of such Senior Exchange Note and (b) the excess of (1) the present value of the remaining interest, premium, if any, and principal payments due on such Senior Exchange Note as if such Senior Exchange Note were redeemed on May 15, 2003, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (2) the outstanding principal amount of such Senior Exchange Note.

  On or after May 15, 2003, the Senior Exchange Notes are redeemable at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on May 15 of the years indicated below:

           YEAR                                                      PERCENTAGE
           ----                                                      ----------
      2003..........................................................  104.438%
      2004..........................................................  102.958%
      2005..........................................................  101.479%
      2006 and thereafter...........................................  100.000%

  Notwithstanding the foregoing, during the first 36 months after the date of the closing of the Acquisition, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Senior Exchange Notes issued under the Senior Note Indenture at a redemption price of 108.875% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that at least 65% of the aggregate principal amount of Senior Exchange Notes issued remain outstanding immediately after the occurrence of such redemption (excluding Senior Exchange Notes held by the Company and its Subsidiaries); and provided, further, that such redemption shall occur within 120 days of the date of the closing of such Equity Offering.

SELECTION AND NOTICE

  If less than all of the Senior Exchange Notes are to be redeemed or purchased in an offer to purchase at any time, selection of Senior Exchange Notes for redemption or purchase will be made by the Senior Note Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Exchange Notes are listed, or, if the Senior Exchange Notes are not so listed, on a pro rata basis, by lot or by such method as the Senior Note Trustee shall deem fair and appropriate; provided that no Senior Exchange Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Senior Exchange Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Senior Exchange Note is to be redeemed in part only, the notice of redemption that relates to such Senior Exchange Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Exchange Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior Exchange Note. Senior Exchange Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Senior Exchange Notes or portions of them called for redemption.

REPURCHASE AT THE OPTION OF HOLDERS

 CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, each Holder of Senior Exchange Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Senior Exchange Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (the "Change of Control Payment"). Within ten days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Senior Exchange Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Senior Note Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Senior Exchange Notes as a result of a Change of Control.

  On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Senior Exchange Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Senior Exchange Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Senior Note Trustee the Senior Exchange Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Senior Exchange Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Senior Exchange Notes so tendered the Change of Control Payment for such Senior Exchange Notes, and the Senior Note Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Senior Exchange Note equal in principal amount to any unpurchased portion of the Senior Exchange Notes surrendered, if any; provided that each such new Senior Exchange Note will be in a principal amount of $1,000 or an integral multiple thereof. The Senior Note Indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt other than the Senior Exchange Notes or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt other than the Senior Exchange Notes to permit the repurchase of Senior Exchange Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  The Change of Control provisions described above will be applicable whether or not any other provisions of the Senior Note Indenture are applicable. Except as described above with respect to a Change of Control, the Senior Note Indenture does not contain provisions that permit the Holders of the Senior Exchange Notes to require that the Company repurchase or redeem the Senior Exchange Notes in the event of a takeover, recapitalization or similar transaction.

  The Company's other senior indebtedness contains prohibitions on certain events that would constitute a Change of Control. In addition, the exercise by the Holders of Senior Exchange Notes of their right to require the Company to repurchase the Senior Exchange Notes could cause a default under such other senior indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Company. Finally, the Company's ability to pay cash to the Holders of Senior Exchange Notes upon a repurchase may be limited by the Company's then existing financial resources. See "Risk Factors--Risks Relating to the Notes--Limitation on Change of Control Offer."

  The Senior Credit Facilities currently prohibit the Company from purchasing any Senior Exchange Notes or Senior Subordinated Exchange Notes, and also provide that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Senior Exchange Notes, the Company could seek the consent of its lenders to the purchase of Senior Exchange Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Senior Exchange Notes. In such case, the Company's failure to purchase tendered Senior Exchange Notes would constitute an Event of Default under the Senior Note Indenture which would, in turn, constitute a default under the Senior Credit Facilities.

  The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Senior Note Indenture applicable to a Change of Control Offer made by the Company and purchases all Senior Exchange Notes validly tendered and not withdrawn under such Change of Control Offer or if the Company exercises its option to purchase the Senior Exchange Notes.

  "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related

Party of a Principal (as defined below), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares) or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Senior Exchange Notes to require the Company to repurchase such Senior Exchange Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the closing of the Acquisition or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

  "Principals" means Lehman Brothers Merchant Banking Partners II L.P., any of its respective Affiliates and executive officers of the Company as of the date of the closing of the Acquisition.

  "Related Party" with respect to any Principal means (A) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

 ASSET SALES

  The Senior Note Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless
(i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value as determined in good faith by the Company (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Senior Note Trustee with respect to any Asset Sale determined to have a value greater that $25.0 million) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Subsidiary is in the form of cash, Cash Equivalents or Marketable Securities; provided that the following amounts shall be deemed to be cash: (w) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Senior Exchange Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability, (x) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days following the closing of such Asset Sale (to the extent of the cash received), (y) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale; provided that the aggregate fair market value (as determined above) of such Designated Noncash Consideration, taken together with the fair market value at the time of receipt of all other Designated Noncash Consideration received pursuant to this clause (y) less the amount of Net Proceeds previously realized in cash from prior Designated Noncash Consideration is less than 5% of Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value) and (z) Additional Assets received in an exchange of assets transaction.

  Within 360 days after the receipt of any cash Net Proceeds from an Asset Sale, the Company or such Restricted Subsidiary, at its option, may apply such cash Net Proceeds, at its option, (a) to repay Indebtedness of the Company or any Restricted Subsidiary that is not subordinated in right of payment to Indebtedness under a Credit Facility, (b) to the acquisition of a majority of the assets of, or a majority of the Voting Stock of, another Permitted Business, the making of a capital expenditure or the acquisition of other assets or Investments that are used or useful in a Permitted Business or (c) to apply the cash Net Proceeds from such Asset Sale to an Investment in Additional Assets. Any cash Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Company will be required to make an offer to all Holders of Senior Exchange Notes and all holders of other Indebtedness that ranks equally with the Senior Exchange Notes containing provisions similar to those set forth in the Senior Note Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (an "Asset Sale Offer") to purchase the maximum principal amount of Senior Exchange Notes and such other Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Senior Note Indenture and such other Indebtedness. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Senior Note Indenture. If the aggregate principal amount of Senior Exchange Notes and such other Indebtedness tendered into such Asset Sale Offer surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Senior Note Trustee shall select the Senior Exchange Notes and such other Indebtedness to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

CERTAIN COVENANTS

 RESTRICTED PAYMENTS

  The Senior Note Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Senior Exchange Notes or any Senior Subsidiary Guarantee, except a payment of interest or principal at Stated Maturity or Indebtedness permitted under clause (viii) of the covenant described under "--Incurrence of Indebtedness and Issuance of Preferred Stock;" or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

    (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

    (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge

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

  Coverage Ratio test set forth in the first paragraph of the covenant described below under caption "Incurrence of Indebtedness and Issuance of Preferred Stock;" and

    (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Subsidiaries after the date of the closing of the Acquisition (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v), (ix), (x) and (xii) of the next succeeding paragraph), is less than the sum, without duplication, of
  (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the closing of the Acquisition to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds or the fair market value of property other than cash received by the Company since the date of the closing of the Acquisition as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company), plus (iii) to the extent that either any Existing Citizens Power Investment or any Restricted Investment that reduced the amount available for Restricted Payments under this clause (c) is sold for cash or otherwise liquidated or repaid for cash or any dividend or payment is received by the Company or a Restricted Subsidiary after the date of the closing of the Acquisition in respect of such Investment, 100% of the amount of Net Proceeds or dividends or payments (including the fair market value of property) received in connection therewith, up to the amount of the Existing Citizens Power Investment on the date of the closing of the Acquisition or the Restricted Investment that reduced this clause (c), as the case may be, and thereafter 50% of the amount of Net Proceeds or dividends or payments (including the fair market value of property) received in connection therewith (except that the amount of dividends or payments received in respect of payments of Obligations in respect of such Investments, such as taxes, shall not increase the amounts under this clause (c)), plus (iv) to the extent that any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary after the date of the closing of the Acquisition, 100% of the fair market value of the Company's Investment in such Subsidiary as of the date of such redesignation up to the amount of the Restricted Investments made in such Subsidiary that reduced this clause (c) and 50% of the excess of the fair market value of the Company's Investment in such Subsidiary as of the date of such redesignation over (1) the amount of the Restricted Investment that reduced this clause (c) and (2) any amounts that increased the amount available as a Permitted Investment; provided, further, that if Citizens Power or any of its Subsidiaries is designated as a Restricted Subsidiary, the amount of the fair market value of the Investment therein on the date of the Senior Note Indenture shall also be credited to this clause (c); provided, further, that any amounts that increase this clause (c) shall not duplicatively increase amounts available as Permitted Investments.

    The foregoing provisions will not prohibit:

      (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Senior Note Indenture;

      (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph;

      (iii) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

      (iv) dividends or distributions by a Restricted Subsidiary of the Company so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a

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

    Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

      (v) Investments in Unrestricted Subsidiaries having an aggregate fair market value not to exceed the amount, at the time of such Investment, substantially concurrently contributed in cash or Cash Equivalents to the common equity capital of the Company after the date of the closing of the Acquisition; provided that any such amount contributed shall be excluded from the calculation made pursuant to clause (c) above;

      (vi) the payment of dividends on the Company's Common Stock, following the first public offering of the Company's Common Stock after the date of the closing of the Acquisition, of up to 6% per annum of the net proceeds received by the Company in such public offering, other than public offerings with respect to the Company's Common Stock registered on Form S-8;

      (vii) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any present or former employee or director of the Company (or any of its Restricted Subsidiaries) pursuant to any management equity subscription agreement or stock option agreement or any other management or employee benefit plan in effect as of the date of the closing of the Acquisition; provided that
    (A) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $2.0 million in any twelve-month period (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $5.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed (x) the cash proceeds from the sale of Equity Interests of the Company or a Restricted Subsidiary to members of management and directors of the Company and its Subsidiaries that occurs after the date of the closing of the Acquisition, plus (y) the cash proceeds of key-man life insurance policies received by the Company and its Restricted Subsidiaries after the date of the closing of the Acquisition, less (z) the amount of any Restricted Payments previously made pursuant to clauses (x) and (y) of this subparagraph
    (vii); and, provided further, that cancellation of Indebtedness owing to the Company from members of management of the Company or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Company or a Restricted Subsidiary will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Senior Note Indenture and (B) no Default or Event of Default shall have occurred and be continuing immediately after such transaction;

      (viii) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

      (ix) the repurchase, redemption or other acquisition or retirement for value of the Senior Subordinated Exchange Notes pursuant to the provisions described under the caption "Description of the Senior Subordinated Exchange Notes--Optional Redemption;" provided that the amount of any Equity Offering used to effect such a repurchase, redemption or other acquisition or retirement for value shall be excluded from the calculation made pursuant to clause (c) above;

      (x) the repurchase, redemption or other acquisition or retirement for value of the Senior Subordinated Exchange Notes pursuant to the provisions described under the caption "Description of the Senior Subordinated Exchange Notes--Repurchase at the Option of Holders-- Change of Control" and "Description of the Senior Subordinated Exchange Notes--Repurchase at the Option of Holders--Asset Sales;" provided that, as of the date of such repurchase, redemption or other acquisition or retirement for value, no Default or Event of Default shall have occurred and be continuing or, with the passage of time, would occur as a consequence thereof;

      (xi) the repurchase, redemption or other acquisition or retirement for value of the Senior Subordinated Exchange Notes pursuant to the provisions described under the caption "Description of the Senior Subordinated Exchange Notes--Escrow of Proceeds; Special Mandatory Redemption of

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

    Senior Subordinated Exchange Notes;" provided that the amount of any such repurchase, redemption, acquisition or retirement shall be excluded from the calculation made pursuant to clause (c) above; and

      (xii) other Restricted Payments not otherwise prohibited by this covenant in an aggregate amount not to exceed $25.0 million under this clause (xii).

  All of the Company's Subsidiaries other than Citizens Power and its Subsidiaries are Restricted Subsidiaries. The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

  If, at any time, any Unrestricted Subsidiary would fail to meet the requirements in the definition of "Unrestricted Subsidiary" as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Senior Note Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation.

  The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any noncash Restricted Payment or any adjustment made pursuant to paragraph (c) of this covenant shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Senior Note Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $25.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Senior Note Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.

  If any Restricted Investment is sold or otherwise liquidated or repaid or any dividend or payment is received by the Company or a Restricted Subsidiary and such amounts may be credited to clause (c) above, then such amounts will be credited only to the extent of amounts not otherwise included in Consolidated Net Income and that do not otherwise increase the amount available as a Permitted Investment.

 INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

  The Senior Note Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired

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

Debt) or issue shares of Disqualified Stock and the Company's Restricted Subsidiaries may incur Indebtedness or issue Disqualified Stock or preferred stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

  The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

    (i) the incurrence by the Company of term Indebtedness under Credit Facilities (and the Guarantee thereof by the Senior Note Guarantors); provided that the aggregate principal amount of all term Indebtedness outstanding under this clause (i) after giving effect to such incurrence does not exceed an amount equal to $920.0 million;

    (ii) the incurrence by the Company of revolving credit Indebtedness and letters of credit (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) under Credit Facilities (and the Guarantee thereof by the Senior Note Guarantors); provided that the aggregate principal amount of all revolving credit Indebtedness outstanding under this clause (ii) after giving effect to such incurrence does not exceed an amount equal to $480.0 million;

    (iii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

    (iv) the incurrence by the Company, the Senior Note Guarantors and the Senior Subordinated Note Guarantors of Indebtedness represented by the Senior Exchange Notes, the Senior Subordinated Exchange Notes, the Senior Subsidiary Guarantees and the Subordinated Subsidiary Guarantees limited in aggregate principal amount, without duplication, to amounts outstanding under the Senior Note Indenture and the Senior Subordinated Note Indenture as of their respective dates;

    (v) (A) the guarantee by the Company or any of the Senior Note Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company or
  (B) the incurrence of Indebtedness of a Restricted Subsidiary to the extent that such Indebtedness is supported by a letter of credit, in each case that was permitted to be incurred by another provision of this covenant;

    (vi) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (including Capital Lease Obligations) to finance the acquisition (including by direct purchase, by lease or indirectly by the acquisition of the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of such acquisition) or improvement of property (real or personal) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding pursuant to this clause (vi) and including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (vi), does not exceed an amount equal to 5% of Total Assets at the time of such incurrence;

    (vii) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Senior Note Indenture to be incurred under the first paragraph hereof or clauses (iii), (iv) or
  (vii) of this paragraph;

    (viii) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Senior Subordinated Exchange Notes and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (viii);

    (ix) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred in the ordinary course of business for the purpose of risk management and not for the purpose of speculation;

    (x) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (x), and the issuance of preferred stock by Unrestricted Subsidiaries;

    (xi) the incurrence of Indebtedness solely in respect of performance, surety and similar bonds or completion or performance guarantees (including, without limitation, performance guarantees pursuant to coal supply agreements or equipment leases), to the extent that such incurrence does not result in the incurrence of any obligation for the payment of borrowed money to others;

    (xii) the incurrence of Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary; provided, however that (i) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (i)) and (ii) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

    (xiii) the guarantee by the Company or any of the Senior Note Guarantors of additional Indebtedness relating to Black Beauty Coal Company not to exceed $50.0 million in aggregate principal amount outstanding at any one time under this clause (xiii);

    (xiv) the incurrence of Indebtedness relating to the Bengalla Joint Venture or the Warkworth Associates Joint Venture in an aggregate amount not to exceed $100.0 million in aggregate principal amount outstanding at any one time under this clause (xiv); and

    (xv) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (xv), not to exceed $250.0 million.

  The Senior Note Indenture also provides that the Company will not incur, and will not permit its Restricted Subsidiaries to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Restricted Subsidiary unless such Indebtedness is also contractually subordinated in right of payment to the Senior Exchange Notes, or the Senior Subsidiary Guarantees, as the case may be, on substantially identical terms; provided, however, that no Indebtedness of the Company or any Restricted Subsidiary shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company or any Restricted Subsidiary solely by virtue of being unsecured.

  For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xv) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify or reclassify such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of

Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.

 LIENS

  The Senior Note Indenture provides that the Company will not and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Senior Note Indenture and the Senior Exchange Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

 DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

  The Senior Note Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Senior Note Guarantor to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries. However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the closing of the Acquisition, (b) the Senior Credit Facilities as in effect as of the date of the closing of the Acquisition, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the Senior Credit Facilities as in effect on the date of the closing of the Acquisition,
(c) the Senior Note Indenture, the Senior Subordinated Note Indenture, the Senior Exchange Notes and the Senior Subordinated Exchange Notes, (d) applicable law or any applicable rule, regulation or order, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Senior Note Indenture to be incurred, (f) customary non-assignment provisions in leases and other agreements entered into in the ordinary course of business and consistent with past practices,
(g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (h) any agreement for the sale of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale, (i) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, (j) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "--Liens" that limits the right of the debtor to dispose of the assets securing such Indebtedness, (k) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business, (l) restrictions on cash or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business and (m) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (l) above, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company's Board of Directors, not materially more restrictive in the aggregate with respect to such dividend and other payment restrictions than those (considered as a whole) contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

 MERGER, CONSOLIDATION, OR SALE OF ASSETS

  The Senior Note Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Senior Registration Rights Agreement, the Senior Exchange Notes and the Senior Note Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Senior Note Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, (A) the entity surviving such consolidation or merger would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" or (B) the Fixed Charge Coverage Ratio for the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made would, immediately after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, not be less than such Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction. The Senior Note Indenture also provides that the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. The provisions of this covenant will not be applicable to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and its Restricted Subsidiaries.

  Notwithstanding the foregoing clause (iv), (i) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (ii) the Company may merge with an Affiliate that has no significant assets or liabilities and was formed solely for the purpose of changing the jurisdiction of organization of the Company in another State of the United States or the form of organization of the Company so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby and provided that the successor assumes all the obligations of the Company under the Senior Registration Rights Agreement, the Senior Exchange Notes and the Senior Note Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Senior Note Trustee.

 TRANSACTIONS WITH AFFILIATES

  The Senior Note Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction") involving aggregate payments or consideration in excess of $5.0 million, unless (i) such Affiliate Transaction is on terms that are materially no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Senior Note Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration

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

in excess of $10.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

  Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions: (i) any employment agreement or other compensation plan or arrangement for employees entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary, (ii) transactions between or among the Company and/or its Restricted Subsidiaries,
(iii) payment of reasonable fees to officers, directors, employees or consultants of the Company, (iv) Restricted Payments that are permitted by, and Investments that are not prohibited by, the provisions of the Senior Note Indenture described above under the caption "--Restricted Payments," (v) indemnification payments made to officers, directors and employees of the Company or any Restricted Subsidiary pursuant to charter, bylaw, statutory or contractual provisions; (vi) the payment of customary annual management, consulting and advisory fees and related expenses to Lehman Merchant Bank and its Affiliates; (vii) payments by the Company or any of its Restricted Subsidiaries to Lehman Merchant Bank and its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the Board of Directors of the Company in good faith; (viii) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders' agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the date of the closing of the Acquisition and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the date of the closing of the Acquisition shall only be permitted by this clause (viii) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respect; (ix) transactions pursuant to the terms of the Transaction Documents in effect on the date of the closing of the Acquisition; (x) transactions with Unrestricted Subsidiaries, customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the Senior Note Indenture which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), materially no less favorable to the Company or its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person, in the reasonable determination of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; (xi) guarantees of performance by the Company and its Restricted Subsidiaries of Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Obligations in respect of borrowed money; and (xii) pledges of Equity Interests of Unrestricted Subsidiaries for the benefit of lenders of Unrestricted Subsidiaries.

 ADDITIONAL SENIOR SUBSIDIARY GUARANTEES

  The Senior Note Indenture provides that if the Company or any of its Domestic Subsidiaries shall acquire or create another Domestic Subsidiary after the date of the Senior Note Indenture and such Domestic Subsidiary provides a guarantee of the Senior Credit Facilities, then such newly acquired or created Domestic Subsidiary shall execute a supplemental indenture in form and substance satisfactory to the Senior Note Trustee providing that such Domestic Subsidiary shall become a Senior Note Guarantor under the Senior Note Indenture, provided, however, this covenant shall not apply to any Domestic Subsidiary that has been properly designated as an Unrestricted Subsidiary in accordance with the Senior Note Indenture for so long as it continues to constitute an Unrestricted Subsidiary.

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

 BUSINESS ACTIVITIES

  The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

 PAYMENTS FOR CONSENT

  The Senior Note Indenture provides that neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Senior Exchange Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Senior Note Indenture or the Senior Exchange Notes unless such consideration is offered to be paid or is paid to all Holders of the Senior Exchange Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

 REPORTS

  The Senior Note Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Senior Exchange Notes are outstanding, the Company will furnish to the Holders of Senior Exchange Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations. In addition, following the consummation of the exchange offer contemplated by the Senior Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Senior Note Guarantors have agreed that, for so long as any Senior Exchange Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

  The Senior Note Indenture provides that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the Senior Exchange Notes;
(ii) default in payment when due of the principal of or premium, if any, on the Senior Exchange Notes; (iii) failure by the Company or any of its Subsidiaries to make the offer required or to purchase any of the Senior Exchange Notes as required under the provisions described under the captions "--Change of Control," or "--Asset Sales;" (iv) failure by the Company or any of its Subsidiaries for 30 days after notice to comply with the provisions of the covenants entitled "--Restricted Payments" or "--Incurrence of Indebtedness and Issuance of Preferred Stock;" or failure by the Company or any of its Subsidiaries for 60 days after notice to comply with any of its other agreements in the Senior Note Indenture or the Senior Exchange Notes;
(v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Senior Note Indenture, which default

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

results in the acceleration of such Indebtedness prior to its express maturity and the principal amount of any such Indebtedness aggregates $50.0 million or more; (vi) failure by the Company or any of its Restricted Subsidiaries or any group of Restricted Subsidiaries that, taken as a whole, would be a Significant Subsidiary to pay final judgments aggregating in excess of $50.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) except as permitted by the Senior Note Indenture, any Senior Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Senior Note Guarantor, or any Person acting on behalf of any Senior Note Guarantor, shall deny or disaffirm its obligations under its Senior Subsidiary Guarantee; (viii) certain events of bankruptcy or insolvency with respect to the Company, any of its Significant Subsidiaries that are Restricted Subsidiaries or any group of Restricted Subsidiaries that, taken as a whole, would be a Significant Subsidiary; and (ix) any failure of the Company to deposit the required amounts into the Escrow Account pursuant to the Escrow Letter or any failure of the proceeds of the Escrow Account to be applied as required under the Escrow Letter.

  If any Event of Default occurs and is continuing, the Senior Note Trustee or the Holders of at least 25% in principal amount of the then outstanding Senior Exchange Notes may declare all the Senior Exchange Notes to be due and payable immediately; provided, that so long as any Indebtedness permitted to be incurred pursuant to the Senior Credit Facilities shall be outstanding, such acceleration shall not be effective until the earlier of (i) an acceleration of any such Indebtedness under the Senior Credit Facilities or (ii) five business days after receipt by the Company of written notice of such acceleration of the Senior Exchange Notes. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary that is a Restricted Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Senior Exchange Notes will become due and payable without further action or notice. Holders of the Senior Exchange Notes may not enforce the Senior Note Indenture or the Senior Exchange Notes except as provided in the Senior Note Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Senior Exchange Notes may direct the Senior Note Trustee in its exercise of any trust or power. The Senior Note Trustee may withhold from Holders of the Senior Exchange Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

  In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Senior Exchange Notes pursuant to the optional redemption provisions of the Senior Note Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Senior Exchange Notes. If an Event of Default occurs prior to May 15, 2003 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding paying the premium upon redemption of the Senior Exchange Notes prior to May 15, 2003, then the premium specified in the Senior Note Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Senior Exchange Notes.

  The Holders of a majority in aggregate principal amount of the Senior Exchange Notes then outstanding by notice to the Senior Note Trustee may on behalf of the Holders of all of the Senior Exchange Notes waive any existing Default or Event of Default and its consequences under the Senior Note Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Senior Exchange Notes.

  The Company is required to deliver to the Senior Note Trustee annually a statement regarding compliance with the Senior Note Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Senior Note Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

  No director, officer, employee, incorporator or stockholder of the Company or any Person controlling such Person, as such, shall have any liability for any obligations of the Company under the Senior Exchange Notes,

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

the Senior Subsidiary Guarantees, the Senior Note Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Senior Exchange Notes by accepting a Senior Exchange Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Exchange Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Senior Exchange Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Senior Exchange Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages, if any, on such Senior Exchange Notes when such payments are due from the trust referred to below,
(ii) the Company's obligations with respect to the Senior Exchange Notes concerning issuing temporary Senior Exchange Notes, registration of Senior Exchange Notes, mutilated, destroyed, lost or stolen Senior Exchange Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Senior Note Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Senior
Note Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Senior Note Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Exchange Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Senior Exchange Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Senior Note Trustee, in trust, for the benefit of the Holders of the Senior Exchange Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages, if any, on the outstanding Senior Exchange Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Senior Exchange Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Senior Note Trustee an opinion of counsel in the United States reasonably acceptable to the Senior Note Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Senior Note Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Senior Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Senior Note Trustee an opinion of counsel in the United States reasonably acceptable to the Senior Note Trustee confirming that the Holders of the outstanding Senior Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the effective date of such defeasance (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Senior Note Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Senior Note Trustee, at or prior to the effective date of such defeasance, an opinion of counsel to the effect that at the effective date of such defeasance, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting

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

creditors' rights generally; (vii) the Company must deliver to the Senior Note Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Senior Exchange Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and
(viii) the Company must deliver to the Senior Note Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

  A Holder may transfer or exchange Senior Exchange Notes in accordance with the Senior Note Indenture. The Registrar and the Senior Note Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Senior Note Indenture. The Company is not required to transfer or exchange any Senior Exchange Note selected for redemption. Also, the Company is not required to transfer or exchange any Senior Exchange Note for a period of 15 days before a selection of Senior Exchange Notes to be redeemed.

  The registered Holder of a Senior Exchange Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

  Except as provided in the next two succeeding paragraphs, the Senior Note Indenture or the Senior Exchange Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Senior Exchange Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Exchange Notes), and any existing default or compliance with any provision of the Senior Note Indenture or the Senior Exchange Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Senior Exchange Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Exchange Notes).

  Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Senior Exchange Notes held by a non-consenting Holder):
(i) reduce the principal amount of Senior Exchange Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Senior Exchange Note or alter the provisions with respect to the redemption of the Senior Exchange Notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Senior Exchange Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Senior Exchange Notes (except a rescission of acceleration of the Senior Exchange Notes by the Holders of at least a majority in aggregate principal amount of the Senior Exchange Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Senior Exchange Note payable in money other than that stated in the Senior Exchange Notes,
(vi) make any change in the provisions of the Senior Note Indenture relating to waivers of past Defaults or the rights of Holders of Senior Exchange Notes to receive payments of principal of or premium, if any, or interest on the Senior Exchange Notes, (vii) waive a redemption payment with respect to any Senior Exchange Note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders"),
(viii) make any change in the foregoing amendment and waiver provisions or
(ix) release any Senior Subordinated Note Guarantor from any of its obligations under its Subordinated Subsidiary Guarantee or this Senior Subordinated Note Indenture, except in accordance with the terms of this Senior Subordinated Note Indenture.

  Notwithstanding the foregoing, without the consent of any Holder of Senior Exchange Notes, the Company and the Senior Note Trustee may amend or supplement the Senior Note Indenture or the Senior Exchange Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Senior Exchange Notes in addition to or in place of certificated Senior Exchange Notes, to provide for the assumption of the Company's obligations to Holders of Senior Exchange Notes in the case of a merger or consolidation or sale of all or substantially all of

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

the Company's assets, to make any change that would provide any additional rights or benefits to the Holders of Senior Exchange Notes or that does not adversely affect the legal rights under the Senior Note Indenture of any such Holder, to comply with requirements of the Commission in order to effect or maintain the qualification of the Senior Note Indenture under the Trust Indenture Act to provide for the issuance of additional Senior Subordinated Exchange Notes in accordance with the limitations set forth in this Senior Subordinated Note Indenture as of the date hereof or to allow any Senior Subordinated Note Guarantor to execute a supplemental Senior Subordinated Note Indenture and/or a Subordinated Subsidiary Guarantee with respect to the Senior Subordinated Exchange Notes.

CONCERNING THE SENIOR NOTE TRUSTEE

  The Senior Note Indenture contains certain limitations on the rights of the Senior Note Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Senior Note Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

  The Holders of a majority in principal amount of the then outstanding Senior Exchange Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Senior Note Trustee, subject to certain exceptions. The Senior Note Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Senior Note Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Senior Note Trustee will be under no obligation to exercise any of its rights or powers under the Senior Note Indenture at the request of any Holder of Senior Exchange Notes, unless such Holder shall have offered to the Senior Note Trustee security and indemnity satisfactory to it against any loss, liability or expense.

BOOK-ENTRY, DELIVERY AND FORM

  The certificates representing the Senior Exchange Notes will be issued in fully registered form. Except as described in the next paragraph, the Senior Exchange Notes initially will be represented by permanent global Senior Exchange Notes, in definitive, fully registered form without interest coupons (the "Global Senior Exchange Notes") and will be deposited with the Senior Note Trustee as custodian for The Depositary Trust Company, New York, New York ("DTC") and registered in the name of a nominee of DTC.

  Except as set forth below, the Global Senior Exchange Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Senior Exchange Notes may not be exchanged for Senior Exchange Notes in certificated form except in the limited circumstances described below. See "--Exchange of Book-Entry Senior Exchange Notes for Certificated Senior Exchange Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Senior Exchange Note will not be entitled to receive physical delivery of Certificated Senior Exchange Notes (as defined below).

  The Senior Note Trustee will act as Paying Agent and Registrar. The Senior Exchange Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

 DEPOSITORY PROCEDURES

  The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

  DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of

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

transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchaser, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

  DTC has also advised the Company that, pursuant to procedures established by it, (i) upon deposit of the Global Senior Exchange Notes, DTC will credit the accounts of Participants designated by the Initial Purchaser with portions of the principal amount of the Global Senior Exchange Notes and (ii) ownership of such interests in the Global Senior Exchange Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Senior Exchange Notes).

  Investors in the Global Senior Exchange Note may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations which are Participants in such system. All interests in a Global Senior Exchange Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Senior Exchange Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Senior Exchange Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

  EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL SENIOR EXCHANGE NOTES WILL NOT HAVE SENIOR EXCHANGE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF SENIOR EXCHANGE NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" THEREOF UNDER THE SENIOR NOTE INDENTURE FOR ANY PURPOSE.

  Payments in respect of the principal of, and premium, if any, Liquidated Damages, if any, and interest on a Global Senior Exchange Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Senior Note Indenture. Under the terms of the Senior Note Indenture, the Company and the Senior Note Trustee will treat the persons in whose names the Senior Exchange Notes, including the Global Senior Exchange Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Senior Note Trustee nor any agent of the Company or the Senior Note Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Senior Exchange Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Senior Exchange Notes or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Senior Exchange Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interests in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Senior Exchange Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Senior Note Trustee or the Company. Neither the Company nor the Senior Note Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Senior Exchange

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

Notes, and the Company and the Senior Note Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

  The Global Senior Exchange Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. See "--Same Day Settlement and Payment."

  Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same day funds.

  DTC has advised the Company that it will take any action permitted to be taken by a Holder of Senior Exchange Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Senior Exchange Notes and only in respect of such portion of the aggregate principal amount of the Senior Exchange Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Senior Exchange Notes, DTC reserves the right to exchange the Global Senior Exchange Notes for legended Senior Exchange Notes in certificated form, and to distribute such Senior Exchange Notes to its Participants.

  Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Senior Exchange Notes among Participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Senior Note Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of its obligations under the rules and procedures governing its operations.

 EXCHANGE OF BOOK-ENTRY SENIOR EXCHANGE NOTES FOR CERTIFICATED SENIOR EXCHANGE NOTES

  A Global Senior Exchange Note is exchangeable for definitive Senior Exchange Notes in registered certificated form ("Certificated Senior Exchange Notes") if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as depositary for the Global Senior Exchange Notes and the Company thereupon fails to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Senior Note Trustee in writing that it elects to cause the issuance of the Certificated Senior Exchange Notes or (iii) there shall have occurred and be continuing a Default or Event of Default with respect to the Senior Exchange Notes. In addition, beneficial interests in a Global Senior Exchange Note may be exchanged for Certificated Senior Exchange Notes upon request but only upon prior written notice given to the Senior Note Trustee by or on behalf of DTC in accordance with the Senior Note Indenture. In all cases, Certificated Senior Exchange Notes delivered in exchange for any Global Senior Exchange Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

 EXCHANGE OF CERTIFICATED SENIOR EXCHANGE NOTES FOR BOOK-ENTRY SENIOR EXCHANGE NOTES

  Senior Exchange Notes issued in certificated form may be exchanged for beneficial interests in any Global Senior Exchange Note.

 SAME DAY SETTLEMENT AND PAYMENT

  The Senior Note Indenture will require that payments in respect of the Senior Exchange Notes represented by the Global Senior Exchange Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Senior Exchange Note Holder. With respect to Senior Exchange Notes in certificated form, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Senior Exchange Notes represented by the Global Senior

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

Exchange Notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Senior Exchange Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any certificated Senior Exchange Notes will also be settled in immediately available funds.

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Senior Note Indenture. Reference is made to the Senior Note Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

  "Acquisition" means the acquisition by the Company of: (i) all of the common stock of Peabody Holding Company, (ii) all of the common stock of Gold Fields Mining Corp., (iii) all of the membership interests of Citizens Power, (iv) the 1% interests in CL Hartford, L.L.C., a Delaware limited liability company, and Citizens Power Sales, a Delaware general partnership, both subsidiaries of Citizens Power, (v) all of the shares of Darex Capital Inc., a company incorporated in the Republic of Panama, and (vi) all of the ordinary shares of Peabody Australia LTD, which together with Darex Capital, Inc. owns Peabody Resources.

  "Additional Assets" means (i) any property or assets (other than Capital Stock, Indebtedness or rights to receive payments over a period greater than 180 days, other than with respect to coal supply contract restructurings) that is usable by the Company or a Restricted Subsidiary in a Permitted Business or
(ii) the Capital Stock of a Person that is at the time, or becomes, a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary.

  "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

  "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Senior Note Indenture described above under the caption "-- Change of Control" and/or the provisions described above under the caption "-- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Restricted Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $5.0 million or (b) for Net Proceeds in excess of $5.0 million. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (i) a transfer of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary, (ii) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary,
(iii) a Restricted Payment that is permitted by, or an Investment that is not prohibited by, the covenant described above under the caption "--Restricted Payments," (iv) a disposition of Cash Equivalents or obsolete equipment, (v) foreclosures

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on assets, (vi) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and (vii) the factoring of accounts receivable arising in the ordinary course of business pursuant to arrangements customary in the industry.

  "Bengalla Joint Venture" means Bengalla Mining Co. Pty Limited, Bengalla Agricultural Co. Pty Limited and Bengalla Coal Sales Co. Pty Ltd. which are the joint venture companies related to the Bengalla mine in New South Wales, Australia.

  "Black Beauty Coal Company" means the Indiana general partnership among Thoroughbred, L.L.C., Black Beauty Resources, Inc. and Pittsburg and Midway Coal Mining Co., and any Person collectively owned by those three partners including, but not limited to, Eagle Coal Company and Falcon Coal Company.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

  "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

  "Cash Equivalents" means (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the U.S. Government or any agency thereof, (b) certificates of deposit and time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of any lender under the Senior Credit Facilities or of any commercial bank having capital and surplus in excess of $500.0 million,
(c) repurchase obligations of any lender under the Senior Credit Facilities or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 90 days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-2 by Standard and Poor's Rating Group ("S&P") or P-2 by Moody's Investors Service, Inc. ("Moody's"), or carrying an equivalent rating by a nationally recognized rating agency if both of S&P and Moody's cease publishing ratings of investments, (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's, (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any lender under the Senior Credit Facilities or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

  "Citizens Power" means Citizens Power LLC, a Delaware limited liability company and its direct and indirect Subsidiaries.

  "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (ii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs, deferred financing fees and original issue discount, noncash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred

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

in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus
(iii) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (iv) depreciation, depletion, amortization (including amortization of goodwill and other intangibles) and other noncash expenses (including, without limitation, writedowns and impairment of property, plant and equipment and intangibles and other long-lived assets) (excluding any such noncash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization and other noncash expenses were deducted in computing such Consolidated Net Income, minus (v) noncash items increasing such Consolidated Net Income for such period (other than accruals in accordance with GAAP), plus (vi) without duplication for amounts otherwise included in Consolidated Cash Flow, the amount of the Company's and its Restricted Subsidiaries' proportionate share of the Consolidated Cash Flow of Black Beauty Coal Company and its Subsidiaries for such period (calculated in proportion to the Company's and its Restricted Subsidiaries common equity ownership), in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation, depletion and amortization and other noncash expenses of, a Restricted Subsidiary that is not a Senior Note Guarantor shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary that is not a Senior Note Guarantor shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded, and (v) the Net Income (or loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Restricted Subsidiaries.

  "Credit Facilities" means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities (including, without limitation, the Senior Credit Facilities) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time. Indebtedness under Credit Facilities outstanding on the date on which Senior Notes are first issued and authenticated under the Senior Note Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (i) of the definition of Permitted Indebtedness.

  "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.


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

  "Designated Noncash Consideration" means the fair market value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, executed by the principal executive officer and the principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a sale of such Designated Noncash Consideration.

  "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Senior Exchange Notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments."

  "Domestic Subsidiary" means a Subsidiary that is (i) formed under the laws of the United States of America or a state or territory thereof or (ii) as of the date of determination, treated as a domestic entity or a partnership or a division of a domestic entity for United States federal income tax purposes.

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

  "Equity Offering" means any public or private sale of equity securities (excluding Disqualified Stock) of the Company, other than any private sales to an Affiliate of the Company.

  "Escrow Account" means the escrow account maintained pursuant to the Escrow Letter.

  "Escrow Letter" means that certain escrow letter dated March 2, 1998, by and among Lazard Brothers & Co., Limited, The Energy Group PLC, Peabody Investments Inc. and P&L Coal Holdings Corporation.

  "Existing Citizens Power Investment" means the Investments in Citizens Power by the Company and its Restricted Subsidiaries as of the date of the closing of the Acquisition.

  "Existing Indebtedness" means up to $292.5 million in aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Senior Credit Facilities, the Senior Exchange Notes, the Senior Exchange Subordinated Notes and related Guarantees) in existence on the date of the closing of the Acquisition, until such amounts are repaid.

  "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, noncash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations, but excluding amortization of debt issuance costs) and (ii) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on the portion of Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of

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

the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the effective combined federal, state and local tax rate of such Person for such period, expressed as a decimal, in each case, for the Company and its Restricted Subsidiaries on a consolidated basis and in accordance with GAAP.

  "Fixed Charge Coverage Ratio" means with respect to any Person and its Restricted Subsidiaries for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the referrent Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions and including pro forma cost savings permitted by Article 11 of Regulation S-X, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

  "Foreign Subsidiaries" means Subsidiaries of the Company that are not Domestic Subsidiaries.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Senior Note Indenture.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices, in each case for the purpose of risk management and not for speculation.

  "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, if and to the extent any of the foregoing (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person, but excluding from the definition of "Indebtedness," any of the foregoing that constitutes (1) an accrued expense,
(2) trade payables and (3) Obligations in respect of reclamation, workers' compensation, including black lung, pensions and retiree health care, in each case to the extent not overdue for more than 90 days. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including guarantees, other than performance guarantees provided for the benefit of Citizens Power, of any portion of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Restricted Payments."

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Marketable Securities" means, with respect to any Asset Sale, any readily marketable equity securities that are (i) traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market; and (ii) issued by a corporation having a total equity market capitalization of not less than $250.0 million; provided that the excess of (A) the aggregate amount of securities of any one such corporation held by the Company and any Restricted Subsidiary over (B) ten times the average daily trading volume of such securities during the 20 immediately preceding trading days shall be deemed not to be Marketable Securities; as determined on the date of the contract relating to such Asset Sale.

  "Net Income" means, with respect to any Person, the net income or loss of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss.

  "Net Proceeds" means the aggregate proceeds (cash or property) received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any noncash consideration received in any Asset Sale) or the sale or disposition of any Investment, net of the direct costs relating to such Asset Sale, sale or disposition, (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax

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credits or deductions and any tax sharing arrangements), and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

  "Non-Guarantor Subsidiaries" means (i) Citizens Power and its direct and indirect Subsidiaries, (ii) the Company's future Unrestricted Subsidiaries and
(iii) the Company's current and future Foreign Subsidiaries.

  "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than a pledge of the Equity Interests of any Unrestricted Subsidiaries, (b) is directly or indirectly liable (as a guarantor or otherwise) other than by virtue of a pledge of the Equity Interests of any Unrestricted Subsidiaries, or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Senior Exchange Notes being offered hereby) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

  "Obligations" means any principal, premium (if any), interest, penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, Guarantees and other liabilities and amounts payable under the documentation governing any Indebtedness or in respect thereto.

  "Permitted Business" means coal production, coal mining, coal brokering, coal transportation, mine development, power marketing, electricity generation, power/energy sales and trading, energy transactions/asset restructurings, risk management products associated with energy, fuel/power integration and other energy related businesses, ash disposal, environmental remediation, coal, natural gas, petroleum or other fossil fuel exploration, production, marketing, transportation and distribution and other related businesses, and activities of the Company and its Subsidiaries as of the date of the closing of the Acquisition and any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

  "Permitted Investments" means (a) any Investment in the Company or in a Restricted Subsidiary of the Company; (b) any Investment in Cash Equivalents;
(c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Company or (ii) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company; (d) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; (e) any Investment existing on the date of the closing of the Acquisition (an "Existing Investment") and any Investment that replaces, refinances or refunds an Existing Investment, provided that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded and is made in the same Person as the Investment replaced, refinanced or refunded, (f) advances to employees not in excess of $10.0 million outstanding at any one time; (g) Hedging Obligations permitted under clause (ix) of the "--Incurrence of Indebtedness and Issuance of Preferred Stock" covenant; (h) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business; (i) any Investment in a Permitted Business (whether or not an Investment in an Unrestricted Subsidiary) having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause (i), does not exceed in aggregate amount the sum of (1) 10% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus (2) 100% of the Net Proceeds from the sale or disposition of any Investment previously made pursuant to this clause (i) or 100% of the amount of any dividend, distribution or payment from any such Investment, net of income taxes paid or payable in respect thereof, in each case up to the amount of the Investment that was made pursuant to this clause (i) and 50% of the amount of such Net Proceeds or 50% of such dividends, distributions or payments, in each case received in excess of the amount of the Investments made pursuant to this clause (i); (j) guarantees (including Guarantees) of Indebtedness permitted under the covenant "--Incurrence of Indebtedness and Issuance of Preferred Stock;" (k) any Investment acquired by the Company

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

or any of its Restricted Subsidiaries (A) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of the transfer of title with respect to any secured Investment in default as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to such secured Investment; (l) any Investment in Black Beauty Coal Company having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (l), that are at the time outstanding not to exceed $50.0 million (with any write-down or write-off of any such Investment deemed to remain outstanding); (m) Investments in Citizens Power having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (m), that are at that time outstanding not to exceed $50.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);
(n) any Investment in the Bengalla Joint Venture and the Warkworth Associates Joint Venture having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (n), that are at the time outstanding, not to exceed $25.0 million (with any write-down or write-off of any such Investment deemed to remain outstanding); (o) that portion of any Investment by the Company or a Restricted Subsidiary in a Permitted Business to the extent that the Company or such Restricted Subsidiary will receive in a substantially concurrent transaction an amount in cash equal to the amount of such Investment (or the fair market value of such Investment), net of any obligation to pay taxes or other amounts in respect of the receipt of such cash; provided that the receipt of such cash does not carry any obligation by the Company or such Restricted Subsidiary to repay or return such cash; and
(p) the forgiveness or cancellation of any payable due from Citizens Power and its direct and indirect Subsidiaries outstanding on the date of the closing of the Acquisition; provided, however, that with respect to any Investment, the Company may, in its sole discretion, allocate all or any portion of any Investment to one or more of the above clauses so that the entire Investment would be a Permitted Investment.

  "Permitted Liens" means (i) Liens securing Indebtedness under Credit Facilities that were permitted by the terms of the Senior Note Indenture to be incurred; (ii) Liens in favor of the Company; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance or other kinds of social security; (vii) Liens existing on the date of the closing of the Acquisition; (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (ix) Liens on assets of Senior Note Guarantors to secure Senior Debt of such Senior Note Guarantors that was permitted by the Senior Note Indenture to be incurred; (x) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary; (xi) Liens on assets of Foreign Subsidiaries to secure Indebtedness that was permitted by the Senior Note Indenture to be incurred; (xii) statutory liens of landlords, mechanics, suppliers, vendors, warehousemen, carriers or other like Liens arising in the ordinary course of business; (xiii) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceeding that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such legal proceeding may be initiated shall not have expired; (xiv) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred or imposed, as applicable, in the ordinary course of business and consistent with industry practices which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto (as such property is used by the Company or its Subsidiaries) or interfere with the ordinary conduct of the business of the Company or such Subsidiaries; provided, however, that any such Liens are not incurred in connection with any borrowing of money or any commitment to loan any money or to extend any credit; (xv) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (vi) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" and other purchase money Liens to finance property or assets of the Company or any Restricted Subsidiary acquired in the ordinary course of business; provided that such Liens are only secured by such property or assets so acquired or improved (including, in the case of the acquisition of Capital Stock of a Person who becomes a Restricted Subsidiary, Liens on the assets of the Person whose Capital Stock was so acquired); (xvi) Liens securing Indebtedness under Hedging Obligations; provided that such Liens are only secured by property or assets that secure the Indebtedness subject to the Hedging Obligation; (xvii) Liens to secure Indebtedness permitted by clause (xv) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock;" and (xviii) Liens on the Equity Interests of Unrestricted Subsidiaries securing obligations of Unrestricted Subsidiaries not otherwise prohibited by the Senior Note Indenture.

  "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest and premium, if any, on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Senior Exchange Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Senior Exchange Notes on terms at least as favorable to the Holders of Senior Exchange Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

  "Senior Credit Facilities" means those certain Senior Credit Facilities, dated as of May 18, 1998, by and among the Company, the Senior Note Guarantors, Lehman Commercial Paper Inc., as Arranger, Syndication Agent and the Administrative Agent and the other lenders party thereto, including any related notes, guarantees, collateral documents, letters of credit, instruments and agreements executed in connection therewith (and any appendices, exhibits or schedules to any of the foregoing), and in each case as amended, modified, supplemented, restated, renewed, refunded, replaced, restructured, repaid or refinanced from time to time (whether with the original agents and lenders or other agents and lenders or otherwise, and whether provided under the original credit agreement or other credit agreements or otherwise).

  "Senior Subordinated Note Indenture" means the indenture dated May 18, 1998, governing the Senior Subordinated Notes.


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

  "Senior Subordinated Exchange Notes" mean the 9 5/8% Series B Senior Subordinated Exchange Notes of the Company due 2008.

  "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

  "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

  "Subordinated Subsidiary Guarantees" mean the guarantees endorsed on the Senior Subordinated Exchange Notes by the Subordinated Note Guarantors.

  "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or Senior Note Trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

  "Total Assets" means the total assets of the Company and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recently available consolidated balance sheet of the Company and its Restricted Subsidiaries.

  "Transaction Documents" means the documents related to (i) the Acquisition (including, without limitation, the purchase agreement, the participation agreement and the escrow agreement), (ii) the Senior Credit Facilities and
(iii) the offering of the Old Senior Notes and the Old Senior Subordinated
Notes.

  "Treasury Rate" means the yield to maturity at the time of the computation of the United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15(519), which has become publicly available at least two Business Days prior to the date fixed for redemption (or if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining average life to May 15, 2003; provided, however, that if the average life of such Senior Exchange Note is not equal to the constant maturity of the United States Treasury security for which weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the average life of such Senior Exchange Note is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

  "Unrestricted Subsidiary" means (i) Citizens Power, any direct or indirect Subsidiary of Citizens Power on the date of the Senior Note Indenture and (ii) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such
Person: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any obligation (x) to subscribe for additional Equity Interests in Unrestricted Subsidiaries or (y) to maintain or preserve such Person's net worth (except with respect to Permitted Investments); and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that the Company and its Restricted Subsidiaries may guarantee the performance of Unrestricted Subsidiaries in the ordinary course of business except for guarantees of Obligations in respect of borrowed money. Any such designation by the Board of Directors shall be evidenced to the Senior Note Trustee by filing with the Senior Note Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants--Restricted Payments."

  "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

  "Warkworth Associates Joint Venture" means Warkworth Coal Sales Ltd., Warkworth Pastoral Co. Pty, Limited and Warkworth Mining Limited, which are the joint venture companies related to the Warkworth mine in New South Wales, Australia.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

  "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

  "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

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

             DESCRIPTION OF THE SENIOR SUBORDINATED EXCHANGE NOTES

  The following is a summary of the material terms of the Senior Subordinated Exchange Notes and is qualified in its entirety by reference to the Indenture (the "Senior Subordinated Notes Indenture") between the Company and State Street Bank and Trust Company, as trustee (the "Senior Subordinated Note Trustee").

GENERAL

  The Senior Subordinated Notes were issued and the Senior Subordinated Exchange Notes will be issued pursuant to the Senior Subordinated Note Indenture. The terms of the Senior Subordinated Exchange Notes include those stated in the Senior Subordinated Note Indenture and those made part of the Senior Subordinated Note Indenture by reference to the Trust Indenture Act. The Senior Subordinated Exchange Notes are subject to all such terms, and Holders of Senior Subordinated Exchange Notes are referred to the Senior Subordinated Note Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Senior Subordinated Note Indenture does not purport to be complete and is qualified in its entirety by reference to the Senior Subordinated Note Indenture, including the definitions therein of certain terms used below. Copies of the proposed form of Senior Subordinated Note Indenture and Senior Subordinated Registration Rights Agreement are available as set forth below under "Available Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this summary, the term "Company" refers only to P&L Coal Holdings Corporation and not to any of its Subsidiaries.

  On May 18, 1998, the Company issued $500.0 million aggregate principal amount of Old Senior Subordinated Notes under the Senior Subordinated Note Indenture. The terms of the Senior Subordinated Exchange Notes are identical in all material respects to the Old Senior Subordinated Notes, except for certain transfer restrictions and registration and other rights relating to the exchange of the Old Senior Subordinated Notes for Senior Subordinated Exchange Notes. The Senior Subordinated Note Trustee will authenticate and deliver Senior Subordinated Exchange Notes for original issue only in exchange for a like principal amount of Old Senior Subordinated Notes. Any Old Senior Subordinated Notes that remain outstanding after the consummation of the Senior Subordinated Exchange Offer, together with the Senior Subordinated Exchange Notes, will be treated as a single class of securities under the Senior Subordinated Note Indenture. Accordingly, all references herein to specified percentages in aggregate principal amount of the outstanding Senior Subordinated Exchange Notes shall be deemed to mean, at any time after the Senior Subordinated Exchange Offer is consummated, such percentage in aggregate principal amount of the Old Senior Subordinated Notes and Senior Subordinated Exchange Notes then outstanding.

  The Senior Subordinated Exchange Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to all current and future Senior Debt. As of June 30, 1998, the Company had Senior Debt of $1,320.0 million and $480.0 million of available borrowing capacity under the Senior Credit Facilities, including letters of credit. The Senior Subordinated
Note Indenture permits the incurrence of additional Senior Debt in the future.

  The operations of the Company are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Senior Subordinated Exchange Notes. The Senior Subordinated Exchange Notes will be effectively subordinated to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's Subsidiaries. Any right of the Company to receive assets of any of its Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Holders of the Senior Subordinated Exchange Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company. As of June 30, 1998, the Company's Subsidiaries had approximately $5,665.4 million of Indebtedness (including trade payables, land reclamation and environmental liabilities, workers' compensation liabilities and retiree health care liabilities). See "Risk Factors--Risks Relating to the Notes-- Holding Company Structure; Effective Subordination."

  All of the Company's Subsidiaries other than Citizens Power and its Subsidiaries were Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Senior Subordinated Note Indenture.

PRINCIPAL, MATURITY AND INTEREST

  The Senior Subordinated Notes are limited in aggregate principal amount to $650.0 million, of which $500.0 million was issued in the Offering, and will mature on May 15, 2008. Interest on the Senior Subordinated Exchange Notes will accrue at the rate of 9 5/8% per annum and will be payable semi-annually in arrears on May 15 and November 15, commencing on November 15, 1998, to Holders of record on the immediately preceding May 1 and November 1. Additional Senior Subordinated Notes may be issued from time to time after the Offering, subject to the provisions of the Senior Subordinated Note Indenture described below under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock." Interest on the Senior Subordinated Exchange Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from May 18, 1998. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest and Liquidated Damages, if any, on the Senior Subordinated Exchange Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the Senior Subordinated Exchange Notes at their respective addresses set forth in the register of Holders of Senior Subordinated Exchange Notes; provided that all payments of principal, premium, interest and Liquidated Damages, if any, with respect to Senior Subordinated Exchange Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Senior Subordinated Note Trustee maintained for such purpose. The Senior Subordinated Exchange Notes will be issued in denominations of $1,000 and integral multiples thereof.

SUBORDINATION

  The payment of principal of, premium, if any, and interest on the Senior Subordinated Exchange Notes will be subordinated in right of payment, as set forth in the Senior Subordinated Note Indenture, to the prior payment in full in cash of all Senior Debt, whether outstanding on the date of the Senior Subordinated Note Indenture or thereafter incurred.

  Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt, whether or not an allowable claim in any such proceeding) before the Holders of Senior Subordinated Exchange Notes will be entitled to receive any payment with respect to the Senior Subordinated Exchange Notes, and until all Obligations with respect to Senior Debt are paid in full, any distribution to which the Holders of Senior Subordinated Exchange Notes would be entitled shall be made to the holders of Senior Debt (except that, in each case, Holders of Senior Subordinated Exchange Notes may receive and retain Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance").

  The Company also may not make any payment upon or in respect of the Senior Subordinated Exchange Notes (except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt occurs and is continuing or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity

(or that would permit such holders to accelerate with the giving of notice or the passage of time or both) and the Senior Subordinated Note Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Debt. Payments on the Senior Subordinated Exchange Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced with respect to any particular Designated Senior Debt unless and until (i) 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest and Liquidated Damages, if any, on the Senior Subordinated Exchange Notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Senior Subordinated Note Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been waived for a period of not less than 90 days.

  The Senior Subordinated Note Indenture will further require that the Company promptly notify holders of Senior Debt if payment of the Senior Subordinated Exchange Notes is accelerated because of an Event of Default.

  As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of Senior Subordinated Exchange Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. On a pro forma basis, after giving effect to the Transactions, the principal amount of Senior Debt outstanding at March 31, 1998, would have been approximately $1,318.8 million. The Senior Subordinated Note Indenture will limit, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that the Company and its Subsidiaries can incur. See "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

  "Designated Senior Debt" means (i) any Indebtedness of the Company or any of its Restricted Subsidiaries outstanding under Credit Facilities, (ii) any Indebtedness outstanding under the Senior Note Indenture and (iii) any other Senior Debt permitted under the Senior Subordinated Note Indenture the principal amount of which is $25.0 million or more and that has been designated by the Company as "Designated Senior Debt."

  "Permitted Junior Securities" means Equity Interests in the Company or any Senior Subordinated Note Guarantor or debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Senior Subordinated Exchange Notes and the Subordinated Subsidiary Guarantees are subordinated to Senior Debt pursuant to Article 10 of the Senior Subordinated
Note Indenture.

  "Senior Debt" means (i) all Indebtedness of the Company or any of its Restricted Subsidiaries outstanding under Credit Facilities and all Hedging Obligations with respect thereto, (ii) any other Indebtedness permitted to be incurred by the Company or any of its Restricted Subsidiaries under the terms of the Senior Subordinated Note Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Senior Subordinated Exchange Notes or any Guarantee of the Senior Subordinated Exchange Notes and (iii) all Obligations with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (w) any liability for federal, state, local or other taxes owed or owing by the Company or any Subsidiary, (x) any Indebtedness of the Company or any Subsidiary to any Subsidiaries of the Company or to the Company, (y) any trade payables or (z) any Indebtedness that is incurred in violation of the Senior Subordinated Note Indenture.

SUBORDINATED SUBSIDIARY GUARANTEES

  The Company's payment obligations under the Senior Subordinated Exchange Notes will be fully and unconditionally, and jointly and severally, guaranteed (the "Subordinated Subsidiary Guarantees") by the Senior Subordinated Note Guarantors. The Subordinated Subsidiary Guarantee of each Senior Subordinated Note

Guarantor will be subordinated to the prior payment in full of all Senior Debt of the Senior Subordinated Note Guarantors and the amounts for which the Senior Subordinated Note Guarantors will be liable under the guarantees issued from time to time with respect to Senior Debt. The obligations of each Senior Subordinated Note Guarantor under its Subordinated Subsidiary Guarantee will be limited to the maximum amount that would not constitute a fraudulent conveyance under applicable law. See "Risk Factors--Risks Relating to the Notes--Fraudulent Conveyance Matters." Notwithstanding the foregoing, no Subsidiary of the Company will be required to endorse a Subordinated Subsidiary Guarantee unless such Subsidiary is required to, and does, simultaneously execute a Guarantee of the Senior Credit Facilities.

  As of October 6, 1998, the current Senior Subordinated Subsidiary Guarantors were: Affinity Mining Company, Arid Operations Inc., Big Sky Coal Company, Blackrock First Capital Corporation, Bluegrass Coal Company, Caballo Coal Company, Charles Coal Company, Coal Properties Corp., Colony Bay Coal Company, Cook Mountain Coal Company, Cottonwood Land Company, Darius Gold Mine, Inc., EACC Camps, Inc., Eastern Associated Coal Corp., Eastern Royalty Corp., Gold Fields Chile, S.A., Gold Fields Mining Corporation, Gold Fields Operating Co.--Oritz, Grand Eagle Mining, Inc., Hayden Gulch Terminal, Inc., Independence Material Handling Company, Interior Holdings Corp., James River Coal Terminal Company, Juniper Coal Company, Kayenta Mobile Home Park, Inc., Martinka Coal Company, Midco Supply and Equipment Corporation, Mountain View Coal Company, North Page Coal Corp., Ohio County Coal Company, Patriot Coal Company L.P., Peabody America, Inc., Peabody COALSALES Company, Peabody COALTRADE, Inc., Peabody Coal Company, Peabody Development Company, Peabody Energy Solutions, Inc., Peabody Holding Company, Inc., Peabody Natural Resources Company, Peabody Terminals, Inc., Peabody Venezuela Coal Corp., Peabody Western Coal Company, Pine Ridge Coal Company, Power River Coal Company, Rio Escondido Coal Corp., Seneca Coal Company, Sentry Mining Company, Snowberry Land Company, Sterling Smokeless Coal Company, and Thoroughbred, L.L.C.

  The Senior Subordinated Exchange Notes will not be guaranteed by certain of the Company's Domestic Subsidiaries or by any Foreign Subsidiaries of the Company. For the fiscal year ended March 31, 1998, after giving effect to the Transactions, the Non-Guarantor Subsidiaries accounted for 11% and 20% of pro forma revenues and EBITDA, respectively, and, as of June 30, 1998, the Non-Guarantor Subsidiaries accounted for 27% of pro forma assets. The claims of creditors (including trade creditors) of any Non-Guarantor Subsidiary will generally have priority as to the assets of such Subsidiaries over the claims of the holders of the Senior Subordinated Exchange Notes. As of June 30, 1998, the amount of liabilities of such Non-Guarantor Subsidiaries would have been approximately $1,724.1 million.

  The Senior Subordinated Note Indenture provides that no Senior Subordinated Note Guarantor may consolidate with or merge with or into (whether or not such Senior Subordinated Note Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Senior Subordinated Note Guarantor unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Senior Subordinated Note Guarantor) assumes all the obligations of such Senior Subordinated Note Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Senior Subordinated Note Trustee, under the Senior Subordinated Exchange Notes, the Senior Subordinated Note Indenture and the Senior Subordinated Registration Rights Agreement; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and (iii) the Company would be permitted by virtue of the Company's pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

  The Senior Subordinated Note Indenture provides that in the event of (a) a sale or other disposition of all of the assets of any Senior Subordinated Note Guarantor, by way of merger, consolidation or otherwise, (b) a sale or other disposition of all of the capital stock of any Senior Subordinated Note Guarantor or (c) the designation of a Senior Subordinated Note Guarantor as an Unrestricted Subsidiary in accordance with the terms of the Senior Subordinated Note Indenture, then such Senior Subordinated Note Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Senior Subordinated Note Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Senior Subordinated Note Guarantor) will be released and relieved of any obligations under its Subordinated Subsidiary Guarantee; provided that the Net Proceeds of any such sale or other disposition are applied in accordance with the applicable provisions of the Senior Subordinated Note Indenture and any such designation of a Senior Subordinated Note Guarantor as an Unrestricted Subsidiary complies with all applicable covenants. See "Repurchase at the Option of Holders--Asset Sales."

  "Senior Subordinated Note Guarantors" means each of (i) the Company's Domestic Subsidiaries at the date of the closing of the Acquisition, other than Citizens Power and the Subsidiaries of Citizens Power at the date of the Senior Subordinated Note Indenture and (ii) any other subsidiary that executes a Subordinated Subsidiary Guarantee in accordance with the provisions of the Senior Subordinated Note Indenture, and their respective successors and assigns.

OPTIONAL REDEMPTION

  The Senior Subordinated Exchange Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice.

  Prior to May 15, 2003, the Senior Subordinated Exchange Notes will be redeemable at a redemption price equal to 100% of the principal amount thereof plus the applicable Senior Subordinated Notes Make Whole Premium, plus, to the extent not included in the Senior Subordinated Notes Make Whole Premium, accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption. For purposes of the foregoing, "Senior Subordinated Notes Make Whole Premium" means, with respect to a Senior Subordinated Exchange Note, an amount equal to the greater of (a) 104.813% of the outstanding principal amount of such Senior Subordinated Exchange Note and (b) the excess of (1) the present value of the remaining interest, premium, if any, and principal payments due on such Senior Subordinated Exchange Note as if such Senior Subordinated Exchange Note were redeemed on May 15, 2003, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (2) the outstanding principal amount of such Senior Subordinated Exchange Note.

  On or after May 15, 2003, the Senior Subordinated Exchange Notes are redeemable at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on May 15 of the years indicated below:

           YEAR                                                      PERCENTAGE
           ----                                                      ----------
      2003..........................................................  104.813%
      2004..........................................................  103.208%
      2005..........................................................  101.604%
      2006 and thereafter...........................................  100.000%

  Notwithstanding the foregoing, during the first 36 months after the date of the closing of the Acquisition, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Senior Subordinated Exchange Notes issued under the Senior Subordinated Note Indenture at a redemption price of 109.625% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that at least 65% of the aggregate principal amount of Senior Subordinated Exchange Notes issued remain outstanding immediately after the occurrence of such redemption (excluding Senior Subordinated Exchange Notes held by the Company and its Subsidiaries); and provided, further, that such redemption shall occur within 120 days of the date of the closing of such Equity Offering.

SELECTION AND NOTICE

  If less than all of the Senior Subordinated Exchange Notes are to be redeemed or purchased in an offer to purchase at any time, selection of Senior Subordinated Exchange Notes for redemption or purchase will be made by the Senior Subordinated Note Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Subordinated Exchange Notes are listed, or, if the Senior Subordinated Exchange Notes are not so listed, on a pro rata basis, by lot or by such method as the Senior Subordinated Note Trustee shall deem fair and appropriate; provided that no Senior Subordinated Exchange Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Senior Subordinated Exchange Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Senior Subordinated Exchange Note is to be redeemed in part only, the notice of redemption that relates to such Senior Subordinated Exchange Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Subordinated Exchange Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior Subordinated Exchange Note. Senior Subordinated Exchange Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Senior Subordinated Exchange Notes or portions of them called for redemption.

REPURCHASE AT THE OPTION OF HOLDERS

 CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, each Holder of Senior Subordinated Exchange Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Senior Subordinated Exchange Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (the "Change of Control Payment"). Within ten days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Senior Subordinated Exchange Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Senior Subordinated
Note Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Senior Subordinated Exchange Notes as a result of a Change of Control.

  On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Senior Subordinated Exchange Notes or portions thereof properly tendered pursuant to the Change of Control Offer,
(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Senior Subordinated Exchange Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Senior Subordinated Exchange Note Trustee the Senior Subordinated Exchange Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Senior Subordinated Exchange Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Senior Subordinated Exchange Notes so tendered the Change of Control Payment for such Senior Subordinated Exchange Notes, and the Senior Subordinated Note Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Senior Subordinated Exchange Note equal in principal amount to any unpurchased portion of the Senior Subordinated Exchange Notes surrendered, if any; provided that each such new Senior Subordinated Exchange Note will be in a principal amount of $1,000 or an integral multiple thereof. The Senior Subordinated Note Indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt other than the Senior Exchange Notes or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt other than the Senior Exchange Notes to permit the repurchase of Senior Subordinated Exchange Notes required by this covenant. With respect to the Senior Subordinated Exchange Notes, the Company may effect a Change of Control hereunder pursuant to the terms of the Senior Subordinated
Note Indenture; provided that the Company complies with the provisions of the Senior Note Indenture under the covenant described under "Description of the Senior Exchange Notes--Repurchase at the Option of Holders--Change of Control." The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  The Change of Control provisions described above will be applicable whether or not any other provisions of the Senior Subordinated Note Indenture are applicable. Except as described above with respect to a Change of Control, the Senior Subordinated Note Indenture does not contain provisions that permit the Holders of the Senior Subordinated Exchange Notes to require that the Company repurchase or redeem the Senior Subordinated Exchange Notes in the event of a takeover, recapitalization or similar transaction.

  The Company's other senior indebtedness contains prohibitions on certain events that would constitute a Change of Control. In addition, the exercise by the Holders of Senior Subordinated Exchange Notes of their right to require the Company to repurchase the Senior Subordinated Exchange Notes could cause a default under such other senior indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Company. Finally, the Company's ability to pay cash to the Holders of Senior Subordinated Exchange Notes upon a repurchase may be limited by the Company's then existing financial resources. See "Risk Factors--Risks Relating to the Notes--Limitation on Change of Control Offer."

  The Senior Credit Facilities currently prohibit the Company from purchasing any Senior Exchange Notes or Senior Subordinated Exchange Notes, and also provide that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Senior Subordinated Exchange Notes, the Company could seek the consent of its lenders to the purchase of Senior Subordinated Exchange Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Senior Subordinated Exchange Notes. In such case, the Company's failure to purchase tendered Senior Subordinated Exchange Notes would constitute an Event of Default under the Senior Subordinated Note Indenture which would, in turn, constitute a default under the Senior Credit Facilities. In such circumstances, the subordination provisions in the Senior Subordinated Note Indenture would likely restrict payments to the Holders of Senior Subordinated Exchange Notes. See "--Subordination."

  The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Senior Subordinated Note Indenture applicable to a Change of Control Offer made by the Company and purchases all Senior Subordinated Exchange Notes validly tendered and not withdrawn under such Change of Control Offer or if the Company exercises its option to purchase the Senior Subordinated Exchange Notes.

  "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal (as defined below), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares) or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Senior

Subordinated Exchange Notes to require the Company to repurchase such Senior Subordinated Exchange Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the closing of the Acquisition or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

  "Principals" means Lehman Brothers Merchant Banking Partners II L.P., any of its respective Affiliates and executive officers of the Company as of the date of the closing of the Acquisition.

  "Related Party" with respect to any Principal means (A) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

 ASSET SALES

  The Senior Subordinated Note Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value as determined in good faith by the Company (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Senior Subordinated Note Trustee with respect to any Asset Sale determined to have a value greater that $25.0 million) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Subsidiary is in the form of cash, Cash Equivalents or Marketable Securities; provided that the following amounts shall be deemed to be cash: (w) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Senior Subordinated Exchange Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability, (x) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days following the closing of such Asset Sale (to the extent of the cash received), (y) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale; provided that the aggregate fair market value (as determined above) of such Designated Noncash Consideration, taken together with the fair market value at the time of receipt of all other Designated Noncash Consideration received pursuant to this clause (y) less the amount of Net Proceeds previously realized in cash from prior Designated Noncash Consideration is less than 5% of Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value) and (z) Additional Assets received in an exchange of assets transaction.

  Within 360 days after the receipt of any cash Net Proceeds from an Asset Sale, the Company or such Restricted Subsidiary, at its option, may apply such cash Net Proceeds, at its option, (a) to repay Senior Debt of the Company or any Restricted Subsidiary including, without limitation, Indebtedness under a Credit Facility and the Senior Exchange Notes, (b) to the acquisition of a majority of the assets of, or a majority of the Voting Stock of, another Permitted Business, the making of a capital expenditure or the acquisition of other assets or Investments that are used or useful in a Permitted Business or
(c) to apply the cash Net Proceeds from such Asset Sale to an Investment in Additional Assets. Any cash Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Company will be required to make an offer to all Holders of Senior Subordinated Exchange Notes and all holders of other Indebtedness that is not Senior Debt containing provisions similar to those set forth in the Senior Subordinated Note Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (an "Asset Sale Offer") to purchase the maximum principal amount of Senior Subordinated Exchange Notes and such other Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Senior Subordinated Note Indenture and such other Indebtedness. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Senior Subordinated Note Indenture. If the aggregate principal amount of Senior Subordinated Exchange Notes and such other Indebtedness tendered into such Asset Sale Offer surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Senior Subordinated Note Trustee shall select the Senior Subordinated Exchange Notes and such other Indebtedness to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

CERTAIN COVENANTS

 RESTRICTED PAYMENTS

  The Senior Subordinated Note Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Senior Subordinated Exchange Notes or any Subordinated Subsidiary Guarantee, except a payment of interest or principal at Stated Maturity or Indebtedness permitted under clause (viii) of the covenant described under "--Incurrence of Indebtedness and Issuance of Preferred Stock;" or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

    (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

    (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

    (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Subsidiaries after the date of the closing of the Acquisition (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v), and (ix) of the next succeeding paragraph), is less than the sum, without duplication, of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the closing of the Acquisition to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds or the fair market value of property other than cash received by the Company since the date of the closing of the Acquisition as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company), plus (iii) to the extent that either any Existing Citizens Power Investment or any Restricted Investment that reduced the amount available for Restricted Payments under this clause (c) is sold for cash or otherwise liquidated or repaid for cash or any dividend or payment is received by the Company or a Restricted Subsidiary after the date of the closing of the Acquisition in respect of such Investment, 100% of the amount of Net Proceeds or dividends or payments (including the fair market value of property) received in connection therewith, up to the amount of the Existing Citizens Power Investment on the date of the closing of the Acquisition or the Restricted Investment that reduced this clause (c), as the case may be, and thereafter 50% of the amount of Net Proceeds or dividends or payments (including the fair market value of property) received in connection therewith (except that the amount of dividends or payments received in respect of payments of Obligations in respect of such Investments, such as taxes, shall not increase the amounts under this clause (c)), plus (iv) to the extent that any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary after the date of the closing of the Acquisition, 100% of the fair market value of the Company's Investment in such Subsidiary as of the date of such redesignation up to the amount of the Restricted Investments made in such Subsidiary that reduced this clause (c) and 50% of the excess of the fair market value of the Company's Investment in such Subsidiary as of the date of such redesignation over (1) the amount of the Restricted Investment that reduced this clause (c) and (2) any amounts that increased the amount available as a Permitted Investment; provided, further, that if Citizens Power or any of its Subsidiaries is designated as a Restricted Subsidiary, the amount of the fair market value of the Investment therein on the date of the Senior Subordinated Note Indenture shall also be credited to this clause (c); provided, further, that any amounts that increase this clause (c) shall not duplicatively increase amounts available as Permitted Investments.

  The foregoing provisions will not prohibit:

    (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Senior Subordinated Note Indenture;

    (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph;

    (iii) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

    (iv) dividends or distributions by a Restricted Subsidiary of the Company so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

    (v) Investments in Unrestricted Subsidiaries having an aggregate fair market value not to exceed the amount, at the time of such Investment, substantially concurrently contributed in cash or Cash Equivalents to the common equity capital of the Company after the date of the closing of the Acquisition; provided that any such amount contributed shall be excluded from the calculation made pursuant to clause (c) above;

    (vi) the payment of dividends on the Company's Common Stock, following the first public offering of the Company's Common Stock after the date of the closing of the Acquisition, of up to 6% per annum of the net proceeds received by the Company in such public offering, other than public offerings with respect to the Company's Common Stock registered on Form S-8;


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

    (vii) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any present or former employee or director of the Company (or any of its Restricted Subsidiaries) pursuant to any management equity subscription agreement or stock option agreement or any other management or employee benefit plan in effect as of the date of the closing of the Acquisition; provided that (A) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $2.0 million in any twelve-month period (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $5.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed (x) the cash proceeds from the sale of Equity Interests of the Company or a Restricted Subsidiary to members of management and directors of the Company and its Subsidiaries that occurs after the date of the closing of the Acquisition, plus (y) the cash proceeds of key-man life insurance policies received by the Company and its Restricted Subsidiaries after the date of the closing of the Acquisition, less (z) the amount of any Restricted Payments previously made pursuant to clauses (x) and (y) of this subparagraph (vii); and, provided further, that cancellation of Indebtedness owing to the Company from members of management of the Company or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Company or a Restricted Subsidiary will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Senior Subordinated Note Indenture and (B) no Default or Event of Default shall have occurred and be continuing immediately after such transaction;

    (viii) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options; and

    (ix) other Restricted Payments not otherwise prohibited by this covenant in an aggregate amount not to exceed $25.0 million under this clause (ix).

  All of the Company's Subsidiaries other than Citizens Power and its Subsidiaries are Restricted Subsidiaries. The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

  If, at any time, any Unrestricted Subsidiary would fail to meet the requirements in the definition of "Unrestricted Subsidiary" as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Senior Subordinated Note Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation.

  The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any

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

noncash Restricted Payment or any adjustment made pursuant to paragraph (c) of this covenant shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Senior Subordinated Note Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $25.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Senior Subordinated Note Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.

  If any Restricted Investment is sold or otherwise liquidated or repaid or any dividend or payment is received by the Company or a Restricted Subsidiary and such amounts may be credited to clause (c) above, then such amounts will be credited only to the extent of amounts not otherwise included in Consolidated Net Income and that do not otherwise increase the amount available as a Permitted Investment.

 INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

  The Senior Subordinated Note Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and the Company's Restricted Subsidiaries may incur Indebtedness or issue Disqualified Stock or preferred stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

  The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

    (i) the incurrence by the Company of term Indebtedness under Credit Facilities (and the Guarantee thereof by the Senior Subordinated Note Guarantors); provided that the aggregate principal amount of all term Indebtedness outstanding under this clause (i) after giving effect to such incurrence does not exceed an amount equal to $920.0 million;

    (ii) the incurrence by the Company of revolving credit Indebtedness and letters of credit (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) under Credit Facilities (and the Guarantee thereof by the Senior Subordinated Note Guarantors); provided that the aggregate principal amount of all revolving credit Indebtedness outstanding under this clause (ii) after giving effect to such incurrence does not exceed an amount equal to $480.0 million;

    (iii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

    (iv) the incurrence by the Company, the Senior Subordinated Note Guarantors and the Senior Note Guarantors of Indebtedness represented by the Senior Exchange Notes, the Senior Subordinated Exchange Notes, the Senior Subsidiary Guarantees and the Subordinated Subsidiary Guarantees limited in aggregate principal amount, without duplication, to amounts outstanding under the Senior Note Indenture and the Senior Subordinated
  Note Indenture as of their respective dates;

    (v) (A) the guarantee by the Company or any of the Senior Subordinated Note Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company or (B) the incurrence of Indebtedness of a Restricted Subsidiary to the extent that such Indebtedness is supported by a letter of credit, in each case that was permitted to be incurred by another provision of this covenant;

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

    (vi) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (including Capital Lease Obligations) to finance the acquisition (including by direct purchase, by lease or indirectly by the acquisition of the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of such acquisition) or improvement of property (real or personal) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding pursuant to this clause (vi) and including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (vi), does not exceed an amount equal to 5% of Total Assets at the time of such incurrence;

    (vii) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Senior Subordinated
  Note Indenture to be incurred under the first paragraph hereof or clauses
  (iii), (iv) or (vii) of this paragraph;

    (viii) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Senior Subordinated Exchange Notes and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause
  (viii);

    (ix) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred in the ordinary course of business for the purpose of risk management and not for the purpose of speculation;

    (x) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (x), and the issuance of preferred stock by Unrestricted Subsidiaries;

    (xi) the incurrence of Indebtedness solely in respect of performance, surety and similar bonds or completion or performance guarantees (including, without limitation, performance guarantees pursuant to coal supply agreements or equipment leases), to the extent that such incurrence does not result in the incurrence of any obligation for the payment of borrowed money to others;

    (xii) the incurrence of Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary; provided, however that (i) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (i)) and (ii) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

    (xiii) the guarantee by the Company or any of the Senior Subordinated Note Guarantors of additional Indebtedness relating to Black Beauty Coal Company not to exceed $50.0 million in aggregate principal amount outstanding at any one time under this clause (xiii);

    (xiv) the incurrence of Indebtedness relating to the Bengalla Joint Venture or the Warkworth Associates Joint Venture in an aggregate amount not to exceed $100.0 million in aggregate principal amount outstanding at any one time under this clause (xiv); and

    (xv) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (xv), not to exceed $250.0 million.

  For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xv) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify or reclassify such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.

 LIENS

  The Senior Subordinated Note Indenture provides that the Company will not and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness or trade payables (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Senior Subordinated
Note Indenture and the Senior Subordinated Exchange Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

 DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

  The Senior Subordinated Note Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Senior Subordinated Note Guarantor to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or
(iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries. However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the closing of the Acquisition, (b) the Senior Credit Facilities as in effect as of the date of the closing of the Acquisition, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the Senior Credit Facilities as in effect on the date of the closing of the Acquisition, (c) the Senior Note Indenture, the Senior Subordinated Note Indenture, the Senior Exchange Notes and the Senior Subordinated Exchange Notes, (d) applicable law or any applicable rule, regulation or order, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Senior Subordinated Note Indenture to be incurred, (f) customary non-assignment provisions in leases and other agreements entered into in the ordinary course of business and consistent with past practices, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (h) any agreement for the sale of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale, (i) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, (j) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "--Liens" that limits the right of the debtor to dispose of the assets securing such Indebtedness, (k) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business,
(l) restrictions on cash or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business and (m) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (l) above, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company's Board of Directors, not materially more restrictive in the aggregate with respect to such dividend and other payment restrictions than those (considered as a whole) contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

 MERGER, CONSOLIDATION, OR SALE OF ASSETS

  The Senior Subordinated Note Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Senior Subordinated Registration Rights Agreement, the Senior Subordinated Exchange Notes and the Senior Subordinated Note Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Senior Subordinated Note Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and
(iv) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, (A) the entity surviving such consolidation or merger would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" or (B) the Fixed Charge Coverage Ratio for the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made would, immediately after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, not be less than such Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction. The Senior Subordinated Note Indenture also provides that the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. The provisions of this covenant will not be applicable to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and its Restricted Subsidiaries.

  Notwithstanding the foregoing clause (iv), (i) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (ii) the Company may merge with an Affiliate that has no significant assets or liabilities and was formed solely for the purpose of changing the jurisdiction of organization of the Company in another State of the United States or the form of organization of the Company so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby and provided that the successor assumes all the obligations of the Company under the Senior Subordinated Registration Rights Agreement, the Senior Subordinated Exchange Notes and the Senior

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

Subordinated Note Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Senior Subordinated Note Trustee.

 TRANSACTIONS WITH AFFILIATES

  The Senior Subordinated Note Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction") involving aggregate payments or consideration in excess of $5.0 million, unless (i) such Affiliate Transaction is on terms that are materially no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Senior Subordinated Note Trustee
(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

  Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions: (i) any employment agreement or other compensation plan or arrangement for employees entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary; (ii) transactions between or among the Company and/or its Restricted Subsidiaries;
(iii) payment of reasonable fees to officers, directors, employees or consultants of the Company; (iv) Restricted Payments that are permitted by, and Investments that are not prohibited by, the provisions of the Senior Subordinated Note Indenture described above under the caption "--Restricted Payments;" (v) indemnification payments made to officers, directors and employees of the Company or any Restricted Subsidiary pursuant to charter, bylaw, statutory or contractual provisions; (vi) the payment of customary annual management, consulting and advisory fees and related expenses to Lehman Merchant Bank and its Affiliates; (vii) payments by the Company or any of its Restricted Subsidiaries to Lehman Merchant Bank and its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the Board of Directors of the Company in good faith; (viii) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders' agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the date of the closing of the Acquisition and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the date of the closing of the Acquisition shall only be permitted by this clause (viii) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respect; (ix) transactions pursuant to the terms of the Transaction Documents in effect on the date of the closing of the Acquisition; (x) transactions with Unrestricted Subsidiaries, customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the Senior Subordinated Note Indenture which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), materially no less favorable to the Company or its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person, in the reasonable determination of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; (xi) guarantees of performance by the Company and its Restricted Subsidiaries of Unrestricted Subsidiaries in the ordinary course of business,

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

except for guarantees of Obligations in respect of borrowed money; and (xii) pledges of Equity Interests of Unrestricted Subsidiaries for the benefit of lenders of Unrestricted Subsidiaries.

 ADDITIONAL SUBORDINATED SUBSIDIARY GUARANTEES

  The Senior Subordinated Note Indenture provides that if the Company or any of its Domestic Subsidiaries shall acquire or create another Domestic Subsidiary after the date of the Senior Subordinated Note Indenture and such Domestic Subsidiary provides a guarantee of the Senior Credit Facilities, then such newly acquired or created Domestic Subsidiary shall execute a supplemental indenture in form and substance satisfactory to the Senior Subordinated Note Trustee providing that such Domestic Subsidiary shall become a Senior Subordinated Note Guarantor under the Senior Subordinated Note Indenture, provided, however, this covenant shall not apply to any Domestic Subsidiary that has been properly designated as an Unrestricted Subsidiary in accordance with the Senior Subordinated Note Indenture for so long as it continues to constitute an Unrestricted Subsidiary.

 NO SENIOR SUBORDINATED DEBT

  The Senior Subordinated Note Indenture provides that (i) the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Senior Subordinated Exchange Notes, and (ii) no Senior Subordinated Note Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Subsidiary Guarantees and senior in any respect in right of payment to the Subordinated Subsidiary Guarantees.

 BUSINESS ACTIVITIES

  The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

 PAYMENTS FOR CONSENT

  The Senior Subordinated Note Indenture provides that neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Senior Subordinated Exchange Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Senior Subordinated Note Indenture or the Senior Subordinated Exchange Notes unless such consideration is offered to be paid or is paid to all Holders of the Senior Subordinated Exchange Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

 REPORTS

  The Senior Subordinated Note Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Senior Subordinated Exchange Notes are outstanding, the Company will furnish to the Holders of Senior Subordinated Exchange Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the

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

Commission's rules and regulations. In addition, following the consummation of the exchange offer contemplated by the Senior Subordinated Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Senior Subordinated Note Guarantors have agreed that, for so long as any Senior Subordinated Exchange Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

  The Senior Subordinated Note Indenture provides that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the Senior Subordinated Exchange Notes (whether or not prohibited by the subordination provisions of the Senior Subordinated Note Indenture); (ii) default in payment when due of the principal of or premium, if any, on the Senior Subordinated Exchange Notes (whether or not prohibited by the subordination provisions of the Senior Subordinated Note Indenture); (iii) failure by the Company or any of its Subsidiaries to make the offer required or to purchase any of the Senior Subordinated Exchange Notes as required under the provisions described under the captions "--Change of Control," or "--Asset Sales;" (iv) failure by the Company or any of its Subsidiaries for 30 days after notice to comply with the provisions of the covenants entitled "--Restricted Payments" or "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" or failure by the Company or any of its Subsidiaries for 60 days after notice to comply with any of its other agreements in the Senior Subordinated Note Indenture or the Senior Subordinated Exchange Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Senior Subordinated Note Indenture, which default results in the acceleration of such Indebtedness prior to its express maturity and the principal amount of any such Indebtedness aggregates $50.0 million or more; (vi) failure by the Company or any of its Restricted Subsidiaries or any group of Restricted Subsidiaries that, taken as a whole, would be a Significant Subsidiary to pay final judgments aggregating in excess of $50.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) except as permitted by the Senior Subordinated Note Indenture, any Subordinated Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Senior Subordinated Note Guarantor, or any Person acting on behalf of any Senior Subordinated Note Guarantor, shall deny or disaffirm its obligations under its Subordinated Subsidiary Guarantee; (viii) certain events of bankruptcy or insolvency with respect to the Company, any of its Significant Subsidiaries that are Restricted Subsidiaries or any group of Restricted Subsidiaries that, taken as a whole, would be a Significant Subsidiary; and
(ix) any failure of the Company to deposit the required amounts into the Escrow Account pursuant to the Escrow Letter or any failure of the proceeds of the Escrow Account to be applied as required under the Escrow Letter.

  If any Event of Default occurs and is continuing, the Senior Subordinated Note Trustee or the Holders of at least 25% in principal amount of the then outstanding Senior Subordinated Exchange Notes may declare all the Senior Subordinated Exchange Notes to be due and payable immediately; provided, that so long as any Indebtedness permitted to be incurred pursuant to the Senior Credit Facilities shall be outstanding, such acceleration shall not be effective until the earlier of (i) an acceleration of any such Indebtedness under the Senior Credit Facilities or (ii) five business days after receipt by the Company of written notice of such acceleration of the Senior Subordinated Exchange Notes. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary that is a Restricted Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Senior Subordinated Exchange Notes will become due and payable without further action or notice. Holders of the Senior Subordinated Exchange Notes may not enforce the Senior Subordinated Note Indenture or the Senior Subordinated Exchange Notes except as provided in the Senior Subordinated Note Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Senior Subordinated Exchange Notes may direct the Senior Subordinated Note Trustee in its exercise of any trust or power. The Senior Subordinated Note Trustee may withhold from Holders of the Senior Subordinated Exchange Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

  In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Senior Subordinated Exchange Notes pursuant to the optional redemption provisions of the Senior Subordinated Note Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Senior Subordinated Exchange Notes. If an Event of Default occurs prior to May 15, 2003 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding paying the premium upon redemption of the Senior Subordinated Exchange Notes prior to May 15, 2003, then the premium specified in the Senior Subordinated Note Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Senior Subordinated Exchange Notes.

  The Holders of a majority in aggregate principal amount of the Senior Subordinated Exchange Notes then outstanding by notice to the Senior Subordinated Note Trustee may on behalf of the Holders of all of the Senior Subordinated Exchange Notes waive any existing Default or Event of Default and its consequences under the Senior Subordinated Note Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Senior Subordinated Exchange Notes.

  The Company is required to deliver to the Senior Subordinated Note Trustee annually a statement regarding compliance with the Senior Subordinated Note Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Senior Subordinated Note Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

  No director, officer, employee, incorporator or stockholder of the Company or any Person controlling such Person, as such, shall have any liability for any obligations of the Company under the Senior Subordinated Exchange Notes, the Subordinated Subsidiary Guarantees, the Senior Subordinated Note Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Senior Subordinated Exchange Notes by accepting a Senior Subordinated Exchange Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Subordinated Exchange Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Senior Subordinated Exchange Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Senior Subordinated Exchange Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages, if any, on such Senior Subordinated Exchange Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Senior Subordinated Exchange Notes concerning issuing temporary Senior Subordinated Exchange Notes, registration of Senior Subordinated Exchange Notes, mutilated, destroyed, lost or stolen Senior Subordinated Exchange Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Senior Subordinated Note Trustee, and the

Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Senior Subordinated Note Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Senior Subordinated Note Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Subordinated Exchange Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Senior Subordinated Exchange Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Senior Subordinated Note Trustee, in trust, for the benefit of the Holders of the Senior Subordinated Exchange Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages, if any, on the outstanding Senior Subordinated Exchange Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Senior Subordinated Exchange Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Senior Subordinated Note Trustee an opinion of counsel in the United States reasonably acceptable to the Senior Subordinated Note Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Senior Subordinated Note Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Senior Subordinated Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Senior Subordinated Note Trustee an opinion of counsel in the United States reasonably acceptable to the Senior Subordinated Note Trustee confirming that the Holders of the outstanding Senior Subordinated Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the effective date of the defeasance; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Senior Subordinated Note Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Senior Subordinated Note Trustee, at or prior to the effective date of such defeasance, an opinion of counsel to the effect that at the effective date of such defeasance, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Senior Subordinated Note Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Senior Subordinated Exchange Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Senior Subordinated Note Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

  A Holder may transfer or exchange Senior Subordinated Exchange Notes in accordance with the Senior Subordinated Note Indenture. The Registrar and the Senior Subordinated Note Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require

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

a Holder to pay any taxes and fees required by law or permitted by the Senior Subordinated Note Indenture. The Company is not required to transfer or exchange any Senior Subordinated Exchange Note selected for redemption. Also, the Company is not required to transfer or exchange any Senior Subordinated Exchange Note for a period of 15 days before a selection of Senior Subordinated Exchange Notes to be redeemed.

  The registered Holder of a Senior Subordinated Exchange Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

  Except as provided in the next two succeeding paragraphs, the Senior Subordinated Note Indenture or the Senior Subordinated Exchange Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Senior Subordinated Exchange Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Subordinated Exchange Notes), and any existing default or compliance with any provision of the Senior Subordinated Note Indenture or the Senior Subordinated Exchange Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Senior Subordinated Exchange Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Subordinated Exchange Notes).

  Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Senior Subordinated Exchange Notes held by a non-consenting Holder): (i) reduce the principal amount of Senior Subordinated Exchange Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Senior Subordinated Exchange Note or alter the provisions with respect to the redemption of the Senior Subordinated Exchange Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Senior Subordinated Exchange Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Senior Subordinated Exchange Notes (except a rescission of acceleration of the Senior Subordinated Exchange Notes by the Holders of at least a majority in aggregate principal amount of the Senior Subordinated Exchange Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Senior Subordinated Exchange Note payable in money other than that stated in the Senior Subordinated Exchange Notes, (vi) make any change in the provisions of the Senior Subordinated Note Indenture relating to waivers of past Defaults or the rights of Holders of Senior Subordinated Exchange Notes to receive payments of principal of or premium, if any, or interest on the Senior Subordinated Exchange Notes, (vii) waive a redemption payment with respect to any Senior Subordinated Exchange Note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders"), (viii) make any change in the foregoing amendment and waiver provisions or (iv) release any Senior Subordinated Note Guarantor from any of its obligations under its Subordinated Subsidiary Guarantee or this Senior Subordinated Note Indenture, except in accordance with the terms of this Senior Subordinated Note Indenture. In addition, any amendment to the provisions of Article 10 of the Senior Subordinated Note Indenture (which relate to subordination) will require the consent of the Holders of at least 75% in aggregate principal amount of the Senior Subordinated Exchange Notes then outstanding if such amendment would adversely affect the rights of Holders of Senior Subordinated Exchange Notes.

  Notwithstanding the foregoing, without the consent of any Holder of Senior Subordinated Exchange Notes, the Company and the Senior Subordinated Note Trustee may amend or supplement the Senior Subordinated Note Indenture or the Senior Subordinated Exchange Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Senior Subordinated Exchange Notes in addition to or in place of certificated Senior Subordinated Exchange Notes, to provide for the assumption of the Company's obligations to Holders of Senior Subordinated Exchange Notes in the case of a merger or consolidation or sale of all or substantially all of the Company's assets, to make any change that would provide any additional rights or benefits to the Holders of Senior Subordinated Exchange Notes or that does not adversely affect the legal rights under the Senior Subordinated Note Indenture of any such Holder, to comply with requirements of the Commission in order to

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

effect or maintain the qualification of the Senior Subordinated Note Indenture under the Trust Indenture Act, to provide for the issuance of additional Senior Subordinated Exchange Notes in accordance with the limitations set forth in this Senior Subordinated Note Indenture as of the date hereof or to allow any Senior Subordinated Note Guarantor to execute a supplemental Senior Subordinated Note Indenture and/or a Subordinated Subsidiary Guarantee with respect to the Senior Subordinated Exchange Notes.

CONCERNING THE SENIOR SUBORDINATED NOTE TRUSTEE

  The Senior Subordinated Note Indenture contains certain limitations on the rights of the Senior Subordinated Note Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Senior Subordinated Note Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

  The Holders of a majority in principal amount of the then outstanding Senior Subordinated Exchange Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Senior Subordinated Note Trustee, subject to certain exceptions. The Senior Subordinated Note Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Senior Subordinated Note Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Senior Subordinated Note Trustee will be under no obligation to exercise any of its rights or powers under the Senior Subordinated Note Indenture at the request of any Holder of Senior Subordinated Exchange Notes, unless such Holder shall have offered to the Senior Subordinated Note Trustee security and indemnity satisfactory to it against any loss, liability or expense.

BOOK-ENTRY, DELIVERY AND FORM

  The certificates representing the Senior Subordinated Exchange Notes will be issued in fully registered form. Except as described in the next paragraph, the Senior Subordinated Exchange Notes initially will be represented by permanent global Senior Subordinated Exchange Notes, in definitive, fully registered form without interest coupons (the "Global Senior Subordinated Exchange Notes") and will be deposited with the Senior Subordinated Note Trustee as custodian for DTC and registered in the name of a nominee of DTC.

  Except as set forth below, the Global Senior Subordinated Exchange Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Senior Subordinated Exchange Notes may not be exchanged for Senior Subordinated Exchange Notes in certificated form except in the limited circumstances described below. See "--Exchange of Book-Entry Senior Subordinated Exchange Notes for Certificated Senior Subordinated Exchange Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Senior Subordinated Exchange Notes will not be entitled to receive physical delivery of Certificated Senior Subordinated Exchange Notes (as defined below).

  The Senior Subordinated Note Trustee will act as Paying Agent and Registrar. The Senior Subordinated Exchange Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

 DEPOSITORY PROCEDURES

  The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

  DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for the Participants and to facilitate the clearance and settlement of transactions in those securities between

Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchaser, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

  DTC has also advised the Company that, pursuant to procedures established by it, (i) upon deposit of the Global Senior Subordinated Exchange Notes, DTC will credit the accounts of Participants designated by the Initial Purchaser with portions of the principal amount of the Global Senior Subordinated Exchange Notes and (ii) ownership of such interests in the Global Senior Subordinated Exchange Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Senior Subordinated Exchange Notes).

  Investors in the Global Senior Subordinated Exchange Notes may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations which are Participants in such system. All interests in a Global Senior Subordinated Exchange Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Senior Subordinated Exchange Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Senior Subordinated Exchange Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

  EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL SENIOR SUBORDINATED EXCHANGE NOTE WILL NOT HAVE SENIOR SUBORDINATED EXCHANGE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF SENIOR SUBORDINATED EXCHANGE NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" THEREOF UNDER THE SENIOR SUBORDINATED NOTE INDENTURE FOR ANY PURPOSE.

  Payments in respect of the principal of, and premium, if any, Liquidated Damages, if any, and interest on a Global Senior Subordinated Exchange Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Senior Subordinated Note Indenture. Under the terms of the Senior Subordinated Note Indenture, the Company and the Senior Subordinated Note Trustee will treat the persons in whose names the Senior Subordinated Exchange Notes, including the Global Senior Subordinated Exchange Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Senior Subordinated Note Trustee nor any agent of the Company or the Senior Subordinated Note Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Senior Subordinated Exchange Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Senior Subordinated Exchange Notes or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Senior Subordinated Exchange Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interests in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Senior Subordinated Exchange Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect

Participants and will not be the responsibility of DTC, the Senior Subordinated Note Trustee or the Company. Neither the Company nor the Senior Subordinated Note Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Senior Subordinated Exchange Notes, and the Company and the Senior Subordinated Note Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

  Interests in the Global Senior Subordinated Exchange Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. See "--Same Day Settlement and Payment."

  Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same day funds.

  DTC has advised the Company that it will take any action permitted to be taken by a Holder of Senior Subordinated Exchange Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Senior Subordinated Exchange Notes and only in respect of such portion of the aggregate principal amount of the Senior Subordinated Exchange Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Senior Subordinated Exchange Notes, DTC reserves the right to exchange the Global Senior Subordinated Exchange Notes for legended Senior Subordinated Exchange Notes in certificated form, and to distribute such Senior Subordinated Exchange Notes to its Participants.

  Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Senior Subordinated Exchange Notes among Participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Senior Subordinated Note Trustee nor any of their respective agents will have any responsibility for the performance by DTC, or its participants or indirect participants of its obligations under the rules and procedures governing its operations.

 EXCHANGE OF BOOK-ENTRY SENIOR SUBORDINATED EXCHANGE NOTES FOR CERTIFICATED
   SENIOR SUBORDINATED EXCHANGE NOTES

  A Global Senior Subordinated Exchange Note is exchangeable for definitive Senior Subordinated Exchange Notes in registered certificated form ("Certificated Senior Subordinated Notes") if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as depositary for the Global Senior Subordinated Exchange Notes and the Company thereupon fails to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Senior Subordinated Note Trustee in writing that it elects to cause the issuance of the Certificated Senior Subordinated Exchange Notes or (iii) there shall have occurred and be continuing a Default or Event of Default with respect to the Senior Subordinated Exchange Notes. In addition, beneficial interests in a Global Senior Subordinated Exchange Note may be exchanged for Certificated Senior Subordinated Exchange Notes upon request but only upon prior written notice given to the Senior Subordinated Note Trustee by or on behalf of DTC in accordance with the Senior Subordinated Note Indenture. In all cases, Certificated Senior Subordinated Exchange Notes delivered in exchange for any Global Senior Subordinated Exchange Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Notice to Investors," unless the Company determines otherwise in compliance with applicable law.

 EXCHANGE OF CERTIFICATED SENIOR SUBORDINATED EXCHANGE NOTES FOR BOOK-ENTRY
   SENIOR SUBORDINATED EXCHANGE NOTES

  Senior Subordinated Exchange Notes issued in certificated form may be exchanged for beneficial interests in any Global Senior Subordinated Exchange Note upon request.

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

 SAME DAY SETTLEMENT AND PAYMENT

  The Senior Subordinated Note Indenture requires that payments in respect of the Senior Subordinated Exchange Notes represented by the Global Senior Subordinated Exchange Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Senior Subordinated Exchange Note Holder. With respect to Senior Subordinated Exchange Notes in certificated form, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Senior Subordinated Exchange Notes represented by the Global Senior Subordinated Exchange Notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Senior Subordinated Exchange Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any certificated Senior Subordinated Exchange Notes will also be settled in immediately available funds.

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Senior Subordinated
Note Indenture. Reference is made to the Senior Subordinated Note Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

  "Acquisition" means the acquisition by the Company of: (i) all of the common stock of Peabody Holding Company, (ii) all of the common stock of Gold Fields Mining Corp., (iii) all of the membership interests of Citizens Power, (iv) the 1% interests in CL Hartford, L.L.C., a Delaware limited liability company, and Citizens Power Sales, a Delaware general partnership, both subsidiaries of Citizens Power, (v) all of the shares of Darex Capital Inc., a company incorporated in the Republic of Panama, and (vi) all of the ordinary shares of Peabody Australia Ltd., which together with Darex Capital, Inc. owns Peabody Resources.

  "Additional Assets" means (i) any property or assets (other than Capital Stock, Indebtedness or rights to receive payments over a period greater than 180 days, other than with respect to coal supply contract restructurings) that is usable by the Company or a Restricted Subsidiary in a Permitted Business or
(ii) the Capital Stock of a Person that is at the time, or becomes, a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary.

  "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

  "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Senior Subordinated Note Indenture described above under the caption "--Change of Control" and/or the provisions described above under the caption "--Merger, Consolidation or Sale of Assets"

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

and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Restricted Subsidiaries, in the case of either clause
(i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $5.0 million or
(b) for Net Proceeds in excess of $5.0 million. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (i) a transfer of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary, (ii) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary, (iii) a Restricted Payment that is permitted by, or an Investment that is not prohibited by, the covenant described above under the caption "-- Restricted Payments," (iv) a disposition of Cash Equivalents or obsolete equipment, (v) foreclosures on assets, (vi) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and
(vii) the factoring of accounts receivable arising in the ordinary course of business pursuant to arrangements customary in the industry.

  "Bengalla Joint Venture" means Bengalla Mining Co. Pty Limited, Bengalla Agricultural Co. Pty Limited and Bengalla Coal Sales Co. Pty Ltd. which are the joint venture companies related to the Bengalla mine in New South Wales, Australia.

  "Black Beauty Coal Company" means the Indiana general partnership among Thoroughbred, L.L.C., Black Beauty Resources, Inc. and Pittsburg and Midway Coal Mining Co., and any Person collectively owned by those three partners including, but not limited to, Eagle Coal Company and Falcon Coal Company.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

  "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

  "Cash Equivalents" means (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the U.S. Government or any agency thereof, (b) certificates of deposit and time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of any lender under the Senior Credit Facilities or of any commercial bank having capital and surplus in excess of $500.0 million,
(c) repurchase obligations of any lender under the Senior Credit Facilities or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 90 days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-2 by S&P or P-2 by Moody's, or carrying an equivalent rating by a nationally recognized rating agency if both of S&P and Moody's cease publishing ratings of investments, (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's, (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any lender under the Senior Credit Facilities or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

  "Citizens Power" means Citizens Power LLC, a Delaware limited liability company and its direct and indirect Subsidiaries.

  "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (ii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs, deferred financing fees and original issue discount, noncash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iii) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (iv) depreciation, depletion, amortization (including amortization of goodwill and other intangibles) and other noncash expenses (including, without limitation, writedowns and impairment of property, plant and equipment and intangibles and other long-lived assets) (excluding any such noncash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization and other noncash expenses were deducted in computing such Consolidated Net Income, minus (v) noncash items increasing such Consolidated Net Income for such period (other than accruals in accordance with GAAP), plus (vi) without duplication for amounts otherwise included in Consolidated Cash Flow, the amount of the Company's and its Restricted Subsidiaries' proportionate share of the Consolidated Cash Flow of Black Beauty Coal Company and its Subsidiaries for such period (calculated in proportion to the Company's and its Restricted Subsidiaries common equity ownership), in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation, depletion and amortization and other noncash expenses of, a Restricted Subsidiary that is not a Senior Subordinated Note Guarantor shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary that is not a Senior Subordinated Note Guarantor shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded, and (v) the Net Income (or loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Restricted Subsidiaries.

  "Credit Facilities" means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities (including, without limitation, the Senior Credit Facilities) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed,

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

refunded, replaced or refinanced in whole or in part from time to time. Indebtedness under Credit Facilities outstanding on the date on which Senior Subordinated Exchange Notes are first issued and authenticated under the Senior Subordinated Note Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (i) of the definition of Permitted Indebtedness.

  "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

  "Designated Noncash Consideration" means the fair market value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, executed by the principal executive officer and the principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a sale of such Designated Noncash Consideration.

  "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Senior Subordinated Exchange Notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants-- Restricted Payments."

  "Domestic Subsidiary" means a Subsidiary that is (i) formed under the laws of the United States of America or a state or territory thereof or (ii) as of the date of determination, treated as a domestic entity or a partnership or a division of a domestic entity for United States federal income tax purposes.

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

  "Equity Offering" means any public or private sale of equity securities (excluding Disqualified Stock) of the Company, other than any private sales to an Affiliate of the Company.

  "Escrow Account" means the escrow account maintained pursuant to the Escrow Letter.

  "Escrow Letter" means that certain escrow letter dated March 2, 1998, by and among Lazard Brothers & Co., Limited, The Energy Group PLC, Peabody Investments Inc. and P&L Coal Holdings Corporation.

  "Existing Citizens Power Investment" means the Investments in Citizens Power by the Company and its Restricted Subsidiaries as of the date of the closing of the Acquisition.

  "Existing Indebtedness" means up to $292.5 million in aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Senior Credit Facilities, the Senior Exchange Notes, the Senior Subordinated Exchange Notes and related Guarantees) in existence on the date of the closing of the Acquisition, until such amounts are repaid.

  "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, noncash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations, but excluding amortization of debt issuance costs) and (ii) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on the portion of Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the effective combined federal, state and local tax rate of such Person for such period, expressed as a decimal, in each case, for the Company and its Restricted Subsidiaries on a consolidated basis and in accordance with GAAP.

  "Fixed Charge Coverage Ratio" means with respect to any Person and its Restricted Subsidiaries for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the referrent Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions and including pro forma cost savings permitted by Article 11 of Regulation S-X, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

  "Foreign Subsidiaries" means Subsidiaries of the Company that are not Domestic Subsidiaries.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Senior Subordinated Note Indenture.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices, in each case for the purpose of risk management and not for speculation.


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  "Indebtedness" means, with respect to any Person, any indebtedness of such
Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, if and to the extent any of the foregoing (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person, but excluding from the definition of "Indebtedness," any of the foregoing that constitutes (1) an accrued expense, (2) trade payables and (3) Obligations in respect of reclamation, workers' compensation, including black lung, pensions and retiree health care, in each case to the extent not overdue for more than 90 days. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including guarantees, other than performance guarantees provided for the benefit of Citizens Power of any portion of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Restricted Payments."

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Marketable Securities" means, with respect to any Asset Sale, any readily marketable equity securities that are (i) traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market; and (ii) issued by a corporation having a total equity market capitalization of not less than $250.0 million; provided that the excess of (A) the aggregate amount of securities of any one such corporation held by the Company and any Restricted Subsidiary over (B) ten times the average daily trading volume of such securities during the 20 immediately preceding trading days shall be deemed not to be Marketable Securities; as determined on the date of the contract relating to such Asset Sale.

  "Net Income" means, with respect to any Person, the net income or loss of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss.


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

  "Net Proceeds" means the aggregate proceeds (cash or property) received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any noncash consideration received in any Asset Sale) or the sale or disposition of any Investment, net of the direct costs relating to such Asset Sale, sale or disposition, (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

  "Non-Guarantor Subsidiaries" means (i) Citizens Power and its direct and indirect Subsidiaries, (ii) the Company's future Unrestricted Subsidiaries and
(iii) the Company's current and future Foreign Subsidiaries.

  "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than a pledge of the Equity Interests of any Unrestricted Subsidiaries, (b) is directly or indirectly liable (as a guarantor or otherwise) other than by virtue of a pledge of the Equity Interests of any Unrestricted Subsidiaries, or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Senior Subordinated Exchange Notes being offered hereby) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

  "Obligations" means any principal, premium (if any), interest, penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, Guarantees and other liabilities and amounts payable under the documentation governing any Indebtedness or in respect thereto.

  "Permitted Business" means coal production, coal mining, coal brokering, coal transportation, mine development, power marketing, electricity generation, power/energy sales and trading, energy transactions/asset restructurings, risk management products associated with energy, fuel/power integration and other energy related businesses, ash disposal, environmental remediation, coal, natural gas, petroleum or other fossil fuel exploration, production, marketing, transportation and distribution and other related businesses, and activities of the Company and its Subsidiaries as of the date of the closing of the Acquisition and any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

  "Permitted Investments" means (a) any Investment in the Company or in a Restricted Subsidiary of the Company; (b) any Investment in Cash Equivalents;
(c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Company or (ii) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company; (d) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; (e) any Investment existing on the date of the closing of the Acquisition (an "Existing Investment") and any Investment that replaces, refinances or refunds an Existing Investment, provided that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded and is made in the same Person as the Investment replaced, refinanced or refunded, (f) advances to employees not in excess of $10.0 million outstanding at any one time; (g) Hedging Obligations permitted under clause (ix) of the "--Incurrence of Indebtedness and Issuance of Preferred Stock" covenant; (h) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business; (i) any Investment in a Permitted Business (whether or not an Investment in an Unrestricted Subsidiary) having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause (i), does not exceed in aggregate amount the sum of (1) 10% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus (2) 100% of the Net Proceeds from the sale or disposition of any Investment previously made pursuant to this clause (i) or 100% of the amount of any dividend, distribution or payment from any such Investment, net of income taxes paid or payable in respect thereof, in each case up to the amount of the Investment that was made pursuant to this clause
(i) and 50% of the amount of such Net Proceeds or 50% of such dividends, distributions or payments, in each case received in excess of the amount of the Investments made pursuant to this clause (i); (j) guarantees (including Guarantees) of Indebtedness permitted under the covenant "--Incurrence of Indebtedness and Issuance of Preferred Stock;" (k) any Investment acquired by the Company or any of its Restricted Subsidiaries (A) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of the transfer of title with respect to any secured Investment in default as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to such secured Investment; (l) any Investment in Black Beauty Coal Company having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (l), that are at the time outstanding not to exceed $50.0 million (with any write-down or write-off of any such Investment deemed to remain outstanding); (m) Investments in Citizens Power having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (m), that are at that time outstanding not to exceed $50.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); (n) any Investment in the Bengalla Joint Venture and the Warkworth Associates Joint Venture having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (n), that are at the time outstanding, not to exceed $25.0 million (with any write-down or write-off of any such Investment deemed to remain outstanding); (o) that portion of any Investment by the Company or a Restricted Subsidiary in a Permitted Business to the extent that the Company or such Restricted Subsidiary will receive in a substantially concurrent transaction an amount in cash equal to the amount of such Investment (or the fair market value of such Investment), net of any obligation to pay taxes or other amounts in respect of the receipt of such cash; provided that the receipt of such cash does not carry any obligation by the Company or such Restricted Subsidiary to repay or return such cash; and (p) the forgiveness or cancellation of any payable due from Citizens Power and its direct and indirect Subsidiaries outstanding on the date of the closing of the Acquisition; provided, however, that with respect to any Investment, the Company may, in its sole discretion, allocate all or any portion of any Investment to one or more of the above clauses so that the entire Investment would be a Permitted Investment.

  "Permitted Liens" means (i) Liens securing Indebtedness under Credit Facilities that were permitted by the terms of the Senior Subordinated Note Indenture to be incurred; (ii) Liens in favor of the Company; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance or other kinds of social security; (vii) Liens existing on the date of the closing of the Acquisition; (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;
(ix) Liens on assets of Senior Subordinated Note Guarantors to secure Senior Debt of such Senior Subordinated Note Guarantors that was permitted by the Senior Subordinated Note Indenture to be incurred; (x) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary; (xi) Liens on assets of Foreign Subsidiaries to secure Indebtedness that was permitted by the Senior Subordinated Note Indenture to be incurred; (xii) statutory liens of landlords, mechanics, suppliers, vendors, warehousemen, carriers or other like Liens arising in the ordinary course of business; (xiii) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceeding that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such legal proceeding may be initiated shall not have expired; (xiv) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred or imposed, as applicable, in the ordinary course of business and consistent with industry practices which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto (as such property is used by the Company or its Subsidiaries) or interfere with the ordinary conduct of the business of the Company or such Subsidiaries; provided, however, that any such Liens are not incurred in connection with any borrowing of money or any commitment to loan any money or to extend any credit; (xv) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (vi) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" and other purchase money Liens to finance property or assets of the Company or any Restricted Subsidiary acquired in the ordinary course of business; provided that such Liens are only secured by such property or assets so acquired or improved (including, in the case of the acquisition of Capital Stock of a Person who becomes a Restricted Subsidiary, Liens on the assets of the Person whose Capital Stock was so acquired); (xvi) Liens securing Indebtedness under Hedging Obligations; provided that such Liens are only secured by property or assets that secure the Indebtedness subject to the Hedging Obligation; (xvii) Liens to secure Indebtedness permitted by clause (xv) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock;" and (xviii) Liens on the Equity Interests of Unrestricted Subsidiaries securing obligations of Unrestricted Subsidiaries not otherwise prohibited by the Senior Subordinated Notes Indenture.

  "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest and premium, if any, on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Senior Subordinated Exchange Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Senior Subordinated Exchange Notes on terms at least as favorable to the Holders of Senior Subordinated Exchange Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

  "Senior Credit Facilities" means those certain Senior Credit Facilities, dated as of May 18, 1998, by and among the Company, the Senior Note Guarantors, Lehman Commercial Paper Inc., as Arranger, Syndication Agent and the Administrative Agent and the other lenders party thereto, including any related notes, guarantees, collateral documents, letters of credit, instruments and agreements executed in connection therewith (and any appendices, exhibits or schedules to any of the foregoing), and in each case as amended, modified, supplemented,

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

restated, renewed, refunded, replaced, restructured, repaid or refinanced from time to time (whether with the original agents and lenders or other agents and lenders or otherwise, and whether provided under the original credit agreement or other credit agreements or otherwise).

  "Senior Note Indenture" means the indenture dated May 18, 1998, governing the Senior Notes.

  "Senior Exchange Notes" mean the 8 7/8% Series B Senior Notes of the Company due 2008.

  "Senior Subsidiary Guarantees" mean the guarantees endorsed on the Senior Subordinated Exchange Notes by the Senior Subordinated Note Guarantors.

  "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

  "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

  "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or Senior Subordinated Note Trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

  "Total Assets" means the total assets of the Company and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recently available consolidated balance sheet of the Company and its Restricted Subsidiaries.

  "Transaction Documents" means the documents related to (i) the Acquisition (including, without limitation, the purchase agreement, the participation agreement and the escrow agreement), (ii) the Senior Credit Facilities and
(iii) the offering of the Old Senior Notes and the Old Senior Subordinated
Notes.

  "Treasury Rate" means the yield to maturity at the time of the computation of the United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15(519), which has become publicly available at least two Business Days prior to the date fixed for redemption (or if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining average life to May 15, 2003; provided, however, that if the average life of such Senior Subordinated Exchange Note is not equal to the constant maturity of the United States Treasury security for which weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the average life of such Senior Subordinated Exchange Note is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

  "Unrestricted Subsidiary" means (i) Citizens Power, any direct or indirect Subsidiary of Citizens Power on the date of the Senior Subordinated Note Indenture and (ii) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Person: (a) has no Indebtedness other than Non-Recourse Debt;
(b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted

Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any obligation (x) to subscribe for additional Equity Interests in Unrestricted Subsidiaries (except with respect to Permitted Investments) or (y) to maintain or preserve such Person's net worth; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that the Company and its Restricted Subsidiaries may guarantee the performance of Unrestricted Subsidiaries in the ordinary course of business except for guarantees of Obligations in respect of borrowed money. Any such designation by the Board of Directors shall be evidenced to the Senior Subordinated Note Trustee by filing with the Senior Subordinated Note Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants--Restricted Payments."

  "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

  "Warkworth Associates Joint Venture" means Warkworth Coal Sales Ltd., Warkworth Pastoral Co. Pty, Limited and Warkworth Mining Limited, which are the joint venture companies related to the Warkworth mine in New South Wales, Australia.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

  "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

  "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

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

                             PLAN OF DISTRIBUTION

  This Prospectus is to be used by Lehman Brothers Inc. in connection with offers and sales of the Exchange Notes in market-making transactions effected from time to time. Lehman Brothers Inc. may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

  As of the date of this Prospectus, affiliates of Lehman Brothers Inc. owned 100% of the capital stock of the Company. See "Ownership of Capital Stock." Because Lehman Brothers Inc. may purchase and sell Exchange Notes, and because this Prospectus may be used by Lehman Brothers Inc. in connection with future offers and sales of Exchange Notes in market-making transactions effected from time to time, no estimate can be given as to the number and percentage of Exchange Notes that will be held by Lehman Brothers Inc. upon termination of any such sales. Lehman Brothers Inc. has informed the Company that it does not intend to confirm sales of the Exchange Notes to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

  The Company has been advised by Lehman Brothers Inc. that, subject to applicable laws and regulations, Lehman Brothers Inc. currently intends to make a market in the Exchange Notes following completion of the Exchange Offer. However, Lehman Brothers Inc. is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk Factors--Trading Market for the Exchange Notes."

  Lehman Brothers Inc. has provided investment banking services to the Company in the past and may provide such services and financial advisory services to the Company in the future. Lehman Brothers Inc. acted as purchaser in connection with the initial sale of the Notes and received an underwriting discount of $27.0 million in connection therewith. See "Related Party Transactions."

  Lehman Brothers Inc. and the Company have entered into a registration rights agreement with respect to the use by Lehman Brothers Inc. of this Prospectus. Pursuant to such agreement, the Company agreed to bear all registration expenses incurred under such agreement, and the Company agreed to indemnify Lehman Brothers Inc. against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  Certain legal matters will be passed upon for the Company by Simpson Thacher & Bartlett, New York, New York.

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

                                    EXPERTS

  The reserve reports and estimates of the Company's proven and probable coal reserves included herein have, to the extent described herein, been prepared by the Company and reviewed by Boyd.

  The Combined Financial Statements and Schedule of P&L Coal Group as of and for the periods ended March 31, 1998 and 1997 and September 30, 1996 and 1995 and the Balance Sheet of P&L Coal Holdings Corporation as of March 31, 1998 audited by Ernst & Young LLP have been included in reliance on their reports given or their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company and the Guarantors have filed with the Commission a Registration Statement on Form S-4 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the Exchange Notes being offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Exchange Notes, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified by the provisions in such exhibit, to which reference is hereby made. The Company and the Guarantors are not currently subject to the informational requirements of the Exchange Act. As a result of the offering of the Exchange Notes, the Company and the Guarantors will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the Commission. The Registration Statement, such reports and other information can be inspected and copied at the Public Reference Section of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 and at regional public reference facilities maintained by the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material, including copies of all or any portion of the Registration Statement, can be obtained from the Public Reference Section of the Commission at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov).

  So long as the Company and the Guarantors are subject to the periodic reporting requirements of the Exchange Act, they are required to furnish the information required to be filed with the Commission to the Trustee and the holders of the Old Notes and the Exchange Notes. The Company and the Guarantors have agreed that, even if they are not required under the Exchange Act to furnish such information to the Commission, they will nonetheless continue to furnish information that would be required to be furnished by the Company and the Guarantors by Section 13 of the Exchange Act, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants to the Trustee and the holders of the Old Notes or Exchange Notes as if they were subject to such periodic reporting requirements.

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

                          GLOSSARY OF SELECTED TERMS

  Anthracite. The highest rank of economically usable coal with moisture content less than 15% by weight and heating value as high as 15,000 Btus per pound. It is jet black with a high luster. It is mined primarily in Pennsylvania.

  Appalachian Region. Coal producing states of Alabama, Georgia, eastern Kentucky, Maryland, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia and West Virginia.

  Ash. Impurities consisting of iron, alumina and other incombustible matter that are contained in coal. Since ash increases the weight of coal, it adds to the cost of handling and can affect the burning characteristics of coal.

  Bituminous Coal. The most common type of coal with moisture content less than 20% by weight and heating value of 10,500 to 14,000 Btus per pound. It is dense and black and often has well-defined bands of bright and dull material.

  British Thermal Unit ("Btu"). A measure of the energy required to raise the temperature of one pound of water one degree Fahrenheit.

  Clean Air Act Amendments of 1990. A comprehensive set of amendments to the federal law governing the nation's air quality. The Clean Air Act was originally passed in 1970 to address significant air pollution problems in our cities. The 1990 amendments broadened and strengthened the original law to address specific problems such as acid deposition, urban smog, hazardous air pollutants and stratospheric ozone depletion.

  Coal Seam. Coal deposits occur in layers. Each such layer is called a "seam."

  Coke. A hard, dry carbon substance produced by heating coal to a very high temperature in the absence of air. Coke is used in the manufacture of iron and steel. Its production results in a number of useful byproducts.

  Coking Coal. Coal used to make coke and interchangeably referred to as metallurgical coal.

  Continuous Mining. A form of underground room-and-pillar mining which uses a continuous mining machine to cut coal from the seam and load it onto conveyors or into shuttle cars in a continuous operation.

  Deep Mine. An underground coal mine.

  Draglines. A large excavating machine used in the surface mining process to remove overburden.

  Dragline Mining. A form of mining where large capacity electric-powered draglines remove overburden to expose the coal seam. Smaller shovels load coal in haul trucks for transportation to the preparation plant and then to the rail loadout.

  Federal Energy Regulatory Commission ("FERC"). A regulatory agency within the Department of Energy that has jurisdiction over interstate electricity sales, wholesale electric rates, hydro-electric licensing, natural gas pricing, oil pipeline rates and gas pipeline certification.

  Fossil Fuel. Fuel such as coal, petroleum or natural gas formed from the fossil remains of organic material.

  Greenfield. Undeveloped coal reserves.

  Hard Rock Mine. A mine for hard rock minerals, which include copper, lead, zinc, magnesium, nickel and gold. Coal mines are not considered hard rock mines.

  Illinois Basin. Coal producing area in Illinois, western Indiana and western Kentucky.

  Interior Region. Coal producing states of Arkansas, Illinois, Indiana, Iowa, Kansas, Michigan, western Kentucky, Louisiana, Missouri, Oklahoma and Texas.

  Lignite. The lowest rank of coal with a high moisture content of up to 45% by weight and heating value of 6,500 to 8,300 Btus per pound. It is brownish black and tends to oxidize and disintegrate when exposed to air.

  Longwall Mining. A form of underground mining in which a panel or block of coal, generally 700 feet wide and often over one mile long, is completely extracted. The working area is protected by a moveable, powered roof support system.

  Metallurgical Coal. The various grades of coal suitable for carbonization to make coke for steel manufacture. Also known as "met" coal, it possesses four important qualities: volatility, which affects coke yield; the level of impurities, which affects coke quality; composition, which affects coke strength; and basic characteristics, which affect coke oven safety. Met coal has a particularly high Btu, but low ash content.

  Nitrogen Oxide (NO/2/). A gas formed in high temperature environments such as coal combustion. It is a harmful pollutant that contributes to acid rain.

  NUG. Non-utility generator that sells power to a regulated utility under a long term contract.

  Organization for Economic Cooperation and Development (OECD). Members of the OECD include Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Japan, Luxembourg, the Netherlands, New Zealand, Norway, Portugal, Spain, Sweden, Switzerland, Turkey, the United Kingdom and the United States and its territories (Guam, Puerto Rico and the U.S. Virgin Islands).

  Overburden. Layers of earth and rock covering a coal seam. In surface mining operations, overburden is removed prior to coal extraction.

  Overburden Ratio/Stripping Ratio. The amount of overburden that must be removed to excavate a given quantity of coal. It is commonly expressed in cubic yards per ton of coal or as a ratio comparing the thickness of the overburden with the thickness of the coal bed.

  Pillar. An area of coal left to support the overlying strata in a mine; sometimes left permanently to support surface structures.

  Powder River Basin. Coal producing area in northeastern Wyoming and southeastern Montana. This is the largest known source of coal reserves and the largest producing region in the United States.

  Preparation Plant. Usually located on a mine site, although one plant may serve several mines. A preparation plant is a facility for crushing, sizing and washing coal to prepare it for use by a particular customer. The washing process has the added benefit of removing some of the coal's sulfur content.

  Probable Reserves. In relation to coal, means reserves for which there is a moderate degree of geological assurance. Coal tonnages are computed by projection data from available seam measurements for a distance beyond coal classed as measured or proven. The assurance, although lower than for proven coal, is high enough to assume continuity between points of measurement. The maximum acceptable distance for projection of indicated probable tonnage is one-half to three-quarters mile from points of observation. Further exploration is necessary to place these reserves in a proven category.

  Proven Reserves. In relation to coal, means reserves for which there is the highest degree of geological assurance. The sites for measurement are so closely spaced and the geological character so well defined that the thickness, real extent, size, shape and depth of coal are well established. The maximum acceptable distance for projections from seam data points varies with the geological nature of the coal seam being studied, but generally, a radius of one-quarter mile is recognized as the standard. Proven reserves may also be referred to as measured.

  Reclamation. The process of restoring land and the environment to their original state following mining activities. The process commonly includes "recontouring" or reshaping the land to its approximate original appearance, restoring topsoil and planting native grass and ground covers. Reclamation operations are usually underway before the mining of a particular site is completed. Reclamation is closely regulated by both state and federal law.

  Recoverable Reserves. The amount of coal that can be recovered from the reserve base. The average recovery factor for underground mines and surface mines is about 57% and 80%, respectively. Using these percentages, there are about 300 billion tons of recoverable reserves in the United States, enough to last more than 300 years at current consumption levels.

  Roof. The stratum of rock or other mineral above a coal seam; the overhead surface of a coal working place. Same as "back" or "top."

  Roof Bolt. A long steel bolt driven into the roof of underground excavations to support the roof, preventing and limiting the extent of roof falls. The unit consists of the bolt (up to four feet long), steel plate, expansion shell, and pal nut. The use of roof bolts eliminates the need for timbering by fastening together, or "laminating," several weaker layers of roof strata to build a "beam."

  Roof Support. Posts, jacks, roof bolts and beams used to support the rock overlying a coal seam in an underground mine. A good roof support plan is part of mine safety and coal extraction.

  Room and Pillar Mining. The most common method of underground mining in which the mine roof is supported mainly by coal pillars left at regular intervals. Rooms are placed where the coal is mined; pillars are areas of coal left between the rooms. Room-and-pillar mining is done either by conventional or continuous mining.

  Scrubber (flue gas desulfurization unit). Any of several forms of chemical/physical devices which operate to neutralize sulfur compounds formed during coal combustion. These devices combine the sulfur in gaseous emissions with other chemicals to form inert compounds, such as gypsum, which must then be removed for disposal. Although effective in substantially reducing sulfur from combustion gases, scrubbers require about six to seven percent of a power plant's electrical output and thousands of gallons of water to operate.

  Steam Coal. Coal used by power plants and industrial steam boilers to produce electricity or process steam. It generally is lower in Btu heat content and higher in volatile matter than metallurgical coal.

  Subbituminous Coal. Dull, black coal that ranks between lignite and bituminous coal. Its moisture content is between 20% and 30% by weight, and its heat content ranges from 7,800 to 9,500 Btus per pound of coal.

  Sulfur. One of the elements present in varying quantities in coal that contributes to environmental degradation when coal is burned. Sulfur dioxide (SO/2/) is produced as a gaseous by-product of coal combustion.

  Sulfur Content. Coal is commonly described by its sulfur content due to the importance of sulfur in environmental regulations. "Low sulfur" coal has a variety of definitions but typically is used to describe coal consisting of 1.0% or less sulfur. A majority of the Company's Appalachian and Powder River Basin reserves are of low sulfur grades.

  Surface Mine. A mine in which the coal lies near the surface and can be extracted by removing the covering layer of soil (see "Overburden"). About 60% of total U.S. coal production comes from surface mines.

  Tons. A "short" or net ton is equal to 2,000 pounds. A "long" or British ton is 2,240 pounds; a "metric" ton is approximately 2,205 pounds. The short ton is the unit of measure referred to in this document.

  Truck and Shovel Mining. A form of mining where large shovels are used to remove overburden, which is used to backfill pits after the coal is removed. Smaller shovels load coal in haul trucks for transportation to the preparation plant or rail loadout.

  Underground Mine. Also known as a "deep" mine. Usually located several hundred feet below the earth's surface, an underground mine's coal is removed mechanically and transferred by shuttle car or conveyor to the surface. Most underground mines are located east of the Mississippi River and account for about 40% of annual U.S. coal production.

  Unit Train. A train of 100 or more cars carrying only coal. A typical unit train can carry at least 10,000 tons of coal in a single shipment.

  Western Bituminous Coal Regions. Coal producing area including, the Hanna Basin in Wyoming, the Uinta Basin of northwestern Colorado and Utah, the Four Corners Region in New Mexico and Arizona and the Raton Basin in southern Colorado.

                           [ORGANIZATIONAL CHART 1]

                        P & L COAL HOLDINGS CORPORATION

                           [ORGANIZATIONAL CHART 2]


                          CITIZENS POWER SUBSIDIARIES

                           [ORGANIZATIONAL CHART 3]


                          AUSTRALIAN GROUP STRUCTURE

                             INDEX OF DEFINED TERMS

DEFINED TERMS                                                        PAGE NUMBER
-------------                                                        -----------
1971 Agreement......................................................          82
1992 Fund...........................................................          85
5% Subordinated Note................................................         103
Acquired Companies..................................................           2
Acquired Debt.......................................................    127, 162
Acquired Group......................................................          98
Acquisition......................................................... 2, 127, 162
Additional Assets...................................................    127, 162
AMT.................................................................          30
Asset Sale..........................................................    127, 162
Asset Sale Offer....................................................         111
Bengalla Joint Venture..............................................    128, 163
Black Beauty........................................................           1
Black Beauty Coal Company...........................................    128, 163
Boyd................................................................           1
Capital Lease Obligation............................................    128, 163
Capital Stock.......................................................    128, 163
Cash Equivalents....................................................    128, 163
Cautionary Statements...............................................          11
CEO.................................................................          94
CERCLA..............................................................          19
Certificated Senior Exchange Notes..................................         126
Certificated Senior Subordinated Notes..............................         161
Chaco...............................................................           3
Change of Control Offer.............................................    108, 143
Change of Control Payment...........................................    108, 143
Change of Control Payment Date......................................    108, 143
Citizens Power...................................................... 1, 128, 163
Class A Common Stock................................................          97
Class B Common Stock................................................          97
Class B Shares......................................................          95
Clean Air Act.......................................................           1
Closing.............................................................          98
Coal Act............................................................          40
Commission..........................................................       Cover
Common Stock........................................................          97
Company.............................................................  Cover, 138
Consolidated Cash Flow..............................................    128, 164
Consolidated Net Income.............................................    129, 164
Covenant Defeasance.................................................         157
Convention..........................................................          19
CP Sales............................................................          98
Credit Facilities...................................................    129, 164
CSAs................................................................           1
Default.............................................................    129, 165
Designated Noncash Consideration....................................    130, 165
Designated Senior Debt..............................................         140
Disqualified Stock..................................................    130, 165
Domestic Subsidiary.................................................    130, 165
DTC.................................................................         124

                                                                          PAGE
DEFINED TERMS                                                            NUMBER
-------------                                                           --------
Eastern Association....................................................       23
Edison.................................................................       81
EIA....................................................................       49
Employment Agreements..................................................       94
Energy Group...........................................................        2
EPA....................................................................       18
Equity Interests....................................................... 130, 165
Equity Offering........................................................ 130, 165
Escrow Account......................................................... 130, 165
Escrow Letter.......................................................... 130, 165
Exchange Date..........................................................    Cover
Exchange Notes.........................................................    Cover
Exchange Offers........................................................    Cover
Existing Citizens Power Investment..................................... 130, 165
Existing Indebtedness.................................................. 130, 165
FIRB...................................................................       98
Fixed Charge Coverage Ratio............................................ 131, 166
Fixed Charges.......................................................... 130, 165
Foreign Subsidiaries................................................... 131, 166
GAAP................................................................... 131, 166
Global Senior Exchange Notes...........................................      124
Global Senior Subordinated Exchange Notes..............................      159
Gold Fields............................................................       19
Guarantee.............................................................. 131, 166
Guarantors.............................................................    Cover
Guaranty Facility......................................................      100
Hanson.................................................................        9
Hayden Participants....................................................       82
Hedging Obligations.................................................... 131, 166
HNRC...................................................................       41
Holders................................................................    Cover
IEA....................................................................       55
Incur.................................................................. 114, 149
Indebtedness........................................................... 131, 167
Indirect Participants.................................................. 125, 160
Initial Purchaser......................................................    Cover
Investments............................................................ 132, 167
IT.....................................................................       46
Kyoto Protocol.........................................................       19
LBHI...................................................................      100
LCPI...................................................................        2
Lee Ranch..............................................................       33
Legal Defeasance....................................................... 122, 156
Lehman Brothers........................................................    Cover
Lehman Merchant Banking................................................        2
Lien................................................................... 132, 167
Marketable Securities.................................................. 132, 167
Millennium.............................................................       41
Mine Decommissioning Costs.............................................       81
Moody's................................................................      128

                                                                        PAGE
DEFINED TERMS                                                          NUMBER
-------------                                                        -----------
MWh.................................................................          51
NAAQS...............................................................          18
Named Executive Officers............................................          93
NAV.................................................................         100
NBCWA...............................................................          80
Net Income..........................................................    132, 167
Net Proceeds........................................................    132, 168
Non-Guarantor Subsidiaries.......................................... 5, 133, 168
Non-Recourse Debt...................................................    133, 168
Notes...............................................................       Cover
Obligations.........................................................    133, 168
OECD................................................................          55
Offerings...........................................................           2
Old Notes...........................................................       Cover
Old Senior Notes....................................................       Cover
Old Senior Subordinated Notes.......................................       Cover
Options.............................................................          95
OSM.................................................................          86
OTAG................................................................          87
P&L Coal Group......................................................          35
Participants........................................................         124
Participation Agreement.............................................          98
Patriot Coal........................................................          33
Payment Blockage Notice.............................................         140
PBGC................................................................          42
PCC.................................................................      23, 69
Peabody.............................................................       Cover
Peabody Holding Company.............................................           2
Peabody Investments.................................................          40
Peabody Resources Debt..............................................         104
Peabody Western.....................................................          23
Pension Plan........................................................          93
Performance Bonds...................................................         104
Permitted Business..................................................    133, 168
Permitted Debt......................................................    115, 149
Permitted Investments...............................................    133, 168
Permitted Junior Securities.........................................         140
Permitted Liens.....................................................    134, 169
Permitted Refinancing Indebtedness..................................    135, 170
PG II...............................................................          99
PII Group...........................................................          99
PNRC................................................................           3
PORTAL..............................................................       Cover
Post-mine Closure Costs.............................................          82
Powder River........................................................          33
Preferred Stock.....................................................          97
Prepayment Agreement................................................           3
Principals..........................................................         145
PTS.................................................................          80
Purchase Price......................................................          98
Purchase Conditions.................................................          98
Purchase Agreement..................................................           2
RACT................................................................          18

                                                                      PAGE
DEFINED TERMS                                                        NUMBER
-------------                                                    ---------------
RCRA............................................................              87
Related Party...................................................             145
Restricted Investment...........................................        135, 170
Restricted Subsidiary...........................................        135, 170
Retiree Health Care Costs.......................................              81
Revolving Credit Facility.......................................               2
S & P...........................................................             128
SIP Call........................................................              18
Salt River......................................................              81
Securities Act..................................................           Cover
Selling Shareholders............................................             100
Seneca..........................................................              82
Senior Credit Facilities........................................     2, 135, 170
Senior Debt.....................................................             140
Senior Exchange Notes...........................................      Cover, 171
Senior Note Trustee.............................................             105
Senior Notes....................................................           Cover
Senior Notes Indenture..........................................        105, 171
Senior Subordinated Exchange Notes..............................      Cover, 136
Senior Subordinated Note Guarantors.............................             142
Senior Subordinated Note Indenture..............................        135, 138
Senior Subordinated Note Trustee................................             138
Senior Subordinated Notes.......................................           Cover
Senior Subsidiary Guarantees....................................      Cover, 171
SFAS............................................................              10
SFAS 106........................................................              21
SFAS 121........................................................              10
SFAS 131........................................................              47
SFAS 133........................................................              47
SIP Call........................................................              18
SMCRA...........................................................              17
Stated Maturity.................................................        136, 171
Subordinated Subsidiary Guarantees.............................. Cover, 136, 140
Subsidiary......................................................        136, 171
Subsidiary Guarantees...........................................           Cover
Superfund.......................................................              19
Superperformance Options........................................              95
Surety Bonds....................................................              22
Swingline Loans.................................................             102
Term Loan Facility..............................................               2
Total Assets....................................................        136, 171
Transaction Documents...........................................        136, 171
Treasury Rate...................................................        136, 171
Trust Indenture Act.............................................             105
TSA.............................................................              41
TU..............................................................               2
TU Offer........................................................              98
UMWA............................................................              10
Unaudited Pro Forma Condensed Financial Statements..............              26
Unaudited Pro Forma Condensed Statements of Operations..........              26

                                                                          PAGE
DEFINED TERMS                                                            NUMBER
-------------                                                           --------
Unrestricted Subsidiary................................................ 136, 171
Voting Stock........................................................... 137, 172
Warkworth Associates Joint Venture..................................... 137, 172
Weighted Average Life To Maturity...................................... 137, 172
Wholly Owned Subsidiary................................................ 137, 172
Wholly Owned Restricted Subsidiary..................................... 137, 172
Year 2000 Issue........................................................       24

                         INDEX TO FINANCIAL STATEMENTS

                          AUDITED FINANCIAL STATEMENTS

                         P&L COAL HOLDINGS CORPORATION

                                                                            PAGE
                                                                            ----
Report of Independent Auditors ............................................ F-2
Balance Sheet.............................................................. F-3
Note to Balance Sheet ..................................................... F-4

                                 P&L COAL GROUP

Report of Independent Auditors ............................................  F-5
Combined Financial Statements:
  Statements of Combined Operations........................................  F-6
  Combined Balance Sheets..................................................  F-7
  Statements of Combined Changes in Invested Capital.......................  F-8
  Statements of Combined Cash Flows........................................  F-9
  Notes to Combined Financial Statements................................... F-10

                         UNAUDITED FINANCIAL STATEMENTS

                         P&L COAL HOLDINGS CORPORATION
                                 JUNE 30, 1998


Condensed Consolidated Financial Statements:
  Unaudited Statement of Condensed Consolidated Operations................. F-41
  Unaudited Condensed Consolidated Balance Sheets.......................... F-42
  Unaudited Statement of Condensed Consolidated Cash Flows................. F-43
  Notes to Unaudited Condensed Consolidated Financial Statements........... F-44

                                 P&L COAL GROUP
                                  MAY 19, 1998


Condensed Combined Financial Statements:
  Unaudited Statements of Condensed Combined Operations.................... F-51
  Unaudited Condensed Combined Balance Sheets.............................. F-52
  Unaudited Statements of Condensed Combined Cash Flows.................... F-53
  Notes to Unaudited Condensed Combined Financial Statements............... F-54

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
P&L Coal Holdings Corporation

  We have audited the accompanying balance sheet of P&L Coal Holdings Corporation as of March 31, 1998. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe our audit provides a reasonable basis for our opinion.

  In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of P&L Coal Holdings Corporation at March 31, 1998, in confirmity with generally accepted accounting principles.

                                          Ernst & Young LLP

St. Louis, MO
July 9, 1998

                         P&L COAL HOLDINGS CORPORATION

                                 BALANCE SHEET

                                                                       MARCH 31,
                                                                         1998
                                                                       ---------
ASSETS
Current assets
  Cash and cash equivalents...........................................   $  1
                                                                         ----
    Total current assets..............................................      1
Noncurrent assets.....................................................    --
                                                                         ----
    Total assets......................................................   $  1
                                                                         ====
LIABILITIES AND STOCKHOLDER'S EQUITY
    Total liabilities.................................................   $--
                                                                         ----
Stockholder's equity..................................................      1
                                                                         ----
    Total liabilities and stockholder's equity........................   $  1
                                                                         ====




                    See accompanying note to balance sheet.

                         P&L COAL HOLDINGS CORPORATION

                             NOTE TO BALANCE SHEET

(1) BASIS OF PRESENTATION

 Description of Business

  P&L Coal Holdings Corporation (the "Company") was incorporated February 27, 1998 for the purpose of acquiring the coal business and the U.S. energy trading business held by The Energy Group PLC. P&L Coal Holdings Corporation is a holding company with no direct operations and nominal assets separate from its investment in its subsidiaries.

 Details of Stockholder's Equity

  Stockholder's equity as of March 31, 1998 is summarized as follows:


      COMMON       PAID-IN CAPITAL IN          RETAINED                TOTAL
      STOCK        EXCESS OF PAR VALUE         EARNINGS         STOCKHOLDER'S EQUITY
      ------       -------------------         --------         --------------------
      $0.01               $0.99                 $0.00                  $1.00

  P&L Coal Holdings Corporation common stock has a par value of $.01 per share; 1,000 shares are authorized and 1 share is outstanding at March 31, 1998. Effective May 15, 1998, the Company amended and restated its certificate of incorporation in connection with its acquisition of the businesses discussed above, such acquisition was completed May 19, 1998. The amended capital structure provides for 35 million of authorized shares, comprised of 25 million common shares at $.01 par value per share, and 10 million non-convertible, exchangeable preferred shares at $.01 par value per share.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Peabody Holding Company, Inc. and Subsidiaries

  We have audited the accompanying combined balance sheets of P&L Coal Group as of March 31, 1998 and 1997 and September 30, 1996, and the related statements of combined operations, combined changes in invested capital, and combined cash flows for the year ended March 31, 1998, for the six months ended March 31, 1997, and for each of the two years in the period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of P&L Coal Group at March 31, 1998 and 1997 and September 30, 1996, and the combined results of its operations and its cash flows for the year ended March 31, 1998, the six months ended March 31, 1997, and each of the two years in the period ended September 30, 1996, in conformity with generally accepted accounting principles.

  As discussed in Note 1 to the combined financial statements, in 1996 the Company changed its method of accounting for the impairment of long-lived assets and for long-lived assets to be disposed of.

                                          Ernst & Young LLP

St. Louis, MO
April 24, 1998

                                 P&L COAL GROUP

                       STATEMENTS OF COMBINED OPERATIONS

                         YEAR ENDED    SIX MONTHS     YEAR ENDED    YEAR ENDED
                         MARCH 31,   ENDED MARCH 31, SEPTEMBER 30, SEPTEMBER 30,
                            1998          1997           1996          1995
                         ----------  --------------- ------------- -------------
                                             (IN THOUSANDS)
REVENUES
  Sales................. $2,075,134    $1,000,419     $2,075,142    $2,087,656
  Other revenues........    169,328        63,674        118,444        88,180
                         ----------    ----------     ----------    ----------
    Total revenues......  2,244,462     1,064,093      2,193,586     2,175,836
OPERATING COSTS AND
 EXPENSES
  Operating costs and
   expenses.............  1,710,801       822,938      1,693,543     1,671,433
  Depreciation,
   depletion and
   amortization.........    202,640       101,730        197,853       190,330
  Selling and
   administrative
   expenses.............     83,640        41,421         75,699        81,389
  Impairment of long-
   lived assets.........        --            --         890,829           --
  Net gain on property
   and equipment
   disposals............    (21,806)       (4,091)       (13,042)      (12,928)
                         ----------    ----------     ----------    ----------
OPERATING PROFIT
 (LOSS).................    269,187       102,095       (651,296)      245,612
  Interest expense......    (33,635)      (24,700)       (62,526)      (58,355)
  Interest income.......     14,977         8,590         11,355         5,482
                         ----------    ----------     ----------    ----------
INCOME (LOSS) BEFORE
 INCOME TAXES...........    250,529        85,985       (702,467)      192,739
  Income tax provision
   (benefit)............     90,193        27,553       (256,185)       92,352
                         ----------    ----------     ----------    ----------
NET INCOME (LOSS)....... $  160,336    $   58,432     $ (446,282)   $  100,387
                         ==========    ==========     ==========    ==========


            See accompanying notes to combined financial statements.

                                 P&L COAL GROUP

                            COMBINED BALANCE SHEETS

                                         MARCH 31,    MARCH 31,   SEPTEMBER 30,
                                           1998         1997          1996
                                        -----------  -----------  -------------
                                                   (IN THOUSANDS)
ASSETS
Current assets
  Cash and cash equivalents............ $    96,821  $   281,109   $   181,533
  Accounts receivable, less allowance
   of $9,100 in 1998,
   $5,525 in 1997 and $5,072 in 1996...     326,540      220,956       203,493
  Receivables from affiliates, net.....     112,763        5,882         1,615
  Materials and supplies...............      67,343       67,730        65,264
  Coal inventory.......................     197,480      187,381       161,822
  Assets from trading and price risk
   management activities...............   1,295,169          --            --
  Deferred income taxes................         --           133         5,135
  Other current assets.................      30,036       27,673        34,311
                                        -----------  -----------   -----------
    Total current assets...............   2,126,152      790,864       653,173
Property, plant, equipment and mine
 development
  Land and coal interests..............   3,075,916    3,116,394     3,123,488
  Building and improvements............     721,883      713,979       690,239
  Machinery and equipment..............   1,441,140    1,466,113     1,469,492
  Less accumulated depreciation,
   depletion and amortization..........  (1,565,397)  (1,507,695)   (1,467,857)
                                        -----------  -----------   -----------
Property, plant, equipment and mine
 development, net......................   3,673,542    3,788,791     3,815,362
Investments and other assets...........     555,540      446,157       448,158
                                        -----------  -----------   -----------
    Total assets....................... $ 6,355,234  $ 5,025,812   $ 4,916,693
                                        ===========  ===========   ===========
LIABILITIES AND INVESTED CAPITAL
Current liabilities
  Short-term borrowings and current
   maturities of long-term debt........ $    46,616  $   121,532   $   243,273
  Income taxes payable.................       2,388       16,088        27,173
  Deferred income taxes................       6,036          --            --
  Liabilities from trading and price
   risk management activities..........     947,467          --            --
  Accounts payable and accrued
   expenses............................     587,674      486,168       512,192
                                        -----------  -----------   -----------
    Total current liabilities..........   1,590,181      623,788       782,638
Long-term debt, less current
 maturities............................     555,660      200,191       213,594
Deferred income taxes..................     661,572      589,280       588,952
Accrued reclamation and other
 environmental liabilities.............     416,361      436,152       451,611
Workers' compensation obligations......     260,895      284,001       291,619
Accrued postretirement benefit costs...     876,244      860,952       853,625
Obligation to industry fund............      97,045      123,816       137,683
Other noncurrent liabilities...........     209,434      230,846       213,316
                                        -----------  -----------   -----------
    Total liabilities..................   4,667,392    3,349,026     3,533,038
Invested capital.......................   1,687,842    1,676,786     1,383,655
                                        -----------  -----------   -----------
    Total liabilities and invested
     capital........................... $ 6,355,234  $ 5,025,812   $ 4,916,693
                                        ===========  ===========   ===========

            See accompanying notes to combined financial statements.

                                P & L COAL GROUP

               STATEMENTS OF COMBINED CHANGES IN INVESTED CAPITAL

                                                                     INVESTED
                                                                     CAPITAL
                                                                  --------------
                                                                  (IN THOUSANDS)
SEPTEMBER 30, 1994...............................................   $1,656,560
  Capital contribution...........................................      206,420
  Dividend paid..................................................     (274,600)
  Transactions with affiliates...................................      (43,730)
  Foreign currency translation adjustments.......................        5,938
  Net income.....................................................      100,387
                                                                    ----------
SEPTEMBER 30, 1995...............................................   $1,650,975
  Capital contribution...........................................      284,156
  Dividend paid..................................................      (72,830)
  Transactions with affiliates...................................      (46,114)
  Foreign currency translation adjustments.......................       13,750
  Net loss.......................................................     (446,282)
                                                                    ----------
SEPTEMBER 30, 1996...............................................   $1,383,655
  Capital contribution...........................................      269,168
  Transactions with affiliates...................................      (31,670)
  Foreign currency translation adjustments.......................       (2,799)
  Net income.....................................................       58,432
                                                                    ----------
MARCH 31, 1997...................................................   $1,676,786
  Transactions with affiliates...................................      (41,987)
  Dividend paid..................................................      (65,109)
  Foreign currency translation adjustments.......................      (42,184)
  Net income.....................................................      160,336
                                                                    ----------
MARCH 31, 1998...................................................   $1,687,842
                                                                    ==========


            See accompanying notes to combined financial statements.

                                P & L COAL GROUP

                       STATEMENTS OF COMBINED CASH FLOWS

                          YEAR ENDED  SIX MONTHS ENDED  YEAR ENDED    YEAR ENDED
                          MARCH 31,      MARCH 31,     SEPTEMBER 30, SEPTEMBER 30,
                             1998           1997           1996          1995
                          ----------  ---------------- ------------- -------------
                                              (IN THOUSANDS)
CASH FLOWS FROM
 OPERATING ACTIVITIES
Net income (loss).......  $ 160,336      $  58,432      $ (446,282)    $ 100,387
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 operating activities:
 Depreciation,
  depletion and
  amortization..........    202,640        101,730         197,853       190,330
 Deferred income
  taxes.................     65,508         17,529        (281,651)       62,776
 Amortization of debt
  discount..............     11,205          5,767          10,378         9,792
 Net gain on property
  and equipment
  disposals.............    (21,806)        (4,091)        (13,042)      (12,928)
 Gain on contract
  restructuring.........    (49,270)       (11,624)        (22,000)      (23,861)
 Impairment of long-
  lived assets..........        --             --          890,829           --
 Gain on sale of
  investments...........     (2,199)           --              --            --
 Change in current
  assets and
  liabilities,
  excluding effects of
  acquisitions:
   (Increase) decrease
    in accounts
    receivable..........    (70,326)       (17,718)         45,908        (5,267)
   (Increase) decrease
    in materials and
    supplies............       (438)        (2,526)          8,482        (1,770)
   Increase in coal
    inventory...........    (16,160)       (25,930)         (3,373)      (21,510)
   (Increase) decrease
    in other current
    assets..............     (3,385)         6,550          (9,736)       14,958
   Increase (decrease)
    in accounts payable
    and accrued
    expenses............     61,707        (25,496)        (68,525)       22,342
   Increase (decrease)
    in income taxes
    payable.............    (12,447)       (10,964)        (31,079)       28,826
 Net assets from
  trading and price
  risk management
  activities............   (107,102)           --              --            --
 Accrued reclamation
  and related
  liabilities...........    (18,509)       (15,385)        (28,678)      (52,395)
 Workers' compensation
  obligations...........    (23,106)        (7,618)        (38,036)      (56,318)
 Accrued postretirement
  benefit costs.........     15,292          7,324          12,165        13,539
 Obligation to industry
  fund..................    (26,771)       (13,867)        (32,532)        1,696
 Other, net.............     16,509            716          20,854         1,946
                          ---------      ---------      ----------     ---------
   Net cash provided by
    operating
    activities..........    181,678         62,829         211,535       272,543
                          ---------      ---------      ----------     ---------
CASH FLOWS FROM
 INVESTING ACTIVITIES
Additions to property,
 plant, equipment and
 mine development.......   (166,336)       (76,460)       (152,106)     (188,006)
Acquisitions and equity
 investments............    (58,715)           --              --       (359,557)
Proceeds from sale of
 business unit..........        --             --              --         27,500
Proceeds from contract
 restructurings.........     57,460         15,466          29,211        32,125
Proceeds from property
 and equipment
 disposals..............     37,732          4,824          17,255        25,825
                          ---------      ---------      ----------     ---------
   Net cash used in
    investing
    activities..........   (129,859)       (56,170)       (105,640)     (462,113)
                          ---------      ---------      ----------     ---------
CASH FLOWS FROM
 FINANCING ACTIVITIES
Repayments of short-term
 borrowings and long-
 term debt..............   (363,566)      (503,138)       (862,113)     (485,253)
Proceeds from short-term
 borrowings and long-
 term debt..............    359,391        367,093       1,037,716       425,833
Capital contribution....        --         269,168         284,156       206,420
Dividend paid...........    (65,109)           --          (72,830)     (274,600)
Transactions with
 affiliates
 Repayment of
  affiliated loan and
  interest..............        --             --         (302,104)      (24,140)
 Loan to affiliate......   (141,000)           --              --            --
 Settlement of due to
  affiliate.............        --             --              --        356,157
 Advances from
  affiliates............     16,882            --              --         18,306
 Repayments to
  affiliates............        --          (7,275)        (22,724)          --
 Invested capital
  transactions with
  affiliates............    (41,987)       (31,670)        (46,114)      (43,730)
                          ---------      ---------      ----------     ---------
   Net cash provided by
    (used in) financing
    activities..........   (235,389)        94,178          15,987       178,993
Effect of exchange rate
 changes on cash and
 equivalents............       (718)        (1,261)          5,886           998
                          ---------      ---------      ----------     ---------
Net increase (decrease)
 in cash and cash
 equivalents............   (184,288)        99,576         127,768        (9,579)
Cash and cash
 equivalents at
 beginning of period....    281,109        181,533          53,765        63,344
                          ---------      ---------      ----------     ---------
Cash and cash
 equivalents at end of
 period.................  $  96,821      $ 281,109      $  181,533     $  53,765
                          =========      =========      ==========     =========

            See accompanying notes to combined financial statements

                               P & L COAL GROUP

                    NOTES TO COMBINED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

  The accompanying combined financial statements include the combined operations and balance sheets of the coal mining business and the U.S. energy trading business held by The Energy Group PLC ("The Energy Group") prior to their acquisition by P&L Coal Holdings Corporation on May 19, 1998 (see note
19). These financial statements include the accounts of Peabody Holding Company, Inc. ("Peabody Holding Company"), Gold Fields Mining Corporation ("Gold Fields") which owns Lee Ranch mine ("Lee Ranch"), Citizens Power LLC ("Citizens Power"), Peabody Resources Holdings Pty Ltd. ("Peabody Resources"), an Australian company, which is held by Darex Capital, Inc. and Peabody Australia Ltd. and their majority owned subsidiaries, and certain other accounts of The Energy Group subsidiaries (collectively, the "Company"). Darex Capital, Inc. and Peabody Australia Ltd. assets and operations relate solely to their holdings of Peabody Resources.

  Prior to March 7, 1997, the Company was a wholly owned indirect subsidiary of Hanson PLC (collectively referred to as "Hanson"). During 1996 and 1997, Hanson demerged its operations into four separate companies. As part of this tax-free distribution plan ("spin-off"), on February 24, 1997 Hanson demerged The Energy Group to hold the energy business of Hanson. In addition, on March 7, 1997, a subsidiary of Hanson sold the outstanding common stock of Peabody Holding Company to a subsidiary of The Energy Group and combined it with other Hanson energy companies to form The Energy Group.

JOINT VENTURES

  Joint ventures are accounted for using the equity method except for undivided interests in Australia, which are reported using pro rata consolidation whereby the Company reports its proportionate share of assets, liabilities, income and expenses. The joint ventures in Australia include Bengalla (35%), Narama (50%) and Warkworth (43.75%). Investments in 20% to 50%-owned U.S. partnerships and affiliates are accounted for on the equity method. At March 31, 1998, the Company had equity interests in Black Beauty Coal Company (43.3%), Black Beauty Equipment Company (43.3%), Falcon Coal Company (33.3%), Eagle Coal Company (33.3%), Dominion Terminal Associates (30%), Yankeetown Dock Corporation (40%), Squaw Creek Coal Company (40%) and Tecumseh Coal Corporation (50%). All significant intercompany transactions have been eliminated.

  The difference between the carrying amounts of the Company's investments in joint ventures and the Company's respective share of the underlying equity of such joint ventures is $25.8 million at March 31, 1998, and relates to a single joint venture. The difference is attributed to the coal reserves of the applicable joint venture, and is being amortized as the reserves are depleted.

  The financial statements include the following asset and operating amounts for Australian entities utilizing pro rata consolidation (dollars in thousands):

                          YEAR ENDED   SIX MONTHS     YEAR ENDED    YEAR ENDED
                          MARCH 31,  ENDED MARCH 31, SEPTEMBER 30, SEPTEMBER 30,
                             1998         1997           1996          1995
                          ---------- --------------- ------------- -------------
Total revenue............  $ 76,406     $ 41,058       $ 78,388       $80,520
Operating income.........    17,731        8,386         20,632        18,088
                          MARCH 31,     MARCH 30,    SEPTEMBER 30, SEPTEMBER 30,
                             1998         1997           1996          1995
                          ---------- --------------- ------------- -------------
Total assets.............  $139,200     $118,154       $109,169       $84,070

  Effective with the date of the spin-off, the Company changed its fiscal year-end from September 30 to March 31. Accordingly, the 1997 results represent only six months of activity.

DESCRIPTION OF BUSINESS

  The Company is engaged principally in the mining of coal for sale primarily to electric utilities in the United States. In addition, during 1998, the Company began marketing and trading electric power and energy-related commodity risk management products through its recently acquired subsidiary, Citizens Power. Citizens Power also provides services and price risk management capabilities to the electric power industry. Price risk management activities include the restructuring of power sales and power supply agreements. Citizens Power balances sales and purchase commitments to mitigate market risk and secure cash flow streams.

ACCOUNTING FOR PRICE RISK MANAGEMENT ACTIVITIES

  The Company engages in price risk management activities for both trading and non-trading purposes. Activities for trading purposes, generally consisting of services provided to the power sector through Citizens Power operations, are accounted for using the fair value method. Under such method, the derivative commodity instruments (forwards, futures, options and swaps) with third parties are reflected at market value and are included in "Assets and liabilities from trading and price risk management activities" in the consolidated and combined balance sheets. In the absence of quoted value, financial commodity instruments are valued at fair value, considering the net present value of the underlying sales and purchase obligations, volatility of the underlying commodity, appropriate reserves for market and credit risks and other factors, as determined by the Company's management. Subsequent changes in market value are recognized as gains or losses in "Sales" in the period of change.

  Activities for non-trading purposes consist of derivative financial instruments entered into by P&L Coal's Australian subsidiary to hedge the impact of exchange rate fluctuations on anticipated future sales. Peabody Resources uses forward currency contracts to manage its exposure against foreign currency fluctuations on sales denominated in U.S. dollars. These financial instruments are accounted for using hedge accounting. Changes in the market value of these transactions are deferred until the gain or loss on the hedged item is recognized. If the future sale is no longer anticipated, the changes in market value of the forward currency contracts would be recognized as gain or loss in the period of change.

SALES

  The Company incurs certain "add-on" taxes and fees on coal sales. Coal sales are reported including taxes and fees charged by various federal and state governmental bodies.

  Also included are revenues from trading electric power and related commodity risk management products utilizing the fair value method of accounting. Revenues from trading activities are recognized for the differences between contract and market prices. Revenues from price risk management activities are recognized by discounting the estimated net cash flows from the underlying long-term sales and purchase agreements after providing for appropriate reserves for credit, market risk and other future costs.

OTHER REVENUES

  Other revenues include royalties related to coal lease agreements, earnings in joint ventures, management fees, farm income and contract restructuring payments (see note 14). Royalty income generally results from the lease or sub-lease of mineral rights to third parties. These agreements generally provide for payments based upon a percentage of the selling price or an amount per ton of coal produced. Certain agreements require minimum annual lease payments regardless of the extent to which minerals are produced from the leasehold. The terms of these agreements generally range from specified periods of 5 to 20 years or can be for an unspecified period until all reserves are depleted.

CASH AND CASH EQUIVALENTS

  Cash and cash equivalents are stated at cost, which approximates fair value. Cash equivalents consist of highly liquid investments with an original maturity of three months or less.

INVENTORIES

  Materials and supplies and coal inventory are valued at the lower of average cost or market. Coal inventory costs include labor, supplies, equipment costs, operating overhead and other related costs.

PROPERTY, PLANT, EQUIPMENT AND MINE DEVELOPMENT

  Property, plant, equipment and mine development are recorded at cost. Interest costs applicable to major asset additions are capitalized during the construction period including $1.5 million for the year ended March 31, 1998 and $0.1 million for the six months ended March 31, 1997. No interest was capitalized for the year ended September 30, 1996.

  Expenditures which extend the useful lives of existing plant and equipment are capitalized. Maintenance and repairs are charged to operating costs and expenses as incurred. Costs incurred to develop coal mines or to expand the capacity of operating mines are capitalized. Development costs incurred to maintain current production capacity at a mine and exploration expenditures are charged to expense as incurred. Certain costs to acquire computer hardware and the development and/or purchase of software for internal use are capitalized and depreciated over the estimated useful lives.

  Depletion of coal lands is computed using the units-of-production method utilizing only proven and probable reserves in the depletion base. Mine development costs are principally amortized over the estimated lives of the mines using the straight line method. Depreciation of plants and equipment (excluding life of mine assets) is computed using the straight-line method over the estimated useful lives as follows:

                                                       YEARS
                                                   -------------
         Buildings and improvements...............   10 to 20
         Machinery and equipment..................    3 to 30
         Leasehold improvements................... Life of Lease

  In addition, certain plant and equipment assets associated with mining are depreciated using the straight-line method over the estimated life of the mine, which varies from 3 to 49 years.

ACCRUED RECLAMATION AND OTHER ENVIRONMENTAL LIABILITIES

  The Company records a liability for the estimated costs to reclaim land as the acreage is disturbed during the ongoing surface mining process. The estimated costs to reclaim support acreage and to perform other related functions at both surface and underground mines are recorded ratably over the lives of the mines. As of March 31, 1998, the Company had $372.4 million in surety bonds outstanding and $13.9 million in letters of credit to secure reclamation. The amount of reclamation self-bonding in certain states in which the Company qualifies approximated $277.3 million at March 31, 1998.

  Accruals for other environmental matters are recorded in operating expenses when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Accrued liabilities are exclusive of claims against third parties and are not discounted. In general, costs related to environmental remediation are charged to expense. Environmental costs are capitalized only to the extent the capitalization criteria of Emerging Issues Task Force 90-8 are met (see note 17).

INCOME TAXES

  Income taxes are accounted for using a balance sheet approach known as the liability method. The liability method accounts for deferred income taxes by applying statutory tax rates in effect at the date of the balance sheet to differences between the book and tax basis of assets and liabilities.

POSTEMPLOYMENT BENEFITS

  The Company provides postemployment benefits to qualifying employees, former employees and dependents under the provisions of various benefit plans or as required by state or federal or Australian law. The Company accounts for workers' compensation obligations and other Company provided postemployment benefits on the accrual basis of accounting.

CONCENTRATION OF CREDIT RISK AND MARKET RISK

  The Company mines bituminous and subbituminous coal, which is burned to produce steam and generate electricity. Some of the Company's West Virginia mines also produce metallurgical grade bituminous coal, which is used as a raw material in the production of coke for steel manufacturers and foundries. U.S. electric utilities accounted for 88 percent of the Company's sales tonnages for the year ended March 31, 1998, 88 percent for the six months ended March 31, 1997, 87 percent for the year ended September 30, 1996 and 85 percent for the year ended September 30, 1995.

  Certain U.S. subsidiaries of the Company are party to two separate labor agreements with the United Mine Workers of America ("UMWA") and certain Australian subsidiaries of the Company are party to a separate labor agreement with the United Mineworkers Federation of Australia. Sales of coal by these subsidiaries were 36 percent of the Company's tons sold for the year ended March 31, 1998, 37 percent for the six months ended March 31, 1997, 38 percent for the year ended September 30, 1996 and 41 percent for the year ended September 30, 1995.

  The Company's trading and price risk management activities give rise to market risk, which represents the potential loss caused by a change in the market value of a particular commitment. Market risks are actively monitored to ensure compliance with risk management policies of the Company. Policies are in place which limit the amount of total net exposure the Company may enter into at any point in time. Procedures exist which allow for monitoring of all commitments and positions with daily reporting to senior management.

  The Company's concentration of credit risk is substantially with electricity producers and marketers, and electric utilities. The Company's policy is to independently evaluate each customer's creditworthiness prior to entering into transactions and to constantly monitor the credit extended. In the event that the Company engages in a transaction with a counterparty that does not meet its credit standards, the Company will protect its position by requiring the counterparty to provide appropriate credit enhancement.

  As a writer of options, the Company receives a premium at the outset and then bears the risk of unfavorable changes in the price of the financial instruments underlying the option. Forwards, swaps and over-the-counter options are traded in unregulated markets.

  Futures and exchange-traded options are typically liquidated by entering into offsetting contracts. Over-the-counter forwards, options and swaps are either liquidated with the same counterparty or held to settlement date. For the financial instruments, except for price risk management contracts, the unrealized gain or loss, rather than the contract amounts, represent the approximate future cash requirements.

USE OF ESTIMATES IN THE PREPARATION OF THE FINANCIAL STATEMENTS

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

IMPAIRMENT OF LONG-LIVED ASSETS

  During fiscal 1996, the Company elected early adoption of the provisions of Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". SFAS 121 requires impairment losses to be recognized on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated under various assumptions by those assets are less than the assets' carrying amount. Impairment losses under SFAS 121 are measured by comparing the estimated fair value of the assets to their carrying amount.

  In fiscal year 1996, a noncash charge of $890.8 million ($525.7 million after income taxes) was recorded as a result of adopting the evaluation methodology of SFAS 121, principally related to the impairment of certain inactive and undeveloped coal reserves.

  Prior to the adoption of this pronouncement, asset impairment was evaluated at an operating company level based on the contribution of operating profits and undiscounted cash flows being generated from those operations. Under the Company's previous policy, assets used in operations, which consisted of multiple operating companies, were evaluated for impairment based on gross margins and cash flows generated by each separate operating company in a given business cycle.

  SFAS 121 requires the impairment review to be performed at the lowest level of asset grouping for which there are identifiable cash flows, a change from the higher level at which the Company's previous accounting policy measured impairment. The Company's economic grouping of assets was based on the markets in which the operations compete and consisted of both active and inactive mines, as well as undeveloped properties. Evaluation of assets at the lower grouping level indicated an impairment of certain of those assets. A significant factor contributing to the estimated impairment was a decline in certain coal markets caused by weak demand and lower prices. Coal market conditions have also been adversely impacted by the effects of the Clean Air Act Amendments of 1990.

FOREIGN CURRENCY TRANSLATIONS

  Assets and liabilities of foreign affiliates are generally translated at current exchange rates, and related translation adjustments are reported as a component of invested capital. Income statement accounts are translated at the average rates during the period.

RECLASSIFICATIONS

  Certain amounts for 1997, 1996 and 1995 have been reclassified to conform with 1998 report classifications with no effect on previously reported net income or invested capital.

RECENT ACCOUNTING PRONOUNCEMENTS

  In June 1997, Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" was issued which establishes new rules for the reporting and display of comprehensive income and its components. The Company intends to adopt this statement for its 1999 fiscal year.

  Also in June 1997, SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" was issued which establishes standards for disclosure about operating segments in annual financial statements and selected information in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." The new standard becomes effective for the Company's 1999 fiscal year and requires comparative information from earlier years be restated to conform to requirements of this standard. The Company is evaluating the requirements of SFAS No. 131 and the effects, if any, on the Company's current reporting and disclosures.

  In February 1998, SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" was issued which improves and standardizes disclosures by eliminating certain existing reporting requirements and adding new disclosures. The statement addresses disclosure issues only and does not change the measurement or recognition provisions specified in previous statements. The statement supercedes SFAS No. 87, "Employers' Accounting for Pensions," SFAS No. 88, "Accounting for Settlements and Curtailments of Defined Benefit Pensions Plans and for Termination Benefits" and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The Company intends to adopt this statement for its 1999 fiscal year.

(2) BUSINESS COMBINATIONS

  In May 1997, the Company acquired all of the ownership interests in Citizens Lehman Power L.L.C. ("Citizens Power") and its subsidiaries. Citizens Power, located in Boston, Massachusetts, markets and trades electric power and energy-related commodity risk management products. Citizens Power also provides services and price risk management capabilities to the electric power industry (see note 1).

  The purchase consideration is $20.0 million in cash, plus up to a maximum of $100.0 million of additional consideration based upon specific calculations related to increases in net asset value calculated at various dates over a five-year period ending March 31, 2002. The contingent payments are reflected in the financial statements as additional goodwill when the contingency is determined and the additional consideration becomes payable.

  Of the $100.0 million additional contingent consideration, $65.0 million has been determined owed as of March 31, 1998. Based upon Citizens Power's calculations as of June 1997, the Company issued a $30.0 million note to the sellers. The note is due March 31, 2000. Interest, which is payable quarterly, accrues at the London Interbank Offered Rate ("LIBOR") plus 18 basis points. In addition, the first amendment to the purchase agreement, dated July 1997, provided a total $35.0 million minimum on the total remaining net asset value contingency calculations, with a $70.0 million maximum. In the event of a change of ownership control, the agreement provides potential changes to the net asset value contingency calculations; however, the $120.0 million purchase price maximum remains.

  The acquisition was accounted for as a purchase and accordingly, the operating results of Citizens Power have been included in the Company's combined financial statements since the date of acquisition. The excess of the aggregate purchase price over the fair market value of net assets acquired (which will increase for any future contingent cash payments) of approximately $78.4 million as of March 31, 1998 is being amortized on a straight-line basis over 20 years. The Company's management determined the fair value of the net assets acquired as follows: The financial instruments with third parties included in the "Assets or liabilities from trading and price risk management activities" were reflected at market value. In the absence of quoted value, financial instruments were valued at fair value, considering the net present value of the underlying sales and purchase obligations, the volatility of the underlying commodity, appropriated reserves for market and credit risks and other factors, as determined by the Company's management. The carrying amounts of cash and cash equivalents, accounts payable, notes receivable and accrued liabilities approximate fair values due to the short maturity of the instruments. The carrying amounts of the notes payable approximated their fair value given current rates and approximated interest rates of the notes.

  The following unaudited pro forma results of operations for the year ended March 31, 1998, the six months ended March 31, 1997 and the years ended September 30, 1996 and 1995, respectively, assumes the acquisition had occurred at the beginning of each fiscal year. The pro forma results of Citizens Power would be as follows (dollars in thousands):

                        YEAR ENDED   SIX MONTHS     YEAR ENDED    YEAR ENDED
                        MARCH 31,  ENDED MARCH 31, SEPTEMBER 30, SEPTEMBER 30,
                           1998         1997           1996          1995
                        ---------- --------------- ------------- -------------
Revenues...............   $28,395         $18,174       $11,980         $ (147)
Net income (loss)*.....     8,562         $15,772           938         (3,698)

--------
* No taxes applicable to limited liability company

  The unaudited pro forma results of P & L Coal Group would be as follows (dollars in thousands):

                                        SIX MONTHS
                             YEAR ENDED   ENDED     YEAR ENDED     YEAR ENDED
                             MARCH 31,  MARCH 31,  SEPTEMBER 30,  SEPTEMBER 30,
                                1998       1997        1996           1995
                             ---------- ---------- -------------  -------------
Revenues...................  $2,246,417 $1,082,267    $2,205,566     $2,175,689
Income (loss) before income
 taxes.....................     250,507    101,757      (701,529)       189,041
Net income (loss)..........     160,314     74,204      (445,344)        96,689

  The pro forma results include amortization of the purchase goodwill since the acquisition date. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of each of the fiscal periods presented, nor are they necessarily indicative of future combined results.

  Effective January 1, 1998, Thoroughbred L.L.C. ("Thoroughbred"), a subsidiary of Peabody Holding Company, purchased an additional 10 percent interest in Black Beauty Coal Company for $37.7 million in cash and as a result, increased its ownership in the partnership to 43.3 percent. Thoroughbred also obtained an option to purchase an additional 5 percent interest in the partnership on or before January 15, 1999. As described in
Note 1, the Company accounts for its ownership interest in Black Beauty Coal Company using the equity method.

  On July 17, 1995, Peabody Bengalla Investments Pty. Limited, a subsidiary of the Company, acquired an additional 10 percent in Bengalla's Joint Venture for $1.9 million.

  On November 1, 1994, Caballo Coal Company, a subsidiary of the Company, completed the purchase of Exxon Coal USA, Inc.'s Carter Mining Company for $356.2 million in cash. The purchase included Rawhide and Caballo coal mines, located in the Powder River Basin of Wyoming, and associated coal supply agreements. Caballo Coal Company's revenues and results of operations for the eleven month period that it was owned by Peabody Holding Company during fiscal 1995 of $129.0 million and $31.3 million, respectively, would not have been materially different if the acquisition had occurred at the beginning of the year.

  In 1995, the Company acquired controlling interest in an equity investment for $1.5 million in cash and a note payable valued at $1.6 million.

(3) COAL INVENTORY

  Coal inventory consisted of the following (dollars in thousands):

                                               MARCH 31, MARCH 31, SEPTEMBER 30,
                                                 1998      1997        1996
                                               --------- --------- -------------
Saleable coal.................................  $51,443  $ 52,821    $ 40,474
Raw coal......................................   25,422    22,551      13,520
Work in process...............................  120,615   112,009     107,828
                                               --------  --------    --------
                                               $197,480  $187,381    $161,822
                                               ========  ========    ========

  Raw coal represents coal stockpiles that in some cases may be sold in current condition or may be further processed prior to shipment to a customer. Work in process consists of the average cost to remove overburden above an unmined coal seam as a part of the surface mining process.

(4) INVESTMENTS AND OTHER ASSETS

  Investments and other assets consisted of the following (dollars in thousands):

                                              MARCH 31, MARCH 31, SEPTEMBER 30,
                                                1998      1997        1996
                                              --------- --------- -------------
Notes receivable............................. $173,639  $180,218    $188,414
Peabody Holding Company--intangible assets...   97,783   106,193     110,296
Citizens Power--Goodwill.....................   76,198       --          --
Equity investments and other.................  207,920   159,746     149,448
                                              --------  --------    --------
                                              $555,540  $446,157    $448,158
                                              ========  ========    ========

 Notes Receivable

  The rights of the lease between Hospah Coal Company, a wholly-owned subsidiary of Santa Fe Pacific Corporation ("SFPC") and Chaco Energy Company ("Chaco"), a subsidiary of Texas Utilities Company, were transferred to Hanson Natural Resources Company ("HNRC") with the acquisition of Lee Ranch in June 1993. On February 28, 1990, SFPC and Texas Utilities settled litigation related to the original lease which included an amended coal lease whereby Chaco agreed to make certain non-recoupable advance royalty payments to SFPC including annual payments of approximately $16.0 million for the period 1991 through 2017. At March 31, 1998, the present value of the non-recoupable advance royalty payments of $169.9 million is included in both "Other current assets" ($7.2 million) and "Investments and other assets" ($162.7 million) in the Combined Balance Sheets. At March 31, 1997, the present value of the non-recoupable advance royalty payments of $174.0 million is included in both "Other current assets" ($7.0 million) and "Investments and other assets" ($167.0 million) in the Combined Balance Sheets. At September 30, 1996, the present value of the non-recoupable advance royalty payments of $184.0 million is included in both "Other current assets" ($12.9 million) and "Investments and other assets" ($171.1 million) in the Combined Balance Sheets.

  As a result of amendments signed with American Electric Power Service Corporation ("AEP") and R&F Coal Company ("R&F") on December 21, 1990, the Simco AEP Conesville coal supply agreement was terminated effective April 20, 1991. As compensation, R&F agreed to pay a subsidiary of the Company $760,000 per month for 96 months with the first payment commencing in January 1991. The present value of $52.9 million was recorded as total consideration received on the Simco contract buyout. The March 31, 1997 and September 30, 1996 balances of $6.6 million and $10.8 million, respectively, represent the noncurrent portion of this note. At March 31, 1998 and 1997 and September 30, 1996 the current amounts of $6.6 million, $8.2 million and $7.8 million, respectively, are reflected in "Accounts receivable" in the Combined Balance Sheets.

 Peabody Holding Company--Intangible Assets

  Intangible assets, primarily purchased contract rights which are amortized essentially on a per ton shipped basis, were $138.9 million at March 31, 1998 and 1997 and $141.8 million at September 30, 1996. Accumulated amortization at March 31, 1998 and 1997 and September 30, 1996 was $41.1 million, $32.7 million and $31.5 million, respectively. The charge against earnings for amortization of intangible assets was $8.4 million for the year ended March 31, 1998, $4.1 million for the six months ended March 31, 1997 and $8.9 million and $9.5 million for the years ended September 30, 1996 and 1995, respectively.

 Citizens Power--Goodwill

  Goodwill in the amount of $78.4 million at March 31, 1998 is amortized on a straight-line basis over 20 years and is recorded net of accumulated amortization of $2.2 million for 1998. Goodwill represents the excess of the cost over the net tangible and identifiable intangible assets of the acquisition of Citizens Power (see note 2), and is stated at cost. The Company assesses the recoverability of goodwill based upon several factors, including management's intention with respect to the operations to which the goodwill relates and those operations' projected future income and undiscounted cash flows. Write-downs of goodwill are recognized when it is determined that the value of such asset has been impaired. Amortization expense for the year ended March 31, 1998 was $2.2 million.

(5) LEASES

  The Company leases equipment and facilities under various noncancelable lease agreements. Certain lease agreements require the maintenance of specified ratios and contain restrictive covenants which limit indebtedness, subsidiary dividends, investments, sales of assets and other actions of the Company. Rental expense under operating leases was $40.6 million for the year ended March 31, 1998, $17.1 million for the six months ended March 31, 1997, $36.5 million for the year ended September 30, 1996 and $31.8 million for the years ended September 30, 1995. The cost of property, plant, equipment and mine development assets acquired under capital leases was $56.0 million and $54.7 million at March 31, 1998 and 1997, respectively, and $49.6 million at September 30, 1996. The related accumulated amortization was $27.1 million and $24.4 million at March 31, 1998 and 1997, respectively, and $22.6 million at September 30, 1996. Amortization of capital leases is included in "Depreciation, depletion and amortization" in the Statements of Combined Operations.

  The Company also leases coal reserves under agreements that require royalties to be paid as the coal is mined. Total royalty expense was $132.9 million for the year ended March 31, 1998, $64.2 million for the six months ended March 31, 1997 and $136.2 million and $127.9 million for the years ended September 30, 1996 and 1995, respectively. Certain agreements also require minimum annual royalties to be paid regardless of the amount of coal mined during the year.

  A substantial amount of the coal mined by the Company is produced from reserves leased from the owner of the coal. One of the major lessors is the U.S. Government, from whom the Company leases substantially all of the coal mined in Wyoming, Montana and Colorado under terms set by Congress and administered by the U.S. Bureau of Land Management. The terms of these leases are generally for an initial term of 10 years but may be extended by diligent development and mining of the reserve until all economically recoverable reserves are depleted. The Company has met the diligent development requirements for substantially all of these federal leases either directly through production or by including the lease as a part of a logical mining unit with other leases upon which development had occurred. Annual production on these federal leases must total at least 1% of the original amount of coal in the entire logical mining unit. Royalties are payable monthly at a rate of 12.5% of the gross realization from the sale of the coal mined using surface mining methods and at the rate of 8% of the gross realization for coal produced using underground mining methods. The Company also leases the coal production at its Arizona mines from The Navajo Nation and the Hopi Tribe under leases that are administered by the U.S. Department of the Interior. These leases expire once mining activities cease. The royalty rates are also generally based upon a percentage of the gross realization from the sale of coal. These rates are subject to redetermination every ten years under the terms of the leases. The remainder of the leased coal is generally leased from state governments, land holding companies and various individuals. The duration of these leases varies greatly. Typically, the lease terms are automatically extended as long as active mining continues. Royalty payments are generally based upon a specified rate per ton or a percentage of the gross realization from the sale of the coal. Many of these leases require the Company to pay minimum annual rental payments.

  Future minimum lease and royalty payments as of March 31, 1998 are as follows (dollars in thousands):

                                                     CAPITAL OPERATING   COAL
YEAR                                                 LEASES   LEASES   RESERVES
----                                                 ------- --------- --------
1999................................................ $ 2,841 $ 35,534  $ 13,433
2000................................................   3,345   34,909    12,997
2001................................................   2,630   28,594    10,987
2002................................................   2,443   25,769    10,205
2003................................................   2,841   21,820     9,114
2004 and thereafter.................................  12,945   65,904    45,695
                                                     ------- --------  --------
Total minimum lease payments........................  27,045 $212,530  $102,431
                                                             ========  ========
Less interest.......................................   5,477
                                                     -------
Present value of minimum capital lease payments..... $21,568
                                                     =======

(6) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

  Accounts payable and accrued expenses consisted of (dollars in thousands):

                                      MARCH
                           MARCH 31,   31,    SEPTEMBER 30,
                             1998      1997       1996
                           --------- -------- -------------
Accounts payable.......... $234,277  $134,132   $123,721
Accrued payroll and
 related benefits.........   80,743    83,272     85,250
Accrued taxes other than
 income...................   75,791    77,501     85,173
Accrued health care.......   58,649    56,588     58,377
Workers' compensation
 obligations..............   39,927    38,145     40,835
Accrued royalties.........   16,401    21,095     18,353
Accrued pensions..........   12,953     4,231      3,883
Accrued lease payments....    9,321     9,611     25,182
Accrued interest..........    3,700     4,547     11,823
Customer contribution
 payable..................      --      2,823     12,784
Other accrued expenses....   55,912    54,223     46,811
                           --------  --------   --------
  Total accounts payable
   and accrued expenses... $587,674  $486,168   $512,192
                           ========  ========   ========

(7) INCOME TAXES

  Pre-tax income (loss) is as follows (dollars in thousands):

                         YEAR ENDED   SIX MONTHS     YEAR ENDED    YEAR ENDED
                         MARCH 31,  ENDED MARCH 31, SEPTEMBER 30, SEPTEMBER 30,
                            1998         1997           1996          1995
                         ---------- --------------- ------------- -------------
Pretax income (loss):
  United States.........  $207,884      $67,029       $(743,564)    $156,875
  Foreign...............    42,645       18,956          41,097       35,864
                          --------      -------       ---------     --------
                          $250,529      $85,985       $(702,467)    $192,739
                          ========      =======       =========     ========

  Total income tax provision (benefit) consisted of (dollars in thousands):

                         YEAR ENDED   SIX MONTHS     YEAR ENDED    YEAR ENDED
                         MARCH 31,  ENDED MARCH 31, SEPTEMBER 30, SEPTEMBER 30,
                            1998         1997           1996          1995
                         ---------- --------------- ------------- -------------
Current:
  U.S. Federal..........  $   --        $ 2,216       $   8,752      $10,940
  Foreign...............   21,001         8,261          14,896       15,204
  State.................    3,684          (453)          1,818        3,432
                          -------       -------       ---------      -------
    Total current.......   24,685        10,024          25,466       29,576
                          -------       -------       ---------      -------
Deferred:
  U.S. Federal..........   65,463        16,058        (239,014)      53,970
  Foreign...............   (5,457)          (86)         (2,786)        (697)
  State.................    5,502         1,557         (39,851)       9,503
                          -------       -------       ---------      -------
    Total deferred......   65,508        17,529        (281,651)      62,776
                          -------       -------       ---------      -------
    Total provision
     (benefit)..........  $90,193       $27,553       $(256,185)     $92,352
                          =======       =======       =========      =======

  The income tax rate on income (loss) differed from the U.S. federal statutory rate as follows:

                          YEAR ENDED   SIX MONTHS     YEAR ENDED    YEAR ENDED
                          MARCH 31,  ENDED MARCH 31, SEPTEMBER 30, SEPTEMBER 30,
                             1998         1997           1996          1995
                          ---------- --------------- ------------- -------------
Federal statutory rate..     35.0%        35.0%          35.0%          35.0%
Changes in the asset
 valuation allowance....      5.7          3.3            0.7           (1.1)
Foreign earnings........      0.4          1.8            0.3            1.0
State income taxes, net
 of U.S. federal tax
 benefit................      2.8          0.7            5.5            6.7
Depletion...............     (8.3)        (8.8)           1.8          (13.8)
Effect of tax sharing
 arrangement with
 Hanson.................      --           --            (6.8)          19.9
Other, net..............      0.4          --             --             0.2
                             ----         ----           ----          -----
                             36.0%        32.0%          36.5%          47.9%
                             ====         ====           ====          =====

  Beginning March 7, 1997, the Company filed a consolidated U.S. federal income tax return with its subsidiaries. At March 31, 1997, U.S. federal and state income taxes were determined on that basis. Prior to March 7, the Company consisted of two separate U.S. federal consolidated groups, Peabody Holding Company and Peabody Investments, Inc. ("PII"), parent of Gold Fields.

  For the years ended September 30, 1996 and 1995, Peabody Holding Company and its subsidiaries were included in a consolidated federal income tax return with other Hanson affiliates. Peabody Holding Company had a tax sharing arrangement with Hanson whereby federal income taxes were computed as part of a consolidated group of companies. For purposes of these financial statements, Peabody Holding Company determined its federal tax provision (benefit) based on its expected allocated share of the consolidated group tax position. State taxes were determined on a separate return basis. Under the tax sharing arrangement, Hanson allocated the consolidated federal income tax liability to the members of the consolidated group by applying a ratio of each member's separate taxable income to the sum of the separate taxable incomes of all members having taxable income for the years. If the consolidated group had taxable income, a member having a taxable loss did not receive a benefit for that loss. If the consolidated group had a taxable loss, only members having a taxable loss received a benefit for that loss. PII was the common parent of a separate consolidated tax group. The group included its interest in the operations of HNRC. HNRC was a partnership which historically included the operations of Lee Ranch, Cavenham Timber and Western Rock Quarries. For purposes of these statements, PII determined its federal and state tax provision as if Lee Ranch was the only operation included for the years ended September 30, 1996, 1995 and 1994.

  Pursuant to The Energy Group spin-off from Hanson in February 1997, The Energy Group entered into Tax Sharing Agreements (each, a "TSA") with both Hanson and Millennium Chemicals, Inc. ("Millennium"), a former Hanson company. Hanson has agreed to indemnify The Energy Group for all Peabody Investments' federal and state income tax liabilities arising prior to February 25, 1997, with the exception of those liabilities arising from the operations of Lee Ranch subsequent to its acquisition in June 1993.

  The Millennium TSA requires Millennium to indemnify The Energy Group and its subsidiaries for all federal income tax liabilities arising from tax years in which Peabody Holding Company and its subsidiaries were members of Hanson's Anglo-American affiliated group (July 3, 1990 through September 30, 1996). With respect to state income taxes, the Millennium TSA indemnifies The Energy Group for Arizona income taxes in the years in which Peabody Holding Company and subsidiaries filed a consolidated return with the Anglo-American group (fiscal years 1994 to 1996).

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are presented below (dollars in thousands):

                                          MARCH 31,   MARCH 31,   SEPTEMBER 30,
                                             1998        1997         1996
                                          ----------  ----------  -------------
Deferred tax assets:
  Accrued long-term reclamation and mine
   closing liabilities................... $   57,773  $   76,976   $   79,543
  Accrued long-term workers' compensation
   liabilities...........................    114,280     118,230      122,907
  Postretirement benefit obligations.....    358,137     353,589      353,679
  Tax credits and loss carryforwards.....    105,100      92,794       99,130
  Obligation to industry fund............     51,410      61,365       66,893
  Others.................................     74,217      87,037       95,621
                                          ----------  ----------   ----------
    Total gross deferred tax assets...... $  760,917  $  789,991   $  817,773
                                          ==========  ==========   ==========
Deferred tax liabilities:
  Property, plant, equipment and mine
   development principally due to
   differences in depreciation, depletion
   and asset writedowns..................    959,037   1,079,634    1,086,884
  Long-term debt, principally due to
   amortization of debt discount.........     35,636      40,096       42,623
  Others.................................    341,668     156,338      161,740
                                          ----------  ----------   ----------
    Total gross deferred tax
     liabilities.........................  1,336,341   1,276,068    1,291,247
                                          ----------  ----------   ----------
Asset valuation allowance................    (92,184)   (103,070)    (110,343)
                                          ----------  ----------   ----------
Net deferred tax liability............... $ (667,608) $ (589,147)  $ (583,817)
                                          ==========  ==========   ==========

  Deferred taxes are included in the Combined Balance Sheets as follows (dollars in thousands):

                                             MARCH 31,  MARCH 31,  SEPTEMBER 30,
                                               1998       1997         1996
                                             ---------  ---------  -------------
Current deferred income taxes............... $  (6,036) $     133    $   5,135
Noncurrent deferred income taxes............  (661,572)  (589,280)    (588,952)
                                             ---------  ---------    ---------
  Net deferred tax liability................ $(667,608) $(589,147)   $(583,817)
                                             =========  =========    =========

  The Company has alternative minimum tax ("AMT") credits of $59.6 million and net operating loss ("NOL") carryforwards of $45.5 million at March 31, 1998. The AMT credits have no expiration date and the NOL carryforwards expire in the year 2011. The AMT credits and NOL carryforwards are fully offset by a valuation allowance.

  The Company made U.S. federal tax payments of $0.1 million for the year ended March 31, 1998, $9.1 million for the six months ended March 31, 1997 and $10.4 million and $2.8 million for the years ended September 30, 1996 and 1995, respectively. The Company paid state and local income taxes totaling $0.8 million for the year ended March 31, 1998, $3.3 million for the six months ended March 31, 1997 and $2.7 million and $2.5 million for the years ended September 30, 1996 and 1995, respectively. Through September 30, 1996, all required federal income tax payments were made by Hanson for Peabody Holding Company.

  Foreign tax payments were $18.3 million for the year ended March 31, 1998, $13.4 million for the six months ended March 31, 1997 and $27.5 million for the year ended September 30, 1996. No material foreign tax payments were made for the year ended September 30, 1995.

(8) SHORT-TERM BORROWINGS

  Short-term borrowings consist of the following (dollars in thousands):

                                               MARCH 31, MARCH 31, SEPTEMBER 30,
                                                 1998      1997        1996
                                               --------- --------- -------------
Commercial paper..............................  $10,080   $43,894    $225,653
The Energy Group credit facility..............      --     50,000         --
Other.........................................      342     3,821       4,035
                                                -------   -------    --------
  Short-term borrowings.......................  $10,422   $97,715    $229,688
                                                =======   =======    ========

  At March 31, 1998 and 1997, Peabody Resources maintained a revolving commercial paper facility denominated as $200.0 million Australian dollars available through multiple banks. The interest rate is determined at the time of borrowing based on the Bank Bill Swap Rate and at March 31, 1998, the effective annual interest rate was 5.3 percent. At September 30, 1996, a similar revolving commercial paper facility denominated as $400.0 million Australian dollars (U.S. $316.7 million) was available.

  Peabody Holding Company had borrowings against The Energy Group credit facility which had an effective interest rate of 6.0 percent at March 31, 1997.

  Peabody Holding Company maintained a line of credit amounting to $35.0 million with one bank at March 31, 1998 and Peabody Resources maintained lines of credit amounting to $20.0 million Australian dollars (U.S. $13.4 million) with several banks at March 31, 1998, to assure availability of funds at prevailing market interest rates. There were no borrowings against the Company's available lines of credit during fiscal year 1998.

  The amount of interest paid was $1.8 million for the year ended March 31, 1998, $6.6 million for the six months ended March 31, 1997 and $12.8 million and $4.3 million for the years ended September 30, 1996 and 1995, respectively.

(9) LONG-TERM DEBT

  Long-term debt consisted of the following (dollars in thousands):

                                               MARCH 31,  MARCH 31,  SEPTEMBER 30,
                                                 1998       1997         1996
                                               ---------  ---------  -------------
5% Subordinated Note:
  Principal................................... $280,000   $300,000     $ 310,000
  Unamortized note discount...................  (87,373)   (98,368)     (103,905)
                                               --------   --------     ---------
                                                192,627    201,632       206,095
Non-recourse Citizens Power debt..............  293,922        --            --
Citizens Power obligations....................   65,000        --            --
Capital lease obligations.....................   21,568     17,422        16,345
Project finance facility......................   14,632        --            --
Other.........................................    4,105      4,954         4,739
                                               --------   --------     ---------
    Total long-term debt......................  591,854    224,008       227,179
Less current maturities.......................  (36,194)   (23,817)      (13,585)
                                               --------   --------     ---------
    Long-term debt, less current maturities... $555,660   $200,191      $213,594
                                               ========   ========     =========

  The 5 percent Subordinated Note, which had an original face value of $400.0 million is recorded net of discount at an effective annual interest rate of approximately 13 percent and provides that:

    (a) The stated interest is payable each March 1.

    (b) The regularly scheduled payments are $20.0 million in 1998 through 2006. Any unpaid amounts are due in 2007.

  Non-recourse Citizens Power debt is payable in installments through 2016. The weighted average interest rate is 9 percent.

  Citizens Power obligations' scheduled debt payments to the former owners of Citizens Lehman Power are $51.0 million in 2000 and $7.0 million in 2001 and 2002. Interest is due quarterly at LIBOR plus 18 basis points on $30.0 million of the debt. The remaining $35.0 million is non-interest bearing.

  Capital lease obligations are payable in installments through 2009 with a weighted average effective interest rate of 6 percent at March 31, 1998.

  Peabody Resources entered into a project finance facility to finance the construction of its interest in the Bengalla mine. The facility expires in 2010 and the maximum drawdown is $131.3 million Australian dollars (U.S. $88.2 million). In accordance with the facility agreement, the loan will be repaid from the proceeds of sales from Bengalla. During 1998, there were borrowings of $14.6 million against the facility with an effective annual interest rate of approximately 7 percent. Other, principally notes payable, is due in installments through 2018 with a weighted average effective interest rate of 7 percent.

  Peabody Resources has a medium term note facility denominated as $200.0 million Australian dollars (U.S. $134.4 million) with an effective interest rate of 6 percent. There were no borrowings against the facility during fiscal year 1998.

  Scheduled debt repayments for the next five fiscal years ending on March 31 are $36.6 million in 1999, $86.0 million in 2000, $44.1 million in 2001, $45.8 million in 2002 and $41.2 million in 2003.

  The amount of interest paid was $44.6 million for the year ended March 31, 1998, $18.0 million for the six months ended March 31, 1997 and $20.8 million and $21.0 million for the years ended September 30, 1996 and 1995, respectively.

(10) WORKERS' COMPENSATION OBLIGATIONS

  The workers' compensation obligations consisted of the following (dollars in thousands):

                                             MARCH 31,  MARCH 31,  SEPTEMBER 30,
                                               1998       1997         1996
                                             ---------  ---------  -------------
Occupational disease costs.................. $214,091   $234,081     $243,438
Traumatic injury claims.....................   84,946     78,729       78,510
State assessment taxes......................    1,785      9,336       10,506
                                             --------   --------     --------
  Total obligations.........................  300,822    322,146      332,454
Less current portion........................  (39,927)   (38,145)     (40,835)
                                             --------   --------     --------
  Noncurrent obligations.................... $260,895   $284,001     $291,619
                                             ========   ========     ========

  Workers' compensation obligations consist of amounts accrued for loss sensitive insurance premiums, uninsured claims, and related taxes and assessments under traumatic injury and occupational disease workers' compensation programs. As of March 31, 1998, the Company had outstanding $57.5 million in letters of credit and $74.3 million in surety bonds to secure workers' compensation obligations.

  Certain subsidiaries of the Company are subject to the Federal Coal Mine Health & Safety Act of 1969, and the related workers' compensation laws in the states in which they operate. These laws require the subsidiaries to pay benefits for occupational disease resulting from coal workers' pneumoconiosis ("CWP"). The provision for CWP claims (including projected claims costs and interest discount accruals) was a benefit of $9.4 million for the year ended March 31, 1998, $3.8 million for the six months ended March 31, 1997 and $10.3 million and $24.9 million for the years ended September 30, 1996 and 1995, respectively. The benefit is primarily attributable to favorable loss experience factors and a change in certain actuarial assumptions.

  The liability for occupational disease claims represents the present value of known claims and an actuarially-determined estimate of future claims that will be awarded to current and former employees. The projections at March 31, 1998 and 1997 and September 30, 1996 were based on a 7.5 percent per annum interest discount rate and a 4 percent estimate for the annual rate of inflation. Traumatic injury workers' compensation obligations are estimated from both case reserves and actuarial determinations of historical trends, discounted at approximately 7.5 percent per annum at March 31, 1998 and 1997 and September 30, 1996.

  For Peabody Resources, workers' compensation funds are either separately administered industry funds or externally insured. Premiums are paid as a percentage of salary and labor costs. The administration of claims and the liability for payment of workers' compensation is the responsibility of the industry fund or the insurance company.

(11) PENSION AND SAVINGS PLANS

  Peabody Holding Company sponsors a defined benefit pension plan covering substantially all salaried U.S. employees (the "Peabody Plan"). A Peabody Holding Company subsidiary also has a defined benefit pension plan covering eligible employees who are represented by the UMWA under the Western Surface Agreement of 1996 (the "Western Plan"). Powder River sponsors a defined benefit pension plan for its salaried employees (the "Powder River Plan"). Lee Ranch sponsors defined benefit pension plans, one which covers substantially all Lee Ranch hourly employees (the "Lee Ranch Hourly Plan") and one which covers substantially all Lee Ranch salaried employees (the "Lee Ranch Salaried Plan"). Peabody Resources participates in a number of superannuation funds and contributes on various percentages of employee compensation. Members of the funds may voluntarily contribute additional amounts to their accounts. Fund members are variously entitled to benefits on retirement, withdrawal, disability or death.

  Benefits under the Peabody Plan, the Powder River Plan and the Lee Ranch Salaried Plan are computed based on the number of years of service and compensation during certain years. Benefits under the Western Plan are computed based on the number of years of service with the subsidiary or other specified employers. Benefits under the Lee Ranch Hourly Plan are computed based on job classification and years of service.

  Annual contributions to the plans are made as determined by consulting actuaries based upon the Employment Retirement Income Security Act of 1974 minimum funding standard. Assets of the plans are primarily invested in various marketable securities, including U.S. Government bonds, corporate obligations and listed stocks. The funds are part of a master trust arrangement managed by the Company.

  Net periodic pension costs recognized as expense for the Peabody Plan, the Powder River Plan, the Western Plan and the Lee Ranch Salaried and Hourly Plans was $7.7 million for the year ended March 31, 1998, $4.4 million for the six months ended March 31, 1997 and $8.6 million and $9.2 million for the years ended September 30, 1996 and 1995, respectively. Net periodic pension costs included the following components (dollars in thousands):

                         YEAR ENDED   SIX MONTHS     YEAR ENDED    YEAR ENDED
                         MARCH 31,  ENDED MARCH 31, SEPTEMBER 30, SEPTEMBER 30,
                            1998         1997           1996          1995
                         ---------- --------------- ------------- -------------
Service cost for
 benefits earned........  $ 10,077      $ 5,163       $  9,978      $  9,533
Interest cost on
 projected benefit
 obligation.............    32,417       16,190         29,908        28,707
Actual return on plan
 assets.................   (51,350)      (7,969)       (29,335)      (43,862)
Other amortizations and
 deferrals..............    16,589       (8,948)        (1,950)       14,796
                          --------      -------       --------      --------
  Net periodic pension
   costs................  $  7,733      $ 4,436       $  8,601      $  9,174
                          ========      =======       ========      ========

  During 1998 and 1996, an early retirement and reduction in force program was offered to certain employees as part of a company-wide restructuring and cost reduction effort. As a result of the special termination benefits offered, a charge of $0.6 million and $15.3 million, respectively, was recognized in accordance with Statement of Financial Accounting Standards No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits."

  The following table sets forth the actuarial present value of benefit obligations and the funded status of the Peabody Plan, the Powder River Plan, the Western Plan and the Lee Ranch Salaried and Hourly Plans and amounts recognized in the Combined Balance Sheets (dollars in thousands):

                            MARCH 31, 1998       MARCH 31, 1997     SEPTEMBER 30, 1996
                          -------------------  -------------------  -------------------
                           ASSETS      ABO      ASSETS      ABO      ASSETS      ABO
                           EXCEED     EXCEED    EXCEED     EXCEED    EXCEED     EXCEED
                             ABO      ASSETS      ABO      ASSETS      ABO      ASSETS
                          ---------  --------  ---------  --------  ---------  --------
Vested benefits.........  $ 345,976  $ 55,623  $ 341,067  $ 47,795  $ 335,313  $ 44,757
Nonvested benefits......      4,846    11,827     14,264    11,019     14,177    10,177
                          ---------  --------  ---------  --------  ---------  --------
                          $ 350,822  $ 67,450  $ 355,331  $ 58,814  $ 349,490  $ 54,934
                          =========  ========  =========  ========  =========  ========
Projected benefit
 obligation for service
 rendered to date.......  $ 372,255  $ 78,205  $ 379,168  $ 69,317  $ 376,766  $ 66,391
Plan assets at fair
 value..................   (408,027)  (60,642)  (366,837)  (47,922)  (358,812)  (44,497)
                          ---------  --------  ---------  --------  ---------  --------
Plan assets (in excess
 of) less than projected
 benefit obligation.....    (35,772)   17,563     12,331    21,395     17,954    21,894
Unrecognized net gain
 (loss).................     13,891    (1,426)   (22,454)   (6,957)   (29,131)   (8,738)
Unrecognized prior
 service cost...........     13,056    (6,654)       829    (7,243)       894    (7,537)
Adjustment required to
 recognize additional
 minimum liability......        --      5,812        --      7,575        --      8,629
                          ---------  --------  ---------  --------  ---------  --------
Accrued (prepaid)
 pension liability
 (asset)................  $  (8,825) $ 15,295  $  (9,294) $ 14,770  $ (10,283) $ 14,248
                          =========  ========  =========  ========  =========  ========

  The provisions of Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions," requires the recognition of an additional minimum liability and related intangible asset to the extent that accumulated benefits exceed plan assets. At March 31, 1998 and 1997 and September 30, 1996, the Company recorded adjustments of $5.8 million, $7.6 million and $8.6 million, respectively, which were required to reflect the Company's minimum liability. An intangible asset was recorded in the same amount.

  Peabody Holding Company and Gold Fields sponsor three separate unfunded supplemental retirement plans to provide senior management with benefits in excess of limits under the federal tax law and increased benefits to reflect a service adjustment factor. The following table sets forth the projected benefit obligation and the recorded liability (dollars in thousands):

                                               MARCH 31, MARCH 31, SEPTEMBER 30,
                                                 1998      1997        1996
                                               --------- --------- -------------
Projected benefit obligation..................  $13,390   $13,162     $11,275
Recorded liability............................   12,411    10,369       8,314

  The recorded liability at March 31, 1998 and 1997 and September 30, 1996 includes the recognition of $3.4 million, $2.5 million and $0.7 million, respectively, in additional minimum liability. Pension expense for these plans was $1.4 million for the year ended March 31, 1998, $0.6 million for the six months ended March 31, 1997 and $1.5 million and $0.8 million for the years ended September 30, 1996 and 1995, respectively.

  The assumptions used to determine the above projected benefit obligation at the end of each fiscal period were as follows:

                                              MARCH 31, MARCH 31, SEPTEMBER 30,
                                                1998      1997        1996
                                              --------- --------- -------------
Discount rate................................    7.5%      7.5%        7.5%
Rate of compensation increase................   3.75%     3.75%       4.25%
Expected rate of return on plan assets.......    9.0%      9.0%        9.0%

  Certain subsidiaries make contributions to multiemployer pension plans which provide defined benefits to substantially all hourly coal production workers represented by the UMWA other than those covered by the Western Plan. Benefits under the UMWA plans are computed based on service with the subsidiaries or other signatory employers. The amounts contributed to the plans and included in operating costs were $4.9 million for the year ended March 31, 1998, $2.4 million for the six months ended March 31, 1997 and $5.0 million and $5.5 million for the years ended September 30, 1996 and 1995, respectively.

  The Company sponsors savings and long-term investment plans for eligible salaried U.S. employees. The Company matches 50 percent of voluntary contributions up to a maximum matching contribution between 3 and 4 percent of a participant's salary. The expense of these plans was $4.2 million for the year ended March 31, 1998, $2.1 million for the six months ended March 31, 1997 and $4.7 million and $4.8 million for the years ended September 30, 1996 and 1995, respectively.

  The amount contributed and expensed by Peabody Resources to superannuation funds was $2.9 million for the year ended March 31, 1998, $1.5 million for the six months ended March 31, 1997 and $2.8 million and $1.8 million for the years ended September 30, 1996 and 1995, respectively.

(12) POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS

  The Company currently provides health care and life insurance benefits to qualifying salaried and hourly retirees and their dependents from defined benefit plans established by the Company. Employees of Gold Fields are only eligible for life insurance benefits as provided by the Company. Plan coverage for the health and life insurance benefits is provided to future hourly retirees in accordance with the applicable labor agreement. The Company accounts for postretirement benefits using the accrual method.

  Retirees of Peabody Resources are provided similar benefits by plans sponsored by the Australian government. As a result, no liability is recorded for this plan.

  Net periodic postretirement benefits costs included the following components (dollars in thousands):

                           YEAR ENDED   SIX MONTHS     YEAR ENDED    YEAR ENDED
                           MARCH 31,  ENDED MARCH 31, SEPTEMBER 30, SEPTEMBER 30,
                              1998         1997           1996          1995
                           ---------- --------------- ------------- -------------
Service cost for benefits
 earned..................   $  6,569      $ 3,540       $ 12,094       $10,605
Interest cost on
 accumulated
 postretirement benefit
 obligation..............     69,614       34,068         63,806        63,847
Prior service cost
 amortization............    (10,071)      (9,625)       (20,855)       (9,138)
                            --------      -------       --------       -------
  Net periodic
   postretirement benefit
   costs.................   $ 66,112      $27,983       $ 55,045       $65,314
                            ========      =======       ========       =======

  The following table sets forth the plans' combined funded status reconciled with the amounts shown in the Combined Balance Sheets (dollars in thousands):

                                           MARCH 31,  MARCH 31,  SEPTEMBER 30,
                                             1998       1997         1996
                                           ---------  ---------  -------------
Accumulated postretirement benefit
 obligation ("APBO"):
  Retirees................................ $569,531   $563,528     $518,956
  Fully eligible active plan
   participants...........................  299,969    275,571       99,096
  Other active plan participants..........  110,321    106,781      292,815
                                           --------   --------     --------
                                            979,821    945,880      910,867
  Unrecognized net loss...................  (70,704)   (64,385)     (47,659)
  Unrecognized prior service cost.........   16,057     26,132       39,117
                                           --------   --------     --------
    Liability included on the balance
     sheet................................  925,174    907,627      902,325
  Less current portion....................  (48,930)   (46,675)     (48,700)
                                           --------   --------     --------
    Noncurrent accrued postretirement
     benefit costs........................ $876,244   $860,952     $853,625
                                           ========   ========     ========

  The assumptions used to determine the APBO at the end of each fiscal period were as follows:

                           MARCH 31, 1998    MARCH 31, 1997   SEPTEMBER 30, 1996
                          ----------------- ----------------- ------------------
Discount rate...........        7.5%              7.5%               7.5%
Salary increase rate for
 life insurance
 benefit................        3.75%             3.75%             4.25%
Health care trend rate:
  Pre-65................    7.6% down to      8.0% down to       8.6% down to
                          5.0% over 5 years 5.0% over 6 years 5.0% over 7 years
  Post-65...............    6.5% down to      6.7% down to       7.0% down to
                          5.0% over 5 years 5.0% over 6 years 5.0% over 7 years
  Medicare..............    5.9% down to      6.0% down to      6.25% down to
                          5.0% over 5 years 5.0% over 6 years 5.0% over 7 years

  The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates one percentage point in each year would increase the accumulated postretirement benefit obligation as of March 31, 1998 by $124.6 million. The effect of this change on the aggregate of the service cost and interest cost components of net periodic postretirement benefit costs for the year ended March 31, 1998 would be an increase of $11.6 million.

  Retirees formerly employed by certain subsidiaries and their predecessors, who were members of the UMWA, last worked before January 1, 1976 and were receiving health benefits on July 20, 1992 from a UMWA multiemployer plan, receive health benefits provided by the Combined Fund, a fund created by the "Coal Industry Retiree Health Benefit Act of 1992" (the "Coal Act"). The Coal Act requires former employers (including certain subsidiaries of the Company) and their affiliates to contribute to the Combined Fund according to a formula. In addition, certain surplus UMWA pension fund monies and Federal Abandoned Mine Lands program funds will be used to pay benefits to orphaned retirees.

  The Company has recorded an actuarially determined liability representing the amounts anticipated to be due for the UMWA Combined Fund. The "Obligation to Industry Fund" reflected in the Combined Balance Sheets at March 31, 1998 and 1997 and September 30, 1996 was $97.0 million, $123.8 million and $137.7 million, respectively. The current portion related to this obligation reflected in "Accounts payable and accrued expenses" in the Combined Balance Sheets at March 31, 1998 and 1997 and September 30, 1996 was $8.8 million, $9.7 million and $8.9 million, respectively

  A benefit of $15.9 million was recognized for the year ended March 31, 1998 which included amortization of an actuarial gain of $21.4 million, net of interest discount accrual of $5.5 million. A benefit of $8.7 million was recognized for the six months ended March 31, 1997 which included amortization of an actuarial gain of $11.7 million, net of interest discount accrual of $3.0 million. A benefit of $15.4 million was recognized for the year ended September 30, 1996 which included amortization of an actuarial gain of $23.3 million, net of interest discount accrual of $7.9 million. A charge of $14.0 million was recognized for the year ended September 30, 1995 for the interest discount accrual.

  The Coal Act also established a multiemployer benefit plan ("1992 Plan") which will provide medical and death benefits to persons who are not eligible for the Combined Fund, whose employer and any affiliates are no longer in business and who retired prior to October 1, 1994. A prior labor agreement established the 1993 UMWA Benefit Trust ("1993 Plan") to provide defined contribution health benefits for retired miners not covered by the Coal Act and whose employer is no longer in business. The 1992 Plan and the 1993 Plan qualify under Statement of Financial Accounting Standards No. 106 as multiemployer benefit plans which allows the Company to continue to recognize expense as the contributions are made. The amounts expensed related to these funds were $4.5 million for the year ended March 31, 1998, $3.7 million for the six months ended March 31, 1997 and $1.5 million and $2.2 million for the years ended September 30, 1996 and 1995, respectively.

  Pursuant to the provisions of the Coal Act and the 1992 Plan, the Company is required to provide security in an amount equal to three times the cost of providing health care benefits for one year for all individuals receiving benefits from the 1992 Plan who are attributable to the Company, plus all individuals receiving benefits from an individual employer plan maintained by the Company who are entitled to receive such benefits. In accordance with the Coal Act and the 1992 Plan, the Company has outstanding letters of credit at March 31, 1998 and 1997 and September 30, 1996 of $91.2 million, $94.1 million and $94.1 million, respectively. The letters of credit represent security for a portion of the postretirement liability included on the balance sheet.

(13) RELATED PARTY TRANSACTIONS

  In August 1990, the Company borrowed $284.0 million from Hanson. The funds were used to prepay certain senior indebtedness. The note payable to Hanson carried interest at the rate of 10 percent per annum through September 1994 and 8.5 percent per annum through September 2000. This intercompany note was contributed by Hanson to capital during 1996. The amount of interest paid on the note was $18.1 million and $24.1 million for the years ended September 30, 1996 and 1995, respectively.

  The "Receivables from affiliates, net" reflected in the Combined Balance Sheets represents amounts due to/from The Energy Group and other affiliates. No interest is earned by the Company on the balance with The Energy Group.

  A subsidiary of the Company has purchased coal from Black Beauty Coal Company, a 43.3 percent owned partnership. The subsidiary purchased 126,601 tons of coal at a cost of $3.0 million for the year ended March 31, 1998, 37,645 tons of coal at a cost of $1.0 million for the six months ended March 31, 1997, 55,707 tons of coal at a cost of $1.5 million for the year ended September 30, 1996 and 238,000 tons of coal at a cost of $4.9 million for the year ended September 30, 1995.

  In 1998, the Company paid a $65.1 million dividend and provided a $141.0 million loan to Peabody Investments, Inc. with a five year term at a 5 percent interest rate.

  During the six months ended March 31, 1997, the Company received a capital contribution of $269.2 million from The Energy Group. In 1995, the Company received a capital contribution of $206.4 million from Hanson and paid a capital dividend of $274.6 million to Hanson.

(14) CONTRACT RESTRUCTURINGS

  During 1998, a subsidiary of the Company agreed to terminate a long-term coal supply agreement ("CSA") in exchange for payments from a customer totaling $49.3 million, which resulted in a gain of $49.3 million.

  During 1997, a subsidiary of the Company sold a CSA to an unrelated third party in exchange for an initial $11.6 million payment, and nominal future consideration, which resulted in a gain of $11.6 million.

  During 1996, a subsidiary of the Company agreed to terminate a CSA in exchange for a $22.0 million payment from a customer which resulted in a gain of $22.0 million.

  During 1995, a subsidiary of the Company agreed to terminate a CSA in exchange for a $25.5 million payment from a customer. This transaction resulted in a gain of $23.9 million after deducting the cost of terminating a related coal purchase agreement as well as certain other costs related to the transaction.

  These gains are included in "Other revenue" in the Statements of Combined Operations.

(15) FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

  The Company owns a 30 percent interest in a partnership that leases a coal export terminal from the Peninsula Ports Authority of Virginia under a 30-year lease that permits the partnership to purchase the terminal at the end of the lease term for a nominal amount. The partners have severally (but not jointly) agreed to make payments which in the aggregate provide the partnership with sufficient funds to pay rents and to cover the principal and interest payments on the floating-rate industrial revenue bonds issued by the Peninsula Ports Authority. The Company has provided letters of credit totaling $42.7 million as security that it will make such payments. The total face value of the bonds outstanding is $106.2 million. The Company guarantees 63.2 percent of the Series (A-D) bonds which have a total face value of $63.1 million. The effective interest rate was 2.4 percent as of March 31, 1998. The weighted average interest rate was 3.6 percent for the year ended March 31, 1998, 3.4 percent for the six months ended March 31, 1997 and 3.4 and 3.7 percent for the years ended September 30, 1996 and 1995, respectively.

  As of March 31, 1998, the Company was contingently liable in the form of a guarantee of indebtedness owed by partnership investments. The Company's portion of the liability, should the other parties fail to perform, is $105.6 million. The Company believes it is remote that it will be required to satisfy this guarantee.

  Peabody Resources uses forward currency contracts to manage its exposure against foreign currency fluctuations on sales denominated in U.S. dollars. Realized gains and losses on these contracts are recognized in the same period as the hedged transactions. The Company had unrealized gains and (losses) recorded of ($17.3 million) for the year ended March 31, 1998, $11.7 million for the six months ended March 31, 1997 and $14.2 million and $2.7 million for the years ended September 30, 1996 and 1995, respectively, related to the forward currency contracts. The Company had forward currency contracts outstanding at March 31, 1998, March 31, 1997, and September 30, 1996 of $244.0 million, $110.0 million and $123.0 million, respectively.

  In the normal course of business, the Company is a party to financial instruments with off-balance-sheet risk, such as bank letters of credit, performance bonds and other guarantees, which are not reflected in the accompanying balance sheets. Such financial instruments are to be valued based on the amount of exposure under the instrument and the likelihood of performance being required. In the Company's past experience, virtually no claims have been made against these financial instruments. Management does not expect any material losses to result from these off-balance-sheet instruments and, therefore, is of the opinion that the fair value of these instruments is zero.

(16) FAIR VALUE OF FINANCIAL INSTRUMENTS

  Statement of Financial Accounting Standards No. 107 "Disclosures About Fair Value of Financial Instruments", defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

  The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

    Cash and cash equivalents, Accounts receivable, Receivables from affiliates, and Accounts payable and accrued expenses have a carrying value which approximate fair value due to the short maturity or the financial nature of these instruments.

    Notes payable fair value estimates are based on estimated borrowing rates to discount the cash flows to their present value. The 5 percent Subordinated Note carrying amount is net of unamortized note discount.

    Other noncurrent liabilities include a deferred purchase obligation related to the prior purchase of a mine facility. The fair value estimate is based on the same assumption as notes payable.

    Investments and other assets include certain notes receivable with customers at various interest rates. Notes receivable fair value estimates are based on estimated borrowing rates to discount the cash flows to their present values.


  The carrying amounts and estimated fair values of the Company's financial instruments are summarized as follows (dollars in thousands):

                           MARCH 31, 1998      MARCH 31, 1997    SEPTEMBER 30, 1996
                         ------------------- ------------------- -------------------
                         CARRYING ESTIMATED  CARRYING ESTIMATED  CARRYING ESTIMATED
                          AMOUNT  FAIR VALUE  AMOUNT  FAIR VALUE  AMOUNT  FAIR VALUE
                         -------- ---------- -------- ---------- -------- ----------
Non-recourse Citizens
 Power debt............. $293,922  $293,922  $   --    $   --    $   --    $   --
5% Subordinated Note....  192,627   256,914  201,632   273,461   206,095   288,619
Notes receivable........  182,671   200,923  195,414   198,245   209,212   214,914
Note receivable from
 affiliate..............  141,000   137,161      --        --        --        --
Citizens Power
 obligations............   65,000    53,937      --        --        --        --
Deferred purchase
 obligation.............   33,443    35,309   36,322    38,451    37,678    40,050
Project finance
 facility...............   14,632    11,615      --        --        --        --
Other notes payable.....    4,447     4,676    8,775     8,938     8,774     8,898
Commercial paper debt
 facility...............   10,080    10,080   43,894    43,894   225,653   225,653
Revolving line of
 credit.................      --        --    50,000    50,000       --        --
Customer contribution
 payable................      --        --     2,823     2,823    16,056    14,952

  The fair value of the financial instruments related to trading and price risk management activities as of March 31, 1998, which include energy commodities and average fair value of those instruments held during the year are set forth below (dollars in thousands):

                               FAIR VALUE AS OF    AVERAGE FAIR VALUE FOR THE
                                MARCH 31, 1998     YEAR ENDED MARCH 31, 1998
                            ---------------------- -----------------------------
                              ASSETS   LIABILITIES   ASSETS       LIABILITIES
                            ---------- ----------- ------------- ---------------
Forward contracts.......... $1,288,045  $942,455   $     886,894  $     593,030
Future contracts...........        761       102             553            162
Option contracts...........      3,043     2,120           2,429          3,128
Swap agreements............        530       --              592            --
                            ----------  --------   -------------  -------------
  Total.................... $1,292,379  $944,677   $     890,468  $     596,320
                            ==========  ========   =============  =============

  See note 1, "Accounting for Price Risk Management Activities" regarding method(s) used to estimate the fair value of financial instruments.

  The approximate gross contract or notional amounts of financial instruments as of March 31, 1998 are as follows (dollars in thousands):

                                                            ASSETS   LIABILITIES
                                                          ---------- -----------
Forward contracts........................................ $1,889,040 $1,265,840
Future contracts.........................................      6,541      1,056
Option contracts.........................................      3,607      3,448
Swap agreements..........................................      5,330        --

  The net gains or losses arising from trading and price risk management activities totaled $26.4 million for the period from May 19, 1997 to March 31, 1998 as follows:

Forward contracts........................... $24,862,000
Future contracts............................    (145,000)
Option contracts............................   1,848,000
Swap agreements.............................    (125,000)

  The change in unrealized gain from trading and price risk management activities for the period May 19, 1997 to March 31, 1998 was $12.4 million.

(17) COMMITMENTS AND CONTINGENCIES

  Environmental claims have been asserted against the Company at 17 sites in the U.S. with one being settled in the current year. Some of these claims are based on the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and under similar state statutes. The majority of these sites are related to activities of a former subsidiary of the Company.

  The Company's policy is to accrue environmental cleanup related costs of a noncapital nature when those costs are believed to be probable and can be reasonably estimated. The quantification of environmental exposures requires an assessment of many factors, including changing laws and regulations, advancements in environmental technologies, the quality of information available related to specific sites, the assessment stage of each site investigation, preliminary findings, and the length of time involved in remediation or settlement. For certain sites, the Company also assesses the financial capability of other potentially responsible parties and, where allegations are based on tentative findings, the reasonableness of the Company's apportionment. The Company has not anticipated any recoveries from insurance carriers or other potentially responsible third parties in its Combined Balance Sheets. The liabilities for environmental cleanup related costs recorded in the Combined Balance Sheets at March 31, 1998 and 1997 and September 30, 1996 were $68.6 million, $73.6 million and $74.9 million, respectively. These amounts represent those costs which the Company believes are probable and reasonably estimable. In the event that future remediation expenditures are in excess of amounts accrued, management does not anticipate that they will have a material adverse effect on the combined financial position, results of operations or liquidity of the Company.

  In addition, the Company at times becomes a party to claims, lawsuits, arbitration proceedings and administrative procedures in the ordinary course of business. Management believes that the ultimate resolution of pending or threatened proceedings will not have a material effect on the financial position, results of operations or liquidity of the Company.

  In December 1994, a subsidiary of the Company renegotiated a CSA and agreed to reimburse a customer for the construction of replacement equipment to allow the customer to efficiently burn coal. Payments will not exceed $27.5 million of which $2.8 million, $13.3 million, $9.8 million and $1.6 million was paid during the year ended March 31, 1998, the six months ended March 31, 1997, and during the years ended September 30, 1996 and 1995, respectively.

  At March 31, 1998, purchase commitments for capital expenditures were approximately $70.1 million.

(18) IMPACT OF YEAR 2000--UNAUDITED

  Some of the Company's older computer programs were written using two digits rather than four to define the applicable year. In addition, the Company uses equipment purchased from third parties which utilizes computer technology to monitor or control certain operational procedures and other activities. As a result, those computer programs have time-sensitive software that recognize a date using "00" as the 1900 rather than the year 2000. This could cause a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

  The Company has completed an assessment and will have to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. The total Year 2000 project cost is estimated at approximately $6.5 million, which includes $1.4 million for the purchase of new software and hardware that will be capitalized and $5.1 million that will be expensed as incurred. To date, the Company has incurred and expensed approximately $0.4 million, primarily for assessment of the Year 2000 issue and the development of a modification plan.

  The project is estimated to be completed not later than June 30, 1999, which is prior to any anticipated impact on its operating systems. The Company believes that with modifications to existing software and conversions to new software, the Year 2000 Issue will not present significant operational problems for its computer systems. However, if such modifications and conversions are not made, or are not completed timely, the Year 2000 Issue could have a material impact on the operations of the Company.

  The cost of the project and the date on which the Company believes it will complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, however, there can be no guarantee that these estimates will be achieved.

(19) SUBSEQUENT EVENTS--UNAUDITED

 Dividend Declared and Paid

  On April 27, 1998, Peabody Australia Ltd. and Darex Capital, Inc. declared and paid dividends totaling $50.0 million Australian dollars (U.S. $32.3 million) to Energy Holdings (No.1) Limited, a subsidiary of The Energy Group.

  On May 15, 1998, Peabody Holding Company declared a dividend totaling $141.0 million to Peabody Investments, Inc., liquidating a loan described in note 13.

 The Energy Group Purchase

  Effective May 19, 1998, the Company was acquired by P&L Coal Holdings Corporation, which at the time was wholly owned by Lehman Merchant Banking Partners II, an investment fund affiliated with Lehman Brothers Inc. The transaction was part of the sale of The Energy Group to Texas Utilities Company.

  The Company may conduct certain asset sales in order to generate cash to reduce debt associated with the purchase. In accordance with the purchase agreement, certain wholly owned U.S. subsidiaries of the Company will fully and unconditionally guarantee the debt associated with the purchase on a joint and several basis.

  Separate financial statements and other disclosures concerning the Guarantor Subsidiaries are not presented because management believes that such information is not material to investors. The following condensed historical financial statement information is provided for such Guarantor/Non-guarantor Subsidiaries.

                               P & L COAL GROUP
           SUPPLEMENTAL CONDENSED STATEMENTS OF COMBINED OPERATIONS
                       FOR THE YEAR ENDED MARCH 31, 1998

                                          GUARANTOR   NON-GUARANTOR
                                         SUBSIDIARIES SUBSIDIARIES   COMBINED
                                         ------------ ------------- ----------
(IN THOUSANDS)
Total revenues..........................  $1,993,969    $250,493    $2,244,462
Costs and expenses:
  Operating costs and expenses..........   1,552,176     158,625     1,710,801
  Depreciation, depletion and
   amortization.........................     169,623      33,017       202,640
  Selling and administrative expenses...      78,249       5,391        83,640
  Net gain on property and equipment
   disposals............................     (22,079)        273       (21,806)
  Interest expense......................      30,684       2,951        33,635
  Interest income.......................     (13,984)       (993)      (14,977)
                                          ----------    --------    ----------
Income before income taxes..............     199,300      51,229    $  250,529
  Income tax provision..................      74,649      15,544        90,193
                                          ----------    --------    ----------
Net income..............................  $  124,651    $ 35,685    $  160,336
                                          ==========    ========    ==========

                               P & L COAL GROUP
           SUPPLEMENTAL CONDENSED STATEMENTS OF COMBINED OPERATIONS
                    FOR THE SIX MONTHS ENDED MARCH 31, 1997

                                          GUARANTOR   NON-GUARANTOR
                                         SUBSIDIARIES SUBSIDIARIES   COMBINED
                                         ------------ ------------- ----------
(IN THOUSANDS)
Total revenues..........................   $943,554     $120,539    $1,064,093
Costs and expenses:
  Operating costs and expenses..........    744,079       78,859       822,938
  Depreciation, depletion and
   amortization.........................     84,094       17,636       101,730
  Selling and administrative expenses...     39,623        1,798        41,421
  Net gain on property and equipment
   disposals............................     (4,023)         (68)       (4,091)
  Interest expense......................     17,699        7,001        24,700
  Interest income.......................     (4,947)      (3,643)       (8,590)
                                           --------     --------    ----------
Income before income taxes..............     67,029       18,956        85,985
  Income tax provision..................     19,379        8,174        27,553
                                           --------     --------    ----------
Net income..............................   $ 47,650     $ 10,782    $   58,432
                                           ========     ========    ==========

                                P & L COAL GROUP
            SUPPLEMENTAL CONDENSED STATEMENTS OF COMBINED OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1996

                                          GUARANTOR   NON-GUARANTOR
                                         SUBSIDIARIES SUBSIDIARIES   COMBINED
                                         ------------ ------------- ----------
(IN THOUSANDS)
Total revenues..........................  $1,966,171    $227,415    $2,193,586
Costs and expenses:
  Operating costs and expenses..........   1,550,141     143,402     1,693,543
  Depreciation, depletion and
   amortization.........................     165,256      32,597       197,853
  Selling and administrative expenses...      71,722       3,977        75,699
  Impairment of long-lived assets.......     890,829         --        890,829
  Net gain on property and equipment
   disposals............................     (11,942)     (1,100)      (13,042)
  Interest expense......................      48,587      13,939        62,526
  Interest income.......................      (4,858)     (6,497)      (11,355)
                                          ----------    --------    ----------
Income (loss) before income taxes.......    (743,564)     41,097      (702,467)
  Income tax provision (benefit)........    (268,295)     12,110      (256,185)
                                          ----------    --------    ----------
Net income (loss).......................  $ (475,269)   $ 28,987    $ (446,282)
                                          ==========    ========    ==========

                                P & L COAL GROUP
            SUPPLEMENTAL CONDENSED STATEMENTS OF COMBINED OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1995

                                          GUARANTOR   NON-GUARANTOR
                                         SUBSIDIARIES SUBSIDIARIES   COMBINED
                                         ------------ ------------- ----------
(IN THOUSANDS)
Total revenues..........................  $1,982,536    $193,300    $2,175,836
Costs and expenses:
  Operating costs and expenses..........   1,547,709     123,724     1,671,433
  Depreciation, depletion and
   amortization.........................     161,774      28,556       190,330
  Selling and administrative expenses...      77,597       3,792        81,389
  Net gain on property and equipment
   disposals............................     (12,226)       (702)      (12,928)
  Interest expense......................      54,272       4,083        58,355
  Interest income.......................      (3,465)     (2,017)       (5,482)
                                          ----------    --------    ----------
Income before income taxes..............     156,875      35,864       192,739
  Income tax provision..................      77,846      14,506        92,352
                                          ----------    --------    ----------
Net income..............................  $   79,029    $ 21,358    $  100,387
                                          ==========    ========    ==========

                                P & L COAL GROUP

                 SUPPLEMENTAL CONDENSED COMBINED BALANCE SHEETS
                                 MARCH 31, 1998


                                                            NON-
                                           GUARANTOR     GUARANTOR
                                          SUBSIDIARIES  SUBSIDIARIES   COMBINED
                                          ------------  ------------  -----------
(IN THOUSANDS)
ASSETS
Current assets
  Cash and cash equivalents.............  $    83,812   $    13,009   $    96,821
  Accounts receivable, net..............      211,383       115,157       326,540
  Receivables from affiliates, net......      142,961       (30,198)      112,763
  Inventories...........................      219,598        45,225       264,823
  Assets from trading and price risk
   management activities................          --      1,295,169     1,295,169
  Prepaid expenses and deferred taxes...       21,483         8,553        30,036
                                          -----------   -----------   -----------
                                              679,237     1,446,915     2,126,152
Property, plant, equipment and mine
 development--at cost...................    4,649,463       589,476     5,238,939
Less accumulated depreciation, depletion
 and amortization.......................   (1,359,442)     (205,955)   (1,565,397)
                                          -----------   -----------   -----------
                                            3,290,021       383,521     3,673,542
Investments and other assets............      475,725        79,815       555,540
                                          -----------   -----------   -----------
Total assets............................  $ 4,444,983   $ 1,910,251   $ 6,355,234
                                          ===========   ===========   ===========
LIABILITIES AND INVESTED CAPITAL
Current liabilities
  Short-term borrowings and current
   maturities of long-term debt.........  $    21,844   $    24,772   $    46,616
  Income taxes payable..................       (5,915)        8,303         2,388
  Liabilities from trading and price
   risk management activities...........          --        947,467       947,467
  Accounts payable and accrued
   expenses.............................      432,966       160,744       593,710
                                          -----------   -----------   -----------
                                              448,895     1,141,286     1,590,181
Long-term debt, less current
 maturities.............................      241,921       313,739       555,660
Deferred income taxes...................      591,114        70,458       661,572
Other noncurrent liabilities............    1,839,416        20,563     1,859,979
Invested capital........................    1,323,637       364,205     1,687,842
                                          -----------   -----------   -----------
    Total liabilities and invested
     capital............................  $ 4,444,983   $ 1,910,251   $ 6,355,234
                                          ===========   ===========   ===========

                                 P&L COAL GROUP

                 SUPPLEMENTAL CONDENSED COMBINED BALANCE SHEETS
                                 MARCH 31, 1997

                                         GUARANTOR    NON-GUARANTOR
                                        SUBSIDIARIES  SUBSIDIARIES   COMBINED
                                        ------------  ------------- -----------
(IN THOUSANDS)
ASSETS
Current assets
  Cash and cash equivalents............ $   274,676     $   6,433   $   281,109
  Accounts receivable, net.............     197,106        23,850       220,956
  Receivables from affiliates, net.....       1,781         4,101         5,882
  Inventories..........................     210,062        45,049       255,111
  Prepaid expenses and deferred taxes..      21,809         5,997        27,806
                                        -----------     ---------   -----------
                                            705,434        85,430       790,864
Property, plant, equipment and mine
 development--at cost..................   4,661,365       635,121     5,296,486
Less accumulated depreciation,
 depletion and amortization............  (1,293,549)     (214,146)   (1,507,695)
                                        -----------     ---------   -----------
                                          3,367,816       420,975     3,788,791
Investments and other assets...........     446,130            27       446,157
                                        -----------     ---------   -----------
  Total assets......................... $ 4,519,380     $ 506,432   $ 5,025,812
                                        ===========     =========   ===========
LIABILITIES AND INVESTED CAPITAL
Current liabilities
  Short-term borrowings and current
   maturities of long-term debt........ $    72,387     $  49,145   $   121,532
  Income taxes payable.................       7,946         8,142        16,088
  Accounts payable and accrued
   expenses............................     432,848        53,320       486,168
                                        -----------     ---------   -----------
                                            513,181       110,607       623,788
Long-term debt, less current
 maturities............................     187,593        12,598       200,191
Deferred income taxes..................     501,148        88,132       589,280
Other noncurrent liabilities...........   1,923,992        11,775     1,935,767
Invested capital.......................   1,393,466       283,320     1,676,786
                                        -----------     ---------   -----------
  Total liabilities and invested
   capital............................. $ 4,519,380     $ 506,432   $ 5,025,812
                                        ===========     =========   ===========

                                P & L COAL GROUP

                 SUPPLEMENTAL CONDENSED COMBINED BALANCE SHEETS
                               SEPTEMBER 30, 1996

                                         GUARANTOR    NON-GUARANTOR
                                        SUBSIDIARIES  SUBSIDIARIES   COMBINED
                                        ------------  ------------- -----------
(IN THOUSANDS)
ASSETS
Current assets
  Cash and cash equivalents............ $     2,338     $ 179,195   $   181,533
  Accounts receivable, net.............     177,425        26,068       203,493
  Receivables from affiliates, net.....         762           853         1,615
  Inventories..........................     185,370        41,716       227,086
  Prepaid expenses and deferred taxes..      29,539         9,907        39,446
                                        -----------     ---------   -----------
                                            395,434       257,739       653,173
Property, plant, equipment and mine
 development--at cost..................   4,655,672       627,547     5,283,219
Less accumulated depreciation,
 depletion and amortization............  (1,266,844)     (201,013)   (1,467,857)
                                        -----------     ---------   -----------
                                          3,388,828       426,534     3,815,362
Investments and other assets...........     448,139            19       448,158
                                        -----------     ---------   -----------
  Total assets......................... $ 4,232,401     $ 684,292   $ 4,916,693
                                        ===========     =========   ===========
LIABILITIES AND INVESTED CAPITAL
Current liabilities
  Short-term borrowings and current
   maturities of long-term debt........ $    12,583     $ 230,690   $   243,273
  Income taxes payable.................      13,437        13,736        27,173
  Accounts payable and accrued
   expenses............................     459,887        52,305       512,192
                                        -----------     ---------   -----------
                                            485,907       296,731       782,638
Long-term debt, less current
 maturities............................     202,351        11,243       213,594
Deferred income taxes..................     499,840        89,112       588,952
Other noncurrent liabilities...........   1,935,985        11,869     1,947,854
Invested capital.......................   1,108,318       275,337     1,383,655
                                        -----------     ---------   -----------
  Total liabilities and invested
   capital............................. $ 4,232,401     $ 684,292   $ 4,916,693
                                        ===========     =========   ===========

                                 P&L COAL GROUP

            SUPPLEMENTAL CONDENSED STATEMENTS OF COMBINED CASH FLOWS
                       FOR THE YEAR ENDED MARCH 31, 1998

                                           GUARANTOR   NON-GUARANTOR
                                          SUBSIDIARIES SUBSIDIARIES  COMBINED
                                          ------------ ------------- ---------
(IN THOUSANDS)
Net cash provided by operating
 activities.............................   $ 266,174     $ (84,496)  $ 181,678
                                           ---------     ---------   ---------
Additions to property, plant, equipment
 and mine development...................    (112,383)      (53,953)   (166,336)
Acquisitions and equity investments.....     (58,715)          --      (58,715)
Proceeds from contract renegotiations...      57,460           --       57,460
Proceeds from property and equipment
 disposals..............................      36,948           784      37,732
                                           ---------     ---------   ---------
  Net cash used in investing
   activities...........................     (76,690)      (53,169)   (129,859)
Repayments of short-term borrowings and
 long-term debt.........................    (162,420)     (201,146)   (363,566)
Proceeds from short-term borrowings and
 long-term debt.........................      90,000       269,391     359,391
Capital contribution (distribution).....     (50,230)       50,230         --
Dividends paid..........................     (65,109)          --      (65,109)
Transactions with affiliates:
 Loan to affiliate......................    (141,000)          --     (141,000)
 Advances from (repayments to)
  affiliates............................      (1,542)       18,424      16,882
 Invested capital transactions with
  affiliates............................     (41,987)          --      (41,987)
                                           ---------     ---------   ---------
  Net cash provided by (used in)
   financing activities.................    (372,288)      136,899    (235,389)
Effect of exchange rate changes on cash
 and equivalents........................         --           (718)       (718)
                                           ---------     ---------   ---------
Net increase (decrease) in cash and cash
 equivalents............................    (182,804)       (1,484)   (184,288)
Cash and cash equivalents at beginning
 of period..............................     266,616        14,493     281,109
                                           ---------     ---------   ---------
Cash and cash equivalents at end of
 period.................................   $  83,812     $  13,009   $  96,821
                                           =========     =========   =========

                                 P&L COAL GROUP

            SUPPLEMENTAL CONDENSED STATEMENTS OF COMBINED CASH FLOWS
                    FOR THE SIX MONTHS ENDED MARCH 31, 1997

                                           GUARANTOR   NON-GUARANTOR
                                          SUBSIDIARIES SUBSIDIARIES  COMBINED
                                          ------------ ------------- ---------
(IN THOUSANDS)
Net cash provided by operating
 activities.............................    $ 36,460     $  26,369   $  62,829
                                            --------     ---------   ---------
Additions to property, plant, equipment
 and mine development...................     (59,531)      (16,929)    (76,460)
Proceeds from contract renegotiations...      15,466           --       15,466
Proceeds from property and equipment
 disposals..............................       4,176           648       4,824
                                            --------     ---------   ---------
  Net cash used in investing
   activities...........................     (39,889)      (16,281)    (56,170)
Repayments of short-term borrowings and
 long-term debt.........................     (15,741)     (487,397)   (503,138)
Proceeds from short-term borrowings and
 long-term debt.........................      55,020       312,073     367,093
Capital contribution....................     269,168           --      269,168
Transactions with affiliates:
 Repayments to affiliates...............      (1,010)       (6,265)     (7,275)
 Invested capital transactions with
  affiliates............................     (31,670)          --      (31,670)
                                            --------     ---------   ---------
  Net cash provided by (used in)
   financing activities.................     275,767      (181,589)     94,178
Effect of exchange rate changes on cash
 and equivalents........................         --         (1,261)     (1,261)
                                            --------     ---------   ---------
Net increase (decrease) in cash and cash
 equivalents............................     272,338      (172,762)     99,576
Cash and cash equivalents at beginning
 of period..............................       2,338       179,195     181,533
                                            --------     ---------   ---------
Cash and cash equivalents at end of
 period.................................    $274,676     $   6,433   $ 281,109
                                            ========     =========   =========

                                P & L COAL GROUP

            SUPPLEMENTAL CONDENSED STATEMENTS OF COMBINED CASH FLOWS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1996

                                          GUARANTOR   NON-GUARANTOR
                                         SUBSIDIARIES SUBSIDIARIES   COMBINED
                                         ------------ ------------- ----------
(IN THOUSANDS)
Net cash provided by operating
 activities............................   $ 169,736    $   41,799   $  211,535
                                          ---------    ----------   ----------
Additions to property, plant, equipment
 and mine development..................    (115,292)      (36,814)    (152,106)
Proceeds from contract renegotiations..      29,211           --        29,211
Proceeds from property and equipment
 disposals.............................      15,258         1,997       17,255
                                          ---------    ----------   ----------
  Net cash used in investing
   activities..........................     (70,823)      (34,817)    (105,640)
Repayments of short-term borrowings and
 long-term debt........................     (11,354)     (850,759)    (862,113)
Proceeds from short-term borrowings and
 long-term debt........................       2,534     1,035,182    1,037,716
Capital contribution...................     284,000           156      284,156
Dividends paid.........................         --        (72,830)     (72,830)
Transactions with affiliates:
 Repayment of affiliated loan and
  interest.............................    (302,104)          --      (302,104)
 Advances from (repayments to)
  affiliates...........................     (27,255)        4,531      (22,724)
 Invested capital transactions with
  affiliates...........................     (46,114)          --       (46,114)
                                          ---------    ----------   ----------
  Net cash provided by (used in)
   financing activities................    (100,293)      116,280       15,987
Effect of exchange rate changes on cash
 and equivalents.......................         --          5,886        5,886
                                          ---------    ----------   ----------
Net increase (decrease) in cash and
 cash equivalents......................      (1,380)      129,148      127,768
Cash and cash equivalents at beginning
 of period.............................       3,718        50,047       53,765
                                          ---------    ----------   ----------
Cash and cash equivalents at end of
 period................................   $   2,338    $  179,195   $  181,533
                                          =========    ==========   ==========

                                P & L COAL GROUP

            SUPPLEMENTAL CONDENSED STATEMENTS OF COMBINED CASH FLOWS
                       FOR THE YEAR ENDED SEPTEMBER, 1995

                                          GUARANTOR   NON-GUARANTOR
                                         SUBSIDIARIES SUBSIDIARIES  COMBINED
                                         ------------ ------------- ---------
(IN THOUSANDS)
Net cash provided by operating
 activities.............................  $ 212,405     $  60,138   $ 272,543
                                          ---------     ---------   ---------
Additions to property, plant, equipment
 and mine development...................   (163,306)      (24,700)   (188,006)
Acquisitions and equity investments.....   (357,657)       (1,900)   (359,557)
Proceeds from sale of business unit.....     27,500           --       27,500
Proceeds from contract renegotiations...     32,125           --       32,125
Proceeds from property and equipment
 disposals..............................     23,783         2,042      25,825
                                          ---------     ---------   ---------
  Net cash used in investing
   activities...........................   (437,555)      (24,558)   (462,113)
Repayments of short-term borrowings and
 long-term debt.........................    (15,823)     (469,430)   (485,253)
Proceeds from short-term borrowings and
 long-term debt.........................        --        425,833     425,833
Capital contribution....................    206,420           --      206,420
Dividends paid..........................   (274,600)          --     (274,600)
Transactions with affiliates:
 Repayment of affiliated loan and
  interest..............................    (24,140)          --      (24,140)
 Settlement of due to affiliate.........    356,157           --      356,157
 Advances from affiliates...............     17,775           531      18,306
 Invested capital transactions with
  affiliates............................    (43,730)          --      (43,730)
                                          ---------     ---------   ---------
  Net cash provided by (used in)
   financing activities.................    222,059       (43,066)    178,993
Effect of exchange rate changes on cash
 and equivalents........................        --            998         998
                                          ---------     ---------   ---------
Net decrease in cash and cash
 equivalents............................     (3,091)       (6,488)     (9,579)
Cash and cash equivalents at beginning
 of period..............................      6,809        56,535      63,344
                                          ---------     ---------   ---------
Cash and cash equivalents at end of
 period.................................  $   3,718     $  50,047   $  53,765
                                          =========     =========   =========

(20) SEGMENT INFORMATION

  The Company operates primarily in the coal industry. The Company's industry and geographic data for continuing operations for the year ended March 31, 1998, the six months ended March 31, 1997 and the years ended September 30, 1996 and 1995 are as follows (dollars in thousands):

                          YEAR ENDED    SIX MONTHS     YEAR ENDED    YEAR ENDED
                           MARCH 31,  ENDED MARCH 31, SEPTEMBER 30, SEPTEMBER 30,
                             1998          1997           1996          1995
                          ----------- --------------- ------------- -------------
Revenues:
  Coal..................  $ 2,211,772   $ 1,064,093    $ 2,193,586   $ 2,175,836
  Other.................       32,690           --             --            --
                          -----------   -----------    -----------   -----------
                          $ 2,244,462   $ 1,064,093    $ 2,193,586   $ 2,175,836
                          ===========   ===========    ===========   ===========
Operating income (loss):
  Coal..................  $   256,779   $   102,095    $  (651,296)  $   245,612
  Other.................       12,408           --             --            --
                          -----------   -----------    -----------   -----------
                          $   269,187   $   102,095    $  (651,296)  $   245,612
                          ===========   ===========    ===========   ===========
Identifiable assets:
  Coal..................  $ 5,158,488   $ 5,025,812    $ 4,916,693   $ 5,676,923
  Other.................    1,196,746           --             --            --
                          -----------   -----------    -----------   -----------
                          $ 6,355,234   $ 5,025,812    $ 4,916,693   $ 5,676,923
                          ===========   ===========    ===========   ===========
                          YEAR ENDED    SIX MONTHS     YEAR ENDED    YEAR ENDED
                           MARCH 31,  ENDED MARCH 31, SEPTEMBER 30, SEPTEMBER 30,
                             1998          1997           1996          1995
                          ----------- --------------- ------------- -------------
Revenues:
  United States.........  $ 2,020,409   $   943,554    $ 1,966,171   $ 1,982,536
  Australia.............      224,053       120,539        227,415       193,300
                          -----------   -----------    -----------   -----------
                          $ 2,244,462   $ 1,064,093    $ 2,193,586   $ 2,175,836
                          ===========   ===========    ===========   ===========
Operating income (loss):
  United States.........  $   224,375   $    79,781    $  (699,835)  $   207,682
  Australia.............       44,812        22,314         48,539        37,930
                          -----------   -----------    -----------   -----------
                          $   269,187   $   102,095    $  (651,296)  $   245,612
                          ===========   ===========    ===========   ===========
Identifiable assets:
  United States.........  $ 5,893,489   $ 4,519,380    $ 4,232,401   $ 5,145,918
  Australia.............      461,745       506,432        684,292       531,005
                          -----------   -----------    -----------   -----------
                          $ 6,355,234   $ 5,025,812    $ 4,916,693   $ 5,676,923
                          ===========   ===========    ===========   ===========

                         P&L COAL HOLDINGS CORPORATION

            UNAUDITED STATEMENT OF CONDENSED CONSOLIDATED OPERATIONS

                      FOR THE QUARTER ENDED JUNE 30, 1998
                                 (IN THOUSANDS)

REVENUES
  Sales.............................................................. $253,747
  Other revenues.....................................................    8,920
                                                                      --------
    Total revenues...................................................  262,667
OPERATING COSTS AND EXPENSES
  Operating costs and expenses.......................................  212,747
  Depreciation, depletion and amortization...........................   25,691
  Selling and administrative expenses................................    8,958
                                                                      --------
OPERATING PROFIT.....................................................   15,271
  Interest expense...................................................  (23,154)
  Interest income....................................................    1,027
                                                                      --------
LOSS BEFORE INCOME TAXES.............................................   (6,856)
  Income tax benefit.................................................   (1,569)
                                                                      --------
NET LOSS............................................................. $ (5,287)
                                                                      ========


      See accompanying Notes to Unaudited Condensed Consolidated Financial
                                  Statements.

                         P&L COAL HOLDINGS CORPORATION

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                      UNAUDITED
                                                    -------------
                                                      JUNE 30,      MARCH 31,
                                                        1998          1998
                                                    -------------  -----------
                                                    (IN THOUSANDS) (IN DOLLARS)
ASSETS
Current assets
  Cash and cash equivalents........................  $  211,562       $1.00
  Accounts receivable..............................     396,826          --
  Materials and supplies...........................      65,518          --
  Coal inventory...................................     193,207          --
  Assets from trading and price risk management ac-
   tivities........................................   1,389,577          --
  Other current assets.............................      41,288          --
                                                     ----------       -----
    Total current assets...........................   2,297,978        1.00
Property, plant, equipment and mine development
  Land and coal interests..........................   4,148,791          --
  Building and improvements........................     701,603          --
  Machinery and equipment..........................   1,389,408          --
  Less accumulated depreciation, depletion and am-
   ortization......................................  (1,586,175)         --
                                                     ----------       -----
Property, plant, equipment and mine development,
 net...............................................   4,653,627          --
Investments and other assets.......................     692,018          --
                                                     ----------       -----
    Total assets...................................  $7,643,623       $1.00
                                                     ----------       -----
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Short-term borrowings and current maturities of
   long-term debt..................................  $   88,191       $  --
  Income taxes payable.............................       3,322          --
  Deferred income taxes............................       3,153          --
  Liabilities from trading and price risk manage-
   ment activities.................................   1,041,153          --
  Accounts payable and accrued expenses............     789,656          --
                                                     ----------       -----
    Total current liabilities......................   1,925,475          --
  Long-term debt, less current maturities..........   2,324,163          --
  Deferred income taxes............................     887,130          --
  Accrued reclamation and other environmental lia-
   bilities........................................     458,650          --
  Workers' compensation obligations................     221,957          --
  Accrued postretirement benefit costs.............     991,640          --
  Obligation to industry fund......................      63,624          --
  Other noncurrent liabilities.....................     303,978          --
                                                     ----------       -----
    Total liabilities..............................   7,176,617          --
Stockholders' equity:
  Preferred Stock--$.01 per share par value; June
   30, 1998--10,000,000 shares authorized,
   5,000,000 shares issued and outstanding; March
   31, 1998--zero shares authorized, issued or
   outstanding.....................................          50          --
  Common Stock--$.01 per share par value; June 30,
   1998--25,000,000 shares authorized, 16,000,000
   shares issued and outstanding; March 31, 1998--
   1,000 shares authorized, 1 share issued and out-
   standing;.......................................         160        0.01
  Additional paid-in capital.......................     479,790        0.99
  Accumulated other comprehensive loss.............      (7,707)         --
  Accumulated deficit..............................      (5,287)         --
                                                     ----------       -----
    Total stockholders' equity.....................     467,006        1.00
                                                     ----------       -----
    Total liabilities and stockholders' equity.....  $7,643,623       $1.00
                                                     ==========       =====

      See accompanying Notes to Unaudited Condensed Consolidated Financial
                                  Statements.

                         P&L COAL HOLDINGS CORPORATION

            UNAUDITED STATEMENT OF CONDENSED CONSOLIDATED CASH FLOWS

                      FOR THE QUARTER ENDED JUNE 30, 1998
                                 (IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss......................................................... $    (5,287)
Adjustments to reconcile net loss to net cash provided by
 operating activities:
  Depreciation, depletion and amortization.......................      25,691
  Deferred income taxes..........................................      (2,520)
  Amortization of debt discount and debt issuance costs..........       1,072
  Net gain on property and equipment disposals...................         (29)
  Changes in current assets and liabilities, excluding effects of acquisitions:
    Accounts receivable..........................................      59,519
    Income taxes receivable......................................       5,836
    Materials and supplies.......................................         511
    Coal inventory...............................................       2,862
    Other current assets.........................................      (1,507)
    Accounts payable and accrued expense.........................     (47,349)
    Income taxes payable.........................................         842
Net assets from trading and price risk management activities.....     (13,341)
Accrued reclamation and related liabilities......................     (10,085)
Workers' compensation obligations................................         218
Accrued postretirement benefit costs.............................      (1,696)
Obligation to industry fund......................................         (42)
Other, net.......................................................       4,578
                                                                  -----------
    Net cash provided by operating activities....................      19,273
                                                                  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant, equipment and mine development.....     (39,543)
Acquisition of P&L Coal subsidiaries, net of $70,359 cash
 acquired........................................................  (1,994,635)
Proceeds from contract restructurings............................       1,084
Proceeds from property and equipment disposals...................          61
                                                                  -----------
    Net cash used in investing activities........................  (2,033,033)
                                                                  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
Payments of long-term debt.......................................     (76,193)
Proceeds from long-term debt.....................................   1,821,843
Net capital contribution.........................................     480,000
                                                                  -----------
    Net cash provided by financing activities....................   2,225,650
Effect of exchange rate changes on cash and cash equivalents.....        (328)
                                                                  -----------
Net increase in cash and cash equivalents........................     211,562
Cash and cash equivalents at beginning of period.................         --
                                                                  -----------
Cash and cash equivalents at end of period....................... $   211,562
                                                                  ===========

      See accompanying Notes to Unaudited Condensed Consolidated Financial
                                  Statements.

                         P&L COAL HOLDINGS CORPORATION

        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

  The accompanying condensed consolidated financial statements include the consolidated operations and balance sheets of P&L Coal Holdings Corporation ("P&L Coal"). These financial statements include the subsidiaries of Peabody Holding Company, Inc. ("Peabody Holding Company"), Gold Fields Mining Corporation ("Gold Fields") which owns Lee Ranch Coal Company ("Lee Ranch"), Citizens Power LLC ("Citizens Power"), Peabody Resources Holdings Pty Ltd. ("Peabody Resources"), an Australian company, which is held by Darex Capital, Inc. and Peabody Australia Ltd. and their majority owned subsidiaries (collectively, the "Company"). Darex Capital, Inc. and Peabody Australia Ltd. assets and operations relate solely to their holdings of Peabody Resources.

  Through May 19, 1998, the Company was a wholly owned indirect subsidiary of The Energy Group, PLC ("The Energy Group"). Effective May 20, 1998, the Company was acquired by P&L Coal, which at the time was wholly owned by Lehman Merchant Banking Partners II and its affiliates ("Lehman Merchant Banking"), an investment fund affiliated with Lehman Brothers Inc. (see note 4). The transaction was part of the sale of The Energy Group to Texas Utilities Company. P&L Coal, a holding company with no direct operations and nominal assets other than its investment in its subsidiaries, was formed by Lehman Merchant Banking on February 27, 1998 for the purpose of acquiring the Company and had no significant activity until the acquisition.

  The accompanying condensed consolidated financial statements at June 30, 1998 and for the quarter ended June 30, 1998, and the notes thereto, are unaudited and do not include all of the disclosures required under generally accepted accounting principles. However, in the opinion of management, these financial statements reflect all adjustments necessary for a fair presentation of the results of the period presented. The results of operations for the period ended June 30, 1998 are not necessarily indicative of the results to be expected for the full year.

  The financial statements should be read in connection with P&L Coal Group's audited financial statements as of March 31, 1998. Prior to the acquisition, P&L Coal Group represented the combined operations of the same subsidiaries currently owned by P&L Coal.

RECENT ACCOUNTING PRONOUNCEMENTS

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires the recognition of all derivatives as assets or liabilities within the balance sheet, and requires both the derivatives and the underlying exposure to be recorded at fair value. Any gain or loss resulting from changes in fair value will be recorded as part of the results of operations, or as a component of comprehensive income or loss, depending upon the intended use of the derivative. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company is evaluating the requirements of this Statement and has not yet determined the impact of adoption on the financial statements.

  Effective with the quarter ended June 30, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 requires that noncash changes in stockholders' equity be combined with net income and reported in a new financial statement category entitled "comprehensive income." Adoption of SFAS No. 130 had no impact on the results of the Company's operations. The following table sets forth the components of comprehensive loss for the first quarter of fiscal 1999 (in thousands):

        Net loss.......................................... $ (5,287)
        Foreign currency translation adjustment...........   (7,707)
                                                           --------
        Comprehensive loss................................ $(12,994)
                                                           ========

(2) COMMITMENTS AND CONTINGENCIES

  Environmental claims have been asserted against P&L Coal at 17 sites in the U.S. Some of these claims are based on the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and under similar state statutes. The majority of these sites are related to activities of former subsidiaries of the Company.

  P&L Coal's policy is to accrue environmental cleanup related costs of a noncapital nature when those costs are believed to be probable and can be reasonably estimated. The quantification of environmental exposures requires an assessment of many factors, including changing laws and regulations, advancements in environmental technologies, the quality of information available related to specific sites, the assessment stage of each site investigation, preliminary findings, and the length of time involved in remediation or settlement. For certain sites, P&L Coal also assesses the financial capability of other potentially responsible parties and, where allegations are based on tentative findings, the reasonableness of P&L Coal's apportionment. P&L Coal has not anticipated any recoveries from insurance carriers or other potentially responsible third parities in its Consolidated Balance Sheets. The liabilities for environmental cleanup related costs recorded in the Consolidated Balance Sheet at June 30, 1998 were $68.0 million. This amount represents those costs which the Company believes are probable and reasonably estimable. In the event that future remediation expenditures are in excess of amounts accrued, management does not anticipate that they will have a material adverse effect on the financial position, results of operations or liquidity of P&L Coal.

  In addition, P&L Coal at times becomes a party to claims, lawsuits, arbitration proceedings and administrative procedures in the ordinary course of business. Management believes that the ultimate resolution of pending or threatened proceedings will not have a material effect on the financial position, results of operations or liquidity of P&L Coal.

(3) BUSINESS COMBINATIONS


  The acquisition by P&L Coal was funded through borrowings by P&L Coal pursuant to a $920.0 million senior secured term facility, the offerings of $400.0 million aggregate principal amount of Senior Notes and $500.0 million aggregate principal amount of Senior Subordinated Notes and an equity contribution to P&L Coal by Lehman Merchant Banking of $480.0 million. Such amounts were used to pay $2,065.0 million for the equity of the Company, repay debt, increase cash balances and pay transaction fees and expenses incurred with the acquisition. P&L Coal also entered into a $480.0 million senior revolving credit facility to provide for P&L Coal's working capital requirements following the acquisition. The final purchase price is subject to adjustment to the extent the total assets less current liabilities and long-term debt as of March 31, 1998 differ from certain projected balances. This adjustment is not expected to be material to the purchase price and is still being negotiated.

  The acquisition has been accounted for under the purchase method of accounting. Accordingly, the cost to acquire the Company has been allocated to the assets acquired and liabilities assumed according to their respective estimated fair values. The preliminary estimated fair values were determined based on management's estimates.

  The final purchase price allocation is dependent upon certain valuations that have not progressed to a stage where there is sufficient information to make a final allocation. With respect to several valuations, the Company is awaiting additional information that it has arranged to obtain in order to finalize its estimates. The Company intends to continue with its internal reviews regarding asset and liability valuations and also plans to obtain independent appraisals and surveys, as appropriate. In addition, the Company has requested actuarial valuations to support the final adjustments to its employee-related liabilities.

  The purchase accounting adjustments presented below are preliminary, subject to finalization of the purchase price and final management review and fair value determination. Adjustments to the preliminary allocation would likely result in changes to amounts assigned to property, plant, equipment and mine development (including land and coal interests) and, accordingly, could impact depletion, depreciation and amortization charged to future periods. Although not expected to be material, the full impact of the final allocation is not known.

  Below is the Company's historical balance sheet at May 19, 1998, the preliminary purchase accounting adjustments and the preliminary opening balance sheet. The historical balance sheet has been adjusted to include the effects of the financing transactions described above.

                                           HISTORICAL
                                          ADJUSTED FOR
                                           EFFECTS OF   PURCHASE
                                           FINANCING   ACCOUNTING  PRELIMINARY
                                          MAY 19, 1998 ADJUSTMENTS MAY 19, 1998
                                          ------------ ----------- ------------
(IN MILLIONS)
ASSETS

  Total current assets...................   $2,243.6     $(10.0)     $2,233.6
  Property, plant, equipment and mine de-
   velopment, net........................    3,668.2      885.9       4,554.1
  Investments and other assets...........      600.9      100.5         701.4
                                            --------     ------      --------
    Total assets.........................   $6,512.7     $976.4      $7,489.1
                                            ========     ======      ========

LIABILITIES AND STOCKHOLDERS' EQUITY

  Total current liabilities..............   $1,801.2     $ 20.0      $1,821.2
  Long-term debt, less current maturi-
   ties..................................    2,287.8       34.9       2,322.7
  Deferred income taxes..................      662.1      229.8         891.9
  Other noncurrent liabilities...........    1,849.2      124.1       1,973.3
                                            --------     ------      --------
    Total liabilities....................    6,600.3      408.8       7,009.1
  Total stockholders' equity.............      (87.6)     567.6         480.0
                                            --------     ------      --------
    Total liabilities and stockholders'
     equity..............................   $6,512.7     $976.4      $7,489.1
                                            ========     ======      ========

  The preliminary opening balance sheet reflects the acquisition at a purchase price of $2,065.0 million. Preliminary purchase accounting adjustments resulted in a net increase in total assets of $976.4 million. Various assets and liabilities were adjusted to reflect their estimated fair value. The majority of the excess purchase price is reflected as adjustments to the fair value assigned to various land and coal interests and the Company does not anticipate recording any goodwill as a result of the acquisition. The impact of the preliminary adjustments results in an additional deferred income tax liability of $229.8 million.

  The preliminary purchase accounting adjustments include a $40.0 million liability for estimated costs associated with a restructuring plan resulting from the business purchase combination. The estimate is comprised of costs associated with exiting certain activities and consolidating and restructuring certain management and administrative functions and includes costs resulting from a plan to involuntarily terminate or relocate employees. As of June 30, 1998, the Company has finalized its involuntary termination and relocation plan and continues to evaluate the impact of exiting certain activities.

  Costs associated with the exit and restructuring plans are being charged against the liability as incurred. The net cash outlays charged against the liability through June 30, 1998 total approximately $5.9 million. If the ultimate amount of cost expended is less than the amount recorded as a liability, the excess will reduce the cost of the acquisition. Any amount of cost exceeding the amount recorded as a liability will be recorded as an additional element of the cost of the acquisition if determined within the allocation period and, thereafter, will be included as a charge to earnings in the period in which the adjustment is determined.

  The following unaudited pro forma results of operations for the quarter ended June 30, 1998 and 1997 assumes the acquisition had occurred at the beginning of each fiscal year. The pro forma results of P&L Coal would be as follows (dollars in thousands):

                                                             QUARTER   QUARTER
                                                              ENDED     ENDED
                                                             JUNE 30,  JUNE 30,
                                                               1998      1997
                                                             --------  --------
     Total revenues......................................... $555,075  $587,540
     Operating profit....................................... $ 16,111  $ 50,364
     Income (loss) before income taxes...................... $(32,708) $    764
     Net income (loss)...................................... $(28,225) $    571

GUARANTOR INFORMATION

  In accordance with the Purchase Agreement, certain wholly owned U.S. subsidiaries of P&L Coal have fully and unconditionally guaranteed the debt associated with the purchase on a joint and several basis.

  Separate financial statements and other disclosures concerning the Guarantor Subsidiaries are not presented because management believes that such information is not material to investors. The following condensed historical financial statement information is provided for such Guarantor/Non-guarantor Subsidiaries.

                         P&L COAL HOLDINGS CORPORATION

     UNAUDITED SUPPLEMENTAL CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS
                      FOR THE QUARTER ENDED JUNE 30, 1998
                                (IN THOUSANDS)

                          PARENT    GUARANTOR   NON-GUARANTOR
                         COMPANY   SUBSIDIARIES SUBSIDIARIES  ELIMINATIONS CONSOLIDATED
                         --------  ------------ ------------- ------------ ------------
Total revenues.......... $     --    $234,733      $27,934        $--        $262,667
Costs and expenses:
  Operating costs and
   expenses.............       --     197,429       15,318         --         212,747
  Depreciation,
   depletion and
   amortization.........       --      22,049        3,642         --          25,691
  Selling and
   administrative
   expenses.............       --       8,713          245         --           8,958
  Interest expense......   19,701       3,157          296         --          23,154
  Interest income.......     (643)       (374)         (10)        --          (1,027)
                         --------    --------      -------        ---        --------
Income (loss) before
 income taxes...........  (19,058)      3,759        8,443         --          (6,856)
Income tax provision
 (benefit)..............   (5,010)        988        2,453         --          (1,569)
                         --------    --------      -------        ---        --------
Net income (loss)....... $(14,048)   $  2,771      $ 5,990        $--        $ (5,287)
                         ========    ========      =======        ===        ========

                         P&L COAL HOLDINGS CORPORATION

          UNAUDITED SUPPLEMENTAL CONDENSED CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 1998
                                 (IN THOUSANDS)

                                                     NON-
                           PARENT    GUARANTOR    GUARANTOR
                          COMPANY   SUBSIDIARIES SUBSIDIARIES ELIMINATIONS  CONSOLIDATED
                         ---------- ------------ ------------ ------------  ------------
ASSETS
Current assets
  Cash and cash equiva-
   lents................ $   99,913  $   55,564   $   56,085  $        --   $   211,562
  Accounts receivable...        167     213,965      182,694           --       396,826
  Inventories...........        --      219,117       39,608           --       258,725
  Assets from trading
   and price risk man-
   agement activities...        --          --     1,389,577           --     1,389,577
  Other current assets..        --       30,552       10,736           --        41,288
                         ----------  ----------   ----------  ------------  -----------
    Total current as-
     sets...............    100,080     519,198    1,678,700           --     2,297,978
Property, plant, equip-
 ment and mine
 development--at cost...        --    5,706,850      542,264           --     6,249,114
Less accumulated depre-
 ciation, depletion and
 amortization...........        --   (1,405,563)    (189,924)          --    (1,595,487)
                         ----------  ----------   ----------  ------------  -----------
                                --    4,301,287      352,340           --     4,653,627
Investments and other
 assets.................  2,335,725     502,407      115,118   (2,261,232)      692,018
                         ----------  ----------   ----------  ------------  -----------
    Total assets........ $2,435,805  $5,322,892   $2,146,158  $(2,261,232)  $ 7,643,623
                         ==========  ==========   ==========  ============  ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Short-term borrowings
   and current maturi-
   ties of long-term
   debt................. $   16,500  $   21,674   $   50,017  $        --   $    88,191
  Payable to affiliates,
   net..................     11,612     (10,358)      (1,254)          --            --
  Income taxes payable..      7,766     (13,930)       9,486           --         3,322
  Liabilities from trad-
   ing and price risk
   management activi-
   ties.................        --          --     1,041,153           --     1,041,153
  Accounts payable and
   accrued
   expenses.............    105,144     460,132      227,533           --       792,809
                         ----------  ----------   ----------  ------------  -----------
    Total current lia-
     bilities...........    141,022     457,518    1,326,935           --     1,925,475
  Long-term debt, less
   current
   maturities...........  1,827,777     178,948      317,438           --     2,324,163
  Deferred income tax-
   es...................        --      824,401       62,729           --       887,130
  Other noncurrent lia-
   bilities.............        --    2,022,868       16,981           --     2,039,849
                         ----------  ----------   ----------  ------------  -----------
    Total liabilities...  1,968,799   3,483,735    1,724,083           --     7,176,617
Stockholders' equity....    467,006   1,839,157      422,075    (2,261,232)     467,006
                         ----------  ----------   ----------  ------------  -----------
    Total liabilities
     and
     stockholders' equi-
     ty................. $2,435,805  $5,322,892   $2,146,158  $(2,261,232)  $ 7,643,623
                         ==========  ==========   ==========  ============  ===========

                         P&L COAL HOLDINGS CORPORATION

          UNAUDITED SUPPLEMENTAL CONDENSED CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 1998
                                  (IN DOLLARS)

                         PARENT   GUARANTOR   NON-GUARANTOR
                         COMPANY SUBSIDIARIES SUBSIDIARIES  ELIMINATIONS CONSOLIDATED
                         ------- ------------ ------------- ------------ ------------
ASSETS
Current assets
  Cash and cash
   equivalents..........  $1.00     $ --          $ --         $ --         $1.00
                          -----     -----         -----        -----        -----
    Total assets........  $1.00     $ --          $ --         $ --         $1.00
                          =====     =====         =====        =====        =====
LIABILITIES AND STOCKHOLDER'S
 EQUITY
Stockholder's equity....   1.00       --            --           --          1.00
                          -----     -----         -----        -----        -----
    Total liabilities
     and stockholder's
     equity.............  $1.00     $ --          $ --         $ --         $1.00
                          =====     =====         =====        =====        =====

                         P&L COAL HOLDINGS CORPORATION

     UNAUDITED SUPPLEMENTAL CONDENSED STATEMENT OF CONSOLIDATED CASH FLOWS

                      FOR THE QUARTER ENDED JUNE 30, 1998
                                 (IN THOUSANDS)

                            PARENT      GUARANTOR   NON-GUARANTOR
                            COMPANY    SUBSIDIARIES SUBSIDIARIES  ELIMINATIONS CONSOLIDATED
                          -----------  ------------ ------------- ------------ ------------
Net cash provided by
 (used in) operating
 activities.............  $   (18,777)   $ 47,346     $ (9,296)      $ --      $    19,273
                          -----------    --------     --------       -----     -----------
  Additions to property,
   plant, equipment and
   mine development.....          --      (31,819)      (7,724)        --          (39,543)
  Acquisition of P&L
   Coal Subsidiaries....   (1,994,635)        --           --          --       (1,994,635)
  Proceeds from contract
   renegotiations.......          --        1,084          --          --            1,084
  Proceeds from property
   and equipment
   disposals............          --          --            61         --               61
                          -----------    --------     --------       -----     -----------
Net cash used in
 investing activities...   (1,994,635)    (30,735)      (7,663)        --       (2,033,033)
  Repayments of long-
   term debt............          --      (73,143)      (3,050)        --          (76,193)
  Proceeds from long-
   term debt............    1,817,390         --         4,453         --        1,821,843
  Net capital
   contribution.........      398,000         --        82,000         --          480,000
  Invested capital
   transactions with
   affiliates...........      (31,706)     83,583      (51,877)        --              --
                          -----------    --------     --------       -----     -----------
Net cash provided by
 financing activities...    2,183,684      10,440       31,526         --        2,225,650
  Effect of exchange
   rate changes on cash
   and equivalents......          --          --          (328)        --             (328)
                          -----------    --------     --------       -----     -----------
Net increase in cash and
 cash equivalents.......      170,272      27,051       14,239         --          211,562
Cash and cash
 equivalents at
 beginning of period....          --          --           --          --              --
                          -----------    --------     --------       -----     -----------
Cash and cash
 equivalents at end of
 period.................  $   170,272    $ 27,051     $ 14,239       $ --      $   211,562
                          ===========    ========     ========       =====     ===========

(4) SUBSEQUENT EVENT

  On September 30, 1998 the Company and Chaco Energy Company signed an agreement pursuant to which Chaco, as lessee, agreed to prepay non-recoupable advance royalty payments pursuant to certain leased coal reserves in New Mexico. The amount of the prepayment was determined to be $163.4 million; however, Chaco also agreed to convey to the Company its interest in the coal reserve lease and other related mining and contract rights worth $27.5 million. Therefore, the net amount of cash received by the Company was $135.9 million. The Company recognized no gain or loss on the prepayment as the present value of the non-recoupable advance royalty payments was capitalized at the inception of the lease, discounted at 7.0%.

                                 P&L COAL GROUP

             UNAUDITED STATEMENTS OF CONDENSED COMBINED OPERATIONS
                                 (IN THOUSANDS)

                                                     FOR THE PERIOD THREE MONTHS
                                                     APRIL 1, 1998     ENDED
                                                        THROUGH       JUNE 30,
                                                      MAY 19, 1998      1997
                                                     -------------- ------------
REVENUES
  Sales.............................................    $280,680      $519,565
  Other revenues....................................      11,728        67,975
                                                        --------      --------
    Total revenues..................................     292,408       587,540
OPERATING COSTS AND EXPENSES
  Operating costs and expenses......................     246,801       444,589
  Depreciation, depletion and amortization..........      26,218        51,232
  Selling and administrative expenses...............      12,017        24,264
                                                        --------      --------
OPERATING PROFIT....................................       7,372        67,455
  Interest expense..................................      (4,222)       (9,174)
  Interest income...................................       1,667         3,102
                                                        --------      --------
INCOME BEFORE INCOME TAXES..........................       4,817        61,383
  Income tax provision..............................       4,341        14,074
                                                        --------      --------
NET INCOME..........................................    $    476      $ 47,309
                                                        ========      ========



  See accompanying Notes to Unaudited Condensed Combined Financial Statements.

                                 P&L COAL GROUP

                       CONDENSED COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                        UNAUDITED
                                                        ----------
                                                          MAY 19     MARCH 31
                                                           1998        1998
                                                        ----------  ----------
ASSETS
Current assets
  Cash and cash equivalents............................ $   70,359  $   96,821
  Accounts receivable..................................    457,130     326,540
  Receivables from affiliates, net.....................         --     112,763
  Materials and supplies...............................     66,137      67,343
  Coal inventory.......................................    197,369     197,480
  Assets from trading and price risk management
   activities..........................................  1,377,977   1,295,169
  Other current assets.................................     40,108      30,036
                                                        ----------  ----------
    Total current assets...............................  2,209,080   2,126,152
Property, plant, equipment and mine development
  Land and coal interests..............................  3,118,863   3,075,916
  Building and improvements............................    702,032     721,883
  Machinery and equipment..............................  1,401,719   1,441,140
  Less accumulated depreciation, depletion and
   amortization........................................ (1,580,063) (1,565,397)
                                                        ----------  ----------
Property, plant, equipment and mine development, net...  3,642,551   3,673,542
Investments and other assets...........................    551,520     555,540
                                                        ----------  ----------
    Total assets....................................... $6,403,151  $6,355,234
                                                        ==========  ==========
LIABILITIES AND INVESTED CAPITAL
Current liabilities
  Short-term borrowings and current maturities of long-
   term debt........................................... $   73,681  $   46,616
  Payable to affiliates, net...........................     49,899          --
  Income taxes payable.................................      2,996       2,388
  Deferred income taxes................................      3,153       6,036
  Liabilities from trading and price risk management
   activities..........................................  1,032,894     947,467
  Accounts payable and accrued expenses................    671,965     587,674
                                                        ----------  ----------
    Total current liabilities..........................  1,834,588   1,590,181
  Long-term debt, less current maturities..............    559,881     555,660
  Deferred income taxes................................    662,064     661,572
  Accrued reclamation and other environmental
   liabilities.........................................    414,051     416,361
  Workers' compensation obligations....................    258,739     260,895
  Accrued postretirement benefit costs.................    882,336     876,244
  Obligation to industry fund..........................     94,666      97,045
  Other noncurrent liabilities.........................    199,452     209,434
                                                        ----------  ----------
    Total liabilities..................................  4,905,777   4,667,392
Invested capital.......................................  1,497,374   1,687,842
                                                        ----------  ----------
    Total liabilities and invested capital............. $6,403,151  $6,355,234
                                                        ==========  ==========

  See accompanying Notes to Unaudited Condensed Combined Financial Statements.

                                 P&L COAL GROUP

             UNAUDITED STATEMENTS OF CONDENSED COMBINED CASH FLOWS
                                 (IN THOUSANDS)

                                                    FOR THE PERIOD THREE MONTHS
                                                    APRIL 1, 1998-     ENDED
                                                     MAY 19, 1998  JUNE 30, 1997
                                                    -------------- -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income......................................     $    476      $ 47,309
  Adjustments to reconcile net income to net cash
   used in operating activities:
  Depreciation, depletion and amortization........       26,218        51,232
  Deferred income taxes...........................        2,603        10,606
  Amortization of debt discount...................        1,379         2,580
  Net gain on property and equipment disposals....         (328)       (1,774)
  Gain on contract restructurings.................         (300)      (29,000)
  Gain on sale of investments.....................          --         (2,199)
  Unrealized loss on risk management activities...        2,670           --
  Changes in current assets and liabilities,
   excluding effects of acquisitions:
    Accounts receivable...........................     (132,065)      (37,913)
    Materials and supplies........................          881         3,978
    Coal inventory................................       (2,807)       (4,051)
    Other current assets..........................      (10,701)          577
    Accounts payable and accrued expense..........       87,814       (21,347)
    Income taxes payable..........................        1,234            85
  Net assets from trading and price risk
   management activities..........................        2,619       (85,478)
  Accrued reclamation and related liabilities.....       (1,622)        6,793
  Workers' compensation obligations...............       (2,156)       (4,668)
  Accrued postretirement benefit costs............        6,092         3,211
  Obligation to industry fund.....................       (2,379)       (5,853)
  Other, net......................................      (10,186)       20,077
                                                       --------      --------
    Net cash used in operating activities.........      (30,558)      (45,835)
                                                       --------      --------
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant, equipment and mine
 development......................................      (20,950)      (54,965)
Acquisitions and equity investments...............          --        (20,000)
Proceeds from property and equipment disposals....          328         4,575
Proceeds from contract restructurings.............        1,374        30,983
                                                       --------      --------
    Net cash used in investing activities.........      (19,248)      (39,407)
                                                       --------      --------
CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of long-term debt......................      (19,423)     (120,517)
Proceeds from short-term borrowings...............       27,378           --
Proceeds from long-term debt......................       26,219       152,163
Proceeds from notes receivable....................           99           --
Dividends paid....................................     (173,330)          --
Transactions with affiliates:
  Proceeds from affiliated loan...................      141,000           --
  Advances from affiliates........................       21,693        13,662
  Invested capital transactions with affiliates...          --        (26,626)
                                                       --------      --------
    Net cash provided by financing activities.....       23,636        18,682
Effect of exchange rate changes on cash and cash
 equivalents......................................         (292)         (332)
                                                       --------      --------
Net decrease in cash and cash equivalents.........      (26,462)      (66,892)
Cash and cash equivalents at beginning of period..       96,821       281,109
                                                       --------      --------
Cash and cash equivalents at end of period........     $ 70,359      $214,217
                                                       ========      ========

  See accompanying Notes to Unaudited Condensed Combined Financial Statements.

                                P&L COAL GROUP

          NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

  The accompanying condensed combined financial statements include the combined operations and balance sheets of the coal mining business and the U.S. energy trading business held by The Energy Group, PLC (collectively "P&L Coal Group" or the "Company"). These financial statements include the accounts of Peabody Holding Company, Inc. ("Peabody Holding Company"), Gold Fields Mining Corporation ("Gold Fields") which owns Lee Ranch Coal Company ("Lee Ranch"), Citizens Power LLC ("Citizens Power"), Peabody Resources Holdings Pty Ltd. ("Peabody Resources"), an Australian company, which is held by Darex Capital, Inc. and Peabody Australia Ltd. and their majority owned subsidiaries, and certain other accounts of The Energy Group subsidiaries. Darex Capital, Inc. and Peabody Australia Ltd. assets and operations relate solely to their holdings of Peabody Resources.

  Through May 19, 1998, the Company was a wholly owned indirect subsidiary of The Energy Group, PLC. Effective May 20, 1998, the Company was acquired by P&L Coal Holdings Corporation ("P&L Coal"), which at the time was wholly owned by Lehman Merchant Banking Partners II and its affiliates ("Lehman Merchant Banking"), an investment fund affiliated with Lehman Brothers Inc. (see note
6). The transaction was part of the sale of The Energy Group to Texas Utilities Company.

  The accompanying interim financial statements at May 19, 1998 and for the periods ended May 19, 1998, and June 30, 1997, and the notes thereto, are unaudited and do not include all of the disclosures required under generally accepted accounting principles. However, in the opinion of management, these financial statements reflect all adjustments necessary for a fair presentation of the results of the period presented. The results of operations for the period ended May 19, 1998 are not necessarily indicative of the results to be expected for the full year.

  The financial statements should be read in connection with the Company's audited combined financial statements for the year ended March 31, 1998, the six months ended March 31, 1997 and the years ended September 30, 1996 and 1995.

(2) BUSINESS COMBINATIONS

  In May 1997, the Company acquired all of the ownership interests in Citizens Lehman Power L.L.C. ("Citizens Power") and its subsidiaries. Citizens Power, located in Boston, Massachusetts, markets and trades electric power and energy-related commodity risk management products.

  The purchase consideration was $20.0 million in cash, plus up to a maximum of $100.0 million of additional consideration based upon specific calculations related to increases in net asset value calculated at various dates over a five-year period ending March 31, 2002. The contingent payments are reflected in the financial statements as additional goodwill when the contingency is determined and the additional consideration becomes payable.

  As a result of the change of ownership control, the purchase consideration was calculated as $100.0 million as of May 20, 1998 with a net present value of $92.0 million. Subsequently, $72.0 million has been paid and $20.0 million is payable on March 31, 2000. Interest, which is payable quarterly, accrues at the London Interbank Offered Rate ("LIBOR") plus 18 basis points.

  The acquisition was accounted for as a purchase and accordingly, the operating results of Citizens Power have been included in the Company's combined financial statements since the date of acquisition. The excess of the aggregate purchase price over the fair market value of net assets acquired of approximately $78.4 million as of May 19, 1998 is being amortized on a straight-line basis over 20 years.

(3) CONTRACT RESTRUCTURING

  In June 1997, a subsidiary of the Company agreed to terminate a coal supply agreement in exchange for a payment of $30.0 million from a customer which resulted in a gain of $29.0 million. This gain is included in "Other revenue" in the statement of Condensed Combined Operations.

(4) COMMITMENTS AND CONTINGENCIES

  Environmental claims have been asserted against the Company at 17 sites in the U.S. Some of these claims are based on the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and under similar state statutes. The majority of these sites are related to activities of former subsidiaries of the Company.

  The Company's policy is to accrue environmental cleanup related costs of a noncapital nature when those costs are believed to be probable and can be reasonably estimated. The quantification of environmental exposures requires an assessment of many factors, including changing laws and regulations, advancements in environmental technologies, the quality of information available related to specific sites, the assessment stage of each site investigation, preliminary findings, and the length of time involved in remediation or settlement. For certain sites, the Company also assesses the financial capability of other potentially responsible parties and, where allegations are based on tentative findings, the reasonableness of the Company's apportionment. The Company has not anticipated any recoveries from insurance carriers or other potentially responsible third parities in its Combined Balance Sheets. The liabilities for environmental cleanup related costs recorded in the Combined Balance Sheets at May 19, 1998 and March 31, 1998 were $68.2 million and $68.6 million, respectively.

  These amounts represent those costs which the Company believes are probable and reasonably estimable. In the event that future remediation expenditures are in excess of amounts accrued, management does not anticipate that they will have a material adverse effect on the combined financial position, results of operations or liquidity of the Company.

  In addition, the Company at times becomes a party to claims, lawsuits, arbitration proceedings and administrative procedures in the ordinary course of business. Management believes that the ultimate resolution of pending or threatened proceedings will not have a material effect on the financial position, results of operations or liquidity of the Company.

(5) INCOME TAX PROVISION

  The income tax rate differs from the U.S. federal statutory rate primarily due to statutory depletion in excess of book depletion and changes in valuation allowances. In addition, the tax rate for the period ended May 19, 1998 was adversely impacted by cash payments to partially fund the Company's employee benefit plans.

(6) SUBSEQUENT EVENTS

  The acquisition of the Company by P&L Coal was funded through borrowings by P&L Coal pursuant to a $920.0 million senior secured term facility, the offerings of $400.0 million aggregate principal amount of Senior Notes and $500.0 million aggregate principal amount of Senior Subordinated Notes and an equity contribution to P&L Coal by Lehman Merchant Banking of $480.0 million. Such amounts were used to pay $2,065.0 million for the equity of the Company, repay debt, increase cash balances and pay transaction fees and expenses incurred with the acquisition. P&L Coal also entered into a $480.0 million senior revolving credit facility to provide for P&L Coal's working capital requirements following the acquisition.

  In accordance with the Purchase Agreement, certain wholly owned U.S. subsidiaries of P&L Coal have fully and unconditionally guaranteed the debt associated with the purchase on a joint and several basis.

  Separate financial statements and other disclosures concerning the Guarantor Subsidiaries are not presented because management has determined that such information is not material to investors. The following condensed historical financial statement information is provided for such Guarantor/Non-guarantor Subsidiaries.

                                 P&L COAL GROUP

       UNAUDITED SUPPLEMENTAL CONDENSED STATEMENTS OF COMBINED OPERATIONS

                   FOR THE PERIOD APRIL 1, 1998--MAY 19, 1998
                                 (IN THOUSANDS)

                                            GUARANTOR   NON-GUARANTOR
                                           SUBSIDIARIES SUBSIDIARIES  COMBINED
                                           ------------ ------------- --------
Total revenues............................   $269,776      $22,632    $292,408
Costs and expenses:
  Operating costs and expenses............    229,403       17,398     246,801
  Depreciation, depletion and amortiza-
   tion...................................     22,475        3,743      26,218
  Selling and administrative expenses.....     11,523          494      12,017
  Interest expense........................      3,856          366       4,222
  Interest income.........................     (1,615)         (52)     (1,667)
                                             --------      -------    --------
Income before income taxes................      4,134          683       4,817
  Income tax provision....................      3,185        1,156       4,341
                                             --------      -------    --------
Net income (loss).........................   $    949      $  (473)   $    476
                                             ========      =======    ========

                                 P&L COAL GROUP

       UNAUDITED SUPPLEMENTAL CONDENSED STATEMENTS OF COMBINED OPERATIONS

                    FOR THE THREE MONTHS ENDED JUNE 30, 1997
                                 (IN THOUSANDS)

                                            GUARANTOR   NON-GUARANTOR
                                           SUBSIDIARIES SUBSIDIARIES  COMBINED
                                           ------------ ------------- --------
Total revenues............................   $519,723      $67,817    $587,540
Costs and expenses:
  Operating costs and expenses............    401,196       43,393     444,589
  Depreciation, depletion and
   amortization...........................     42,910        8,322      51,232
  Selling and administrative expenses.....     23,409          855      24,264
  Interest expense........................      7,717        1,457       9,174
  Interest income.........................     (2,964)        (138)     (3,102)
                                             --------      -------    --------
Income before income taxes................     47,455       13,928      61,383
  Income tax provision....................      9,805        4,269      14,074
                                             --------      -------    --------
Net income................................   $ 37,650      $ 9,659    $ 47,309
                                             ========      =======    ========

                                 P&L COAL GROUP

            UNAUDITED SUPPLEMENTAL CONDENSED COMBINED BALANCE SHEETS

                                  MAY 19, 1998
                                 (IN THOUSANDS)

                                           GUARANTOR   NON-GUARANTOR
                                          SUBSIDIARIES SUBSIDIARIES   COMBINED
                                          ------------ ------------- ----------
ASSETS
Current assets
  Cash and cash equivalents.............   $   28,513   $   41,846   $   70,359
  Accounts receivable...................      229,352      227,778      457,130
  Inventories...........................      220,503       43,003      263,506
  Assets from trading and price risk
   management activities................          --     1,377,977    1,377,977
  Other current assets..................       29,014       11,094       40,108
                                           ----------   ----------   ----------
    Total current assets................      507,382    1,701,698    2,209,080
Property, plant, equipment and mine
 development--at cost...................    4,668,138      554,476    5,222,614
Less accumulated depreciation, depletion
 and amortization.......................   (1,385,879)    (194,184)  (1,580,063)
                                           ----------   ----------   ----------
                                            3,282,259      360,292    3,642,551
Investments and other assets............      472,662       78,858      551,520
                                           ----------   ----------   ----------
    Total assets........................   $4,262,303   $2,140,848   $6,403,151
                                           ==========   ==========   ==========
LIABILITIES AND INVESTED CAPITAL
Current liabilities
Short-term borrowings and current
 maturities of long-term debt...........   $   21,749   $   51,932   $   73,681
  Payable to affiliates, net............       (1,269)      51,168       49,899
  Income taxes payable..................       (5,836)       8,832        2,996
  Liabilities from trading and price
   risk management activities...........          --     1,032,894    1,032,894
  Accounts payable and accrued
   expenses.............................      392,273      282,845      675,118
                                           ----------   ----------   ----------
    Total current liabilities...........      406,917    1,427,671    1,834,588
  Long-term debt, less current
   maturities...........................      242,931      316,950      559,881
  Deferred income taxes.................      596,834       65,230      662,064
  Other noncurrent liabilities..........    1,831,628       17,616    1,849,244
                                           ----------   ----------   ----------
    Total liabilities...................    3,078,310    1,827,467    4,905,777
  Invested capital......................    1,183,993      313,381    1,497,374
                                           ----------   ----------   ----------
    Total liabilities and invested
     capital............................   $4,262,303   $2,140,848   $6,403,151
                                           ==========   ==========   ==========

                                 P&L COAL GROUP

            UNAUDITED SUPPLEMENTAL CONDENSED COMBINED BALANCE SHEETS

                                 MARCH 31, 1998
                                 (IN THOUSANDS)

                                           GUARANTOR   NON-GUARANTOR
                                          SUBSIDIARIES SUBSIDIARIES   COMBINED
                                          ------------ ------------- ----------
ASSETS
Current assets
  Cash and cash equivalents.............   $   83,812   $   13,009   $   96,821
  Accounts receivable...................      211,383      115,157      326,540
  Receivables from affiliates, net......      142,961      (30,198)     112,763
  Inventories...........................      219,598       45,225      264,823
  Assets from trading and price risk
   management activities................           --    1,295,169    1,295,169
  Other current assets..................       21,483        8,553       30,036
                                           ----------   ----------   ----------
    Total current assets................      679,237    1,446,915    2,126,152
Property, plant, equipment and mine
 development--at cost...................    4,649,463      589,476    5,238,939
Less accumulated depreciation, depletion
 and amortization.......................   (1,359,442)    (205,955)  (1,565,397)
                                           ----------   ----------   ----------
                                            3,290,021      383,521    3,673,542
Investments and other assets............      475,725       79,815      555,540
                                           ----------   ----------   ----------
    Total assets........................   $4,444,983   $1,910,251   $6,355,234
                                           ==========   ==========   ==========
LIABILITIES AND INVESTED CAPITAL
Current liabilities
  Short-term borrowings and current ma-
   turities of long-term debt...........   $   21,844   $   24,772   $   46,616
  Income taxes payable..................       (5,915)       8,303        2,388
  Deferred income taxes.................        6,036           --        6,036
  Liabilities from trading and price
   risk management activities...........           --      947,467      947,467
  Accounts payable and accrued ex-
   penses...............................      426,930      160,744      587,674
                                           ----------   ----------   ----------
    Total current liabilities...........      448,895    1,141,286    1,590,181
  Long-term debt, less current maturi-
   ties.................................      241,921      313,739      555,660
  Deferred income taxes.................      591,114       70,458      661,572
  Other noncurrent liabilities..........    1,839,416       20,563    1,859,979
                                           ----------   ----------   ----------
    Total liabilities...................    3,121,346    1,546,046    4,667,392
Invested capital........................    1,323,637      364,205    1,687,842
                                           ----------   ----------   ----------
    Total liabilities and invested capi-
     tal................................   $4,444,983   $1,910,251   $6,355,234
                                           ==========   ==========   ==========

                                 P&L COAL GROUP

       UNAUDITED SUPPLEMENTAL CONDENSED STATEMENTS OF COMBINED CASH FLOWS

                   FOR THE PERIOD APRIL 1, 1998-MAY 19, 1998
                                 (IN THOUSANDS)

                                           GUARANTOR   NON-GUARANTOR
                                          SUBSIDIARIES SUBSIDIARIES  COMBINED
                                          ------------ ------------- ---------
Net cash provided by (used in) operating
 activities.............................   $ (43,766)    $ 13,208    $ (30,558)
                                           ---------     --------    ---------
Additions to property, plant, equipment
 and mine development...................     (13,582)      (7,368)     (20,950)
Proceeds from property and equipment
 disposals..............................         308           20          328
Proceeds from contract restructurings...       1,374           --        1,374
                                           ---------     --------    ---------
  Net cash used in investing
   activities...........................     (11,900)      (7,348)     (19,248)
Repayments of long-term debt............        (464)     (18,959)     (19,423)
Proceeds from short-term borrowings.....          --       27,378       27,378
Proceeds from long-term debt............          --       26,219       26,219
Proceeds from notes receivable..........          --           99           99
Dividends paid..........................    (141,000)     (32,330)    (173,330)
Transactions with affiliates:
 Proceeds from affiliated loan..........     141,000           --      141,000
 Advances from affiliates...............         831       20,862       21,693
                                           ---------     --------    ---------
  Net cash provided by financing
   activities...........................         367       23,269       23,636
Effect of exchange rate changes on cash
 and cash equivalents...................          --         (292)        (292)
                                           ---------     --------    ---------
Net increase (decrease) in cash and cash
 equivalents............................     (55,299)      28,837      (26,462)
Cash and cash equivalents at beginning
 of period..............................      83,812       13,009       96,821
                                           ---------     --------    ---------
Cash and cash equivalents at end of
 period.................................   $  28,513     $ 41,846    $  70,359
                                           =========     ========    =========

                                 P&L COAL GROUP

       UNAUDITED SUPPLEMENTAL CONDENSED STATEMENTS OF COMBINED CASH FLOWS

                    FOR THE THREE MONTHS ENDED JUNE 30, 1997

                                 (IN THOUSANDS)

                                            GUARANTOR   NON-GUARANTOR
                                           SUBSIDIARIES SUBSIDIARIES  COMBINED
                                           ------------ ------------- --------
Net cash provided by (used in) operating
 activities..............................    $ 28,189     $ (74,024)  $(45,835)
                                             --------     ---------   --------
Additions to property, plant, equipment
 and mine development....................     (44,607)      (10,358)   (54,965)
Acquisitions and equity investments......     (20,000)           --    (20,000)
Proceeds from property and equipment
 disposals...............................      30,983            --     30,983
Proceeds from contract restructurings....       4,539            36      4,575
                                             --------     ---------   --------
  Net cash used in investing activities..     (29,085)      (10,322)   (39,407)
Repayments of long-term debt.............     (50,649)      (69,868)  (120,517)
Proceeds from long-term debt.............          --       152,163    152,163
Transactions with affiliates:
 Advances from affiliates................      13,662            --     13,662
 Invested capital transactions with af-
  filiates...............................     (33,165)        6,539    (26,626)
                                             --------     ---------   --------
  Net cash provided by financing activi-
   ties..................................     (70,152)       88,834     18,682
Effect of exchange rate changes on cash
 and cash equivalents....................          --          (332)      (332)
                                             --------     ---------   --------
Net increase (decrease) in cash and cash
 equivalents.............................     (71,048)        4,156    (66,892)
Cash and cash equivalents at beginning of
 period..................................     266,616        14,493    281,109
                                             --------     ---------   --------
Cash and cash equivalents at end of
 period..................................    $195,568     $  18,649   $214,217
                                             ========     =========   ========

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 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                              ------------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................  11
Use of Proceeds..........................................................  25
Capitalization...........................................................  25
Unaudited Pro Forma Condensed Financial Statements.......................  26
Selected Financial Data..................................................  31
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  33
Coal Industry Overview...................................................  49
Business.................................................................  60
Regulatory Matters.......................................................  84
Management...............................................................  90
Ownership of Capital Stock...............................................  97
The Acquisition..........................................................  98
Related Party Transactions............................................... 100
Description of Certain Indebtedness...................................... 102
Description of the Senior Exchange Notes................................. 105
Description of the Senior Subordinated Exchange Notes.................... 138
Plan of Distribution..................................................... 173
Legal Matters............................................................ 173
Experts.................................................................. 174
Available Information.................................................... 174
Glossary of Selected Terms............................................... 175
Organizational Charts.................................................... O-1
Index of Defined Terms................................................... I-1
Index to Financial Statements............................................ F-1


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                                [LOGO] PEABODY

                         P&L COAL HOLDINGS CORPORATION

                            8 7/8% SERIES B SENIOR
                              NOTES DUE 2008 AND
                      9 5/8% SERIES B SENIOR SUBORDINATED
                                NOTES DUE 2008

                              ------------------

                                  PROSPECTUS
                               October 21, 1998

                              ------------------


                                LEHMAN BROTHERS


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